Pursuant to Rule 424(b)(3)
                                       File No. 333-29079




PROSPECTUS

                       Del Monte Corporation
                      Del Monte Foods Company

  Offer to Exchange Series B 12 1/4% Senior Subordinated Notes
    due 2007, which have been registered under the Securities
      Act of 1933, as amended, for any and all outstanding
           12 1/4% Senior Subordinated Notes due 2007


   THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY
           TIME, ON JULY 31, 1997, UNLESS EXTENDED.


          Del Monte Corporation, a New York Corporation ("DMC"), and Del Monte Foods Company, a Maryland Corporation ("DMFC"), hereby offer, upon the terms and subject to the conditions set forth in this Prospectus and the accompanying letter of transmittal (the "Letter of Transmittal" and such offer being the "Exchange Offer"), to exchange Series B 12 1/4% Senior Subordinated Notes due 2007 of DMC (the "New Notes"), which are guaranteed by DMFC and which have been registered under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to a Registration Statement of which this Prospectus is a part, for an equal principal amount of outstanding 12 1/4% Senior Subordinated Notes due 2007 of DMC (the "Old Notes"), which are guaranteed by DMFC and of which $150,000,000 aggregate principal amount is outstanding as of the date hereof. The New Notes and the Old Notes are collectively referred to herein as the "Notes."


           Any and all Old Notes that are validly tendered and not withdrawn on or prior to 5:00 P.M., New York City time, on the date the Exchange Offer expires, which will be July 31, 1997 (30 calendar days following the commencement of the Exchange Offer) unless the Exchange Offer is extended (such date, including as extended, the "Expiration Date"), will be accepted for exchange. Tenders of Old Notes may be withdrawn at any time prior to 5:00 P.M., New York City time on the Expiration Date. The Exchange Offer is not conditioned upon any minimum principal amount of Old Notes being tendered for exchange. However, the Exchange Offer is subject to certain customary conditions, which may be waived by DMC or DMFC, and to the terms of the Registration Rights Agreement, dated as of April 18, 1997, by and among DMC, DMFC and BT Securities Corporation, Bankers Trust International plc, BancAmerica Securities, Inc. and Bear, Stearns & Co. Inc. (the "Initial Purchasers") (the "Registration Rights Agreement"). Old Notes may be tendered only in integral multiples of $1,000. See "The Exchange Offer."


           The New Notes will be entitled to the benefits of the same Indenture (as defined herein) that governs the Old Notes and that will govern the New Notes. The form and terms of the New Notes are the same in all material respects as the form and terms of the Old Notes, except that the interest rate step-up provisions will be inoperative and that the New Notes have been registered under the Securities Act and therefore will not bear legends restricting the transfer thereof. See "The Exchange Offer" and "Description of the New Notes."

           The New Notes will be represented by permanent global notes in fully registered form and will be deposited with, or on behalf of, The Depository Trust Company ("DTC") and registered in the name of a nominee of DTC. Beneficial interests in the permanent global notes will be shown on, and transfers thereof will be effected through, records maintained by DTC and its participants.

           Based on interpretations by the staff of the Securities and Exchange Commission (the "Commission"), as set forth in no-action letters issued to third parties, including Exxon Capital Holdings Corporation, SEC No-Action Letter (available May 13, 1988), Morgan Stanley & Co. Incorporated, SEC No-Action Letter (available June 5, 1991) and Shearman & Sterling, SEC No-Action Letter (available July 2, 1993) (collectively, the "Exchange Offer No-Action Letters"), DMC and DMFC believe that the New Notes issued pursuant to the Exchange Offer may be offered for resale, resold or otherwise transferred by each holder (other than a broker-dealer who acquires such New Notes directly from DMC or DMFC for resale pursuant to Rule 144A under the Securities Act or any other available exemption under the Securities Act and other than any holder that is an "affiliate" (as defined in Rule 405 under the Securities Act) of DMC or DMFC) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Notes are acquired in the ordinary course of such holder's business and such holder is not engaged in, and does not intend to engage in, a distribution of such New Notes and has no arrangement with any person to participate in a distribution of such New Notes. By tendering Old Notes in exchange for New Notes, each holder, other than a broker-dealer, will represent to DMC and DMFC that: (i) it is not an affiliate (as defined in Rule 405 under the Securities Act) of DMC or DMFC; (ii) it is not a broker-dealer tendering Old Notes acquired for its own account directly from DMC or DMFC; (iii) any New Notes to be received by it will be acquired in the ordinary course of its business; and
(iv) it is not engaged in, and does not intend to engage in, a distribution of such New Notes and has no arrangement or understanding to participate in a distribution of New Notes. If a holder of Old Notes is engaged in or intends to engage in a distribution of New Notes or has any arrangement or understanding with respect to the distribution of New Notes to be acquired pursuant to the Exchange Offer, such holder may not rely on the applicable interpretations of the staff of the Commission and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any secondary resale transaction.
      (continued on next page)

                         ---------------


           FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE
CONSIDERED BY PARTICIPANTS IN THE EXCHANGE OFFER, SEE "RISK
FACTORS" BEGINNING ON PAGE 16 OF THIS PROSPECTUS.


                         ---------------

           THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                         ---------------


          THE DATE OF THIS PROSPECTUS IS JULY 1, 1997

(continued from cover page)

           Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer (a "Participating Broker-Dealer") must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a Participating Broker-Dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such Participating Broker-Dealer as a result of market-making activities or other trading activities. Pursuant to the Registration Rights Agreement, DMC and DMFC have agreed that they will make this Prospectus available to any Participating Broker-Dealer for a period of time not to exceed 180 days after the Registration Statement is declared effective (subject to extension under certain circumstances) for use in connection with any such resale. See "Plan of Distribution."

           Neither DMC nor DMFC will receive any proceeds from this offering. DMC and DMFC have agreed to pay the expenses of the Exchange Offer. No underwriter is being utilized in connection with the Exchange Offer.

           THE EXCHANGE OFFER IS NOT BEING MADE TO, NOR WILL DMC OR DMFC ACCEPT SURRENDERS FOR EXCHANGE FROM, HOLDERS OF OLD NOTES IN ANY JURISDICTION IN WHICH THE EXCHANGE OFFER OR THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE SECURITIES AND BLUE SKY LAWS OF SUCH JURISDICTION.

           The Old Notes have been designated as eligible for trading in the Private Offerings, Resale and Trading through Automated Linkages market. Prior to this Exchange Offer, there has been no public market for the New Notes. If such a market were to develop, the New Notes could trade at prices that may be higher or lower than their principal amount. Neither DMC nor DMFC intends to apply for listing of the New Notes on any securities exchange or for quotation of the New Notes on The Nasdaq Stock Market's National Market or otherwise. The Initial Purchasers have previously made a market in the Old Notes, and DMC and DMFC have been advised that the Initial Purchasers currently intend to make a market in the New Notes, as permitted by applicable laws and regulations, after consummation of the Exchange Offer. The Initial Purchasers are not obligated, however, to make a market in the Old Notes or the New Notes and any such market making activity may be discontinued at any time without notice at the sole discretion of the Initial Purchasers. There can be no assurance as to the liquidity of the public market for the New Notes or that any active public market for the New Notes will develop or continue. If an active public market does not develop or continue, the market price and liquidity of the New Notes may be adversely affected. See "Risk Factors--Absence of a Public Market for the New Notes."

                      AVAILABLE INFORMATION


      DMC and DMFC have not been subject to the periodic reporting and other informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). DMC and DMFC became subject to such requirements upon the effectiveness of the Registration Statement (as defined herein). Pursuant to the indenture by and among DMC (as issuer), DMFC (as guarantor) and Marine Midland Bank (as trustee), dated as of April 18, 1997, DMC has agreed to file with the Commission and provide to the holders of the Old Notes annual reports and the information, documents and other reports which are required to be delivered pursuant to Sections 13 and 15(d) of the Exchange Act.


      This Prospectus constitutes a part of a registration statement on Form S-4 (together with all amendments and exhibits, the "Registration Statement") filed by DMC and DMFC with the Commission, through the Electronic Data Gathering, Analysis and Retrieval System ("EDGAR"), under the Securities Act, with respect to the New Notes offered hereby. This Prospectus omits certain of the information contained in the Registration Statement, and reference is hereby made to the Registration Statement for further information with respect to DMC, DMFC and the securities offered hereby. Although statements concerning and summaries of certain documents are included herein, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. These documents may be inspected without charge at the office of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and copies may be obtained at fees and charges prescribed by the Commission. Copies of such materials may also be obtained from the Web site that the Commission maintains at http://www.sec.gov.

          INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      All reports and any definitive proxy or information statements filed by DMC or DMFC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the New Notes offered hereby shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated herein by reference, or contained in this Prospectus, shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.



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


                        PROSPECTUS SUMMARY

      THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS, INCLUDING THE NOTES THERETO, APPEARING ELSEWHERE IN THIS PROSPECTUS. AS USED THROUGHOUT THIS PROSPECTUS, UNLESS THE CONTEXT OTHERWISE REQUIRES, "DMC" MEANS DEL MONTE CORPORATION, A NEW YORK CORPORATION, "DMFC" MEANS DEL MONTE FOODS COMPANY, A MARYLAND CORPORATION AND THE PARENT OF DMC, AND THE "COMPANY" OR "DEL MONTE" MEANS DMC AND DMFC, TOGETHER WITH EACH OF THEIR DIRECT AND INDIRECT SUBSIDIARIES. REFERENCES HEREIN TO FISCAL YEARS AND QUARTERS ARE TO THE COMPANY'S FISCAL YEAR (WHICH ENDS ON JUNE 30) AND RELATED FISCAL QUARTERS (WHICH END ON THE LAST SUNDAY OF SEPTEMBER, DECEMBER AND MARCH). UNLESS OTHERWISE INDICATED, REFERENCES HEREIN TO U.S. MARKET SHARE DATA ARE TO CASE VOLUME AND ARE BASED UPON DATA PROVIDED TO THE COMPANY BY A.C. NIELSEN & CO. ("NIELSEN"), AN INDEPENDENT MARKET RESEARCH FIRM. MARKET SHARE DATA FOR CANNED VEGETABLES AND CUT TOMATO PRODUCTS INCLUDE ONLY THOSE CATEGORIES IN WHICH THE COMPANY COMPETES. SUCH DATA FOR CANNED FRUIT INCLUDE THOSE CATEGORIES IN WHICH THE COMPANY COMPETES OTHER THAN THE "SPECIALTY" CATEGORY. SEE "BUSINESS--GENERAL." WITH RESPECT TO MARKET SHARE DATA USED HEREIN, THE TERM CALENDAR 1996 REFERS TO THE 52-WEEK PERIOD ENDED DECEMBER 28, 1996.

                            The Company

General

      The Company is the largest producer and distributor of canned vegetables and canned fruit in the United States with net sales in excess of $1 billion in fiscal 1996. In calendar 1996, the Company had domestic market shares of 20.1% of canned vegetable products and 38.1% of canned fruit products. The Company's market share in canned vegetables is larger than the market share of the Company's two largest branded competitors combined and its market share of canned fruit is larger than the fruit market share of all other branded competitors combined. In addition, the Company enjoys strong market shares in various cut tomato product categories.

      The Del Monte brand name, which has been in existence since 1892, is one of the leading brand names in the food industry and maintains a reputation for premium quality. Del Monte brand products are found in substantially all chains and independent grocery stores throughout the United States, with the average supermarket carrying approximately 100 Del Monte brand items. The Company estimates that Del Monte brand products are purchased by over 80% of U.S. households and that the Del Monte brand is recognized by 96% of all consumers of products in the Company's categories. The Del Monte brand has the highest unaided brand awareness of any canned food brand in the United States. As the brand leader in three major processed food categories (canned vegetables, fruit and cut tomato products), the Company has a multi-category presence that management believes provides it with a competitive advantage in selling to the retail grocery industry.

      The Company sells its products to national chains and wholesalers through a nationwide sales network consisting primarily of independent food brokers. The Company's direct sales force also sells Del Monte products to warehouse club stores ("Warehouse Clubs"), selected mass merchandisers such as Wal-Mart and Kmart ("Mass Merchandisers") and larger mass merchandising outlets that include full grocery sections ("Supercenters"). In addition, the Company sells its products to the foodservice industry, food processors and the military through different independent food brokers. The Company also exports a small percentage of its products to certain foreign countries directly and through independent exporters based in the United States.

      The Company has over 2,500 contracts to purchase vegetables and fruit from individual growers and cooperatives located in various geographic regions of the United States, principally the Midwest, the Northwest, California and Texas. This diversity of sourcing helps insulate the Company from localized disruptions during the growing season, such as weather conditions, that can affect the price and supply of vegetables and fruit.

      The Company owns a number of registered and unregistered trademarks that it uses in conjunction with its business, including the trademarks Del Monte(R), FreshCut(TM), Snack Cups(R), Fruit Cup(R), Fruit Naturals(R) and Del Monte LITE(R). In connection with and subsequent to the acquisition of the Company from RJR Nabisco Inc. ("RJR Nabisco") in 1990 (the "RJR Nabisco Sale"), the Company granted various perpetual, royalty-free licenses for the use of the Del Monte name and trademark, generally outside of the United States. The licensees of the Del Monte name and trademark include Del Monte Foods International Limited ("Del Monte Europe"), Kikkoman Corporation ("Kikkoman"), Fresh Del Monte Produce, N.V. ("Fresh Del Monte"), affiliates of RJR Nabisco and Yorkshire Dried Fruit & Nuts, Inc. ("Yorkshire"). Neither Del Monte Europe nor Fresh Del Monte is an affiliate of the Company.

      In fiscal 1994, 1995 and 1996, the Company invested an aggregate of approximately $55 million of capital in its domestic operating facilities. The Company believes that the efficiency of its fully-integrated production facilities, its proprietary seed varieties and its bulk supply agreements make it one of the lowest-cost producers of canned vegetables, fruit and cut tomato products in the United States.

      DMC was incorporated under the laws of the State of New York in 1978. DMFC, then known as DMPF Holdings Corp., was incorporated under the laws of the State of Maryland in 1989. DMC and DMFC each maintains its principal executive office at One Market, San Francisco, California 94105, and their telephone number is (415) 247-3000. DMC is a wholly owned subsidiary of DMFC.

Competitive Strengths

      Management believes that the following elements contribute to the Company's position as a leading producer and distributor of canned vegetables, fruit and cut tomato products in the United States and provide a solid foundation for the Company's business strategy.

     -  Significant Market Share and Strong Brand Name
        Recognition--In calendar 1996, the Company had domestic market shares of 20.1% of canned vegetable products and 38.1% of canned fruit products. The Company's market share in canned vegetables is larger than the market share of the Company's two largest branded competitors combined and its market share in canned fruit is larger than the market share of all other branded competitors combined. In addition, the Company had a 25.4% market share in the fastest growing segment of the solid tomato market, the cut tomato segment. The Del Monte brand name, which has been in existence since 1892, is one of the leading brand names in the food industry, and has the highest unaided brand awareness of any canned food brand in the United States. As a result of its brand leadership, the Company has a multi-category presence that management believes provides it with a competitive advantage in selling to the grocery industry. Del Monte brand products are found in substantially all grocery chains in the United States, with the average supermarket carrying approximately 100
        Del Monte brand items. The Company estimates that Del
        Monte brand products are purchased by over 80% of U.S. households and that the Del Monte brand name is recognized by 96% of all consumers of products in the Company's categories.

                                 Calendar 1996 Market Share
                      ----------------------------------------------------
                      Market                    Next Leading Branded
Category              Position(a)  Percentage   Competitor's Percentage(a)
--------              -----------  ----------   --------------------------
  Canned Vegetables...  #1          20.1%         12.5% (Green Giant)
  Canned Fruit........  #1          38.1%         12.0% (Libby's)
  Canned Cut Tomato
  Products............  #1          25.4%         10.8% (Hunt's)

  ----------------------
  (a) Excludes private label.

      - Improving EBITDA and EBITDA Margins--The Company's established market position, strong brand recognition, pricing strategy and significant cost reduction efforts have allowed it to achieve consistent and improving EBITDA (as defined) and EBITDA margins. EBITDA (giving effect to the sale of the Divested Operations (as defined)) for fiscal 1994, 1995 and 1996 was $63 million, $76 million and $92 million, respectively. EBITDA margins for the same periods were 5.7%, 6.9% and 8.6%, respectively.


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     -  Extensive National Sales and Distribution System--The
        Company's extensive sales and distribution network, which is responsible for the distribution of finished goods to over 2,400 customer destinations nationwide, gives Del Monte a nationwide presence. The Company's national sales and distribution network enables it to compete with other national brands and regional competitors, and to introduce new products on a regional or national basis. The Company operates six strategically-situated distribution centers offering customers a variety of services. Management believes that the Company's distribution system is an important contributor to the Company's success and provides the Company with a competitive advantage over regional and private label competitors.

      - Low Cost Producer--Management believes that the Company is one of the lowest cost producers of canned vegetables, fruit and cut tomatoes in the United States as a result of its raw product sourcing diversity, proprietary seed varieties, modern processing equipment, labeling, packaging, warehousing and distribution efficiencies and strategic alliances with suppliers.

      - Agricultural Expertise and Grower Relationships--The Company has developed proprietary vegetable seed varieties in order to increase agricultural and cannery yields and to improve product flavor and quality. The Company contracts with experienced growers who cultivate these varieties on prime agricultural land proximate to the Company's processing facilities. In many cases, the Company has had and continues to have long-term relationships with such growers.

      - Experienced Management Team--In connection with the Recapitalization (as defined herein), two veteran managers with extensive food industry experience, Richard
        G. Wolford and Wesley J. Smith, joined the Company as Chief Executive Officer and Chief Operating Officer, respectively. The Company's prior Co-Chief Executive Officers will remain with the Company as consultants during a transition period following the Recapitalization. Mr. Wolford has 30 years of experience in the food industry, 20 of which were with Dole Foods. He was president of Dole Packaged Foods from 1982 to 1987. During Mr. Wolford's tenure at Dole, Dole experienced increased profitability, sales volume and market share. Mr. Wolford played a key role in redefining the Dole brand and expanding the range of products sold under the brand. From 1988 to 1996, he was Chief Executive Officer of HK Acquisition Corp. where he developed food industry investments with venture capital investors and managed the investor-owned companies. Mr. Smith has 25 years of experience in the food industry, 23 of which were at Dole Foods, where he oversaw the building of Dole's domestic fresh pineapple business and the restructuring of Dole's sizable Hawaiian operations. In addition, Mr. Smith was responsible for establishing Dole's juice business with minimal capital investment.

Business Strategy

      In fiscal 1996, the Company began development of a new business strategy designed to improve profitability, enhance the Company's leadership position in the industry, increase spending efficiencies and strengthen the Company's ability to manage anticipated future growth. The key elements of this new business strategy are discussed below.

      - New Pricing--In the retail grocery market, pricing tends to be set by the branded leader with other brand and private label price levels being set using the leading brand as the benchmark. Responding in part to relatively balanced levels of supply and demand, the Company increased prices on its core fruit products in fiscal 1996 and on its core vegetable products in fiscal 1996 and 1997. As anticipated, price increases were initially not matched by competitors, and the Company's market shares in many of its core product categories were eroded by both private label and branded competition. Market shares have now stabilized or improved relative to the lower levels reached after such price increases. Specifically, branded fruit competitors have matched the Company's prices and branded vegetable competitors have increased their prices to more closely approach the Company's higher prices. Management believes that its price levels are sustainable in view of the current price levels of branded competition.



                             4


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      - Trade Promotion Programs--Over the last twelve months,
        the Company has implemented a significant change in its trade promotion strategy. Historically, the Company marketed its products through aggressive periodic trade promotions that represented discounts off list prices for retailers. Many of these promotions required little or no retailer support or performance, resulted in the buildup of retailers' inventories through advance buying, and were not regularly passed through to the consumer in shelf price reductions. Currently, under the Company's "Go-to-Market" strategy, trade spending is based on accruals generated by retailers for each case purchased. These accrued amounts are then paid for retail merchandising events based on each case actually sold to the consumer. Management believes that this performance-based strategy, combined with coordinated promotional efforts undertaken with the retailer, provides more efficient spending that to date has resulted in more efficient merchandising of the Company's products.

      - Consumer Promotion--The Company has also substantially increased its marketing spending targeted directly at consumers and expects to spend $56 million on such marketing in fiscal 1997 (a $44 million increase from fiscal 1996). This strategy, which primarily takes the form of free-standing insert couponing, has helped the Company recapture some of the volume and market share declines that occurred following the price increases.

      - New Product Introductions and Product Line
        Extensions--The Company has focused on developing products designed to take advantage of the Company's presence in existing categories, emphasize existing manufacturing capabilities and leverage the Del Monte brand name. Specifically, the Company recently has introduced Del Monte D'Italia(TM) pasta sauces, flavored diced tomatoes and flavored fruits. The Company has also repositioned certain of its tomato and vegetable products using its FreshCut brand, which emphasizes the freshness of the raw ingredients in these products. In fiscal 1997, the Company introduced the FreshCut line of vegetables and two new FreshCut tomato products. Management believes that the FreshCut concept for vegetables has increased brand perceptions for ingredient freshness, overall quality and taste. In the future, the Company will seek to develop value-added products that reflect consumer demands, such as convenience and quality, and that will benefit from the Del Monte brand and the Company's distribution infrastructure.

      - Increased Penetration of High-Growth Channels of Distribution--Changes in the retail grocery environment have resulted in substantial growth of alternative retailers such as Warehouse Clubs, Mass Merchandisers and Supercenters. The Company believes it is well-positioned to benefit from these changes because these vendors generally seek brand name products with high turnover from category leaders. In addition, vendors in this category generally are attracted to large, technologically sophisticated suppliers such as the Company that have the ability to meet their stringent inventory and shelf management requirements. The Company believes it is currently the leading supplier of canned vegetables and fruits to Wal-Mart's Sam's Club, and is a major supplier to Price/Costco. The Company also believes it is Wal-Mart Supercenters' leading supplier of canned vegetables, fruit and cut tomato products as a group.

      - Customer Alliances--Competitive pressures in the retail food industry are causing many retailers to form alliances with large suppliers such as the Company that are able to provide sophisticated inventory and category management programs. Management believes that the Company is well situated to take advantage of this trend due to the scope of its product offerings and efficient national distribution system, as well as its size and technological capabilities. The Company has formed technological alliances with several key customers and intends to pursue additional alliances. To support these alliances, Del Monte has developed proprietary software systems and programs in category management which enable its customers to free shelf space for higher-margin products, improve inventory management by eliminating redundant or slow-moving products and optimize product positioning on store shelves. Substantially all of the Company's customers that have employed the Company's category management system have increased the Company product sales and shelf space while reducing overall shelf space dedicated to the canned vegetable, fruit and cut tomato categories as a whole. In addition, the Company has developed a proprietary vendor-managed



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        inventory software system through which the Company
        directly manages its customers' inventories of Del Monte branded products. This inventory software is designed to reduce customers' overhead and to enable them to achieve lower average inventory levels while enhancing the Company's opportunities to sell Del Monte products.

Cost Savings and Inventory Management

      In fiscal 1993, the Company instituted a reengineering plan designed to reduce operating costs and enhance the Company's ability to produce and distribute its products. The Company realized approximately $41 million in cumulative cost savings in fiscal 1994 and 1995, principally as a result of this plan. In connection with the Recapitalization, the Company has developed a capital expenditure program that is designed to generate an additional $29 million in annual cost savings to be achieved over the next four years as the initiatives discussed below are completed. In addition, the Company has identified $45 million of potential inventory reductions that it intends to effect. There can be no assurance, however, that such cost savings or inventory reductions will be realized.

      - Manufacturing Improvements--Management currently plans to introduce new processing equipment such as modern high-speed fillers, optical sorting equipment and packaging machinery, each of which is intended to generate cost savings and to help the Company maintain its position as a low cost producer. Such savings would result primarily from decreased labor costs and general production efficiencies.

      - Facility Consolidation--The Company closed two vegetable plants and two distribution centers in fiscal 1994 and another vegetable plant in fiscal 1995. The Company plans to close an additional facility by fiscal 1999, which is expected to generate additional annual savings from reduced hauling charges, improved recoveries and a reduction of fixed costs.

      - Improved Inventory Management--Keeping inventory levels as low as possible will be a key strategic focus of the Company. The Company intends to significantly reduce excess inventories beginning with the 1997 pack, primarily by reducing contracted acreage. The Company is also evaluating a counter-seasonal production strategy comprised of importing fruits from the Southern hemisphere during the North American winter and increased sourcing of vegetables from the Southwest during periods other than the Midwestern harvest season.

                       The Recapitalization

      Pursuant to the Agreement and Plan of Merger, dated as of February 21, 1997 and amended and restated as of April 14, 1997 (the "Merger Agreement"), entered into among TPG Partners, L.P., a Delaware partnership ("TPG"), TPG Shield Acquisition Corporation, a Maryland corporation ("Shield"), and DMFC, Shield merged with and into DMFC (the "Merger"), with DMFC being the surviving corporation. By virtue of the Merger, shares of DMFC's preferred stock having an implied value of approximately $14 million held by certain of DMFC's stockholders were cancelled and were converted into the right to receive common stock of the surviving corporation. All other shares of DMFC stock were cancelled and were converted into the right to receive cash consideration, all as set forth in the Merger Agreement. In connection with the Merger, DMC repaid substantially all of its funded debt obligations existing immediately before the closing of the Merger (the "Debt Retirement"). At March 31, 1997, the aggregate principal amount of DMC's funded indebtedness was $310 million.

      Cash funding requirements for the Recapitalization (which was consummated on April 18, 1997), including the Initial Purchasers' discount in connection with the issuance and sale of the Old Notes and other fees and expenses, totalled $809 million, and were satisfied through the following: (i) a cash equity investment by TPG and other investors of $126 million (the "Common Equity Contribution") in the common stock of Shield; (ii) a cash equity investment by TPG and other investors of $35 million (the "Preferred Equity Contribution," and together with the Common Equity Contribution, the "Equity Contribution") in shares of redeemable preferred stock of Shield (the "Preferred Stock") having the preferences, rights and other terms described under "Capital Stock of DMC and

DMFC"; (iii) $380 million of borrowings under a senior secured term loan facility among the Company, Bank of America National Trust and Savings Association ("BofA") and Bankers Trust Company ("BTCo.") (the "Term Loan Facility"); (iv) $119 million of borrowings under a senior secured revolving credit facility among the Company, BofA and BTCo. (the "Revolving Credit Facility" and, together with the Term Loan Facility, the "Bank Financing"); (v) $147 million from the net proceeds of the offering of the Old Notes (the "Old Note Offering"); and (vi) $2 million of proceeds from the sale of a surplus property. In the Merger, the common stock and the Preferred Stock of Shield were converted into new shares of common stock and preferred stock, respectively, of DMFC.

      The Recapitalization was accounted for as a recapitalization transaction for accounting purposes. The Merger, the Debt Retirement, the Equity Contribution, the Bank Financing and the Old Note Offering are herein referred to collectively as the "Recapitalization." See "The Recapitalization."

                        Texas Pacific Group

      Texas Pacific Group was founded by David Bonderman, James
G. Coulter and William S. Price in 1993 to pursue public and private investment opportunities through a variety of methods, including leveraged buyouts, joint ventures, restructurings, bankruptcies and strategic public securities investments. Texas Pacific Group, through TPG and another investment fund, manages over $3 billion in committed equity capital.

      Prior to the formation of TPG, certain of its principals oversaw the successful investment of more than $1 billion of equity capital from 1982 to 1992 on behalf of Keystone, Inc. (formerly the Robert M. Bass Group), including such transactions as the acquisition of American Savings Bank, Wometco Cable, National Reinsurance Corp. and Bell & Howell. In addition, TPG's principals led the $9 billion reorganization of Continental Airlines in 1993. TPG currently has eleven investments in its portfolio, which, in addition to Del Monte Foods, includes America West Airlines, Allied Waste Industries, Beringer Wine Estates, Favorite Brands International, Denbury Resources, Ducati Motor, Paradyne and Virgin Cinemas.

      The acquisition of the Company was TPG's third major investment in the food and beverage industry in the last two years. In September 1995, TPG acquired the North American marshmallow and confections business of Kraft, which is now called Favorite Brands International. Since the acquisition, Favorite Brands International has acquired five other businesses, quintupling its revenues and making it the fourth largest candy and confections company in the United States. Additionally, in January 1996, TPG acquired Beringer Wine Estates from Nestle, which includes Meridian Vineyards, Napa Ridge and Chateau Souverain. Subsequently, Beringer acquired Chateau St. Jean and Stags' Leap Winery, giving Beringer one of the nation's largest portfolios of premium wineries.

                        The Exchange Offer

Registration Rights
Agreement.................... The Old Notes were issued on April 18,
                              1997 to the Initial Purchasers. The
                              Initial Purchasers placed the Old Notes
                              with institutional investors. In
                              connection therewith, DMC, DMFC and
                              the Initial Purchasers entered into
                              the Registration Rights Agreement,
                              providing, among other things, for
                              the Exchange Offer. See "The
                              Exchange Offer."

The Exchange Offer........... New Notes are being offered in exchange for an equal principal amount of Old Notes.
                              As of the date hereof, $150,000,000
                              aggregate principal amount of Old Notes
                              is outstanding. Old Notes may be tendered only in integral multiples of $1,000.

Resale of New Notes.......... Based on interpretations
                              by the staff of the
                              Commission, as set forth in
                              no-action letters issued to third
                              parties, including the Exchange
                              Offer No-Action Letters, DMC and
                              DMFC believe that the New Notes
                              issued pursuant to the Exchange
                              Offer may be offered for resale,
                              resold or otherwise transferred by
                              each holder thereof (other than a
                              broker-dealer who acquires such New
                              Notes directly from DMC or DMFC for
                              resale pursuant to Rule 144A under
                              the Securities Act or any other
                              available exemption under the
                              Securities Act and other than any
                              holder that is an "affiliate" (as
                              defined under Rule 405 of the
                              Securities Act) of DMC or DMFC)
                              without compliance with the
                              registration and prospectus
                              delivery provisions of the
                              Securities Act, provided that such
                              New Notes are acquired in the
                              ordinary course of such holder's
                              business and such holder is not
                              engaged in, and does not intend to
                              engage in, a distribution of such
                              New Notes and has no arrangement
                              with any person to participate in a
                              distribution of such New Notes. By
                              tendering the Old Notes in exchange
                              for New Notes, each holder, other
                              than a broker-dealer, will
                              represent to DMC and DMFC that: (i)
                              it is not an affiliate (as defined
                              in Rule 405 under the Securities
                              Act) of DMC or DMFC; (ii) it is not
                              a broker-dealer tendering Old Notes
                              acquired for its own account
                              directly from DMC or DMFC; (iii)
                              any New Notes to be received by it
                              were acquired in the ordinary
                              course of its business; and (iv) it
                              is not engaged in, and does not
                              intend to engage in, a distribution
                              of such New Notes and has no
                              arrangement or understanding to
                              participate in a distribution of
                              the New Notes. If a holder of Old
                              Notes is engaged in or intends to
                              engage in a distribution of the New
                              Notes or has any arrangement or
                              understanding with respect to the
                              distribution of the New Notes to be
                              acquired pursuant to the Exchange
                              Offer, such holder may not rely on
                              the applicable interpretations of
                              the staff of the Commission and
                              must comply with the registration
                              and prospectus delivery
                              requirements of the Securities Act
                              in connection with any secondary
                              resale transaction. Each
                              Participating Broker-Dealer that
                              receives New Notes for its own
                              account pursuant to the Exchange
                              Offer must acknowledge that it will
                              deliver a prospectus in connection
                              with any resale of such New Notes.
                              The Letter of Transmittal states
                              that by so acknowledging and by
                              delivering a prospectus, a
                              Participating Broker-Dealer will
                              not be deemed to admit that it is
                              an "underwriter" within the meaning
                              of the Securities Act. This
                              Prospectus, as it may be amended or
                              supplemented from time to time, may
                              be used by a Participating
                              Broker-Dealer in connection with
                              resales of New Notes received in
                              exchange for Old Notes where such
                              Old Notes were acquired by such
                              Participating Broker-Dealer as a
                              result of market-making activities
                              or other trading activities. DMC
                              and DMFC have agreed that they will
                              make this Prospectus available to
                              any Participating Broker-Dealer for
                              a period of time not to exceed 180
                              days after the Registration
                              Statement is declared effective
                              (subject to extension under certain
                              circumstances) for use in
                              connection with any such resale.
                              See "Plan of Distribution." To
                              comply with the securities laws of
                              certain jurisdictions, it may be
                              necessary to qualify for sale or
                              register the New Notes prior to
                              offering or selling such New Notes.
                              DMC and DMFC have agreed, pursuant
                              to the Registration Rights
                              Agreement and subject to certain
                              specified limitations therein, to
                              register or qualify the New Notes
                              for offer or sale under the
                              securities or "blue sky" laws of
                              such jurisdictions as may be
                              necessary to permit the holders of
                              New Notes to trade the New Notes
                              without any restrictions or
                              limitations under the securities
                              laws of the several states of the
                              United States.
Consequences of Failure to
Exchange Old Notes........... Upon consummation of the Exchange Offer, subject to certain exceptions, holders of Old Notes who do not exchange their Old
                              Notes for New Notes in the Exchange
                              Offer will no longer be
                              entitled to registration rights and
                              will not be able to offer or sell
                              their Old Notes, unless such Old Notes
                              are subsequently registered
                              under the Securities Act (which,
                              subject to certain limited
                              exceptions, the Company will have
                              no obligation to do), except
                              pursuant to an exemption from, or
                              in a transaction not subject to,
                              the Securities Act and applicable
                              state securities laws.  See "Risk
                              Factors--Risk Factors Relating to the
                              Notes and the Old Note
                              Offering--Consequences of Failure to Exchange" and "The Exchange Offer--Terms of the Exchange Offer."


Expiration Date.............. 5:00 p.m., New York City time, on July 31,
                              1997 (30 calendar days following the
                              commencement of the Exchange Offer), unless the Exchange Offer is extended, in which case the term "Expiration Date" means the latest date and time to which the Exchange Offer is extended.


Interest on the New Notes.... The New Notes will accrue
                              interest at the applicable
                              per annum rate set forth
                              on the cover page of this
                              Prospectus, from (A) the later of
                              (i) the last interest payment date
                              on which interest was paid on the
                              Old Notes surrendered in exchange
                              therefor or (ii) if the Old Notes
                              are surrendered for exchange on a
                              date subsequent to the record date
                              for an interest payment date to
                              occur on or after the date of such
                              exchange and as to which interest
                              will be paid, the date of such
                              interest payment or (B) if no
                              interest has been paid on the Old
                              Notes, from the Issue Date (as
                              defined herein) of such Old Notes.
                              Interest on the New Notes is
                              payable on April 15 and October 15
                              of each year.
Conditions to the
Exchange Offer................The Exchange Offer is not conditioned upon any minimum principal amount of Old
                              Notes being tendered for exchange.
                              However, the Exchange Offer is
                              subject to certain customary
                              conditions, which may be waived by
                              DMC or DMFC. See "The Exchange
                              Offer--Conditions." Except for the
                              requirements of applicable federal
                              and state securities laws, there
                              are no federal or state regulatory
                              requirements to be complied with or
                              obtained by DMC or DMFC in
                              connection with the Exchange Offer.

Procedures for Tendering
Old Notes.....................Each holder of Old Notes wishing to accept the Exchange Offer must complete, sign
                              and date the Letter of Transmittal,
                              or a facsimile thereof, in
                              accordance with the instructions
                              contained herein and therein, and
                              mail or otherwise deliver such
                              Letter of Transmittal, or such
                              facsimile, together with the Old
                              Notes to be exchanged and any other
                              required documentation to the
                              Exchange Agent (as defined herein)
                              at the address set forth herein or
                              effect a tender of Old Notes
                              pursuant to the procedures for
                              book-entry transfer as provided for
                              herein. See "The Exchange
                              Offer--Procedures for Tendering"
                              and "--Book Entry Transfer."

Guaranteed Delivery
Procedures....................Holders of Old Notes who wish to tender their Old Notes and whose Old Notes are not immediately available or who cannot deliver their Old Notes and a properly completed Letter of
                              Transmittal or any other documents
                              required by the Letter of
                              Transmittal to the Exchange Agent
                              prior to the Expiration Date may
                              tender their Old Notes according to
                              the guaranteed delivery procedures
                              set forth in "The Exchange
                              Offer--Guaranteed Delivery
                              Procedures."

Withdrawal Rights............ Tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date. To withdraw a tender of Old Notes, a written or facsimile transmission notice of withdrawal must be received by the Exchange Agent at its address set forth herein under "The Exchange
                              Offer--Exchange Agent" prior to
                              5:00 p.m., New York City time, on
                              the Expiration Date.

Acceptance of Old Notes
and Delivery of
New Notes.................... Subject to certain conditions, any and all Old Notes that are properly tendered in the Exchange Offer prior to 5:00 p.m., New York City time, on the Expiration Date will be accepted for exchange. The New Notes issued pursuant to the Exchange Offer will be delivered promptly following the Expiration Date. See "The Exchange Offer--Terms of the Exchange
                              Offer."

Certain Tax Considerations... The exchange of New Notes for Old Notes should not be a sale or exchange or
                              otherwise a taxable event for
                              Federal income tax purposes. See
                              "Certain U.S. Federal Income Tax
                              Considerations."

Exchange Agent............... Bankers Trust Company is serving as exchange agent (the "Exchange Agent") in connection with the Exchange Offer.

Fees and Expenses............ All expenses incident to consummation of the Exchange Offer and
                              compliance with the Registration
                              Rights Agreement will be borne by
                              DMC and DMFC. See "The Exchange
                              Offer--Fees and Expenses."

Use of Proceeds.............. There will be no cash proceeds payable to DMC or DMFC from the issuance of
                              the New Notes pursuant to the
                              Exchange Offer. See "Use of
                              Proceeds."

                  Summary of Terms of New Notes

      The Exchange Offer relates to the exchange of up to $150,000,000 aggregate principal amount of Old Notes for up to an equal aggregate principal amount of New Notes. The New Notes will be entitled to the benefits of the same Indenture that governs the Old Notes and that will govern the New Notes. The form and terms of the New Notes are the same in all material respects as the form and terms of the Old Notes, except that interest rate step-up provisions will be inoperative and that the New Notes have been registered under the Securities Act and therefore will not bear legends restricting the transfer thereof. See "Description of the New Notes."

Maturity Date.............    April 15, 2007.

Interest Rate and
Payment Date .............    The New Notes will bear interest at a
                              rate of 12 1/4% per annum. Interest will be payable semi-annually on each April
                              15 and October 15.

Optional Redemption.......    The New Notes will be redeemable, in whole
                              or in part, at the option of DMC on
                              or after April 15, 2002 at the
                              redemption prices set forth herein,
                              plus accrued and unpaid interest to
                              the date of redemption. In
                              addition, prior to April 15, 2000,
                              DMC, at its option, may redeem up
                              to 35% of the aggregate principal
                              amount of the New Notes originally
                              issued with the net cash proceeds
                              of one or more Public Equity
                              Offerings (as defined herein) at
                              the redemption price equal to
                              112.625% of the principal amount
                              thereof, plus accrued and unpaid
                              interest to the date of redemption;
                              provided that at least 65% of the
                              aggregate principal amount of the
                              New Notes originally issued remains
                              outstanding immediately after any
                              such redemption. See "Description
                              of the New Notes--Redemption."

Change of Control.........    Upon a Change of Control (as defined
                              herein), (i) DMC will have the option,
                              at any time on or prior to April 15,
                              2002, to redeem the New Notes, in
                              whole but not in part, at a
                              redemption price equal to 100% of
                              the principal amount thereof, plus
                              the Applicable Premium (as defined
                              herein), together with accrued and
                              unpaid interest, if any, to the
                              date of redemption, and (ii) if DMC
                              does not so redeem the New Notes or
                              if such Change of Control occurs
                              after April 15, 2002, each holder
                              of the New Notes will have the
                              right to require DMC to repurchase
                              such holder's New Notes at a price
                              equal to 101% of the principal
                              amount thereof plus accrued and
                              unpaid interest to the date of
                              repurchase. See "Description of the
                              New Notes--Certain
                              Covenants--Purchase of Notes Upon a
                              Change of Control Triggering
                              Event."

Ranking...................    The New Notes will be general
                              unsecured obligations of DMC and
                              will be subordinated in right of
                              payment to all existing and future
                              Senior Debt (as defined herein) of
                              DMC. The New Notes will rank pari
                              passu with any present and future
                              senior subordinated indebtedness of
                              DMC and will rank senior to all
                              other subordinated indebtedness of
                              DMC. See "Description of the New
                              Notes." As of March 31, 1997, on a
                              pro forma basis and after giving
                              effect to the Recapitalization, DMC
                              would have had approximately $511
                              million of Senior Debt outstanding
                              (exclusive of unused commitments of
                              $194 million).

Covenants.................    The Indenture under which the New Notes
                              will be issued will contain certain
                              covenants that limit the ability of
                              DMC and its subsidiaries to, among
                              other things, incur additional
                              indebtedness, pay dividends or make
                              certain other restricted payments,
                              consummate certain asset sales,
                              enter into certain transactions
                              with affiliates, incur indebtedness
                              that is subordinate in right of
                              payment to any Senior Debt and
                              senior in right of payment to the
                              New Notes, incur liens, impose
                              restrictions on the ability of a
                              subsidiary to pay dividends or make
                              certain payments to DMC and its
                              subsidiaries, merge or consolidate
                              with any other person or sell,
                              assign, transfer, lease, convey or
                              otherwise dispose of all or
                              substantially all of the assets of
                              DMC. See "Description of the New
                              Notes--Certain Covenants."

                          Use of Proceeds

      There will be no cash proceeds payable to DMC or DMFC from the issuance of the New Notes pursuant to the Exchange Offer. The proceeds from the sale of the Old Notes were used for the retirement of debt, to consummate the other components of the Recapitalization and to pay related fees and expenses. See "Use of Proceeds" and "The Recapitalization."

                           Risk Factors

      See "Risk Factors" for a discussion of certain factors that should be considered in evaluating an investment in the Notes.

                Summary Historical Financial Data

      The following table presents summary historical consolidated financial data of the Company. The historical unaudited financial data presented below as of March 31, 1996 and 1997 and for the nine months then ended was derived from interim consolidated financial statements of the Company as of such dates which, in the opinion of management, reflect all adjustments, consisting of only normal, recurring adjustments, necessary for a fair presentation of such data and which have been prepared in accordance with the same accounting principles followed in the presentation of the Company's audited financial statements for the fiscal year ended June 30, 1996. Operating results for the nine months ended March 31, 1997 are not necessarily indicative of results to be expected for the full fiscal year. The summary historical consolidated financial data presented below as of June 30, 1992, 1993, 1994, 1995 and 1996 and for the twelve months then ended were derived from the June 30, 1996 and prior fiscal years' audited consolidated financial statements of the Company and should be read in conjunction with, and are qualified by reference to, the information set forth under "Selected Consolidated Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements of the Company and the related notes thereto, in each case included elsewhere in this Prospectus.

                                                         Nine Months
                                                            Ended
                                                          March 31,
                          Fiscal Year Ended June 30,     (unaudited)

                              1992           1993           1994
                         (Dollars in millions, except per share amounts)
Statement of Operations
Data:

Net sales...........         $1,431          $1,555         $1,499
Cost of sales.......          1,180           1,326          1,275
                             ------           -----          -----
Gross profit........            251             229            224
Selling, advertising,
administrative
and general expenses            173             172            157
Special charges(a)..             15             140             --
                               ----            ----           ----
Operating income(loss)           63            (83)             67
Other (income) expense           (7)             4               8
Loss (gain) on sale of
assets(b)...........             --            (13)            (13)
Interest expense....             74             68              61
                                 ---           ---             ---
Income (loss) before
income taxes, minority
interest, extraordinary
item and cumulative
effect of accounting
change(c)(d)........             (4)         (142)              11
Provision for
income taxes........             10            10                3
Minority interest in
earnings of
subsidiary..........              9             8                5
                                ---            ---              ---
Income (loss)
before extraordinary
item and cumulative
effect of accounting
change(c)(d)........           (23)          (160)               3
Extraordinary loss(c)           35             --               --
Cumulative effect of
accounting change(d)            --             28               --
                               ---            ---              ---
Net income (loss)...          $(58)         $(188)              $3
                                ===           ====              ===
Income (loss) per
common share:
Income (loss) before
extraordinary
item and cumulative
effect of
accounting change
per common
share(e).........            $(159.99)      $(504.36)        $(143.08)
Extraordinary loss..           (82.65)           --               --
Cumulative effect
of accounting
change............               --           (67.34)             --
                                 ----          ------           ----
Net income (loss)
per common
share.............           $(242.64)      $(571.70)        $(143.08)
                             ========         =======        =========


                            1995        1996       1996            1997
                        (Dollars in millions, except per share amounts)


Statement of Operations
Data:

Net sales...........       $1,526     $1,304      $1,018           $934
Cost of sales.......        1,289      1,084         858            733
                            -----      -----        ----            ---
Gross profit........          237        220         160            201
Selling, advertising,
administrative
and general expenses          157        138         116            132
Special charges(a)..           --         --          --             --
                             ----        ----        ----           ---
Operating income(loss)         80         82          44             69
Other (income) expense        (11)         3           1             --
Loss (gain) on sale of
assets(b)...........           --       (107)       (107)             5
Interest expense....           76         67          54             37
                               ---       ---          ---           ---
Income (loss) before
income taxes, minority
interest, extraordinary
item and cumulative
effect of accounting
change(c)(d)........           15        119           96            27
Provision for
income taxes........            2         11           13             2
Minority interest in
earnings of
subsidiary..........            1          3           3             --
                               ---        ---         ---           ---
Income (loss)
before extraordinary
item and cumulative
effect of accounting
change(c)(d)........           12        105          80             25
Extraordinary loss(c)           7         10           9              4
Cumulative effect of
accounting change(d)           --          7           3             --
                              ---         ---         ---           ---
Net income (loss)...           $5        $88         $68            $21
                               ===        ===         ===           ===
Income (loss) per
common share:
Income (loss) before
extraordinary
item and cumulative
effect of
accounting change
per common
share(e).........           $(145.35)   $559.40    47.75         $(117.36)
Extraordinary loss..          (18.34)    (26.39)  (22.17)           (9.77)
Cumulative effect
of accounting
change............               --      (18.14)   (7.60)              --
                               -------    -----     ----            -----
Net income (loss)
per common
share.............          $(163.69)    $14.87   $17.98         $(127.13)
                           ==========     =======  =======        =========

                                                                   Nine Months
                                                                      Ended
                                                                    March 31,
                          Fiscal Year Ended June 30,               (unaudited)

                        1992    1993     1994     1995    1996     1996    1997

                                        (Dollars in millions)

Other Data:

EBITDA(f)...........    $79     $ 62      $63     $76      $92      $51     $87
Depreciation and
amortization (g)....     55       59       35      35       26       19      18
Capital expenditures     42       34       36      24       16        8      12

Selected Ratios:
Ratio of earnings
to fixed charges(h)
 ....................     --       --     1.2x    1.2x     2.6x     2.6x    1.6x
Deficiency of earnings to cover
  fixed charges(h)..     $4      $142      --      --       --      --      --

                                                               At March 31,
                                                               (unaudited)


                                    At June 30,

                      1992    1993     1994      1995      1996     1996   1997

                                        (Dollars in millions)

Balance Sheet Data:
Working capital....  $135     $ 92      $88       $99       $207    $186   $184
Total assets....... 1,215    1,066      936       960        736     763    739
Total debt, including
current maturities..  653      624      569       576        373     396    310
Redeemable preferred
stock...............  216      216      215       215        213     213    213
Redeemable common
stock...............    2        2        2         2          2       2      2
Stockholders' equity
(deficit)........... (195)    (385)    (384)     (393)      (304)   (324)  (257)

----------------------
(a) In March 1992, the Company discontinued its Vegetable Classics line resulting in a $15 million charge to operations. In June 1993, the Company recorded special charges of $140 million, which included $115 million for permanent impairment of acquisition-related intangible assets, including goodwill, and $25 million for facility consolidations.

(b) The Company sold its equity investment in Del Monte Europe in the fiscal quarter ended March 31, 1993 and recognized a $13 million gain. The Company sold its can manufacturing operations in the fiscal quarter ended December 31, 1993 and recognized a $13 million gain. In November 1995, the Company sold its pudding business for $89 million, net of $4 million of related transaction fees. The sale resulted in a gain of $71 million. In March 1996, the Company sold its 50.1% ownership interest in Del Monte Pacific Resources, Ltd. ("Del Monte Philippines") for $100 million, net of $2 million of related transaction fees. The sale resulted in a gain of $52 million, of which $16 million was deferred and $36 million was recognized in fiscal 1996. The purchase price included a premium paid to the Company as consideration for an eight-year supply agreement. The gain associated with the value of the premium was deferred and will be amortized over the term of the agreement. In the fiscal quarter ended December 1996, the Company sold its Mexican subsidiary, Productos Del Monte, S.A. de C.V. and its Central American and Caribbean subsidiaries (collectively, "Del Monte Latin America"). The combined sales price of $50 million, reduced by $1 million of related transaction expenses, resulted in a loss of $5 million. The sales price for Del Monte Latin America is subject to adjustment based on the final balance sheet. The amount of any adjustment to the purchase price is currently in dispute but is not expected to be material. See "Business--Legal Proceedings."

(c) In August 1991, the Company refinanced its then-outstanding term loan and senior subordinated increasing rate note debt. In conjunction with the debt retirement, capitalized debt issue costs of $35 million were written off and accounted for as an extraordinary loss. In June 1995, the Company refinanced its then-outstanding revolving credit facility, term loan and senior secured floating rate notes. In conjunction with this debt retirement, capitalized debt issue costs of $7 million were written off and accounted for as an extraordinary loss. In December 1995 and April 1996, the Company prepaid part of its term loan and senior secured notes. In conjunction with that early debt retirement, the Company recorded an extraordinary loss of $10 million for the early retirement of debt. The extraordinary loss consisted of a $5 million prepayment premium and a $5 million write-off of capitalized debt issue costs related to the early retirement of debt. In September 1996, the Company repurchased its outstanding Subordinated Guaranteed PIK Notes due 2002 (the "PIK Notes") in an aggregate principal amount of $102 million and concurrently exchanged essentially all remaining PIK Notes for new notes in an aggregate principal amount of $156 million (the "1996 PIK Notes"). In conjunction with this repurchase and exchange, capitalized debt issue costs of $4 million, net of a discount on the PIK Notes, were written off and accounted for as an extraordinary loss.

(d) Effective July 1, 1992, the Company adopted SFAS No. 106, "Employers' Accounting for Post-Retirement Benefits Other Than Pensions." The Company elected to recognize this change in accounting on the immediate recognition basis. The cumulative effect of adopting SFAS No. 106 resulted in a charge to fiscal 1993 net earnings of $28 million. Effective July 1, 1995, the Company adopted SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." The cumulative effect of adopting SFAS No. 121 resulted in a charge to fiscal 1996 net earnings of $7 million, of which $3 million had been recognized through March 31, 1996.

(e) Net income (loss) attributed to common shares is computed as net income (loss) reduced by the cash and in-kind dividends for the period on redeemable preferred stock.

(f) EBITDA represents income (loss) before provision for income taxes, minority interest, extraordinary item, and cumulative effect of accounting change, plus interest expense and special charges, depreciation and amortization expense and other one-time and non-cash charges, less gains (losses) on sales of assets and the results of the Divested Operations (as defined). EBITDA is not presented as an alternative measure of operating income or cash flow from operations (both as determined in accordance with generally accepted accounting principles) but rather to provide additional information related to the ability of the Company to service debt. In fiscal 1992, other one-time and non-cash charges included $9 million related to insurance settlement proceeds and $18 million of amortization associated with intangible assets subsequently written off. In fiscal 1993, non-cash charges of $19 million represented amortization of intangible assets subsequently written off. In fiscal 1994, other one-time and non-cash charges included $1 million of fees related to a terminated transaction, $1 million related to write-offs of labels due to new labeling laws and $6 million of benefit plan charges. For fiscal 1995, EBITDA excludes $26 million received in connection with a terminated transaction, $4 million paid by the Company to terminate its alliance with Pacific Coast Producers ("PCP") and $7 million related to the termination of a management equity plan. For fiscal 1996 and for the nine months ended March 31, 1996, other one-time charges included $3 million for relocation costs and $6 million of costs associated with a significant headcount reduction.

(g) Depreciation and amortization exclude amortization of $5 million, $8 million, $5 million, $5 million and $5 million of deferred debt issue costs for fiscal 1992, 1993, 1994, 1995 and 1996, respectively. Depreciation and amortization exclude amortization of $4 million of deferred debt issue costs in both of the nine-month periods ended March 31, 1996 and 1997. Depreciation and amortization for the nine-month period ended March 31, 1996 and for the year ended June 30, 1996 excludes $5 million in depreciation with respect to Del Monte Philippines, one of the Divested Operations.

(h) For purposes of determining the ratio of earnings to fixed charges and the deficiency of earnings to cover fixed charges, earnings are defined as income (loss) before extraordinary item, cumulative effect of accounting change, minority interest and provision for income taxes, plus fixed charges. Fixed charges consist of interest expense on all indebtedness (including amortization of deferred debt issue costs) and the interest component of rent expense.

                           RISK FACTORS

      Prospective purchasers of the New Notes should carefully review the information contained and incorporated by reference in this Prospectus and should particularly consider the following matters:

Risk Factors Relating to the Company

Substantial Leverage

      DMC is highly leveraged. In connection with the Recapitalization, DMC incurred a significant amount of additional indebtedness. As of March 31, 1997, on a pro forma basis and after giving effect to the Recapitalization, DMC would have had approximately $658 million of indebtedness and its stockholders' equity (deficit) would have been $(418) million excluding the Preferred Equity Contribution attributable to Preferred Stock. In addition, subject to the restrictions in the Bank Financing and the Indenture, DMC may incur additional senior or other indebtedness from time to time to finance acquisitions or capital expenditures or for other general corporate purposes. As a result of seasonal working capital requirements, DMC's borrowings under the Revolving Credit Facility will fluctuate significantly during the year, generally peaking in September and October. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

      The degree to which DMC is leveraged could have important consequences to the holders of the New Notes, including, but not limited to, the following: (i) DMC's ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, general corporate purposes or other purposes may be impaired; (ii) a significant portion of DMC's cash flow from operations must be dedicated to the payment of principal and interest on its indebtedness, thereby reducing the funds available to DMC for its operations; (iii) significant amounts of DMC's borrowings, including all borrowings under the Bank Financing, will be at variable rates of interest, which could result in higher interest expense in the event of increases in interest rates; (iv) the Indenture and the Bank Financing contain financial and restrictive covenants, the failure to comply with which may result in an event of default which, if not cured or waived, could have a material adverse effect on DMC; (v) the indebtedness outstanding under the Bank Financing is secured and matures prior to the maturity of the New Notes; (vi) DMC may be substantially more leveraged than certain of its competitors, which may place DMC at a competitive disadvantage; and (vii) DMC's substantial degree of leverage may limit its flexibility to adjust to changing market conditions, reduce its ability to withstand competitive pressures and make it more vulnerable to a downturn in general economic conditions or its business. See "The Bank Financing" and "Description of the New Notes."

Ability to Service Debt

      DMC's ability to make scheduled payments or to refinance its debt obligations will depend upon its future financial and operating performance, which will be affected by prevailing economic conditions and financial, business and other factors, certain of which are beyond its control. There can be no assurance that DMC's operating results, cash flow and capital resources will be sufficient for payment of its indebtedness in the future. In the absence of such operating results and resources, DMC could face substantial liquidity problems and might be required to dispose of material assets or operations to meet its debt service and other obligations, and there can be no assurance as to the timing of such sales or the proceeds that DMC could realize therefrom. In addition, because DMC's obligations under the Bank Financing bear interest at floating rates, an increase in interest rates could adversely affect, among other things, DMC's ability to meet its debt service obligations. DMC will be required to make scheduled principal payments under the Bank Financing commencing in the third quarter of fiscal 1998. If DMC is unable to service its indebtedness, it will be forced to adopt an alternative strategy that may include actions such as reducing or delaying planned expansion and capital expenditures, selling assets, restructuring or refinancing its indebtedness or seeking additional equity capital. There can be no assurance that any of these strategies could be effected on satisfactory terms, if at all.

Pricing Strategy

      In fiscal 1996, the Company began the implementation of a significant change in its pricing and promotional strategies. These new strategies were designed to allow the Company to achieve generally higher list prices for many of its products and increased funding for consumer promotion activities (such as couponing and advertising). The success of these new approaches will depend in large part on the actions of the Company's branded and private label competitors. See "Business--Business Strategy."

      In implementing the Company's new pricing strategy, the Company increased prices for many of its fruit and vegetable products. Certain key competitors initially elected not to increase their prices on competing products. As a result, the difference between the Company's prices and those of its competitors became significantly higher than it had been in recent years. The Company's sales volume in the affected product categories dropped significantly. Market shares in these categories also fell. While key competitors subsequently increased their prices and the Company's market share stabilized for fruits and vegetables, there can be no assurance that competitors will maintain their prices or will increase their prices in response to, or in anticipation of, future Del Monte price increases. Additionally, even if recent and future price increases are maintained across the industry, there can be no assurance that the Company's sales volume or market shares would not be adversely affected by negative consumer reaction to higher prices, nor can there be any assurance that the Company's sales volumes or market shares will not be adversely impacted as a result of its pricing actions. In addition, there can be no assurance that consumer demand will remain at existing levels given higher industry pricing as compared to prior years, or that supply factors, such as crop supply levels and processing capacity, will not change so as to create an imbalance of supply and demand in future periods. If the Company is unable to maintain its current pricing levels, there can be no assurance that it will be able to generate gross profit consistent with historical levels, or that it will be able to deliver positive earnings over future periods. Any significant reduction in profitability could have a material adverse impact on the Company and its ability to meet its debt service requirements.

Risks Relating to Implementation of Business Strategy

      The Company currently intends to pursue a business strategy of increasing cash flow and revenue through a combination of cost savings, consumer-focused promotions, marketing efforts and expansion of certain markets and lines of business. No assurance can be given that the Company will be successful in implementing this strategy or that if implemented, such strategy will generate the intended results. See "Business--Business Strategy." While acquisitions are not a part of the Company's current core business strategy, that strategy may change or the Company may be presented with acquisition opportunities in the future that it will decide to pursue. There can be no assurance that the Company will pursue any such acquisitions or that, if undertaken, they will be successful.

Adverse Weather Conditions

      Severe weather conditions, such as floods, droughts or frosts, may affect the supply of one or more of the Company's products. Competing manufacturers of canned vegetable, fruit or tomato products may be affected differently, however, depending on the location of their principal sources of supply. If the supply of any of the Company's products is adversely affected by adverse weather conditions, there can be no assurance that the Company will be able to obtain sufficient supplies from other sources.

Competition

      While many companies compete in the domestic canned vegetable, fruit and cut tomato product categories, market share is concentrated among a small number of well-established companies that operate on both a national and a regional basis with single or multiple branded product lines. The Company faces substantial competition throughout its product lines from these companies. Certain of these competitors have greater financial resources and flexibility than the Company. Several product lines are sensitive to competition from regional brands and many Del Monte product lines compete with private label products and fresh alternatives. While no single private label competitor has greater market share than the Company in its principal product categories, in calendar 1996, as a group private label competition represented 42.2%, 43.7% and 30.3% of the markets for canned vegetables, fruit and cut tomato products, respectively. See "Business--Competition."

Governmental Regulation; Environmental Compliance

      As a result of its agricultural, food processing and canning activities, the Company is subject to numerous foreign and domestic environmental laws and regulations. Many of these laws and regulations, both foreign and domestic, are becoming increasingly stringent and compliance with them is becoming increasingly expensive. See "Business--Environmental Compliance." The Company has been named as a potentially responsible party ("PRP") and may be liable for environmental investigation and remediation costs at certain designated "Superfund Sites" under the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA") or under similar state laws. There can be no assurance that the Company's defenses will prevail in any litigation with respect to the foregoing, that the Company's financial condition will not be adversely affected by the imposition of liability for Superfund or contaminated sites for which the Company has been named as a PRP or that the Company will not be identified as a PRP at additional sites in the future or that additional remediation requirements will not be imposed on properties currently owned or operated by the Company. In addition, there can be no assurance that other sites to which the Company has sent waste will not be identified for investigation or proposed for listing under CERCLA or similar state laws. In addition, the U.S. Environmental Protection Agency (the "EPA") has been involved in a number of actions relating to the use of pesticides in the food industry, and there can be no assurance that the effect of such actions and any future actions on the availability of pesticides would not have a material adverse impact on the Company's financial position or results of operations. See "Business--Governmental Regulation" and "Environmental Compliance."

Control of the Company

      TPG and its affiliates, through their ownership of the voting stock or through other contractual arrangements, control the Company and have the power to elect all directors of the Company, approve all amendments to the Company's charter documents and effect fundamental corporate transactions such as mergers and asset sales. See "Capital Stock of DMC and DMFC."

Risk Factors Relating to the Notes and the Old Note Offering

Consequences of Failure to Exchange

      Holders of Old Notes who do not exchange their Old Notes for New Notes pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer of such Old Notes as set forth in the legend thereon as a consequence of the issuance of the Old Notes pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the Old Notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. The Company does not currently anticipate that it will register the Old Notes under the Securities Act. To the extent that Old Notes are tendered and accepted in the Exchange Offer, the trading market for untendered and tendered but unaccepted Old Notes could be adversely affected.

Absence of a Public Market for the New Notes

      Prior to the Exchange Offer, there has been no public market for the New Notes. If such a market were to develop, the New Notes could trade at prices that may be higher or lower than their principal amount. Neither DMC nor DMFC intends to apply for listing of the New Notes on any securities exchange or for quotation of the New Notes on The Nasdaq Stock Market's National Market or otherwise. DMC and DMFC have been advised by the Initial Purchasers that they currently intend to make a market in the New Notes, as permitted by applicable laws and regulations, after consummation of the Exchange Offer. The Initial Purchasers are not obligated, however, to make a market in the New Notes, and any such market making activity may be discontinued at any time without notice at the sole discretion of the Initial Purchasers. There can be no assurance as to the liquidity of the public market for the

New Notes or that any active public market for the New Notes will develop or continue. If an active public market does not develop or continue, the market price and liquidity of the New Notes may be adversely affected.

 Subordination of Notes; Asset Encumbrance

      The New Notes will be subordinated in right of payment to all existing and future Senior Debt of DMC, including the Bank Financing. In the event of bankruptcy, liquidation or reorganization of DMC, the assets of DMC will be available to pay obligations on the New Notes only after all Senior Debt has been paid in full, and there may not be sufficient assets remaining to pay amounts due on any or all of the New Notes then outstanding. In addition, under certain circumstances, no payments may be made with respect to principal of or interest on the New Notes if a default exists with respect to Senior Debt. In addition, indebtedness outstanding under the Bank Financing is secured by substantially all of the assets of DMC. As of March 31, 1997, on a pro forma basis and after giving effect to the Recapitalization, DMC would have had approximately $511 million of Senior Debt (exclusive of unused commitments of $194 million). Additional Senior Debt may be incurred by DMC from time to time subject to certain restrictions contained in the Bank Financing and the Indenture. See "--Restrictive Debt Covenants," "The Bank Financing" and "Description of the New Notes."

Certain Fraudulent Conveyance Considerations

      If a court, in a lawsuit brought by an unpaid creditor or representative of creditors, such as a trustee in bankruptcy or DMC as a debtor in possession, were to find that, either (a) DMC incurred indebtedness with the intent of hindering, delaying or defrauding creditors or (b) DMC received less than a reasonably equivalent value or fair consideration for incurring indebtedness, and DMC (i) was insolvent or rendered insolvent by reason of such transactions, (ii) was engaged, or about to engage, in a business or transaction for which its assets constituted unreasonably small capital or (iii) intended to incur, or believed that it would incur, debts beyond its ability to pay as they matured (as the foregoing terms are defined in or interpreted under the applicable fraudulent conveyance statutes), such court could, subject to applicable statutes of limitation, subordinate the Old Notes to presently existing and future indebtedness of DMC or take other action detrimental to the holders of the Old Notes, including, in certain circumstances, invalidating the Old Notes.

      The measure of insolvency for purposes of the foregoing considerations will vary depending upon the federal or local law that is being applied in any such proceeding. Generally, however, DMC would be considered insolvent if, at the time DMC incurred or incurs the indebtedness constituting the Old Notes, either (i) the fair market value (or fair saleable value) of the assets of DMC was or is less than the amount required to pay the probable liability on their total existing liabilities (including contingent liabilities) as they become absolute and matured or
(ii) DMC was or is incurring obligations beyond its ability to pay as such obligations mature.

      DMC believes that the indebtedness evidenced by the Old Notes was incurred for proper purposes and in good faith, that it received reasonably equivalent value or fair consideration for the Old Notes and that at the time of the incurrence of such indebtedness, DMC was solvent, had sufficient capital to carry on its business and did not intend to incur or believe that it would incur debts beyond its ability to pay as they mature or become due. In reaching the foregoing conclusions, DMC has relied upon its analyses of internal cash flow projections and estimated value of assets and liabilities of DMC. No assurance can be given, however, that a court would concur with such beliefs.

      A holder of Old Notes cannot eliminate or reduce the exposure to the fraudulent conveyance risks set forth above by participating in the Exchange Offer. If a holder of Old Notes participates in the Exchange Offer and receives New Notes in exchange for Old Notes, a court could take action detrimental to such holder of New Notes, based on the fraudulent conveyance considerations set forth above, to the same extent that a court could take action detrimental to any holder of Old Notes.

Restrictive Debt Covenants

      The Indenture and the Bank Financing contain a number of significant covenants that, among other things, restrict the ability of DMC and its subsidiaries to dispose of assets, incur additional indebtedness, incur guarantee obligations, repay other indebtedness or amend other debt instruments, pay dividends, create liens on assets, enter into leases, make investments, loans or advances, make acquisitions, engage in mergers or consolidations, make capital expenditures, engage in certain transactions with subsidiaries and affiliates and otherwise restrict corporate activities. In addition, under the Bank Financing, DMC is required to comply with specified financial ratios and tests, including minimum EBITDA, minimum net worth, minimum fixed charge coverage and maximum leverage ratios. See "The Bank Financing" and "Description of the New Notes."

      DMC's ability to comply with such agreements may be affected by events beyond its control, including prevailing economic, financial and industry conditions. The breach of any of such covenants or restrictions could result in a default under the Bank Financing and/or the Indenture, which would permit the senior lenders, or the holders of the New Notes, or both, as the case may be, to declare all amounts borrowed thereunder to be due and payable, together with accrued and unpaid interest, and the commitments of the senior lenders to make further extensions of credit under the Bank Financing could be terminated. If DMC were unable to repay its indebtedness to its senior lenders, such lenders could proceed against the collateral securing such indebtedness as described under "The Bank Financing." See "--Subordination of Notes; Asset Encumbrance."

Limitation on Change of Control

      Upon a Change of Control, (i) DMC will have the option, at any time on or prior to April 15, 2002, to redeem the New Notes, in whole but not in part, at a redemption price equal to 100% of the principal amount thereof plus the Applicable Premium, together with accrued and unpaid interest through the date of redemption, and (ii) if DMC does not so redeem the New Notes or if such Change of Control occurs after April 15, 2002, each holder of the New Notes will have the right to require DMC to repurchase such holder's New Notes at a price equal to 101% of the principal amount thereof to the date of repurchase plus accrued and unpaid interest, if any. The Change of Control purchase feature of the New Notes may in certain circumstances discourage or make more difficult a sale or takeover of DMC. In particular, a Change of Control may cause an acceleration of, or require an offer to repurchase under, the Bank Financing and other indebtedness, if any, of DMC and its subsidiaries, in which case such indebtedness would be required to be repaid in full before repurchase of the New Notes. See "The Bank Financing" and "Description of the New Notes--Change of Control." The inability to repay such indebtedness, if accelerated, and to purchase all of the tendered New Notes would constitute an event of default under the Indenture. There can be no assurance that DMC will have funds available to repurchase the New Notes upon the occurrence of a Change of Control.

                       THE RECAPITALIZATION

      Pursuant to the Merger Agreement, entered into among TPG, Shield and DMFC, Shield merged with and into DMFC, with DMFC being the surviving corporation. By virtue of the Merger, shares of DMFC's preferred stock having an implied value of approximately $14 million held by certain of DMFC's stockholders were cancelled and were converted into the right to receive common stock of the surviving corporation. All other shares of DMFC stock were cancelled and were converted into the right to receive cash consideration, all as set forth in the Merger Agreement. In connection with the Merger, DMC repaid substantially all of its funded debt obligations existing immediately before the closing of the Merger. At March 31, 1997, the aggregate principal amount of DMC's funded indebtedness was $310 million.

      Cash funding requirements for the Recapitalization, including the Initial Purchasers' discount in connection with the issuance and sale of the Notes and other fees and expenses, totalled $809 million, and were satisfied through the following:
(i) the Common Equity Contribution of $126 million by TPG and other investors; (ii) the Preferred Equity Contribution by TPG and other investors of $35 million; (iii) $380 million of borrowings under the Term Loan Facility; (iv) $119 million of borrowings under the Revolving Credit Facility; (v) $147 million from the net proceeds of the Old Note Offering; and (vi) $2 million of proceeds from the sale of a surplus property. In the Merger, the common stock and the Preferred Stock of Shield were converted into new shares of common stock and preferred stock, respectively, of DMFC.

      The Recapitalization was accounted for as a recapitalization transaction for accounting purposes. All of the components of the Recapitalization were effected on the same day.

                         USE OF PROCEEDS

      There will be no cash proceeds payable to the Company from the issuance of the New Notes pursuant to the Exchange Offer. In consideration for issuing the New Notes as contemplated in this Prospectus, the Company will receive in exchange Old Notes in like principal amount, the terms of which are identical in all material respects to the New Notes. The Old Notes surrendered in exchange for the New Notes will be retired and cancelled and cannot be reissued. Accordingly, the issuance of the New Notes will not result in any increase in the indebtedness of the Company.


                       TEXAS PACIFIC GROUP

      Texas Pacific Group was founded by David Bonderman, James
G. Coulter and William S. Price in 1993 to pursue public and private investment opportunities through a variety of methods, including leveraged buyouts, joint ventures, restructurings, bankruptcies and strategic public securities investments. Texas Pacific Group, through TPG and another investment fund, manages over $3 billion in committed equity capital.

      Prior to the formation of TPG, certain of its principals oversaw the successful investment of more than $1 billion of equity capital from 1982 to 1992 on behalf of Keystone, Inc. (formerly the Robert M. Bass Group), including such transactions as the acquisition of American Savings Bank, Wometco Cable, National Reinsurance Corp. and Bell & Howell. In addition, TPG's principals led the $9 billion reorganization of Continental Airlines in 1993. TPG currently has eleven investments in its portfolio, which, in addition to Del Monte Foods, includes America West Airlines, Allied Waste Industries, Beringer Wine Estates, Favorite Brands International, Denbury Resources, Ducati Motor, Paradyne and Virgin Cinemas.

      The acquisition of the Company was TPG's third major investment in the food and beverage industry in the last two years. In September 1995, TPG acquired the North American marshmallow and confections business from Kraft, which is now called Favorite Brands International. Since the acquisition, Favorite Brands International has acquired five other businesses, quintupling its revenues and making it the fourth largest candy and confections company in the United States. Additionally, in January 1996, TPG acquired Beringer Wine Estates from Nestle, which includes Meridian Vineyards, Napa Ridge and Chateau Souverain. Beringer subsequently acquired Chateau St. Jean and Stags' Leap Winery, giving Beringer one of the nation's largest portfolios of premium wineries.

      The principal executive office of TPG is located at 201
Main Street, Suite 2420, Fort Worth, Texas 76102 and its telephone number is (817) 871-4000.

                     PRO FORMA CAPITALIZATION

      The following table sets forth the unaudited capitalization of the Company on a pro forma basis giving effect to the Recapitalization as if it had occurred on March 31, 1997. This table should be read in conjunction with the "Selected Consolidated Financial Data" and "Unaudited Pro Forma Financial Data" included elsewhere in this Prospectus. For a description of the capital stock of DMFC, see "Capital Stock of DMC and DMFC." Since the Recapitalization, DMFC does not have any material indebtedness other than intercompany liabilities and guarantees of the obligations of the Company under the Bank Financing and the Notes.

                            Pro Forma
                          March 31, 1997
                      (Dollars in millions)
Total Debt:
 Revolving Credit Facility(a).......................     $130
 Term Loan Facility.................................      380
 Old Notes..........................................      147
 Other..............................................        1
                                                          ---
   Total indebtedness...............................      658

Preferred Stock(b)..................................       32
Stockholders' equity (deficit)(b)...................     (418)
                                                         ----
Total capitalization................................     $272
                                                         ====


----------------------
(a) Reflects borrowings under the Revolving Credit Facility in the amounts necessary to consummate the other components of the Recapitalization as if the Recapitalization had occurred on March 31, 1997. The total capacity under the Revolving Credit Facility is $350 million. See "Unaudited Pro Forma Financial Data" and "The Bank Financing."

(b) The Preferred Equity Contribution resulted in the issuance of 35,000 shares of preferred stock and the receipt of warrants to purchase shares of DMFC common stock representing 2% of the outstanding shares of DMFC common stock on a fully diluted basis. A value of $3 million was placed on the warrants, and such amount is reflected in the paid-in-capital within stockholders' equity. The remaining $32 million is reflected as preferred stock.

                UNAUDITED PRO FORMA FINANCIAL DATA

      The following Unaudited Pro Forma Consolidated Balance Sheet as of March 31, 1997 was prepared as if the Recapitalization had occurred on such date. The following Unaudited Pro Forma Statements of Operations were prepared as if the Recapitalization and the divestiture of the Divested Operations had occurred as of the beginning of the fiscal period presented. The Unaudited Pro Forma Consolidated Statements of Operations do not purport to represent what the Company's results of operations actually would have been if the Recapitalization had occurred and the Divested Operations had been divested as of the dates indicated or what such results will be for any future periods.

      The unaudited pro forma financial data are based on the historical financial statements of the Company and the assumptions and adjustments described in the accompanying notes. The Company believes that such assumptions are reasonable. The unaudited pro forma financial data should be read in conjunction with the consolidated financial statements of the Company and the accompanying notes thereto appearing elsewhere in this Prospectus.

          UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                          March 31, 1997

                                               Recapitalization
                                 Historical    Adjustments        Pro Forma
                                           (Dollars in millions)

                       ASSETS

Current Assets:
 Cash and cash equivalents ........ $ 6                              $ 6

 Restricted Cash ..................   2           (2)(a)              --
 Trade accounts receivable,
 net of allowance..................  84                               84
 Other receivables.................   3                                3
 Inventories....................... 381                              381
 Prepaid expenses and
 other current assets..............   4                                4
                                     --             --               ---
   TOTAL CURRENT ASSETS             480             (2)              478

Property, plant and
equipment, net..................... 229                              229

Other assets.......................  30               (c)             30
                                     ---            ---              ---
   TOTAL ASSETS                    $739            $(2)             $737
                                    ====            ===             ====

                 LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
 Accounts payable and
 accrued expenses.................. $238        $(1)(a)            $237
 Short-term borrowings............... 42         88 (a)             130
 Current portion of long-term debt    16        (15)(a)               1
                                      ---         ---               ---

   TOTAL CURRENT LIABILITIES         296         72                 368

Long-term debt...................... 252        275(a)              527
Other noncurrent liabilities........ 233         (5)(a),(b)         228
Redeemable common stock.............   2         (2)(b)              --
Redeemable preferred stock.......... 213       (213)(b)              --
Preferred Stock.....................             32 (b)              32
Stockholders' equity:
Common stock........................                                 --
Paid-in capital.....................   3        126 (b)             129
Retained earnings (deficit)........ (260)      (287)(b)            (547)
                                     ----        ----              ----
   TOTAL STOCKHOLDERS'
   EQUITY (DEFICIT)                 (257)      (161)               (418)
                                     ----        ----              ----
   TOTAL LIABILITIES
   AND STOCKHOLDERS'

   EQUITY                            $739       $(2)               $737
                                     ====        ===               ====



                      See accompanying notes.

      NOTES TO UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

      The unaudited Pro Forma Consolidated Balance Sheet reflects the Recapitalization as if it had occurred as of March 31, 1997.

(a) Reflects the issuance of the Old Notes and the Bank
Financing, as well as the repayment of the existing bank debt and 1996 PIK Notes:

                                               (Dollars
                                              in millions)
                                              ------------
    Issuance of Old Notes.....................    $147
    Bank Financing............................     510
    Proceeds of asset sale....................       2
    Existing bank debt........................    (154)
    1996 PIK Notes............................    (155)
    Accrued short-term interest...............      (1)
    Accrued long-term interest................      (2)
                                                   ---
                                                  $347


(b) Represents the following redeemable stock and equity transactions, or transactions affecting retained earnings
(deficit) or noncurrent liabilities related to the Recapitalization:

                                               (Dollars
                                              in millions)
                                              ------------
    Equity purchase price.....................   $(422)
    Recapitalization expenses.................     (45)
    Accrued long-term compensation payments...      (3)
    Write-off of deferred financing fees......      (19)
    Term loan make-whole and 1996 PIK
      Note premium ...........................      (19)
    Preferred Equity Contribution-preferred
      stock ..................................       32
    Preferred Equity Contribution-warrants....        3
    Common Equity Contribution................      126
                                                   ----
                                                  $(347)
                                                   ====


      Recapitalization expenses include $20 million for management incentive payments and $25 million in other transaction fees and expenses.

      The Preferred Equity Contribution resulted in the issuance of 35,000 shares of preferred stock and the receipt of warrants to purchase shares of DMFC common stock representing 2% of the outstanding shares of DMFC common stock on a fully diluted basis. A value of $3 million was placed on the warrants, and such amount is reflected in the paid-in-capital within stockholders' equity. The remaining $32 million is reflected as preferred stock.

(c) The write-off of deferred debt issue costs on existing bank debt was offset by the capitalization of debt issue costs related to the Recapitalization. Accordingly, no adjustment to "other assets" is reflected under Recapitalization Adjustments.

     UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

                     YEAR ENDED JUNE 30, 1996

                                          Divested     Recapital-
                                          Operations   ization
                                          Adjust-      Adjust-
                              Historical  ments(a)     ments(b)  Pro Forma
                              ----------  ----------   --------  ---------
                             (Dollars in millions, except per share amounts)
Net sales....................    $1,304    $(233)                 $1,071
Cost of sales................     1,084     (195)                    889
                                  -----    -----                  ------
   Gross profit..............       220      (38)                    182
Selling, advertising,
  administrative and general
  expenses...................       138      (17)                    121
                                  -----    -----                  ------
    OPERATING INCOME.........        82      (21)                     61
Other expense................         3       (1)                      2
Gain on sale of
 divested assets.............      (107)     107                      --
Interest expense.............        67      (15)(c)    $  16(c)      68
                                  -----    -----        -----     ------
INCOME (LOSS) BEFORE INCOME
  TAXES, MINORITY INTEREST,
  EXTRAORDINARY ITEM AND
  CUMULATIVE EFFECT OF
  ACCOUNTING CHANGE..........       119     (112)         (16)        (9)
Provision for income taxes...        11      (11)                     --
Minority interest in
  earnings of subsidiary.....         3       (3)                     --
                                  -----    -----        -----     ------
INCOME (LOSS) BEFORE
  EXTRAORDINARY ITEM AND
  CUMULATIVE EFFECT OF
  ACCOUNTING CHANGE..........      $105      $ (98)      $ (16)    $   (9)
                                  =====      =====       =====     ======

Net income (loss) per share..    $59.40                          $(101.16)
                                 ======                          =========

Weighted average number
  of common shares
  outstanding................   391,806                           140,000
                                =======                           =======

Other Data:
EBITDA(d):
  Operating income...........   $    82                           $    61
  Other expense..............        (3)                               (2)
  Depreciation and
    amortization(e)..........        26                                24
  One-time and non-cash
    charges..................         9                                 9
  Other(g)...................         5                                --
                                 ------                            ------
                                 $  119                            $   92
                                 ======                            ======
Ratio of earnings to
   fixed charge..............      2.6x                                --
Deficiency of earnings to
   cover fixed charges(f)....        --                            $    9

                       See accompanying notes.

     UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

                 NINE MONTHS ENDED MARCH 31, 1996

                                          Divested     Recapital-
                                          Operations   ization
                                          Adjust-      Adjust-
                              Historical  ments(a)     ments(b)  Pro Forma
                              ----------  -----------  --------  ---------
                             (Dollars in millions, except per share amounts)
Net sales.....................  $1,018       $(209)                  $809
Cost of sales.................     858        (175)                   683
                                ------       -----                   ----
   Gross profit...............     160         (34)                   126
Selling, advertising,
  administrative and general
  expenses....................     116         (14)                   102
                                ------       -----                   ----
OPERATING INCOME..............      44         (20)                    24
Other expense.................       1          (1)                    --
Gain on sale of divested
  assets......................    (107)        107                     --
Interest expense..............      54         (14)(c)     $11(c)      51
                                ------       -----                   ----
INCOME (LOSS) BEFORE INCOME
  TAXES, MINORITY INTEREST,
  EXTRAORDINARY ITEM AND
  CUMULATIVE EFFECT OF
  ACCOUNTING CHANGE...........      96       (112)         (11)       (27)
Provision for income taxes....      13        (13)                     --
Minority interest in
  earnings of subsidiary......       3         (3)                     --
                                ------       -----                   ----
INCOME (LOSS) BEFORE
  EXTRAORDINARY ITEM AND
  CUMULATIVE EFFECT OF
  ACCOUNTING CHANGE...........    $ 80        $(96)        $(11)     $(27)
                                ======       =====                   ====


Net income (loss) per share...  $47.75                            $(227.18)
                                ======                            ========

Weighted average number
  of common shares
  outstanding................. 394,790                             140,000
                               =======                             =======


Other Data:
EBITDA(d):
  Operating income............    $ 44                              $   24
  Other expense...............      (1)                                  -
  Depreciation and
    amortization(e)...........      19                                  18
  One-time and non-cash
    charges...................       9                                   9
  Other (g)...................       5                                   -
                                ------                                ----
                                  $ 76                                 $51
                               =======                             =======
Ratio of earnings to
  fixed charges(f)............     2.6x                                 --
Deficiency of earnings
  to cover fixed charges(f)...       -                                 $27

                       See accompanying notes.

     UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

                 NINE MONTHS ENDED MARCH 31, 1997

                                          Divested     Recapital-
                                          Operations   ization
                                          Adjust-      Adjust-
                              Historical  ments(a)     ments(b)  Pro Forma
                              ----------  -----------  --------  ---------
                             (Dollars in millions, except per share amounts)
Net sales...................      $934       $(43)                    $891
Cost of sales...............       733        (40)                     693
                                ------     ------                   ------
   Gross profit.............       201         (3)                     198
Selling, advertising,
  administrative and general
  expenses..................       132         (3)                     129
                                ------     ------                   ------
   OPERATING INCOME.........        69         --                       69
--
Other expense...............        --         --                       --
Loss on sale of divested
  assets....................         5         (5)                      --
Interest expense............        37         (1)(c)       $15(c)      51
                                ------     ------        ------     ------
INCOME (LOSS) BEFORE
  INCOME TAXES, MINORITY
  INTEREST, EXTRAORDINARY
  ITEM AND CUMULATIVE
  EFFECT OF ACCOUNTING
  CHANGE....................        27         6            (15)        18
Provision for income taxes..         2        --                         2
                                ------     ------        ------     ------
INCOME (LOSS) BEFORE
  EXTRAORDINARY ITEM
  AND CUMULATIVE EFFECT OF
  ACCOUNTING CHANGE.........       $25        $ 6          $(15)      $ 16
                                ======     ======        ======     ======


Net income (loss) per
  share....................   $(117.36)                            $101.39
                                ======                              ======

Weighted average number
  of common shares
  outstanding..............    382,854                             140,000
                               =======                             =======


Other Data:
EBITDA(d):
  Operating income.........   $     69                             $    69
  Depreciation and
    amortization(e)........         18                                  18
                               -------                              ------
                                   $87                                $ 87
                               =======                             =======
Ratio of earnings to
  fixed charges(f).........        1.6x                                1.3x

                       See accompanying notes.

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS

      The Pro Forma Consolidated Statements of Operations reflect the adjustments for the Recapitalization and the Divested Operations as if such events had occurred as of the beginning of the fiscal period presented. Net proceeds from sales of assets of certain Divested Operations are reflected as reductions of indebtedness at the beginning of the fiscal period presented.

(a) Divested Operations adjustments include the results of operations and gain or loss from sale of the Divested
      Operations.

(b) Excludes one-time charges related to the Recapitalization of $20 million for management incentive payments and $25 million in other transaction fees and expenses. In addition, the write-off of $19 million of deferred debt issue costs related to the existing debt and the term loan make-whole and 1996 PIK Note premium of $19 million are classified as extraordinary items and, accordingly, are excluded.

(c) Represents interest adjustments due to the absence of direct interest expense related to the Divested Operations, pro forma interest adjustments related to the Recapitalization and application of asset sale proceeds.

(d) EBITDA represents income (loss) before provision for income taxes, minority interest, extraordinary item and cumulative effect of accounting change, plus interest expense and special charges, depreciation and amortization expense and other one-time and non-cash charges, less gains (losses) on sales of assets and the results of the Divested Operations. Pro forma EBITDA represents income (loss) before provision for income taxes, extraordinary item and cumulative effect of accounting change, plus interest expense and special charges, depreciation and amortization expense and other one-time and non-cash charges, less gains (losses) on sales of assets, the results of the Divested Operations and any charges resulting from the Recapitalization. EBITDA is not presented as an alternative measure of operating income or cash flow from operations (both as determined in accordance with generally accepted accounting principles) but rather to provide additional information related to the ability to service debt. For the nine-month period ended March 31, 1996 and fiscal 1996, other one-time charges included $3 million for relocation costs and $6 million of costs associated with a significant headcount reduction.

(e) Historical depreciation and amortization exclude amortization of $5 million of deferred debt issue costs for fiscal 1996. Historical depreciation and amortization exclude amortization of $4 million of deferred debt issue costs in both of the nine-month periods ended March 31, 1996 and 1997. Historical depreciation and amortization for the year ended June 30, 1996 and the nine-month period ended March 31, 1997, exclude $5 million in each period with respect to Del Monte Philippines, one of the Divested Operations. Pro forma depreciation and amortization exclude amortization of $3 million of pro forma deferred debt issue costs for fiscal 1996 and $2 million of pro forma deferred debt issue costs in both of the nine-month periods ended March 31, 1996 and 1997.

(f) For purposes of determining the ratio of earnings to fixed charges and the deficiency of earnings to cover fixed charges, earnings are defined as income (loss) before extraordinary items, minority interest, cumulative effect of accounting change and provision for income taxes plus fixed charges. Fixed charges consist of interest expense on all indebtedness (including amortization of deferred debt issue costs) and the interest component of rent expense.

(g) Represents depreciation expense associated with Del Monte Philippines. This expense was included as a component of operating income. The Company's basis in its investment in Del Monte Philippines was adjusted to include a reduction due to this depreciation expense thereby increasing the gain on sale and resulting in an offset to net income.

               SELECTED CONSOLIDATED FINANCIAL DATA

      The following table sets forth historical consolidated financial information of the Company. The historical unaudited financial data presented below as of March 31, 1996 and 1997 and for the nine months then ended were derived from interim consolidated financial statements of the Company as of such dates which, in the opinion of management, reflect all adjustments, consisting of only normal, recurring adjustments, necessary for a fair presentation of such data and which have been prepared in accordance with the same accounting principles followed in the presentation of the Company's audited financial statements for the fiscal year ended June 30, 1996. Operating results for the nine months ended March 31, 1997 are not necessarily indicative of results to be expected for the full fiscal year. The statement of operations data for each of the fiscal years in the five-year period ended June 30, 1996 and the balance sheet data as of June 30, 1992, 1993, 1994, 1995 and 1996 have been derived from consolidated financial statements of the Company audited by Ernst & Young LLP, independent auditors. The table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," the consolidated financial statements of the Company and related notes and other financial information included elsewhere in this Prospectus.



                                                         Nine Months
                                                            Ended
                                                          March 31,
                          Fiscal Year Ended June 30,     (unaudited)
                          --------------------------     -----------
                              1992           1993           1994
                              ----           ----           ----
                         (Dollars in millions, except per share amounts)

Statement of Operations
Data:

Net sales...........         $1,431          $1,555         $1,499
Cost of sales.......          1,180           1,326          1,275
                             ------           -----          -----
Gross profit........            251             229            224
Selling, advertising,
administrative
and general expenses            173             172            157
Special charges(a)..             15             140             --
                               ----            ----           ----
Operating income(loss)           63            (83)             67
Other (income) expense           (7)             4               8
Loss (gain) on sale of
assets(b)...........             --            (13)            (13)
Interest expense....             74             68              61
                                 ---           ---             ---
Income (loss) before
income taxes, minority
interest, extraordinary
item and cumulative
effect of accounting
change(c)(d)........             (4)         (142)              11
Provision for
income taxes........             10            10                3
Minority interest in
earnings of
subsidiary..........              9             8                5
                                ---            ---              ---
Income (loss)
before extraordinary
item and cumulative
effect of accounting
change(c)(d)........           (23)          (160)               3
Extraordinary loss(c)           35             --               --
Cumulative effect of
accounting change(d)            --             28               --
                               ---            ---              ---
Net income (loss)...          $(58)         $(188)              $3
                                ===           ====              ===
Income (loss) per
common share:
Income (loss) before
extraordinary
item and cumulative
effect of
accounting change
per common
share(e).........            $(159.99)      $(504.36)        $(143.08)
Extraordinary loss..           (82.65)           --               --
Cumulative effect
of accounting
change............               --           (67.34)             --
                                 ----          ------           ----
Net income (loss)
per common
share.............           $(242.64)      $(571.70)        $(143.08)
                              ========         =======        =========
Other Data:
Gross margin........            17.5%          14.7%            14.9%
EBITDA(f)...........         $  79          $  62            $  63
Selected Ratios:
Ratio of earnings
to fixed
charges(g).........             --             --                1.2x
Deficiency of
earnings to cover
fixed charges(g)..           $   4          $ 142                 --




                            1995        1996       1996            1997
                            ----        ----       ----            ----
                        (Dollars in millions, except per share amounts)


Statement of Operations
Data:

Net sales...........       $1,526     $1,304      $1,018           $934
Cost of sales.......        1,289      1,084         858            733
                            -----      -----        ----            ---
Gross profit........          237        220         160            201
Selling, advertising,
administrative
and general expenses          157        138         116            132
Special charges(a)..           --         --          --             --
                             ----        ----        ----           ---
Operating income(loss)         80         82          44             69
Other (income) expense        (11)         3           1             --
Loss (gain) on sale of
assets(b)...........           --       (107)       (107)             5
Interest expense....           76         67          54             37
                               ---       ---          ---           ---
Income (loss) before
income taxes, minority
interest, extraordinary
item and cumulative
effect of accounting
change(c)(d)........           15        119           96            27
Provision for
income taxes........            2         11           13             2
Minority interest in
earnings of
subsidiary..........            1          3           3             --
                               ---        ---         ---           ---
Income (loss)
before extraordinary
item and cumulative
effect of accounting
change(c)(d)........           12        105          80             25
Extraordinary loss(c)           7         10           9              4
Cumulative effect of
accounting change(d)           --          7           3             --
                              ---         ---         ---           ---
Net income (loss)...           $5        $88         $68            $21
                               ===        ===         ===           ===
Income (loss) per
common share:
Income (loss) before
extraordinary
item and cumulative
effect of
accounting change
per common
share(e).........           $(145.35)    $59.40    47.75         $(117.36)
Extraordinary loss..          (18.34)    (26.39)  (22.17)           (9.77)
Cumulative effect
of accounting
change............               --      (18.14)   (7.60)              --
                               -------    -----     ----            -----
Net income (loss)
per common
share.............          $(163.69)    $14.87   $17.98         $(127.13)
                           ==========     =======  =======        =========
Other Data:
Gross margin........           15.5%      16.9%      15.7%           21.5%
EBITDA(f)...........       $   76       $ 92       $ 51            $ 87
Selected Ratios:
Ratio of earnings
to fixed
charges(g).........             1.2x       2.6x       2.6x            1.6x
Deficiency of
earnings to cover
fixed charges(g)...             --         --           --            --

                                                              Nine Months Ended
                                                                March 31,
                                Fiscal Year Ended June 30,     (unaudited)
                   1992     1993     1994     1995     1996     1996       1997
                                (Dollars in millions)
Balance Sheet Data:

Working capital.. $135     $ 92     $ 88      $99     $ 207     $186       $184
Total assets.....1,215    1,066      936      960       736      763        739
Total debt.......  653      624      569      576       373      396        310
Redeemable
preferred
stock............  216      216      215      215       213      213        213
Redeemable
common stock.....    2        2        2        2         2        2          2
Stockholders'
equity
(deficit) ....... (195)    (385)    (384)    (393)     (304)    (324)      (257)

Cash Flow Data:

Depreciation
and
amortization ....  $60     $ 67     $ 40      $40       $31      $23        $22
Capital
expenditures ....   42       34       36       24        16        8         12
Other non-cash
charges:
Extraordinary
loss from debt
retirement(c) ...  $35       --      --       $ 7       $ 5      $ 9        $ 4
Special
charges(a) ......   15     $140      --        --        --       --         --
Cumulative
effect of
accounting
change(d) .......   --       28      --        --         7        3         --
Other(h) ........    5       19      $12        9         5        4          4
                    ---     ----    ------     ---       ---      ---        ---

Total other
non-cash
charges .........  $55     $187      $ 12     $16        $ 17    $16        $ 8
                    ===     ====      ===     ===          ===    ===       ===

----------------------
(a) In March 1992, the Company discontinued its Vegetable Classics line resulting in a $15 million charge to operations. In June 1993, the Company recorded special charges of $140 million, which included $115 million for permanent impairment of acquisition-related intangible assets, including goodwill, and $25 million for facility consolidations.

(b)   The Company sold its equity investment in Del Monte
      Europe in the fiscal quarter ended March 31, 1993 and recognized a $13 million gain. The Company sold its can manufacturing operations in the fiscal quarter ended December 31, 1993 and recognized a $13 million gain. In November 1995, the Company sold its pudding business for $89 million, net of $4 million of related transaction fees. The sale resulted in a gain of $71 million. In March 1996, the Company sold its 50.1% ownership interest in Del Monte Philippines for $100 million, net of $2 million of related transaction fees. The sale resulted in a gain of $52 million of which $16 million was deferred and $36 million was recognized in fiscal 1996. The purchase price included a premium paid to the Company as consideration for an eight year supply agreement. The gain associated with the value of the premium was deferred and will be amortized over the term of the agreement. In the fiscal quarter ended December 1996, the Company sold Del Monte Latin America. The combined sales price of $50 million, reduced by $1 million of related transaction expenses, resulted in a loss of $5 million. The sales price for Del Monte Latin America is subject to adjustment based on the final balance sheet. The amount of any adjustment to the purchase price is currently in dispute but is not expected to be material. See "Business--Legal Proceedings."

(c) In August 1991, the Company refinanced its then-outstanding term loan and senior subordinated increasing rate note debt. In conjunction with the debt retirement, capitalized debt issue costs of $35 million were written off and accounted for as an extraordinary loss. In June 1995, the Company refinanced its then-outstanding revolving credit facility, term loan and senior secured floating rate notes. In conjunction with this debt retirement, capitalized debt issue costs of $7 million were written off and accounted for as an extraordinary loss. In December 1995 and April 1996, the Company prepaid part of its term loan and senior secured notes. In conjunction with the early debt retirement, the Company recorded an extraordinary loss of $10 million for the early retirement of debt. The extraordinary loss consisted of a $5 million prepayment premium and a $5 million write-off of capitalized debt issue costs related to the early retirement of debt. In September 1996, the Company repurchased PIK Notes in an aggregate principal amount of $102 million and, concurrently, exchanged essentially all remaining PIK Notes for 1996 PIK Notes. In conjunction with this repurchase and exchange, capitalized debt issue costs of $4 million, net of a discount on the PIK Notes, were written off and accounted for as an extraordinary loss.

(d) Effective July 1, 1992, the Company adopted SFAS No. 106, "Employers' Accounting for Post-Retirement Benefits Other Than Pensions." The Company elected to recognize this change in accounting on the immediate recognition basis. The cumulative effect of adopting SFAS No. 106 resulted in a charge to fiscal 1993 net earnings of $28 million. Effective July 1, 1995 the Company adopted SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." The cumulative effect of adopting SFAS No. 121 resulted in a charge to fiscal 1996 net earnings of $7 million, of which $3 million had been recognized through March 31, 1996.

(e) Net income (loss) attributed to common shares is computed as net income (loss) reduced by the cash and in-kind dividends for the period on redeemable preferred stock.

(f) EBITDA represents income (loss) before provision for income taxes, minority interest, extraordinary item and cumulative effect of accounting change, plus interest expense and special charges, depreciation and amortization expense and other one-time and non-cash charges, less gains (losses) on sales of assets and the results of the Divested Operations. EBITDA is not presented as an alternative measure of operating income or cash flow from operations (both as determined in accordance with generally accepted accounting principles) but rather to provide additional information related to the ability to service debt. In fiscal 1992, other one-time and non-cash charges included $9 million related to insurance settlement proceeds and $18 million of amortization associated with intangible assets subsequently written off.
      In fiscal 1993, non-cash charges of $19 million represent amortization of intangible assets subsequently written off.
      In fiscal 1994, other one-time and non-cash charges included $1 million of fees related to a terminated transaction, $1 million related to write-offs of labels due to new labeling laws and $6 million of benefit plan charges. For fiscal 1995, EBITDA excludes $26 million received in connection with a terminated transaction, $4 million paid by the Company to terminate its alliance with PCP and $7 million related to the termination of a management equity plan. For fiscal 1996 and for the nine months ended March 31, 1996, other one-time charges included $3 million for relocation costs and $6 million of costs associated with a significant headcount reduction.

(g) For purposes of determining the ratio of earnings to fixed charges and the deficiency of earnings to cover fixed charges, earnings are defined as income (loss) before extraordinary item, cumulative effect of accounting change and provision for income taxes plus fixed charges. Fixed charges consist of interest expense on all indebtedness (including amortization of deferred debt issue costs) and the interest component of rent expense.

(h) Represents non-cash charges related to the RJR Nabisco Sale and non-cash accretions for Postretirement Benefits Other Than Pensions. Also included are non-cash charges for certain employee benefits and amortization of deferred debt issue costs.

             MANAGEMENT'S DISCUSSION AND ANALYSIS OF
          FINANCIAL CONDITION AND RESULTS OF OPERATIONS

      This discussion summarizes the significant factors affecting the consolidated operating results, financial condition and liquidity of the Company during the nine-month periods ended March 31, 1996 and 1997, and the three-year period ended June 30, 1996. This discussion should be read in conjunction with the unaudited consolidated financial statements of the Company for the nine-month periods ended March 31, 1996 and 1997 and the audited consolidated financial statements of the Company for the three-year period ended June 30, 1996 and notes thereto included elsewhere in this Prospectus.

General

      The Company reports its financial results on a July 1 to June 30 fiscal year basis to coincide with its business cycle, which is highly seasonal. Raw product is harvested and packed primarily in the months of June through October, during which time inventories rise to their highest levels. At the same time, consumption of canned products drops, reflecting, in part, the availability of fresh alternatives. This situation impacts operating results as sales volumes, revenues and profitability decline during this period. Results over the remainder of the fiscal year are impacted by many factors including industry supply and the Company's share of that supply.

      The annual production volume of fruits and vegetables is impacted by general seasonal fluctuations primarily due to weather and overall growing conditions. During the early 1990s, the markets for the Company's principal products of canned vegetables and canned fruit were in a position of stable demand and excess supply. This excess supply primarily resulted from overplanting and abundant harvests of raw product, combined with processing overcapacity. During such periods of industry oversupply, pressure was placed on absolute volumes and gross margins. The Company, as well as certain of its competitors, implemented vegetable plant closures in an attempt to reduce processing overcapacity. The summer 1993 pack and the summer 1995 pack were reduced by weather related fluctuations. Yields from the summer 1993 pack were lower than normal due to flooding in the Midwest. However, the overall industry supply situation remained in excess due to higher than usual inventories attributable to the summer 1992 pack. The summer 1995 pack was below average for both vegetables and fruit due to flooding in the Midwest and heavy rains in California during the winter and spring of 1995. As a result, inventory levels during fiscal 1996 were lower than in previous years, leaving industry supply for vegetables and fruit in a balanced-to-tight position. The summer 1996 pack was slightly below average for both vegetables and fruit, while tomato production was slightly higher than expected. Vegetable production was below average due to adverse weather, while heavy rains in the Northwest significantly reduced the pear crop. Inventory supplies of vegetables, fruit and tomatoes are expected to be sufficient to meet demand during fiscal 1997.

      The weather conditions which existed during the summer of 1995 resulted in reduced acreage yields and production recoveries of fruits and vegetables which negatively impacted the Company's gross margin in fiscal 1996. During fiscal 1996, the Company's management developed a strategy to increase prices. These price increases resulted in volume and market share decreases for the Company during fiscal 1996 as competitors sold greater volume because their prices remained below the Company's. Despite the reduced market share, the Company's profitability was significantly higher in the fourth quarter as a result of higher net selling prices.

      In fiscal 1996, the Company also developed a new marketing strategy which emphasizes consumption-driven trade promotion programs as well as consumer-targeted promotions such as advertising and coupons in an effort to build brand preference and stimulate consumption. This strategy encourages retailers to use ad displays and consumer-targeted promotions and discourages the use of periodic price-only promotions. Historically, the Company has relied primarily upon periodic price-only trade promotions, rather than consumer promotion.

      Beginning in fiscal 1993, the Company has taken various actions to reduce its operating costs while enhancing its ability to produce and distribute its products. Among these actions were the closing of production plants and distribution centers, changes in selection of freight carriers and reduction in can sizes for certain fruit and vegetable products. Management believes that these cost reduction initiatives have generated cost savings that have enhanced the Company's competitive position within the industry. Since fiscal 1993, management estimates that the Company's production costs have experienced a cumulative increase of less than 2% through fiscal 1996. The Company is continuing to evaluate cost saving initiatives as it reviews its operations.

      In fiscal 1995, Del Monte terminated an exclusive supply agreement with PCP to purchase substantially all of PCP's tomato and fruit production. During fiscal 1996 and the first half of fiscal 1997, the Company sold its pudding business, its 50.1% interest in Del Monte Philippines and all of its interest in Del Monte Latin America. At the end of fiscal 1997, a distribution agreement under which Del Monte sold certain products for Yorkshire at cost will expire.

Results of Operations

      The following table sets forth, for the periods indicated, certain items from the Company's consolidated statements of operations, expressed as percentages of the Company's net sales for such fiscal period:

                                 Fiscal Year       Nine Months Ended
                                Ended June 30,        March 31,
                              ------------------     ------------
                              1994   1995   1996     1996    1997
                              ----   ----   ----     ----    ----
 Net sales ...............    100%   100%   100%     100%    100%
 Cost of sales ...........     85     85     83       84      78
                              ---    ---    ---      ---     ---
   Gross margin ..........     15     15     17       16      22
 Selling, advertising,
   administrative and
   general expenses ......     11     10     11       12      14
                              ---    ---    ---      ---     ---
   Operating income ......      4%     5%     6%       4%      8%
                              ===    ===    ===      ===     ===
 Interest expense ........      4%     5%     5%       5%      4%
                              ===    ===    ===      ===     ===

The following table sets forth, for the periods indicated, the Company's net sales by product categories, expressed in dollar amounts and as a percentage of the Company's total net sales for such period:

                                 Fiscal Year       Nine Months Ended
                                Ended June 30,        March 31,
                              ------------------     ------------
                              1994   1995   1996     1996    1997
                              ----   ----   ----     ----    ----
                                     (Dollars in millions)
 Net Sales:
  Canned vegetables(a)       $ 427   $440   $401     $306    $336
  Canned fruit(a)              401    394    367      276     334
  Tomato products(a)           194    211    217      160     168
  Canned pineapple(a)           68     66     72       55      50
  Other(b)                     230    219     89       83      32
                             -----  -----  -----    -----   -----
    Subtotal domestic        1,320  1,330  1,146      880     920
  Latin America                 69     65     55       40      17
  Philippines                  162    180    142      136      --
  Intercompany sales           (52)   (49)   (39)     (38)     (3)
                             -----  -----  -----    -----   -----
    Total Net Sales         $1,499 $1,526 $1,304   $1,018    $934
                             =====  =====  =====    =====   =====

 As a Percentage of
 Net Sales:
  Canned vegetables(a)          28%    29%    31%      30%     36%
  Canned fruit(a)               27     26     28       27      36
  Tomato products(a)            13     14     16       16      18
  Canned pineapple(a)            5      4      6        6       5
  Other(b)                      15     14      7        8       3
                             -----  -----  -----    -----   -----
    Subtotal domestic           88     87     88       87      98
  Latin America                  5      4      4        4       2
  Philippines                   11     12     11       13      --
  Intercompany sales            (4)    (3)    (3)      (4)     --
                             -----  -----  -----    -----   -----
    Total                      100%   100%   100%     100%    100%
                             =====  =====  =====    =====   =====


----------------------
(a) Includes sales of the entire product line across each channel of distribution, including sales to grocery chains, Warehouse Clubs, Supercenters, Mass Merchandisers and other grocery retailers, as well as the Company's foodservice, food ingredients, export and vegetable private label businesses and military sales.

(b) Includes dried fruit, gel and pudding cups, and certain other retail products, as well as the Company's private label fruit and tomato businesses which were discontinued in fiscal 1995 with the termination of the alliance with PCP.

Nine Months Ended March 31, 1997 vs. Nine Months Ended March 31, 1996

      Net Sales. Consolidated net sales for the nine months ended March 31, 1997 decreased by $84 million compared to the prior year period. This decrease was attributable to the absence of the Divested Operations. Net sales for the domestic operations, after adjusting for the effect of the Divested Operations, were $891 million for the nine months ended March 31, 1997 as compared to $809 million for the nine months ended March 31, 1996. The increase of $82 million was due primarily to higher prices across all product lines. The retail vegetable and fruit businesses led with increased prices in the second half of fiscal 1996. The export and foodservice businesses each increased fruit prices at the beginning of fiscal 1997. Generally balanced industry supplies of fruit and vegetables and the Company's emphasis on consumer promotions were contributing factors towards realizing the higher prices. Volume increases in the fruit business have been slightly offset by volume decreases in the vegetable business. The volume decrease in the Company's vegetable business reflects an overall decline in canned vegetable consumption.

      Cost of Sales and Gross Profit. Gross profit for the nine months ended March 31, 1997 increased by $41 million from the prior year period despite the absence of $31 million of gross profit contributed by the Divested Operations. Domestic gross profit for the continuing businesses increased by $72 million and gross margin increased from 15.6% to 22.2%. The increase in gross profit and gross margin is due to the price increases discussed above coupled with relatively flat costs.

      During fiscal 1996, the Company implemented a new marketing strategy which is aimed at improving profitability by raising product prices, structuring consumption-driven trade promotion programs and increasing the number of consumer promotions to build brand preference and stimulate consumption. The Company believes that the increase in gross margin is in part due to this marketing strategy.

      Selling, Advertising, Administrative and General Expenses. Selling, advertising, administrative and general expenses increased by $16 million ($27 million after adjusting for the absence of the Divested Operations) versus the prior year period. Administrative and general expenses have decreased by almost $14 million compared to the same period in the prior year due to a reduction in employee headcount during the last half of fiscal 1996. Marketing spending increased by approximately $41 million as the Company began placing more emphasis on consumer promotion programs.

      Loss (Gain) on Sale of Assets. The sale of the Company's Mexican subsidiary for $38 million was completed on October 28, 1996 and the sale of the Central American and Caribbean subsidiaries for $12 million was completed on November 13, 1996. The sales price for the Mexican subsidiary is subject to adjustment based on the final balance sheet. The amount of any adjustment to the purchase price is currently in dispute but is not expected to be material. See "Business--Legal Proceedings." The combined sales prices of $50 million, reduced by $1 million of related transaction expenses, resulted in a loss of $5 million.

      Interest Expense. Interest expense has decreased by $17 million as compared to the prior year nine month period due to lower outstanding debt balances resulting from the application of proceeds from asset sales to reduce debt and the absence of interest expense related to the Divested Operations.

Fiscal 1996 vs. Fiscal 1995 vs. Fiscal 1994

      Net Sales. Consolidated net sales for fiscal 1996 decreased $222 million or 15% from the prior year due to lower volumes in domestic operations. Net sales for the domestic operations, after adjusting for the effect of Divested Operations, were $1,071 million for fiscal 1996 as compared to $1,109 million for fiscal 1995, a decrease of $38 million or 3%. The Company increased retail fruit and vegetable prices. However, these price increases were not immediately followed by the competition and resulted in lower sales volumes as compared to the prior year. In fiscal 1996, the Company's market share for Del Monte branded vegetables was 20.4% versus 24.1% for the previous year and the Company's market share for Del Monte branded fruit was 35.6% versus 38.8% for the previous year.

      Del Monte Philippines' net sales for the first nine months of fiscal 1996, until the Company's sale of its interest in this joint venture, accounted for 8% of consolidated net sales for the year ended June 30, 1996. Del Monte Latin America's net sales for fiscal 1996 (4% of consolidated sales in fiscal 1996) decreased $10 million or 15% even though volumes were at approximately the same level as the prior year period. This decrease was primarily due to the significant Mexican peso devaluation.

      Consolidated net sales for fiscal 1995 increased by $27 million or 2% from the prior fiscal year. Domestic net sales (adjusted for the absence of the Divested Operations) increased $9 million to $1,109 million in fiscal 1995 from $1,100 million in fiscal 1994 due primarily to volume growth within vegetables and tomatoes, partially offset by lower fruit cup volume and lower pricing on vegetables and fruit. Vegetable case volume experienced growth of 5% related directly to an increased supply of corn and other vegetable products compared to a previous short crop year when flooding in the Midwest resulted in a decline in production. Within the tomato segment, revised pricing strategies on ketchup and sauce, along with the national launch of the chunky spaghetti sauce line extension and regional introduction of salsa/picante sauces, resulted in a 13% growth in volume. The growth in the vegetable and tomato businesses was partially offset by the volume decline in fruit cups due to pricing competition from private label as well as branded products. The lower pricing on vegetables in fiscal 1995 resulted from aggressive, competitive pricing while lower fruit pricing was closely related to the industry oversupply. In fiscal 1995, the Company's market share for Del Monte branded vegetables was 24.1% versus 25.6% in the previous year, while the Company's market share for Del Monte branded fruit was 38.8% compared to 40.2% for the previous year.

      Net sales by Del Monte Philippines and Del Monte Latin America accounted for 14% of consolidated net sales in fiscal 1995. Sales by Del Monte Philippines increased by 11% from fiscal 1994 primarily due to a favorable sales mix which was partially offset by lower export prices. Sales by Del Monte Latin America decreased by 6%. Although Del Monte Latin America's sales in pesos increased, the growth was eliminated when measured in dollars due to the significant devaluation of the Mexican peso in the last half of the fiscal year.

      Cost of Sales and Gross Profit. Gross margin was 16.9%, 15.5% and 14.9% in fiscal 1996, 1995 and 1994, respectively. Domestic gross margin (adjusted for the absence of the Divested Operations) was 17.0%, 16.8% and 15.3% in fiscal 1996, 1995 and 1994, respectively. Higher manufacturing costs and introductory allowances incurred to expand Del Monte salsa distribution nationally were more than offset by price increases across all major product lines in fiscal 1996. Higher net pricing in the solid tomato and pineapple businesses in fiscal 1995 contributed to the improvement over fiscal 1994, but the primary reason for the higher margin was the Company's cost reduction efforts. The Company believes significant cost savings were realized in fiscal 1995 through the closing of one vegetable plant and the downsizing of two other facilities and downsizing vegetable containers. Also, further savings were achieved in the area of logistics in fiscal 1995.

      Del Monte Philippines' gross margins were 17.4%, 11.8% and 19.8% in fiscal 1996, 1995 and 1994, respectively. The 1995 decrease was attributable to lower sales prices and higher production costs as compared to fiscal 1994. Gross margins for Del Monte Latin America were 24.3%, 23.8% and 20.3% in fiscal 1996, 1995 and 1994, respectively. The increases in fiscal 1996 resulted primarily from opportunistic price increases due to inflationary conditions in Mexico with a lag in increases of cost of goods sold due to seasonal packing.

      Selling, Advertising, Administrative and General Expenses.
Selling, advertising, administrative and general expense as a percentage of net sales (excluding the Divested Operations) were 11.3%, 12.2% and 12.1% in fiscal 1996, 1995 and 1994, respectively.

      Included in general and administrative expenses are research and development costs of $6 million, $6 million and $5 million for fiscal 1996, 1995 and 1994, respectively. Research and development spending in fiscal 1996, 1995 and 1994 remained focused on strategic spending to maintain the existing business and to develop product line extensions.

      Interest Expense. The 12% decrease in interest expense for fiscal 1996 compared to fiscal 1995 resulted from lower net borrowings under the Company's revolving credit facility and lower outstanding debt balances resulting in part from the sale of the Divested Operations. The 25% increase in the Company's interest expense from fiscal 1994 to fiscal 1995 was due to higher interest rates and higher revolver borrowings due to a return to normal processed tonnage for canned vegetables.

      Other (Income) Expense. Other income for fiscal 1995 reflects the Company's receipt of the proceeds of a $30 million letter of credit (reduced by $4 million of related transaction expenses) as a result of the termination of the merger agreement with Grupo Empacador de Mexico, S.A. de C.V. in September 1994.

      Provision for Income Taxes. The tax provision increased to $11 million in fiscal 1996 from $2 million in fiscal 1995 primarily due to alternative minimum tax and state income tax as a result of the sales of divested assets. As of June 30, 1996, the Company had $45 million in net operating loss carryforwards for tax purposes, which will expire between 2008 and 2010. The Company has deferred tax assets of $98 million which have been fully-offset by a valuation allowance.

Extraordinary Loss. The net proceeds of the pudding business sale and proceeds of the Del Monte Philippines sale were used for the early retirement of debt. In conjunction with this early debt retirement, in the second and fourth quarters of fiscal 1996, $5 million in capitalized debt issue costs were written off and $5 million primarily related to a prepayment premium was charged to income, both of which have been accounted for as an extraordinary item. In June 1995, the Company refinanced its outstanding revolving credit facility, term loan and senior notes. In conjunction with the debt retirement, capitalized debt issue costs of $7 million were written off and accounted for as an extraordinary loss as required by generally accepted accounting principles.

      Cumulative Effect of Accounting Change. Effective July 1, 1995, the Company adopted SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." The cumulative effect of adopting SFAS No. 121 resulted in a charge to fiscal 1996 net earnings of $7 million.

Liquidity and Capital Resources

      The Company's primary cash requirements are to fund debt service, finance seasonal working capital needs and make capital expenditures. Internally generated funds and amounts available under its revolving credit and other short-term borrowing facilities are the Company's primary sources of liquidity.

      Historical

      On September 11, 1996, the Company repurchased the outstanding PIK Notes in an aggregate principal amount of $102 million for a cash payment of $100 million and, concurrently, exchanged essentially all remaining PIK Notes for 1996 PIK Notes in an aggregate principal amount of $156 million. Funding for the exchange offer was accomplished through the application of $30 million from a collateral account held by certain lenders, additional borrowing in an aggregate amount of $55 million under the then existing term loan, and borrowing of approximately $36 million from the then existing revolving credit facility. In addition, $13 million senior notes outstanding were repaid. In conjunction with the exchange offer, capitalized debt issue costs of approximately $4 million, net of a discount on the PIK Notes, were charged to net income and accounted for as an extraordinary loss.

      In June 1995, the Company refinanced its term loan, senior secured floating rate notes and revolving credit facility with a new term loan, new senior notes and a new revolving credit facility (all such indebtedness hereinafter collectively the "1995 Senior Debt" and such agreements collectively the "1995 Senior Debt Agreements"). The refinancing provided the Company with increased liquidity through reduced principal repayments on outstanding debt and reduced cash interest payments. The 1995 Senior Debt Agreements require prepayments and redemptions in the case of certain events, including the purchase or issuance of subordinated indebtedness. The 1995 Senior Debt was repaid in full in the Recapitalization from the proceeds of, and was replaced by, the Bank Financing and the Notes.

      The working capital position of the Company is seasonally affected by the growing cycle of the vegetables, fruit and tomatoes it processes. Substantially all inventories are produced during the harvesting and packing months of June through October and depleted through the remaining seven months. Accordingly, working capital requirements fluctuate significantly. The Company has used funds from a 1995 revolving credit facility, which provided for a $400 million line of credit, and expects to use funds from the Revolving Credit Facility, which replaced the 1995 revolving credit facility, as part of the Recapitalization. The Revolving Credit Facility provides for a $350 million line of credit to finance the seasonal working capital needs of the Company and other general corporate purposes. Consistent with its seasonal cycle, inventories increased during fiscal 1996 from $302 million at June 30, 1995 to $564 million at September 30, 1995 and thereafter decreased to $291 million at June 30, 1996. Borrowings under the Company's revolving credit facility followed a similar pattern in fiscal 1996, rising from $121 million at June 30, 1995 to $252 million at September 30, 1995 and thereafter declining to $43 million at June 30, 1996.

      The increase in inventories at March 31, 1997 from June 30, 1996 reflects seasonal inventory buildup. The increase in accounts payable and accrued expenses from June 30, 1996 to March 31, 1997 primarily reflects accrued expenses resulting from higher levels of consumer and trade promotions. As of March 31, 1997, $42 million was outstanding under the 1995 revolving credit facility, compared to $43 million at June 30, 1996. The outstanding balance on the 1995 revolving credit facility at March 31, 1997 reflects the application of the proceeds of the sale of Del Monte Latin America.

      The Company earned net income of $21 million for the nine-month period ended March 31, 1997. This amount includes noncash expenses of $31 million, including depreciation and amortization of $22 million, loss on sale of divested assets of $5 million, and an extraordinary loss from the PIK Note exchange offer of $4 million. This income, when combined with the changes in working capital accounts, resulted in cash provided by operating activities of $19 million. The Company generated cash proceeds of $51 million principally from the sale of Del Monte Latin America. These asset sales, coupled with capital expenditures of $12 million, resulted in net cash provided from investing activities of $39 million. Net cash used in financing activities of $58 million reflects scheduled principal payments of $12 million, borrowings of $929 million and repayments of $930 million under the Company's 1995 revolving credit facility. Included in net financing was the refinancing activity related to the PIK Note exchange offer whereby an additional $55 million of debt was incurred under an amendment to the 1995 term loan, $30 million of Del Monte Philippines sale proceeds from a specific collateral account were applied, and $102 million aggregate value of PIK Notes were redeemed for a cash payment of $100 million. In addition, the remaining balance of $13 million in senior notes was repaid. Proceeds from the sale of Del Monte Latin America were used to repay $10 million of the 1996 PIK Notes. Industrial development revenue bonds in the amount of $5 million were redeemed. Proceeds of $2 million from the sale of a surplus property were deposited into a collateral account pending final application.

      The Company earned net income of $88 million for the fiscal year ended June 30, 1996. This amount includes noncash expenses of $45 million, including depreciation and amortization of $31 million, a cumulative effect of accounting change of $7 million, and an extraordinary loss from early debt retirement of $5 million. This income, when combined with the changes in working capital accounts, resulted in cash provided by operating activities of $53 million. The Company generated cash proceeds of $186 million principally from the sale of its pudding business ($85 million) and the sale of its interest in Del Monte Philippines ($98 million). These asset sales, coupled with capital expenditures of $16 million, resulted in a net source of cash from investing activities of $170 million. Net cash used in financing activities of $217 million reflects principal payments of $108 million, borrowings of $1,276 million and repayments of $1,354 million under the revolving credit facility, the deposit of $30 million of Del Monte Philippines sale proceeds into a collateral account until agreement was reached with certain lenders as to final application, and a repurchase of common and preferred shares totaling $1 million.

      The Company earned net income of $5 million for the fiscal year ended June 30, 1995. Included in this amount are noncash expenses of $51 million, including depreciation and amortization of $40 million and an extraordinary loss on the refinancing of debt of $7 million. This income, when combined with the changes in the working capital accounts which included the capitalization of $23 million in fees paid by the Company to refinance its existing debt, as discussed above, resulted in net cash generated from operations of $39 million. Net cash used in investing activities was $21 million resulting from $24 million in capital expenditures offset by proceeds from sales of fixed assets. Net cash used in financing activities of $20 million reflects principal payments of $50 million, borrowings of $1,901 million and repayments of $1,867 million under the Company's short-term borrowing facilities, and dividends paid to a minority stockholder in Del Monte Philippines of $1 million, as well as redemptions of preferred stock in Del Monte Philippines of $3 million. Included in net financing was the refinancing activity consisting of the issuance of $188 million in a new term loan and senior notes in order to repay $188 million of a term loan, senior floating rate notes and a capital lease.

      The Company earned net income of $3 million for the fiscal year ended June 30, 1994. This amount includes noncash expenses, including depreciation and amortization of $40 million and other non-cash charges of $11 million. This income, when combined with the changes in the working capital accounts, resulted in cash generated from operating activities of $28 million. The Company realized $91 million from the proceeds of divested assets; principally the sale of the Company's can manufacturing and dried fruit operations. These asset sales, when combined with capital expenditures of $36 million, resulted in a net source of cash from investing activities during fiscal 1994 of $55 million. The Company used borrowings under its revolving credit facility and other short-term borrowings to finance its daily operations including its annual pack. The Company borrowed and subsequently repaid $909 million under its short-term borrowing facilities during the year. During fiscal 1994, the combined impact of principal payments on long-term debt of $78 million, and dividends paid to a minority stockholder by, and redemptions of preferred stock in, Del Monte Philippines of $5 million, resulted in net cash used in financing activities of $83 million.

      After the Recapitalization

      Concurrent with the Recapitalization, the Company entered into the Credit Agreement (as defined) with respect to the Bank Financing. The Term Loan Facility provides for term loans in the aggregate amount of $380 million, consisting of a Tranche A term loan of $200 million and a Tranche B term loan of $180 million. The Revolving Credit Facility will provide for revolving loans in an aggregate amount of $350 million, including a $70 million Letter of Credit subfacility. The Revolving Credit Facility will expire in fiscal 2003, the Tranche A term loan will mature in fiscal 2003, and the Tranche B term loan will mature in fiscal 2005. Scheduled principal payments on the Tranche A term loan begin in the first quarter of fiscal 1999 and continue quarterly through maturity. Initial quarterly amortization of Tranche A is approximately $7.5 million per quarter, rising periodically at approximately $1.25 million per quarter to a final quarterly amortization, beginning in the first quarter of fiscal 2003, of approximately $17 million through maturity. Scheduled principal payments on the Tranche B term loan begin in the third quarter of fiscal 1998 and continue quarterly through maturity. Initial quarterly amortization is nominal, amounting to approximately $1.8 million per year. Substantial amortization begins in the fourth quarter of fiscal 2004, with quarterly amortization of approximately $42 million. In conjunction with the Bank Financing, previously capitalized debt issue costs of approximately $19 million and a 1996 PIK Note premium and a term loan make-whole aggregating $19 million were charged to net income and accounted for as an extraordinary loss.

      Management believes that after the Recapitalization, cash flow from operations and availability under the Term Loan Facility and Revolving Credit Facility will provide adequate funds for the Company's foreseeable working capital needs, planned capital expenditures and debt service obligations. The Company's ability to fund its operations and make planned capital expenditures, to make scheduled debt payments, to refinance its indebtedness and to remain in compliance with all of the financial covenants under its debt agreements depends on its future operating performance and cash flow, which, in turn, are subject to prevailing economic conditions and to financial, business and other factors, some of which are beyond its control.

      Capital expenditures for fiscal 1996 were $16 million including approximately $1 million for environmental compliance. The Company expects that capital expenditures during fiscal 1997 will be approximately $20 million. Capital expenditures are expected to be funded from internally generated cash flows and by borrowing from available financing sources.

      The agreements with respect to the Bank Financing and the Indenture contain restrictive covenants with respect to the operation of the Company's business.

      The Company's defined benefit retirement plans have been determined to be underfunded under federal ERISA guidelines. It has been the Company's policy to fund the Company's retirement plans in an amount consistent with the funding requirements of federal law and regulations and not to exceed an amount that would be deductible for federal income tax purposes. Due to the combination of these circumstances, total contributions during fiscal 1996 for the defined benefit plan decreased to $13 million as compared to $16 million in fiscal 1995. Fiscal 1997 contributions are expected to be approximately $25 million. In connection with the Recapitalization, the Company has made certain commitments to the U.S. Pension Benefit Guaranty Corporation with respect to the funding of the Company's defined benefit retirement plans. See "Business--Pension Contributions." Pension plan funding requirements are expected to be funded from internally generated cash flows and by borrowing under the Revolving Credit Facility.

Tax Net Operating Loss Carryforwards

      As of June 30, 1996, the Company had $45 million in net operating loss carryforwards for tax purposes, which will expire between 2008 and 2010.

      Inflation

      The Company's costs are affected by inflation and the effects of inflation may be experienced by the Company in future periods. However, the Company has historically mitigated the inflationary impact of increases in its costs by controlling its overall cost structure.

                             BUSINESS

General

      The Company was originally incorporated in 1916 and remained a publicly-traded company for over sixty years until its acquisition in 1979 by the predecessor of RJR Nabisco. In December 1989, RJR Nabisco sold the Company's fresh produce operations, Del Monte Fresh Fruit, to Polly Peck International. In January 1990, an investor group led by Merrill Lynch purchased the Company and certain of its subsidiaries in the RJR Nabisco Sale for $1.5 billion. Following such sale, the Company divested several of its non-core businesses.

      The Company is the largest producer and distributor of canned vegetables and canned fruit in the United States, with net sales to its customers in excess of $1 billion in fiscal 1996. The Company's primary domestic channel of distribution is retail outlets, which accounted for approximately $800 million (or 71%) of the Company's fiscal 1996 domestic sales. In calendar 1996, the Company had domestic market shares of 20.1% of canned vegetable products and 38.1% of canned fruit products. The Company's market share in vegetables is larger than the market share of the Company's two largest branded competitors combined and its market share of canned fruit is larger than the fruit market share of all other branded competitors combined. In addition, the Company enjoys strong market shares in various cut tomato product categories.

      The Del Monte brand name, which has been in existence since 1892, is one of the leading brand names in the food industry and maintains a reputation for premium quality. Del Monte brand products are found in substantially all chains and independent grocery stores throughout the United States, with the average supermarket carrying approximately 100 Del Monte brand items. The Company estimates that Del Monte brand products are purchased by over 80% of U.S. households and that the Del Monte brand is recognized by 96% of all consumers of products in the Company's categories. The Del Monte brand has the highest unaided brand awareness of any canned food brand in the United States. As the brand leader in three major processed food categories (canned vegetables, fruit and cut tomato products), the Company has a multi-category presence that management believes provides it with a competitive advantage in selling to the retail grocery industry.

      The Company sells it products to national chains and wholesalers through a nationwide sales network consisting primarily of independent food brokers. The Company's direct sales force also sells Del Monte products to Warehouse Clubs, Mass Merchandisers and Supercenters. In addition, the Company sells its products to the foodservice industry, food processors and the military through different independent food brokers. The Company also exports a small percentage of its products to certain foreign countries directly and through independent exporters based in the United States.

      The Company has over 2,500 contracts to purchase vegetables and fruit from individual growers and cooperatives located in various geographic regions of the United States, principally the Midwest, the Northwest, California and Texas. This diversity of sourcing helps insulate the Company from localized disruptions during the growing season, such as weather conditions, that can affect the price and supply of vegetables and fruit. See "Risk Factors--Adverse Weather Conditions."

      The Company owns a number of registered and unregistered trademarks that it uses in conjunction with its business, including the trademarks Del Monte(R), FreshCut(TM), Snack Cups(R), Fruit Cup(R), Fruit Naturals(R), and Del Monte LITE(R). In connection with and subsequent to the RJR Nabisco Sale, the Company granted various perpetual, royalty-free licenses for the use of the Del Monte name and trademark, generally outside of the United States. The licensees of the Del Monte name and trademark include Del Monte Europe, Kikkoman, Fresh Del Monte, affiliates of RJR Nabisco and Yorkshire. Neither Del Monte Europe nor Fresh Del Monte is an affiliate of the Company.

      In fiscal 1994, 1995 and 1996, the Company invested an aggregate of approximately $55 million of capital in its domestic operating facilities. The Company believes that the efficiency of its fully-integrated production facilities, its proprietary seed varieties and its bulk supply agreements make it one of the lowest-cost producers of canned vegetables, fruit and cut tomato products in the United States.

      DMC was incorporated under the laws of the State of New York in 1978. DMFC, then known as DMPF Holdings Corp., was incorporated under the laws of the State of Maryland in 1989. DMC and DMFC each maintains its principal executive office at One Market, San Francisco, California 94105, and their telephone number is (415) 247-3000. DMC is a wholly owned subsidiary of DMFC.

Competitive Strengths

      Management believes that the following elements contribute to the Company's position as a leading producer and distributor of canned vegetables, fruit and cut tomato products in the United States and provide a solid foundation for the Company's business strategy.

      - Significant Market Share and Strong Brand Name Recognition--In calendar 1996, the Company had domestic market shares of 20.1% of canned vegetable products and 38.1% of canned fruit products. The Company's market share in canned vegetables is larger than the market share of the Company's two largest branded competitors combined and its market share in canned fruit is larger than the market share of all other branded competitors combined. In addition, the Company had a 25.4% market share in the fastest growing segment of the solid tomato market, the cut tomato segment. The Del Monte brand name, which has been in existence since 1892, is one of the leading brand names in the food industry, and has the highest unaided brand awareness of any canned food brand in the United States. As a result of its brand leadership, the Company has a multi-category presence that management believes provides it with a competitive advantage in selling to the grocery industry. Del Monte brand products are found in substantially all grocery chains in the United States, with the average supermarket carrying approximately 100 Del Monte brand items. The Company estimates that Del Monte brand products are purchased by over 80% of U.S. households and that the Del Monte brand name is recognized by 96% of all consumers of products in the Company's categories.

                                 Calendar 1996 Market Share
                      ----------------------------------------------------
                      Market                    Next Leading Branded
Category              Position(a)  Percentage   Competitor's Percentage(a)
--------              -----------  ----------   --------------------------
  Canned Vegetables...  #1          20.1%         12.5% (Green Giant)
  Canned Fruit........  #1          38.1%         12.0% (Libby's)
  Canned Cut Tomato
  Products............  #1          25.4%         10.8% (Hunt's)

  ----------------------
  (a) Excludes private label.

      - Improving EBITDA and EBITDA Margins--The Company's established market position, strong brand recognition, new pricing strategy and significant cost reduction efforts have allowed it to achieve consistent and improving EBITDA and EBITDA margins. EBITDA (giving effect to the sale of the Divested Operations) for fiscal 1994, 1995 and 1996 was $63 million, $76 million and $92 million, respectively. EBITDA margins for the same periods were 5.7%, 6.9% and 8.6%, respectively.

      - Extensive National Sales and Distribution System--The Company's extensive sales and distribution network which is responsible for the distribution of finished goods to over 2,400 customer destinations nationwide, gives Del Monte a nationwide presence. The Company's national sales and distribution network enables it to compete with other national brands and regional competitors, and to introduce new products on a regional or national basis. The Company operates six strategically-situated distribution centers offering customers a variety of services. Management believes that the Company's distribution system is an important contributor to the Company's success and provides the Company with a competitive advantage over regional and private label competitors.

      - Low Cost Producer--Management believes that the Company is one of the lowest cost producers of canned vegetables, fruit and cut tomatoes in the United States as a result of its raw product sourcing diversity, proprietary seed varieties, modern processing equipment, labeling, packaging, warehousing and distribution efficiencies and strategic alliances with suppliers.

      - Agricultural Expertise and Grower Relationships--The Company has developed proprietary vegetable seed varieties in order to increase agricultural and cannery yields and to improve product flavor and quality. The Company contracts with experienced growers who have cultivated these varieties on prime agricultural land proximate to the Company's processing facilities. In many cases, the Company has had and continues to have long-term relationships with such growers.

      - Experienced Management Team--In connection with the Recapitalization, two veteran managers with extensive food industry experience, Richard G. Wolford and Wesley
        J. Smith, joined the Company as Chief Executive Officer and Chief Operating Officer, respectively. The Company's prior Co-Chief Executive Officers will remain with the Company as consultants during a transition period following the Recapitalization. Mr. Wolford has 30 years of experience in the food industry, 20 of which were with Dole Foods. He was president of Dole Packaged Foods from 1982 to 1987. During Mr. Wolford's tenure at Dole, Dole experienced increased profitability, sales volume and market share. Mr. Wolford played a key role in redefining the Dole brand and expanding the range of products sold under the brand. From 1988 to 1996, he was Chief Executive Officer of HK Acquisition Corp. where he developed food industry investments with venture capital investors and managed the investor-owned companies. Mr. Smith has 25 years of experience, 23 of which were with Dole Foods, where he oversaw the building of Dole's domestic fresh pineapple business and the restructuring of Dole's sizable Hawaiian operations. In addition, Mr. Smith was responsible for establishing Dole's juice business at Dole with minimal capital investment.

Business Strategy

      In fiscal 1996, the Company began development of a new business strategy designed to improve profitability, enhance the Company's leadership position in the industry, increase spending efficiencies and strengthen the Company's ability to manage anticipated future growth. The key elements of this new business strategy are discussed below.

      - New Pricing--In the retail grocery market, pricing tends to be set by the branded leader with other brand and private label price levels being set using the leading brand as the benchmark. Responding in part to relatively balanced levels of supply and demand, the Company increased prices on its core fruit products in fiscal 1996 and on its core vegetable products in fiscal 1996 and 1997. As anticipated, price increases were initially not matched by competitors and the Company's market shares in many of its core product categories were eroded by both private label and branded competition. Market shares have now stabilized or improved relative to the lower levels reached after such price increases. Specifically, branded fruit competitors have matched the Company's prices and branded vegetable competitors have increased their prices to more closely approach the Company's higher prices. Management believes that its price levels are sustainable in view of the current price levels of branded competition. See "Risk Factor--Pricing Strategy."

      - Trade Promotion Programs--Over the last twelve months, the Company has implemented a significant change in its trade promotion strategy. Historically, the Company marketed its products through aggressive periodic trade promotions that represented discounts off list price for retailers. Many of these promotions required little or no retailer support or performance, resulted in the buildup of retailers' inventories through advance buying, and were not regularly passed through to the consumer in shelf price reductions. Currently, under the Company's "Go-to-Market" strategy, trade spending is based on accruals generated by retailers for each case purchased.
        These accrued amounts are then paid for retail merchandising events based on each case actually sold to the consumer. Management believes that this performance-based strategy, combined with coordinated promotional efforts undertaken with the retailer, provides much more efficient spending that to date has resulted in more efficient merchandising of the Company's products.

      - Consumer Promotion--The Company has also substantially increased its marketing spending targeted directly at consumers and expects to spend $56 million on such marketing in fiscal 1997 (a $44 million increase from fiscal 1996). This strategy, which primarily takes the form of free-standing insert couponing, has helped the Company recapture some of the volume and market share declines that occurred following the fiscal 1996 price increases.

      - New Products and Product Line Extensions--The Company has focused on developing products designed to take advantage of the Company's presence in existing categories, emphasize existing manufacturing capabilities and leverage the Del Monte brand name. Specifically, the Company recently has introduced Del Monte D'Italia(TM) pasta sauces, diced tomatoes and flavored fruits. The Company has also repositioned certain of its tomato and vegetable products using its FreshCut brand, which emphasizes the freshness of the raw ingredients in those products. In fiscal 1997, the Company introduced the FreshCut line of vegetables and two new FreshCut tomato products. See "Business--Legal Proceedings." Management believes that the FreshCut concept for vegetables has increased brand perceptions for ingredient freshness, overall quality and taste. In the future, the Company will seek to develop value-added products that reflect consumer demands, such as convenience and quality, and that will benefit from the Del Monte brand and the Company's distribution infrastructure.

      - Increased Penetration of High-Growth Channels of Distribution--Changes in the retail grocery environment have resulted in substantial growth of alternative retailers such as Warehouse Clubs, Mass Merchandisers and Supercenters. The Company believes it is well-positioned to benefit from these changes because these vendors generally seek brand name products with high turnover from category leaders. In addition, vendors in this category generally are attracted to large, technologically sophisticated suppliers such as the Company that have the ability to meet their stringent inventory and shelf-management requirements. The Company believes it is currently the leading supplier of canned vegetables and fruit to Wal-Mart's Sam's Club and is a major supplier to Price/Costco. The Company also believes it is Wal-Mart Supercenters' leading supplier of canned vegetables, fruit and cut tomato products as a group.

      - Customer Alliances--Competitive pressures in the retail food industry are causing many retailers to form alliances with large suppliers such as the Company that are able to provide sophisticated inventory and category management programs. Management believes that the Company is well situated to take advantage of this trend due to the scope of its product offerings and efficient national distribution system, as well as its size and technological capabilities. The Company has formed technological alliances with several key customers and intends to pursue additional alliances. To support these alliances, Del Monte has developed proprietary software systems and programs in category management which enable its customers to free shelf space for higher-margin products, improve inventory management by eliminating redundant or slow-moving products and optimize product positioning on store shelves. Substantially all of the Company's customers that have employed the Company's category management system have increased Del Monte product sales and shelf space while reducing overall shelf space dedicated to the canned vegetables, fruit and cut tomato categories as a whole. In addition, the Company has developed a proprietary vendor-managed inventory software system through which the Company directly manages its customers' inventories of Del Monte branded products. This inventory software is designed to reduce customers' overhead and to enable them to achieve lower average inventory levels while enhancing the Company's opportunities to sell Del Monte products.

Cost Savings and Inventory Management

      In fiscal 1993, the Company instituted a reengineering plan designed to reduce operating costs and enhance the Company's ability to produce and distribute its products. The Company realized approximately $41 million in cumulative cost savings in fiscal 1994 and 1995 principally as a result of this plan. In connection with the Recapitalization, the Company has developed a capital expenditure program that is designed to generate an additional $29 million in annual cost savings to be achieved over the next four years as the initiatives discussed below are completed. In addition, the Company has identified $45 million of potential inventory reductions that it intends to effect. There can be no assurance, however, that such cost savings or inventory reductions will be realized.

      - Manufacturing Improvements--Management currently plans to introduce new processing equipment such as modern high-speed fillers, optical sorting equipment and packaging machinery, each of which is intended to generate cost savings and to help the Company maintain its position as a low cost producer. Such savings would result primarily from decreased labor and general production efficiencies.

      - Facility Consolidation--The Company closed two vegetable plants and two distribution centers in fiscal 1994 and another vegetable plant in fiscal 1995. The Company plans to close an additional facility by fiscal 1999, which is expected to generate additional annual savings from reduced hauling charges, improved recoveries and a reduction of fixed costs.

      - Improved Inventory Management--Keeping inventory levels as low as possible will be a key strategic focus of the Company. The Company intends to significantly reduce excess inventories beginning with the 1997 pack, primarily by reducing contracted acreage. The Company is also evaluating a counter-seasonal production strategy comprised of importing fruits from the Southern hemisphere during the North American winter and increased sourcing of vegetables from the Southwest during periods other than the Midwestern harvest season.

The Canned Food Industry

      The domestic canned food industry is characterized by relatively stable growth based on modest price and population increases. Over the last ten years, the industry has experienced consolidation as competitors have shed non-core business lines and made strategic acquisitions to complement category positions, maximize economies of scale in raw material sourcing and production and expand retail distribution. Sustaining strong relationships with retailers has become a critical success factor for food companies and is driving initiatives such as category management. Food companies with category leadership positions and strong retail relationships have increasingly benefited from these initiatives as a way to maintain shelf space and maximize distribution efficiencies.

      Each product segment of the canned food industry is typically comprised of a few dominant branded players who control one third to more than one half of total industry market share and a large, fragmented private label segment. Leading brands are generally able to command a pricing premium over private label competitors. Although private label products have held significant market shares in the aggregate for canned fruit (43.7% in calendar 1996), vegetables (42.2% in calendar 1996) and cut tomato products (30.3% in calendar 1996) for some time, their market shares have remained relatively stable over the past decade. Since the canned food industry is mature and capital intensive, there have been few new entrants into the major product markets in recent years. Moreover, the industry has experienced plant closures and consolidation over the past decade.

Company Products

      The Company has a multi-category presence with products in four major processed food categories: canned vegetables, fruit, tomato products and pineapple.

      Canned Vegetables. The canned and jarred vegetable industry in the United States generated approximately $3.2 billion in sales in fiscal 1996. The domestic canned vegetable industry is a mature segment characterized by high household penetration. Industry sales of canned and jarred vegetables have remained stable in recent years, as illustrated in the following table:


                                          Fiscal Year Ended June 30,
                                         ---------------------------
                                         1992  1993  1994 1995  1996
                                         ----  ----  ---- ----  ----
                                           (Dollars in billions)
   All Canned/Jarred Vegetables .......  $3.1  $3.0  $3.0 $3.1  $3.2

      The canned retail vegetable market consists of three distinct segments: major, flanker, and specialty products. The major segment consists of corn, green beans and peas and represents the largest volume segment, accounting for $732 million or approximately 66% of fiscal 1996 canned vegetable supermarket case sales (excluding pickles and tomato products). The flanker segment, which includes mixed vegetables, spinach, beets, carrots, potatoes and sauerkraut, accounted for $234 million or approximately 17% of fiscal 1996 supermarket case sales of canned vegetables. The specialty segment, comprised of asparagus, zucchini, baby beets and a variety of corn and bean offerings, represents $270 million or approximately 12% of the overall canned vegetable market. A cross-segment, buffet products, includes all of the above varieties in smaller can sizes. The Company also offers a no-salt product line across most of its core varieties. The Company competes in each of the major, flanker, buffet and specialty categories of canned vegetables. Within these categories, the Del Monte brand accounted for $323 million in retail sales in fiscal 1996. During calendar 1996, Del Monte brand vegetable products enjoyed an average premium of 17(cent) (32%) per item over private label products and the Company held a 20.1% share of the canned vegetable market for that year.

      The canned vegetable market is concentrated among a small universe of branded players and a large, fragmented pool of private label competitors. In the major vegetable market, the Company is the branded market share leader and in calendar 1996 held a 23.4% market share in beans, a 20.6% market share in corn and a 16.4% market share in peas. The Company also is the branded market share leader in the flanker category and is the overall market share leader in the buffet market. Private label products taken as a whole command the largest share of the canned vegetable market (42.2% in calendar 1996), but their market share has remained relatively stable over the past decade. The primary branded competitors in the market include Del Monte, and Green Giant nationally, and regional brands such as Freshlike, Stokely and Libby's in addition to private label producers.

                1996 Canned Vegetable Market Share

   Del Monte ...........................................   20.1%
   Green Giant .........................................   12.5%
   Stokely .............................................    2.6%
   Libby's (Seneca) ....................................    3.7%
   Freshlike (Dean Foods) ..............................    2.4%
   All private label combined ..........................   42.2%

----------------------
Source: Nielsen Scantrack, calendar 1996 (based on equivalent cases).

      The Company has relationships with approximately 900 vegetable growers located primarily in Wisconsin, Illinois, Minnesota, Washington, and Texas.

      Canned Fruit. The processed canned and jarred fruit industry in the United States, including pineapple, generates approximately $2.2 billion in sales per year. The domestic canned fruit industry is a mature segment characterized by high household penetration. Industry sales of canned and jarred fruit have remained virtually flat in recent years, as illustrated in the following table.

                                          Fiscal Year Ended June 30,
                                         ---------------------------
                                         1992  1993  1994 1995  1996
                                         ----  ----  ---- ----  ----
                                            (Dollars in billions)
All Canned/Jarred Fruit ...............  $2.3  $2.3  $2.3 $2.3  $2.2


      The Company competes in three distinct segments of the canned fruit industry: major, specialty, and pineapple products. These three distinct segments account for over 60% of the canned fruit industry's total sales. The major segment consists of cling peaches, pears and fruit cocktail/mixed fruit and fruit cups. The specialty segment includes apricots, freestone and spiced peaches, mandarin oranges and cherries. The pineapple segment is discussed separately below.

      The Company is the largest processor of branded canned fruit in the United States. The Company competes in the major fruit and specialty fruit segments of the canned fruit market which together accounted for $1 billion of total canned fruit industry sales in fiscal 1996.

      Major fruit accounted for sales by retailers of $611 million in fiscal 1996. Sales by retailers of Del Monte brand major fruit products totaled $262 million in fiscal 1996. For calendar 1996, the Company was the branded share leader with a 38.1% market share. The Company is also the share leader in every major sub-segment of the major category. In single serve sizes, the Company has over a 60% market share. The Company's major fruit and fruit cup businesses are distributed in substantially all grocery outlets, with the average store stocking 27 Del Monte major fruit items.

      The Company is the branded leader in the specialty category as a whole and the market leader in apricots and freestone and spiced peaches. Specialty fruits are higher margin, lower volume niche items, which benefit from the Company's brand recognition. Del Monte apricots and freestone peaches are distributed in over 73% and 57% of grocery outlets, respectively. Mandarin oranges and cherries are distributed in 19% and 7% of grocery outlets, respectively.

      The Company competes in the canned fruit business on the basis of product quality and category support to both the trade and consumers. On the industry's highest volume can size (15-16 oz.), the Del Monte brand commanded an average 11(cent) (13%) per item premium. The Company faces competition in the canned fruit segment primarily from Tri-Valley Growers and PCP, both of which are grower co-operatives that produce private label products. Tri-Valley Growers also packs the Libby's and S&W brands. Libby's holds an overall canned fruit market share of 12%. Forty-four percent of industry sales are generated primarily by private label producers including Tri-Valley Growers and PCP.

      The Company increased fruit prices in fiscal 1996 to cover higher raw product costs and to improve margins. Higher prices put the Company at a significant price disadvantage in the marketplace for most of the year as competition did not raise prices until late in the fiscal year. As a result, the Company experienced a short-term volume loss and market share erosion. However, the Company's significantly increased margins generally offset the effects of the lower volume. The Company's market share in the major canned fruit category increased in the seven month period ended January 25, 1997 to 40.9%, a level experienced prior to the price increases. See "Risk Factors--Pricing Strategy."

               1996 Canned Major Fruit Market Share

   Del Monte ............................................  38.1%
   Libby's (Tri-Valley) .................................  12.0%
   All private label combined ...........................  43.7%

----------------------
Source: Nielsen Scantrack, calendar 1996 (based on equivalent cases).

      The Company has relationships with approximately 600 fruit growers located in California, Oregon and Washington.

      Canned Tomato Products. Tomato products generated fiscal 1996 industry-wide sales of $5.3 billion, an increase of almost 4% from 1995. Total sales of tomato products have grown steadily in recent years, achieving a five-year compound annual growth rate of 3.6% per year. The diced and chunky segment of the retail solid tomato category grew 27% during calendar 1996. The following table presents total industry sales of all processed tomato products in recent years.

                                          Fiscal Year Ended June 30,
                                         ---------------------------
                                         1992  1993  1994 1995  1996
                                         ----  ----  ---- ----  ----
                                            (Dollars in billions)
Processed Tomato Products .............  $4.6  $4.7  $4.8 $5.1  $5.3

      The processed tomato market can be separated into more than ten distinct product categories which differ widely in terms of profitability, price sensitivity and growth potential. Consumers use tomato products for a variety of purposes ranging from ingredients to condiments, beverages and main dishes.

      The highest growth is taking place in value-added categories such as spaghetti/pasta sauce and diced tomatoes. These products are generally the least price sensitive and, consequently, can support higher margins. Growth in spaghetti sauce and in the value-added diced and chunky segment of the solids category is anticipated to remain strong as a result of the shift in consumer preferences towards convenience-oriented items.

      The tomato products major market segments generated grocery sales by retailers of $3.7 billion in fiscal 1996, including sales of $246 million in the Company's key category of cut tomato products. Sales by retailers of Del Monte branded cut tomato products in fiscal 1996 accounted for $70 million. The Company's tomato product offerings include four major segments: cut tomatoes (stewed, diced, chunky and wedges), ketchup, tomato sauce and paste, and value-added products such as spaghetti/pasta sauce, salsa and sloppy joe sauce.

      In fiscal 1995, the Company exited the whole-peeled tomato segment to focus on cut tomato products, which is generally a less price sensitive and higher-margin segment. The Company's sales in the diced and chunky segment grew 60% during the same period and as of December 28, 1996, the Company was the branded leader with a 22.1% share. The Company increased prices significantly on its cut tomato products in April 1995, at the same time as it repositioned the line under the FreshCut brand. The diced and chunky category is the fastest growing category in the tomato products group.

      The Company is active in the value-added tomato product segment with its pasta and spaghetti sauces, salsas and sloppy joe sauces. This segment has enjoyed significant growth over the last four years, with retail sales of $2.2 billion in calendar 1996 compared to retail sales of $1.8 billion in calendar 1993. The Company entered the value-added tomato product segment in fiscal 1993, when the Company introduced a new, six-flavor line of canned spaghetti sauce into the $1.1 billion retail spaghetti sauce market. The Company employed a strategy to deliver high quality product in a can at an everyday shelf price well below that of the jarred competition. The Company currently offers two styles of spaghetti sauce and four flavors of Del Monte D'Italia pasta sauces.

      The Company offers products in nearly every canned tomato product category, and faces competition in the tomato product market from brand name competitors including S&W, Contadina, Red Gold and Hunt's in the cut tomato category; Heinz and Hunt's in the ketchup category; Campbell Soup's Prego, Van Den Bergh's Ragu and Hunt's in the spaghetti sauce category; Hunt's and Hormel in the sloppy joe sauce category; and Campbell Soup's Pace, Frito Lay's Tostito's and Pillsbury's Old El Paso in salsa and picante. In addition, the Company faces competition from private label products in all major categories. While the Company has a small share of the overall tomato product market (with market shares in calendar 1996 of 4.1% in spaghetti sauce, 3.8% in salsa and 7.8% in tomato sauce), it is the largest branded competitor in the high-margin cut tomato segment with market share of 25.4% in calendar 1996. Hunt's, the next largest branded processor, possessed a 10.8% share for this period. In other key categories, for calendar 1996, Heinz was the market leader in ketchup with a 48.6% market share, Hunt's was the leader in tomato sauce with a 34.7% market share, and Pace was the market leader in salsa/picante sauces with a 29.6% market share.

                1996 Canned Cut Tomato Products(a)
                           Market Share

    Del Monte ...................................  25.4%
    Hunt's ......................................  10.8%
    S&W .........................................   9.6%
    Contadina ...................................   5.8%
    All private label combined ..................  30.3%

----------------------
(a) Excludes whole peeled and crushed tomatoes, ketchup, tomato sauce and paste, spaghetti sauce and sloppy joe, salsa and picante sauces.

Source: Nielsen Scantrack, calendar 1996 (based on equivalent cases).

      The Company has relationships with approximately 40 tomato growers located primarily in California where approximately 95% of domestic tomatoes are produced.

      Canned Pineapple. The canned pineapple products industry in the United States generated approximately $329 million in sales in fiscal 1996. The domestic pineapple industry is a mature segment of the canned fruit industry that has generated stable sales. Industry sales of canned pineapple products have remained virtually flat in recent years, as illustrated in the following table.

                                         Fiscal Year Ended June 30,

                                         1992  1993  1994 1995  1996
                                         ----  ----  ---- ----  ----
                                            (Dollars in millions)
  Canned Pineapple Products ...........  $334  $334  $329 $317  $329


      Individual pineapple items are differentiated by cut style, with varieties including sliced, chunk, tidbits and crushed. Currently, 84% of pineapple product sold is packed in juice, with the remaining 16% packed in heavy syrup. Size offerings include the 20 oz. size, which accounts for 74% of category sales. Other sizes offered include the 8 oz. and 15 oz. varieties.

      The Company's retail pineapple line consists of sliced, chunk, crushed and juice products in a variety of container sizes. In addition to sales by retailers, which totaled $36 million in fiscal 1996, the Company sells a significant amount of juice concentrate and crushed pineapple through the food ingredients channel and also sells pineapple solids and juice products to foodservice customers.

      The Company is the second leading brand of canned pineapple, with a 14.9% market share in calendar 1996. Dole is the industry leader with a market share of 43.9%. Private label and foreign pack brands comprise the low-price segment of this category and hold market shares of 28.0% and 11.8%, respectively. The five major foreign pack brands, Geisha, Libby's, Liberty Gold, Empress, and 3-Diamond, have regional distribution and are supplied by Thai and Indonesian packers. Certain foreign brands grew through 1995 by "dumping" product in the United States at below cost prices which depressed category pricing. In 1995, the U.S. government imposed anti-dumping tariffs on Thai packers which allowed the domestic industry to recover some of its margins and volume.

                1996 Canned Pineapple Market Share

     Del Monte ...........................................  14.9%
     Dole ................................................  43.9%
     Foreign pack ........................................  11.8%
     All private label combined ..........................  28.0%

----------------------
Source: Nielsen Scantrack, calendar 1996 (based on equivalent cases).

      The Company sources virtually 100% of its pineapple requirements from its former subsidiary, Del Monte Philippines, under a long-term supply agreement. The agreement provides for a guaranteed supply of quality pineapple and a steady profit stream due to pricing based on fixed retail and foodservice margins.

Sales, Marketing and Distribution

      Sales. The Company's sales organization for retail products is divided into four groups: (i) a retail broker network (which consists of 100% independent broker representation at the market level, managed by Company sales managers); (ii) national accounts; (iii) Warehouse Clubs, Mass Merchandisers and Supercenters; and (iv) customer marketing. Retail brokers are independent, commissioned sales organizations which represent multiple manufacturers. The Company's broker network represents the Company to a broad range of grocery retailers. The national accounts group maintains relationships with the corporate headquarters of key national chain and wholesaler accounts such as Fleming, Kroger, Super Valu and Winn-Dixie. The Company's Warehouse Club, Mass Merchandiser and Supercenter group calls on these customers directly (non-brokered) and is responsible for the development and implementation of sales programs for non-grocery channels of distribution that include Wal-Mart, Price/Costco, Kmart and Target. The fourth group, customer marketing, is responsible for managing internal customer oriented resources including order management, logistics, trade promotion, strategic initiatives and sales information and administration. Foodservice, food ingredients, private label and military sales are accomplished through both direct sales and brokers.

      Marketing. Marketing includes product development, pricing strategy, consumer and trade promotion, advertising, publicity and package design. Consumer advertising and promotion support are used, together with trade spending, to support awareness of new items and initial trial by consumers, and to build recognition of the Del Monte name.

      Distribution. The Company's distribution organization is responsible for the distribution of finished goods to over 2,400 customer destinations. Customers can order products to be delivered via truck, rail or on a customer pickup basis. The Company's distribution centers provide, among other services, casing, labeling, special packaging, cold storing, pallet repairing and fleet trucking services. Other services the Company provides to customers include One Purchase Order/One Shipment, in which the Company's most popular products are listed on a consolidated invoicing service; the UCS Electronic Data Interchange, a paperless system of purchase orders and invoices; and the Store Order Load Option (SOLO), in which products are shipped directly to stores.

Supply and Production

      The Company owns virtually no agricultural land. Each year, the Company buys over one million tons of fresh vegetables and fruits pursuant to over 2,500 contracts with individual growers and cooperatives located primarily in the United States. The Company enters into individual fixed price contracts with growers of vegetables, fruits and tomatoes. The vegetable growers are located in Wisconsin, Illinois, Minnesota, Washington, Texas and Arizona. The Company provides the growers with planting schedules, seeds, insecticide management and hauling capabilities and actively participates in agricultural management and quality control with respect to all sources of supply. The vegetable contracts are generally for a one-year term.

      The Company's fruit and tomato growers are located primarily in California; pear growers are also located in Oregon and Washington. The fruit contracts range from one to ten years each and as of June 30, 1996 the Company had purchase commitments outstanding of approximately $322 million. Prices are generally negotiated with grower associations. The Company actively participates in agricultural management and quality control and provides insecticide management and hauling capabilities. Where appropriate, the Company manages the growers' agricultural practices.

      Thirteen Company-owned plants, located throughout the United States, process the Company's products. Generally located near growing areas, vegetable processing plants are located in Illinois, Wisconsin, Minnesota, Texas and Washington, while fruit and tomato plants are located in California, Indiana and Washington. The

Company produces the majority of its products between June and October. Most of the Company's seasonal plants operate at close to full capacity during the packing season.

      Co-packers are used for pickles and certain other non-core products and to supplement supplies of certain canned vegetables, fruit and tomato products.

      Prior to December 1993, the Company produced almost all of the cans used to package its products in the United States at its nine can manufacturing facilities located throughout the United States. In December 1993, the Company sold substantially all the assets (and certain related liabilities) of the Company's can manufacturing business to Silgan Container Corporation ("Silgan"). The transaction included the sale or lease of the Company's nine can manufacturing facilities. In connection with this agreement, Silgan and the Company entered into a ten-year supply agreement, with optional successive five year extensions under which Silgan agreed to supply all of the Company's requirements for metal food and beverage containers in the United States. The Company's total annual can usage is approximately two billion cans, representing approximately 5.5% of total domestic food can volume in the United States.

Foreign Operations

      The Company has sold all of its non-U.S. operations and now conducts all of its business domestically.

Customers

      The Company's customer base is broad and diverse and no single customer accounted for more than 10% of fiscal 1996 net sales. The Company's 15 largest customers during fiscal 1996 represented approximately 48.4% of the Company's net sales. These companies have all been Del Monte customers for at least ten years and in most cases for twenty years or more.

Competition

      The Company faces substantial competition throughout its product lines from numerous well-established businesses operating nationally or regionally with single or multiple branded product lines. In general, the Company competes on the basis of quality, breadth of product line and price. See "--Company Products."

Information Services

      In November 1992, the Company entered into an agreement with Electronic Data Systems Corporation ("EDS") to provide services and administration to the Company in support of its information services functions for all domestic operations. Payments under the terms of the agreement are based on scheduled monthly base charges subject to various adjustments based on such factors as production levels and inflation. Base charge payments under the agreement total $137 million, to be paid over the ten-year term of the contract. The agreement expires in November 2002 with optional successive one-year extensions. As a part of the agreement, the Company sold EDS certain of its information technology equipment and software for approximately $6 million. The Company periodically reviews its general information system needs.

Research and Development

      The Company's research and development ("R&D") organization provides product, packaging and process development and analytical and microbiological services, as well as agricultural research and seed production. In fiscal 1996, 1995 and 1994, R&D expenditures (net of revenue for services to third parties) were $6 million, $6 million and $5 million, respectively. The Company maintains an R&D facility in Walnut Creek, California where it conducts research in a number of areas related to its business including seed production, packaging, pest management, food and nutrition science and plant breeding.

Employees

      At March 31, 1997, the Company had approximately 2,100 full-time employees. An additional 12,000 individuals are hired on a temporary basis during the pack season. The Company considers its relations with its employees to be satisfactory.

     The Company has eight collective bargaining agreements with seven unions covering approximately 9,850 of its hourly and seasonal employees. Four collective bargaining agreements expire in calendar 1997, covering seven canneries and one distribution center. The remaining agreements expire in calendar 1998 and 1999. The Company believes that each of these agreements will be successfully renegotiated, but there can be no assurance that negotiations will be successful.

Trademarks and Licenses

      The Company owns a number of registered and unregistered trademarks for use in connection with various food products. These trademarks are important to the Company because brand name recognition is a key factor in the success of the Company's products. The current registrations of these trademarks in the United States and foreign countries are effective for varying periods of time, and may be renewed periodically provided that the Company, as the registered owner, and its licensees, where applicable, comply with all applicable laws. The Company is not aware of any material challenge to the ownership by the Company of its major trademarks.

      In connection with the RJR Nabisco Sale and the divestitures of certain operations subsequent to that sale, the Company granted various perpetual, royalty-free licenses for use of certain trade secrets, trademarks, patents and other intellectual property to the acquiring companies. With respect to processed food products, affiliates of RJR Nabisco hold the rights to use Del Monte trademarks in Canada and South America; Kikkoman holds the rights to use Del Monte trademarks in the Far East (excluding the Philippines); Del Monte Europe holds the rights in Europe, Africa, the Middle East and the Indian Subcontinent; and Dewey Limited (an affiliate of Del Monte Europe) owns the rights in the Philippines to the Del Monte brand name. Fresh Del Monte holds the rights to use the Del Monte trademark with respect to fresh produce and certain chilled and frozen products related thereto throughout the world. With respect to dried fruit and snack products, Yorkshire holds the rights to use Del Monte trademarks in the United States, Mexico, Central America and the Caribbean. In connection with the sale of its pudding business, the Company licensed Kraft to use the Del Monte name on a royalty-free basis in connection with single-serving pudding products for a period of two years from November 1995. In connection with agreements to sell Del Monte Latin America, Hicks, Muse, Tate & Furst acquired the right to use the Del Monte trademarks with respect to processed foods in Mexico and Donald W. Dickerson, Inc. acquired such right in Central America and the Caribbean. The Company retains the right to review the quality of the licensee's products under each of its license agreements. The Company generally may inspect the licensees' facilities for quality and the licensees must periodically submit samples to the Company for inspection. Licensees may grant sublicenses but all sublicensees are bound by these quality control standards and other terms of the license. The Company has also granted various security interests in its trademarks and related trade names, patents and trade secrets to its creditors in connection with the Bank Financing and to its licensees.

Governmental Regulation

      The Company's operating businesses are subject to regulation and inspection by various federal, state and local governmental agencies which enforce strict standards of sanitation, product composition, packaging and labeling, work place safety and environmental compliance. The Company believes it is in substantial compliance with such regulations. New nutrition labeling and health claim requirements proposed by the U.S. Food and Drug Administration (the "FDA") were passed by Congress in 1990 and became effective on August 4, 1994. The Company believes it is in substantial compliance with such regulations.

Pension Contributions

      As described more fully in Note F to the audited consolidated financial statements of the Company for the year ended June 30, 1996, the Company's defined benefit pension plans are underfunded. In connection with the Recapitalization, the Company has entered into an agreement with the U.S. Pension Benefit Guaranty Corporation dated April 7, 1997 whereby the Company will contribute the following amounts to its defined benefit pension plans: $15 million within 30 days after the consummation of the Recapitalization, $15 million in calendar 1998, $9 million in calendar 1999, $8 million in calendar 2000 and $8 million in calendar 2001, for a total of $55 million. The contributions required to be made in 1999, 2000 and 2001 will be secured by a $20 million letter of credit to be obtained by the Company by August 31, 1998. The contributions required to be made in 1997 and 1998 will be paid prior to any scheduled amortization under the Bank Financing in excess of $1 million, and the Company has agreed not to make voluntary prepayments of the loans under the Bank Financing prior to making the contributions required to be made in 1997 and 1998 or prior to obtaining the letter of credit. The Company estimates that the total contributions required to be made from 1997 through 2001 under this agreement will be approximately $15 million more than the amount the Company would have been required to contribute to the pension plans under applicable law in the absence of the agreement.

Legal Proceedings

      The Company is involved in various legal proceedings incidental to its business, including claims with respect to product liability, worker's compensation, tort and other general liability and automobile liability, for which the Company carries insurance or is self-insured, as well as trademark, copyright and related litigation, and wrongful discharge and other employer/employee claims and litigation. The Company believes that no such legal proceedings will have a material adverse effect on the business or financial condition of the Company. See "--Environmental Compliance" for a description of certain environmental litigation to which the Company is a party.

      During fiscal years 1993, 1994 and 1995, the Company had exclusive supply arrangements (the "PCP Agreement") with PCP to purchase substantially all of PCP's tomato and fruit production. PCP continued to own and operate its production facilities, as well as purchase raw products through its established grower network. The PCP Agreement was to expire in June 1998. During fiscal 1995, the U.S. Federal Trade Commission ("FTC") conducted an investigation to determine whether the supply arrangement was in violation of certain United States antitrust laws. In January 1995, the Company and PCP agreed to terminate the PCP Agreement and other supply and purchase option agreements in settlement of the FTC investigation. The Company negotiated a consent order with the FTC which was issued on April 11, 1995. Pursuant to this consent order, the PCP Agreement was terminated in late fiscal 1995. The order imposes restrictions on the Company's ability to acquire existing domestic canned fruit businesses and assets.

      On January 30, 1996, the Company received an inquiry from the FDA concerning the Company's FreshCut brand labeling on certain tomato and vegetable products. The Company is in the process of developing its response to the FDA inquiry. The Company does not believe that the resolution of this inquiry will have a material adverse impact on the Company's use of its FreshCut brand or marketing concept.

      On March 25, 1997, the entities that purchased the Company's Mexican subsidiary in October 1996 commenced an action in Texas state court entitled HMTF Acquisition Corp. et al v. Del Monte Corporation, alleging, among other things, that the Company breached the agreement with respect to the purchase because the financial statements of the Mexican subsidiary did not fairly present its financial condition and results of operations in accordance with U.S. generally accepted accounting principles. The purchasers have claimed damages in excess of $10 million as a result of these alleged breaches. In connection with this action, $8 million of the cash proceeds payable to current shareholders and certain members of senior management of DMFC in the Recapitalization will be held in escrow and applied to fund the Company's costs and expenses in defending the action, with any remaining amounts available to pay up to 80% of any ultimate liability of the Company to the purchasers. Separately, the purchasers claim that they are entitled to receive from the Company as a purchase price adjustment an additional approximately $2.6 million pursuant to provisions of the purchase agreement. The Company does not believe that these claims, in the aggregate, will have a material adverse effect on the Company's financial position or results of operations.

Environmental Compliance

      As a result of its agricultural, food processing and canning activities, the Company is subject to numerous environmental laws and regulations. Many of these laws and regulations, both foreign and domestic, are becoming increasingly stringent and compliance with them is becoming increasingly expensive. The Company believes that it is in substantial compliance with all such laws and regulations. The Company is engaged in a continuing program to maintain its compliance with existing laws and regulations and to establish compliance with anticipated future laws and regulations. The Company spent an aggregate of $5 million on domestic environmental expenditures from fiscal 1994 through fiscal 1996, and projects that it will spend an aggregate of approximately $4 million in fiscal 1997 and 1998 on capital projects and other expenditures in connection with environmental compliance.

      In addition, in connection with the Company's divestiture of owned or operated properties, the Company may be required to remediate environmental conditions at such properties. The Company has also identified certain conditions that require remediation at properties it continues to own or operate. The Company does not expect that such remediation costs will have a material adverse effect on the Company's financial condition or results of operations.

      The Company has been notified by governmental authorities and private claimants that it may be a potentially responsible party ("PRP") for environmental investigation and remediation costs at certain designated "Superfund Sites" under CERCLA or under similar state laws. The Company is currently involved as a PRP at five Superfund Sites. The Company resolved its liability at three Superfund Sites in fiscal 1996 and at one Superfund Site in early fiscal 1997. In addition, the Company obtained an indemnification for any liabilities in connection with another site from its former waste hauler. The Company has, in the past, been identified as a PRP at five other sites, but has had no active involvement at any of these sites for several years. At several of these sites, the Company believes it has no liability.

      Generally, the Company is considered a PRP because it sent certain wastes (in most cases, non-hazardous materials) from its operations to these sites for disposal. The exception is one site that the Company formerly operated (but did not own). For the formerly operated site, however, the Company has been indemnified for any liability it may have. The five Superfund Sites at which the Company is currently involved are at various stages of environmental investigation and remediation. Because the investigation and remediation process is usually long and complicated, it is sometimes difficult to predict the ultimate extent of the Company's liability. However, at most Superfund Sites, the Company has a de minimis share of liability. There can be no assurance that the Company will not be identified as a PRP at additional sites in the future or that additional remediation requirements will not be imposed on properties currently owned and operated. In addition, there can be no assurance that other sites to which the Company has sent waste will not be identified for investigation or proposed for listing under CERCLA or similar state laws. The Company believes that its CERCLA and other environmental liabilities, if any, will not have a material adverse effect on the Company's financial position or results of operations.

Backlog

      The Company does not experience significant backlog.

Properties

      As of March 31, 1997, the Company operated 13 production facilities and six distribution centers. The Company's production facilities are owned properties, while the distribution centers are owned or leased and the Company's various warehousing/storage facilities are primarily leased facilities. Virtually all of the Company's properties, whether owned or leased, are subject to liens or security interests pursuant to the Bank Financing.

      The following table summarizes the Company's production facilities:

                  Del Monte Production Facilities

Location                   Primary Product Line           Square Footage
--------                   --------------------           --------------
Kingsburg, CA ....  Peaches, Zucchini, Corn                   121,000
Modesto, CA ......  Peeled Tomatoes, Ketchup, Tomato Sauce,
                      Salsa, Spaghetti Sauce, Bulk Paste,
                      Snap-E-Tom                              220,000
San Jose, CA .....  Apricots, Fruit Cups, Fruit Cocktail,
                      Chunky Fruit, Diced Pears               371,000
Stockton, CA .....  Peaches, Cocktail Cherries, Fruit
                      Cocktail, Concentrate                   446,000
Mendota, IL ......  Peas, Corn, Lima Beans, Mixed
                      Vegetables, Prune Juice, Carrots,
                      Peas & Carrots                          246,000
Plymouth, IN .....  Snap-E-Tom, Ketchup, Tomato Sauce &
                      Juice, Pineapple Juice, Spaghetti
                      Sauce, Sloppy Joe                       156,000
Sleepy Eye, MN ...  Peas, Corn                                230,000
Crystal City, TX .  Green Beans, Spinach, Carrots, Beets,
                       Potatoes                               362,000
Toppenish, WA ....  Asparagus, Corn, Lima Beans, Peas         228,000
Yakima, WA .......  Cherries and Pears                        214,000
Arlington, WI ....  Peas, Corn, Sauerkraut                    209,000
Markesan, WI .....  Green Beans, Wax Beans, Italian Beans     291,000
Plover, WI .......  Beans, Carrots, Beets, Potatoes           250,000


      The Company's principal administrative headquarters are located in leased office space in San Francisco, California. The
Company owns its primary research and development facility in Walnut Creek, California.

      In fiscal 1996, the Company entered into agreements providing for the sale of real property and the construction and lease of three new plant warehouses and one new ripening room facility (located at Toppenish, Washington; Plover, Wisconsin; Mendota, Illinois; and Yakima, Washington, respectively), totaling approximately 739,000 square feet. The Company will lease the facilities for an initial term of 20 years, at a total annual rent of approximately $3 million (net of operating expense).

      The Company also holds a 50% interest in a limited liability company which has developed a 160,000 square foot retail shopping center in Oakland, California. The shopping center development is located at the site of a former production plant of the Company. The center opened in October 1996 and was approximately 85% leased at that time.

      The Company holds certain excess properties for sale and periodically disposes of excess land and facilities through sales.

      Management considers its facilities to be suitable and adequate for the business conducted therein, and to have sufficient production capacity for the purposes for which they are presently intended.

Working Capital

      The inventory position of the Company is seasonally affected by the growing cycle of the vegetables, fruits and tomatoes it processes. Substantially all inventories are produced during the harvesting and packing months of June through October and depleted through the remaining seven months. The Company maintains a revolving line of credit to fund its seasonal working capital needs. See "The Bank Financing."

                         CORPORATE HISTORY

      The Company was acquired in 1979 by the predecessor of RJR Nabisco. In 1990, the Company and certain of its subsidiaries and affiliates were sold in the RJR Nabisco Sale for $1.5 billion to DMFC and DMPF Corp., a Delaware corporation ("DMPF Corp."), which were organized by Merrill Lynch & Co. ("ML&Co.") and capitalized by ML&Co. and certain other investors including Court Square Capital, L.P., an affiliate of Citibank, N.A., Kikkoman, Polly Peck International PLC ("Polly Peck"), W.R. Huff Asset Management Co., Charterhouse Equity Partners, L.P. and certain present and former members of management of the Company. The RJR Nabisco Sale excluded certain businesses that were retained by RJR Nabisco such as the Del Monte processed foods operations in Canada and South America. Certain other Del Monte businesses were not acquired, including the Del Monte fresh foods business (currently operated by Fresh Del Monte), which was sold by RJR Nabisco to Polly Peck. In connection with and subsequent to the RJR Nabisco Sale, the Company granted various perpetual, royalty-free licenses for the use of the Del Monte name and trademark. The licensees of the Del Monte name and trademark include Del Monte Europe, Kikkoman, Fresh Del Monte and Yorkshire. Neither Del Monte Europe nor Fresh Del Monte is an affiliate of the Company.

      Following the RJR Nabisco Sale, the Company sold certain of its properties, including the Company's processed foods operations in the Far East (other than the Philippines) to Kikkoman for approximately $104 million; the Hawaiian Punch business to Procter & Gamble for approximately $147 million; and Del Monte Europe to Gravelgrove Limited for approximately $360 million, and applied substantially all of the proceeds from such sales to the partial repayment of the bank financing used to finance the RJR Nabisco Sale. In connection with the sale of Del Monte Europe, the Company acquired an 8.35% equity investment in Del Monte Europe. Subsequently, in the fiscal quarter ended March 31, 1993, the Company sold its equity investment in Gravelgrove Limited for approximately $23 million.

      In January 1991, the Company completed the sale of a 49.9% interest in Del Monte Philippines. As a result of this transaction, the Company received $16.7 million in cash, $17.9 million in notes (which were subsequently repaid), $8.7 million in a future purchase price adjustment (all of which has been paid) and $1.3 million of preferred stock of a subsidiary of Del Monte Philippines (20% of which was redeemed in May 1994 and 20% redeemed in May 1995). The Company retained a 50.1% interest in Del Monte Philippines. In March 1996, the Company sold its 50.1% interest in Del Monte Philippines and the remaining preferred stock to a joint venture affiliated with Del Monte Europe for $100 million. In connection with the sale of its interest in Del Monte Philippines, the Company signed an eight-year supply agreement under which the Company is required to source substantially all of its pineapple requirements from Del Monte Philippines over the term of the agreement.

      In August 1993, the Company sold its dried fruit and snack operation to Yorkshire for cash and stock totaling $22.6 million. The Company will continue to distribute certain of the former Del Monte dried fruit and snack products as a service to and for the benefit of Yorkshire through June 1997, pursuant to a service agreement with Yorkshire. As part of the asset sale transaction, the Company acquired 20% of the outstanding common stock and 1,000 shares of 7% preferred stock of Yorkshire. Following the expiration of a standstill agreement in July, 1996, the Company granted a right of first refusal to Yorkshire to acquire the Company's equity interest in Yorkshire, and Yorkshire Foods, Inc., the parent of Yorkshire ("YFI"), granted a right of co-sale to the Company in the event that YFI proposed to sell its equity interest in Yorkshire.

      In December 1993, the Company sold substantially all of the assets and certain related liabilities of its can manufacturing operations in the United States to Silgan for $72 million. At the same time, the Company entered into a ten-year supply agreement under which Silgan would, effective immediately after the sale, provide the Company with substantially all of its domestic can requirements and at least 65% of the can requirements of the Company's then-existing Mexican facilities. The supply agreement provides the Company with a long-term supply of cans at competitive prices that adjust over time for normal manufacturing cost increases or decreases. See "Business--Production."

     On June 27, 1994, DMFC entered into an Agreement and Plan of Merger (the "1994 Merger Agreement") with Grupo Empacador de Mexico, S.A. de C.V. and CCP Acquisition Company of Maryland, Inc., which were formed by an investor group led by Mr. Carlos Cabal Peniche for the purpose of effecting an acquisition (the "Proposed Acquisition") of the Company. The Merger Agreement provided that DMFC was entitled to terminate the 1994 Merger Agreement if the effective date of the Proposed Acquisition failed to occur on or prior to September 19, 1994. The effective date of the Proposed Acquisition did not occur on or prior to such date and, on September 21, 1994, DMFC terminated the 1994 Merger Agreement in accordance with its terms. Pursuant to the 1994 Merger Agreement, because the Proposed Acquisition failed to occur by September 19, 1994, DMFC drew $30 million under a letter of credit issued by Banco Union, S.A., a bank affiliated with Mr. Cabal. Such amount was applied to the repayment of indebtedness then-outstanding under the Company's then-existing revolving credit agreement.

      In November 1995, the Company sold its pudding business to Kraft for $89 million. The purchase agreement allows Kraft to use the Del Monte name on single-serve products for up to two years from the time of the sale.

      In October 1996, the Company sold its Mexican subsidiary for $38 million, and, in November 1996, sold its Central American and Caribbean operations for $12 million. The purchasers of the Company's Mexican subsidiary have made certain claims in connection with the purchase. See "Business--Legal Proceedings."

      On February 21, 1997, TPG, Shield and DMFC entered into the
Merger Agreement with respect to the Recapitalization. The Merger
Agreement was amended and restated as of April 14, 1997. See "The
Recapitalization."

                            MANAGEMENT

Directors and Executive Officers

      The following table sets forth the name, age and position of individuals who are serving as directors and executive officers of each of DMC and DMFC. TPG anticipates that it will cause to be elected additional individuals, including individuals unaffiliated with either TPG or DMC, to serve as directors of DMC and DMFC. Each director will hold office until the next annual meeting of shareholders or until his successor has been elected and qualified. Officers of DMC and DMFC are elected by their respective Boards of Directors and serve at the discretion of such Boards.

Name                      Age                 Positions
----                      ---                 ---------
Richard G. Wolford .....  52   Chief Executive Officer; Director
Wesley J. Smith ........  50   Chief Operating Officer; Director
James G. Coulter .......  36   Director
Brian E. Haycox ........  55   Director
Jeffrey A. Shaw ........  32   Director
David L. Meyers ........  51   Executive Vice President, Administration
                                 and Chief Financial Officer
Glynn M. Phillips ......  59   Executive Vice President, Sales
Thomas E. Gibbons ......  49   Senior Vice President and Treasurer
William J. Spain .......  55   Senior Vice President, Technology
Richard L. French ......  39   Vice President and Chief Accounting Officer
William R. Sawyers .....  34   Vice President, General Counsel and Secretary



      Richard G. Wolford, Chief Executive Officer; Director. Mr. Wolford joined both DMC and DMFC as Chief Executive Officer and a director upon consummation of the Recapitalization. From 1967 to 1987, he held a variety of positions at Dole Foods, including President of Dole Packaged Foods from 1982 to 1987. From 1988 to 1996, he was Chief Executive Officer of HK Acquisition Corp. where he developed food industry investments with venture capital investors.

      Wesley J. Smith, Chief Operating Officer; Director. Mr. Smith joined both DMC and DMFC as Chief Operating Officer and a director upon consummation of the Recapitalization. From 1972 to 1995, he was employed by Dole Foods in a variety of positions, including senior positions in finance, marketing, operations and general management in California, Hawaii and Honduras.

      James G. Coulter, Director. Mr. Coulter became a director of both DMC and DMFC following consummation of the Recapitalization. Mr. Coulter was a founding partner of Texas Pacific Group in 1992. From 1986 to 1992, Mr. Coulter was a Vice President of the Robert M. Bass Group, Inc. Mr. Coulter is Co-Chairman of the
Board of Beringer Wine Estates. He also serves on the Boards of Directors of America West Airlines, Inc., Virgin Cinemas Limited and Paradyne Partners, L.P.

      Brian E. Haycox, Director. Mr. Haycox was elected to the Board of Directors of both DMC and DMFC in June 1995. He was elected as Co-Chairman and Co-Chief Executive Officer of both DMC and DMFC in December 1995, and he served in those capacities until the consummation of the Recapitalization. Mr. Haycox served as President and Chief Executive Officer of Del Monte Tropical Fruit Company from 1988 until 1993. Prior to that time Mr. Haycox served in a variety of management positions within the Del Monte organization.

      Jeffrey A. Shaw, Director. Mr. Shaw became a director of both DMC and DMFC following consummation of the Recapitalization. Mr. Shaw has been an executive of TPG since 1993. Prior to joining TPG, Mr. Shaw was a principal of Acadia Partners, L.P., an investment partnership, for three years. Mr. Shaw serves as a director of Continental Micronesia, Inc., Favorite Brands International, Inc., Ryanair PLC, Ducati Motors S.p.A and Ducati North America, Inc.

      David L. Meyers, Executive Vice President, Administration and Chief Financial Officer. Mr. Meyers joined the Company in 1989. He was elected Chief Financial Officer of both DMC and DMFC in December 1992 and served as a member of the Board of Directors of both DMC and DMFC from January 1994 until consummation of the Recapitalization. Prior to joining the Company, Mr. Meyers held a variety of financial and accounting positions with RJR Nabisco (1987 to 1989), Nabisco Brands USA (1983 to 1987) and Standard Brands, Inc. (1973 to 1983).

      Glynn M. Phillips, Executive Vice President, Sales. Mr. Phillips joined the Company in October 1994. Prior to joining the Company, Mr. Phillips was Vice President, Sales of The Clorox Company where he also held various sales and marketing positions from 1973 to 1994.

      Thomas E. Gibbons, Senior Vice President and Treasurer. Mr. Gibbons joined the Company in 1969 and was elected to his current position in February 1995. He was elected Vice President and Treasurer of both DMC and DMFC in January 1990. Mr. Gibbons' prior experience also includes a variety of positions within the Company's and RJR Nabisco's tax and financial organizations.

      William J. Spain, Senior Vice President, Technology. Mr. Spain joined the Company in 1966 and was elected to his current position in February 1995. Previously, he was Vice President, Research, Government and Industry Relations of both DMC and DMFC. Mr. Spain has also held various positions within the Company in corporate affairs, production management, quality assurance, environmental and energy management, and consumer services.

      Richard L. French, Vice President and Chief Accounting Officer. Mr. French joined the Company in 1980 and was elected to his current position in August 1993. Mr. French was Controller and Chief Accounting Officer of both DMC and DMFC from March 1990 through August 1993 and has held a variety of positions within the Company's financial organization.

      William R. Sawyers, Vice President, General Counsel and Secretary. Mr. Sawyers joined both DMC and DMFC in November 1993 as Associate General Counsel and was appointed to his current position in 1995. Prior to joining the Company, Mr. Sawyers was an associate with the law firm of Shearman & Sterling from 1987 to 1993.

Executive Compensation

      The following table sets forth compensation paid by the Company for fiscal years 1994, 1995 and 1996 to each individual serving as its Chief Executive Officer during fiscal 1996 and to each of the four other most highly compensated executive officers of the Company as of the end of fiscal 1996.



                                                                 Other
                                                                 Annual
Name and Principal            Fiscal    Salary(1)   Bonus        Comp.(2)
Positions                     Year      ($)         ($)          ($)
-----------------             ------    ---------   -----        --------
Brian E. Haycox               1996      420,673        --          --
 Co-Chairman/Co-CEO(5)
Paul H. Mullan                1996      420,673        --          --
 Co-Chairman/Co-CEO(5)
Robert W. D'Ornellas          1996      215,417     329,000        --
 President and Chief
 Executive                    1995      530,000        --          --
Officer(6)                    1994      366,250     315,000        --
David M. Little               1996      286,650     150,150        --
 Executive Vice President     1995      309,500        --          --
Worldwide Operations          1994      200,000      97,500        --
David L. Meyers               1996      273,000     143,000      55,386
 Executive Vice President     1995      302,500        --          --
Administration and Chief      1994      175,000      91,400        --
 Financial Officer
Glynn M. Phillips             1996      225,750     118,250        --
 Executive Vice President,
 Sales                        1995      158,907        --          --
                              1994         --          --          --
Thomas E. Gibbons             1996      175,600      63,900        --
 Senior Vice President        1995      161,702      53,600        --
Treasurer                     1994      153,033      69,100        --


                                        Long Term
                                        Compensation(3)
                                        LTIP               All Other
Name and Principal            Fiscal    Payouts            Comp.(4)
Positions                     Year       ($)               ($)
-----------------             ------    ---------------    ---------
Brian E. Haycox               1996          --               251,144
 Co-Chairman/Co-CEO(5)
Paul H. Mullan                1996          --               820,385
 Co-Chairman/Co-CEO(5)
Robert W. D'Ornellas          1996      2,243,000          1,632,182
 President and Chief
 Executive                    1995      1,122,000             19,880
Officer(6)                    1994          --                10,939
David M. Little               1996        421,000             10,660
 Executive Vice President     1995        421,000             10,302
Worldwide Operations          1994          --                 7,620
David L. Meyers               1996        421,000             11,241
 Executive Vice President     1995        421,000            139,624
Administration and Chief      1994          --                 6,522
 Financial Officer
Glynn M. Phillips             1996        280,000              9,206
 Executive Vice President,
 Sales                        1995        280,000             52,724
                              1994          --                  --
Thomas E. Gibbons             1996         54,600              4,717
 Senior Vice President        1995         50,400              4,500
Treasurer                     1994          --                 4,500


----------------------
(1) Reflects actual base earnings for the fiscal year specified.

(2) Reflects certain perquisites, including moving expenses
    ($33,091) and company car ($15,500).

(3) Reflects payments under the Company's Management Equity Plan and Long Term Incentive Plan.

(4) Reflects Company contributions to the Del Monte Corporation Savings Plan, payment of term life insurance premiums, payments under the Del Monte Corporation Additional Benefits Plan, signing bonuses, relocation expenses and termination payments.

(5) Mr. Haycox and Mr. Mullan became Co-Chairmen/Co-CEOs as of
    December 11, 1995. Their service in this capacity terminated with the consummation of the Recapitalization.

(6) Mr. D'Ornellas' employment as President and CEO was terminated as of December 11, 1995.

         Aggregated Option Exercises in Last Fiscal Year
                    and FY-End Option Values

                                         Number of Securities
                                        Underlying Unexercised
                                     Options At Fiscal Year End(1)
                                               (#)
    Name                               Exercisable/Unexercisable
    ----                               -------------------------
    Brian E. Haycox ...................        ---
    Paul H. Mullan ....................        ---
    Robert W. D'Ornellas ..............        ---
    David M. Little ...................       0/122
    David L. Meyers ...................       0/122
    Glynn M. Phillips .................        ---
    Thomas E. Gibbons .................       0/122

(1) Representing non-qualified options granted pursuant to the Del Monte Corporation Management Stock Option Plan (the "MSOP") with respect to shares of Class A Common Stock of the Company. All options granted under the MSOP were out-of-the-money as of the end of fiscal year 1996, and all options under the plan expired on August 31, 1996.

Employment and Other Arrangements

      The Management Equity Plan. Established beginning in fiscal 1995 and modified in March 1996, the Company's Management Equity Plan ("MEP") provides awards to certain key executives upon the sale of the Company or upon the public offering of the Company's common stock. Under the terms of the MEP, the "Base Value" of the Company's preferred and common stock is established at $125 million. To the extent that proceeds from the sale of the Company to preferred and common stockholders (after repayment of debt but without reduction for payment to executives under the MEP) exceed the $125 million Base Value, an award pool of 6% of such excess has been set aside for payment to the Company's executive officers. The MEP was terminated concurrent with the Recapitalization.

      In connection with the Recapitalization, the Company made payments aggregating $20 million pursuant to the MEP. This amount was allocated as follows:


                                  (Dollars in millions)
                                  ---------------------
    Mr. Haycox ........................    $5
    Mr. Mullan ........................     5
    Mr. Little ........................     3
    Mr. Meyers ........................     3
    Mr. Phillips ......................     2
    Other officers(1) .................     2

----------------------
(1) Other officers includes Mr. Gibbons and 17 other senior officers.

      Messrs. D'Ornellas, Meyers, Little and Phillips were participants in the MEP prior to its modification in March 1996, and as such became eligible for awards for fiscal 1995 based on the annual equity growth formula in effect under the MEP for such year. Messrs. Meyers, Little and Phillips were paid installment payments of the pre-modification MEP awards in the amounts of $421,000, $421,000 and $280,000, respectively, in June 1996 and remained eligible for installment payment of the pre-modification MEP awards in the amounts of $421,000, $421,000 and $280,000, respectively, for fiscal 1997. The Company was obligated to pay these fiscal 1997 awards at the time of the Recapitalization. Due to his termination, Mr. D'Ornellas received the balance of his MEP award of $2,243,000 in December 1995. Mr. D'Ornellas's right to such additional installments terminated when he left the Company's employ.

      Long Term Incentive Plan. Established on July 1, 1990, amended and restated on July 1, 1995, the Long Term Incentive Plan ("LTIP") provides certain key management employees with a long-term incentive program based on Company performance. The LTIP has a performance cycle of three (3) fiscal years with interim award payments at the end of each fiscal year based on employee's target award. The three year target award is determined by multiplying (i) the executive's base pay by (ii) a percentage based on salary grade level, and multiplying the result by (iii) three (for each fiscal year in the performance cycle). Interim awards are determined by comparing actual financial performance compared to target goals and subject to a percentage payout schedule. Mr. Gibbons received fiscal 1995 and fiscal 1996 awards of $50,400 and $54,600, respectively. Mr. Gibbons received the final fiscal 1997 award in the amount of $210,000 at the time of the Recapitalization.

      The Annual Incentive Award Plan. The Annual Incentive Award Plan ("AIAP") provides annual cash bonuses to certain management employees, including certain of the named senior executives. The target bonus for each eligible employee is based on a percentage of base salary. Actual payment amounts are based on the Company's achievement of annual earnings objectives and individual performance objectives at fiscal year end. The targeted percentage of base salary is as follows: Mr. D'Ornellas - 70%, Mr. Little - 50%, Mr. Meyers - 50%, Mr. Phillips - 50% and Mr. Gibbons - 30%. For fiscal 1996, each of Messrs. Little, Meyers and Phillips received 50% of his respective annual base salary as a guaranteed payment under the AIAP. Mr. Haycox and Mr. Mullan are not eligible for the AIAP.

      Stock Purchase Plan. The Company intends to implement a stock purchase plan under which specified key employees will be permitted to purchase an aggregate amount of approximately $5 million in DMFC common stock at a price per share equal to the purchase price paid by TPG.

      Stock Option Plan. The Company intends to implement an employee stock option plan providing for grants to employees of options to purchase an aggregate of approximately 6% of the outstanding common stock of DMFC.

      The Del Monte Retirement Plan for Salaried Employees. The Del Monte Corporation Retirement Plan for Salaried Employees (the "Del Monte Corporation Retirement Plan"), which became effective as of January 1, 1990, is a non-contributory defined benefit retirement plan covering salaried employees of the Company and its subsidiaries. Credits are made monthly to each participant's personal retirement account ("PRA") consisting of a percentage of that month's eligible compensation, plus interest on his or her account balance. A participant is fully vested upon completion of five years of service.

      The percentage of monthly compensation credited varies according to age as follows:

                                                     Monthly Compensation
                                     All Monthly           Above
Participant Age                     Compensation     Social Security Base
---------------                     ------------     --------------------
Below 35 ...........................     4.0%               3.0%
35 but below 45 ....................     5.0%               3.0%
45 but below 55 ....................     6.0%               3.0%
55 and over ........................     7.0%               3.0%


      A participant's annual retirement benefit will be determined by dividing the participant's account balance at retirement by an annuity conversion factor of 8.2 if retirement occurs at age 55 or older, with somewhat higher factors applicable to retirement at ages 50-54. Alternatively, a participant at retirement or other termination of employment may elect a lump sum distribution of his or her account balance.

      Participants who, as of January 1, 1988, were at least age 40 with ten or more years' service, or at least age 55 with five or more years' service, are eligible to receive an alternative retirement benefit that is based on the terms of the prior Del Monte Corporation plan. For credited service after December 31, 1981, such participants have accrued an annual benefit of 1.75% of average final compensation multiplied by years of credited service. Average final compensation is the participant's highest five years' average compensation during his or her last ten years of credited service; compensation generally includes base salary and awards under the AIAP but not other forms of incentive compensation. The amount determined by this alternative benefit formula is reduced by .75% of the participant's Social Security benefit multiplied by years of credited service. For credited service prior to January 1, 1982, a similar benefit formula is applied.

      The Del Monte Corporation Retirement Plan was amended effective April 30, 1992 to cease recognition of any future credited service or average final compensation under the alternative retirement benefit. At retirement, a participant who was eligible for the alternative retirement benefit will receive an annual retirement benefit equal to the greater of the retirement benefit determined by his or her PRA, or his or her alternative retirement benefit based on compensation and credited service to April 30, 1992. Alternatively, a participant may elect the greater of a lump sum distribution of his or her PRA account balance or the actuarial equivalent of his or her annual age 65 retirement benefit.

      Nonqualified Retirement Plans. Effective January 1, 1990, the Company established the Del Monte Corporation Additional Benefits Plan and the Del Monte Corporation Supplemental Benefits Plan (the "Nonqualified Retirement Plans"). The Nonqualified Retirement Plans are "excess" and "top hat" benefit plans designed to provide benefits in excess of those otherwise permitted under the Del Monte Corporation Retirement Plan and the Del Monte Corporation Savings Plan (which is qualified under
Section 401(k)) of the Internal Revenue Code) by Sections 401(a)(17) and 415 of the Internal Revenue Code. The Nonqualified Retirement Plans also provide benefits in respect of certain amounts of deferred compensation and severance not taken into account under the Del Monte Corporation Retirement Plan or the Del Monte Corporation Savings Plan. Employees who participate in the Del Monte Corporation Retirement Plan or the Del Monte Corporation Savings Plan are generally eligible to participate in the Nonqualified Retirement Plans. Benefits under the Nonqualified Retirement Plans are unfunded and paid from the general assets of the Company.

      Set forth below are the estimated annual benefits payable at age 65 (assuming lump sum payments are not elected) under the Del Monte Corporation Retirement Plan and the Nonqualified
Retirement Plans:

                              Year Attaining     Estimated Annual
Participant                       Age 65        Retirement Benefit(a)
-----------                       ------        ---------------------

Mr. Haycox ....................    2007               $134,835
Mr. Mullan ....................    2010                194,605
Mr. Little ....................    2013                279,716
Mr. Phillips ..................    2002                 37,288
Mr. Meyers ....................    2010                206,768
Mr. Gibbons ...................    2012                195,163


----------------------
   (a) The estimated annual retirement benefits shown assumes no increase in compensation or AIAP and interest credits (as defined in the plans) of 5.5%.

      Employment Arrangements. During fiscal 1996, the Company had employment agreements with each of Messrs. Haycox, Mullan, Meyers, Little, Phillips and Gibbons. The following summaries of the material provisions of the employment agreements with Messrs. Haycox and Mullan (each, a "CEO Agreement" and collectively, the "CEO Agreements"), the employment agreements with Messrs. Meyers and Little (each, an "EVP Employment Agreement" and collectively, the "EVP Employment Agreements") and the employment agreement with Mr. Phillips (the "Phillips Employment Agreement") do not purport to be complete and are qualified in their entirety by reference to such agreements. The employment of Messrs. Haycox and Mullan pursuant to the CEO Agreements was terminated effective as of April 18, 1997. The employment of Mr. Little pursuant to his EVP Employment Agreement was terminated effective as of April 30, 1997.

      The CEO Agreements provide for an initial term ending on December 31, 1997. Under the terms of the CEO Agreements, if an executive is terminated for any reason other than for Cause (as defined), if he resigns for

Good Reason (as defined), or if his employment is terminated upon a sale of the Company, he shall be entitled to a lump sum payment, within 10 days of his termination, equal to the base salary that he would have earned through December 31, 1997. The executive will also receive any amounts due under the MEP, and will continue to participate in any employee benefit plans and programs maintained by the Company until the earlier of (1) December 31, 1997, or (2) such time as he is covered by comparable programs of a subsequent employer.

      Each of the EVP Employment Agreements is for an indefinite term and contains virtually identical terms. Specifically, each EVP Employment Agreement provides that if the executive's employment terminates for any reason other than for Cause (as defined) or if the executive resigns for Good Reason (as defined), such executive would receive as severance, subject to the executive's not competing with the Company or disclosing confidential information or trade secrets of the Company, severance payments over a three-year period commencing on the date of such termination or resignation. The aggregate amount of the severance payable to the executive over such three-year period would equal two times the sum of: (a) the executive's highest annual base salary in effect during the twelve-month period prior to such termination or resignation and (b) the target award (50% of annual base salary) under the AIAP (or successor thereto) for the year in which such termination or resignation occurs (or, if greater, the amount of the award for the next preceding year). In addition, the executive would receive a pro rata annual bonus under the AIAP for the year in which such termination or resignation occurs and would be entitled to participate in the employee benefit plans and programs maintained by the Company in which the executive participates until the earlier of (i) the end of the three-year period and (ii) such time as the executive is covered by comparable programs of a subsequent employer.

      The Phillips Employment Agreement is for an indefinite term. The Phillips Employment Agreement provides that if Mr. Phillips' employment terminates for any reason other than for Cause (as defined) or if Mr. Phillips resigns for Good Reason (as defined), Mr. Phillips would receive as severance three months of his then current base pay. In addition, if Mr. Phillips executes and delivers to the Company a written agreement confirming his commitment not to compete with the Company and not to disclose confidential information or trade secrets of the Company, the Company would then provide Mr. Phillips severance payments over an eighteen-month period commencing on the date of such termination or resignation. The aggregate amount of the severance payable to Mr. Phillips over such eighteen-month period would equal the sum of (a) Mr. Phillips' highest annual rate of base salary in effect during the twelve-month period prior to such termination or resignation, and (b) the target award under the AIAP (or successor thereto) for the year in which such termination or resignation occurs (or, if greater, the amount of the award for the next preceding year of employment). In addition, Mr. Phillips would receive a pro rata annual bonus under the AIAP for the year in which such termination or resignation occurs and would be entitled to participate in the employee benefit plans and programs maintained by the Company in which Mr. Phillips participates until the earlier of (i) the end of the eighteen-month period or (ii) such time as Mr. Phillips is covered by comparable programs of a subsequent employer.

      Mr. Gibbons' employment agreement is similar to that of Mr. Phillips except that it does not require Mr. Gibbons to execute an agreement not to compete or disclose confidential information in order to receive severance payments over an eighteen-month period.

      The Company also intends to enter into an employment agreement with each of Mr. Wolford and Mr. Smith, the terms of which have not yet been set.

      Under the Company policy in effect on June 30, 1996, each non-employee director who was not affiliated with a shareholder of the Company received $7,500 per quarter plus $1,000 for each Board of Directors meeting attended in person.



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



                 CAPITAL STOCK OF DMC AND DMFC

      DMC is a wholly owned subsidiary of DMFC. DMFC does not have any material assets other than the stock of DMC.

      Immediately following the consummation of the Recapitalization, the charter of DMFC authorized DMFC to issue capital stock consisting of 1,000,000 shares of new common stock, $.01 par value, and 1,000,000 shares of new preferred stock which may be issued in multiple series, the terms, provisions and preferences of which may be designated from time to time by the Board of Directors of DMFC.

      Immediately following the consummation of the Recapitalization, DMFC issued and had outstanding 140,000 shares of common stock, and 35,000 shares of Preferred Stock. TPG and certain of its affiliates or partners hold 109,248 shares of DMFC's common stock, certain investors who held shares of DMFC stock prior to the Recapitalization currently hold 14,252 shares of DMFC's common stock, and other investors hold 16,500 shares of DMFC's common stock (including Westar Capital, which holds 5,000 shares, TCW Capital Investment Corporation ("TCW"), which holds 1,500 shares, BT Investment Partners, Inc., which holds 5,000 shares, BankAmerica Investment Corporation, which holds 4,500 shares and MIG Partners III, an affiliate of BankAmerica Investment Corporation, which holds 500 shares). DMFC and the holders of its common stock, in connection with the Recapitalization, entered into a stockholders' agreement dated as of April 18, 1997. See "Certain Relationships and Related Transactions."

      In addition, TPG and certain of its affiliates purchased 17,500 outstanding shares of Preferred Stock and TCW purchased 17,500 outstanding shares of Preferred Stock for aggregate consideration of $35 million. The Preferred Stock will accumulate dividends at the rate of 14% per annum, which dividends will be payable in cash or additional shares of Preferred Stock, at the option of DMFC, subject to availability of funds and the terms of its loan agreements. The Preferred Stock has an initial liquidation preference of $1,000 per share, and may be redeemed at the option of DMFC, in whole at any time or in part from time to time, at a redemption price equal to the liquidation preference thereof plus accumulated and unpaid dividends to the redemption date. DMFC will be required to redeem all outstanding shares of Preferred Stock on April 18, 2008 at such redemption price. DMFC also will be required to redeem shares of Preferred Stock in certain other circumstances, including the occurrence of a change of control of DMFC. Holders of Preferred Stock will not have any voting rights with respect thereto, except for such rights as are provided under applicable law, the right to elect, as a class, two directors of DMFC in the event that six consecutive quarterly dividends are in arrears and class voting rights with respect to transactions adversely affecting the rights, preferences or powers of the Preferred Stock. The initial purchasers of the Preferred Stock have agreed with the Initial Purchasers not to sell, assign or transfer such shares, for a period of six months following their issuance, subject to certain specified exceptions. In connection with the issuance and sale of the Preferred Stock, the initial purchasers received a transaction fee in an amount equal to 1% of the purchase price paid by them for such shares, and warrants to purchase, at a nominal exercise price, shares of DMFC common stock representing 2% of the outstanding shares of DMFC common stock on a fully diluted basis.

        CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      In connection with the Recapitalization, the Company entered into a ten-year agreement (the "Management Advisory Agreement") with TPG pursuant to which TPG is entitled to receive from the Company (but, at its discretion, may waive) an annual fee for management advisory services equal to the greater of $500,000 and 0.05% of the budgeted consolidated net sales of the Company. In addition, the Company has agreed to indemnify TPG, its affiliates and shareholders, and their respective directors, officers, agents, employees and affiliates from and against all claims, actions, proceedings, demands, liabilities, damages, judgments, assessments, losses and costs, including fees and expenses, arising out of or in connection with the services rendered by TPG thereunder. The Management Advisory Agreement makes available the resources of TPG concerning a variety of financial and operational matters. The services that will be provided by TPG cannot otherwise be obtained by the Company without the addition of personnel or the engagement of outside professional advisors. In management's opinion, the fees provided for under the Management Advisory Agreement reasonably reflect the benefits to be received by the Company.

      In connection with the Recapitalization, the Company also entered into an agreement (the "Transaction Advisory Agreement") with TPG pursuant to which TPG received a cash financial advisory fee of approximately $8.4 million upon the closing of the Recapitalization as compensation for its services as financial advisor for the Recapitalization. TPG also is entitled to receive (but, at its discretion, may waive) fees of up to 1.5% of the "transaction value" for each subsequent transaction in which the Company is involved. The term "transaction value" means the total value of any subsequent transaction, including, without limitation, the aggregate amount of the funds required to complete the subsequent transaction (excluding any fees payable pursuant to the Transaction Advisory Agreement and fees, if any, paid to any other person or entity for financial advisory, investment banking, brokerage or any other similar services rendered in connection with such transaction) including the amount of any indebtedness, preferred stock or similar items assumed (or remaining outstanding). In management's opinion, the fees provided for under the Transaction Advisory Agreement reasonably reflect the benefits received and to be received by the Company.

      Also in connection with the Recapitalization, DMFC and the holders of its common stock, including TPG and 399 Venture Partners, Inc. ("399 Venture Partners"), entered into a stockholders' agreement dated as of April 18, 1997 (the "Stockholders' Agreement"). Among other things, the Stockholders' Agreement (i) imposes certain restrictions on the transfer of shares of DMFC common stock and (ii) gives such holders registration rights under certain circumstances. DMFC will bear the costs of preparing and filing any such registration statement and will indemnify and hold harmless, to the extent customary and reasonable, holders selling shares covered by such a registration statement.

      As set forth in the Merger Agreement, an affiliate of 399 Venture Partners, and certain current and former employees of an affiliate of 399 Venture Partners, received approximately $7.9 million, and $215,000, respectively, in return for shares of DMFC preferred stock which were surrendered and were cancelled by virture of the Merger. Since the beginning of fiscal 1996, in connection with the PIK Note exchange offer and the refinancing activity relating to the 1995 Senior Debt, the Company has also paid fees and made other payments to affiliates of 399 Venture Partners totaling approximately $442,000. In addition, in connection with the Recapitalization, the Company paid to 399 Venture Partners a transaction fee of approximately $900,000.

      The employment of Mr. Haycox pursuant to the CEO Agreement was terminated effective as of April 18, 1997. Mr. Haycox will continue to receive the salary that he would have earned pursuant to the CEO Agreement until August 1997. In August 1997, the Company will pay to Mr. Haycox a lump sum payment of salary. Such lump sum payment will be in an amount equal to the base salary that Mr. Haycox would have earned pursuant to the CEO Agreement between the date the lump sum payment is made and December 31, 1997.

                      THE BANK FINANCING

General

      DMC entered into the Credit Agreement concurrently with the Recapitalization. Proceeds of the Term Loan Facility and the Revolving Credit Facility were used to satisfy the funding requirements of the Recapitalization and to provide for the working capital and other general corporate requirements of DMC. Most of DMC's existing indebtedness was repaid in the Recapitalization and, except as otherwise noted, was replaced by the Revolving Credit Facility and Term Loan Facility summarized below.

      The Term Loan Facility provides for term loans in the aggregate amount of $380 million, consisting of a $200 million Tranche A term loan and a $180 million Tranche B term loan. The Revolving Credit Facility provides for revolving loans in an aggregate amount of $350 million, and includes a letter of credit sublimit of $70 million and a "swingline" sublimit of $25 million (representing funds that DMC may borrow with only limited advance notice). Amounts available under the Revolving Credit Facility also are subject to certain borrowing base limitations based upon, among other things, the amounts and applicable advance rates in respect of DMC's eligible accounts receivable and eligible inventory.

Interest Rates; Fees

      The interest rates per annum applicable to amounts outstanding under the Tranche A term loan and the Revolving Credit Facility are, at DMC's option, either (i) the base rate as defined in the Credit Agreement (the "Base Rate") plus 1.25% per annum (the "Applicable Base Rate Margin") or (ii) the reserve adjusted offshore rate as defined in the Credit Agreement (the "Offshore Rate") plus 2.25% per annum (the "Applicable Offshore Rate Margin"). Upon attainment of certain leverage ratios, as set forth in the Credit Agreement, such Applicable Base Rate Margin and Applicable Offshore Rate Margin, as well as the Commitment Fee (as defined) and the Letter of Credit Fees (as defined), will be adjusted.

      Interest rates on the Tranche B loan are, at DMC's option, either (i) the Base Rate plus 2.00% per annum or (ii) the Offshore Rate plus 3.00% per annum. Loans outstanding under the swingline portion of the Revolving Credit Facility bear interest at the Base Rate plus 1.00% per annum. Interest amounts outstanding during the continuance of Events of Default (as defined in the Credit Agreement) will accrue at the Base Rate plus the applicable margin plus an additional 2.00% per annum, and will be payable on demand.

      In addition, DMC is required to pay the lenders under the Revolving Credit Facility a commitment fee (the "Commitment Fee") of 0.50% per annum, payable quarterly in arrears, on the unused portion of such Facility. DMC is also required to pay the lenders under the Revolving Credit Facility letter of credit fees (collectively, the "Letter of Credit Fees") of 1.75% per annum for commercial letters of credit and 2.25% per annum for all other letters of credit, as well as an additional fee in the amount of 0.25% per annum to the bank issuing such letters of credit.

Amortization; Prepayments

      The Tranche A loan matures six years after the consummation of the Recapitalization (the "Closing") and is subject to amortization, commencing in the first quarter of fiscal 1999, on a quarterly basis of $7.50 million per quarter during fiscal 1999, $8.75 million per quarter during fiscal 2000, $10.00 million per quarter during fiscal 2001, $11.25 million per quarter during fiscal 2002 and $16.67 million per quarter for the first three quarters of fiscal 2003. The Tranche B loan matures eight years following the Closing. The Tranche B loan is subject to amortization commencing at the end of DMC's third quarter in fiscal 1998, in the amount of $450,000 per quarter, with such payments increasing to $42.19 million per quarter in the fourth quarter of fiscal 2004 and the first three quarters of fiscal 2005. The Revolving Credit Facility will mature six years after the Closing. DMC will be required to make certain prepayments, subject to certain exceptions, of the outstanding amounts under the Term Facility and the Revolving Credit Facility from excess cash flow, asset sales, issuances of debt and equity securities and insurance or condemnation proceeds. Amounts under the Credit Agreement may be prepaid at DMC's option without premium or penalty.

Guarantees and Collateral

      DMFC has guaranteed DMC's obligations under the Credit Agreement. DMC's obligations are secured by substantially all personal property of DMC. DMFC's guarantee is secured by a pledge of the stock of DMC. DMC's obligations also are secured by first priority liens on certain of its unencumbered real property fee interests.

Covenants

      Pursuant to the terms of the Credit Agreement, DMC is required to meet certain financial tests, including minimum levels of consolidated EBITDA (as defined in the Credit Agreement), minimum fixed charge coverage, minimum adjusted net worth and maximum leverage ratios. In addition, DMC has covenanted that, among other things, it will limit the incurrence of additional indebtedness, dividends, transactions with affiliates, asset sales, acquisitions, mergers, prepayment of other indebtedness, liens and encumbrances and other matters customarily restricted in loan agreements. See "Risk Factors--Restrictive Debt Covenants."

Events of Default

      The Credit Agreement contains customary events of default, including payment defaults, breach of representations and warranties, covenant defaults, cross-defaults, certain events of bankruptcy and insolvency, ERISA judgment defaults, failure of any guaranty or security agreement supporting DMC's obligations under the Credit Agreement to be in full force and effect and a change of control of DMFC or DMC.

Other Long-Term Debt

      DMC's other significant long-term debt consists of a $1 million obligation due December 1, 1997, in connection with a 1977 warehouse financing using industrial development bonds issued by the Village of Plover, Wisconsin which bears interest, paid semiannually, at 6.0% per annum.

                      THE EXCHANGE OFFER

      The summary herein of certain provisions of the Registration Rights Agreement does not purport to be complete and reference is made to the provisions of the Registration Rights Agreement, which has been filed as an exhibit to the Registration Statement and a copy of which is available as set forth under the heading "Available Information."

Terms of the Exchange Offer

General

      In connection with the issuance of the Old Notes pursuant to a Purchase Agreement dated as of April 15, 1997, by and among DMC, DMFC and the Initial Purchasers, the Initial Purchasers and their respective assignees became entitled to the benefits of the Registration Rights Agreement.

      Under the Registration Rights Agreement, DMC and DMFC are required to file within 60 days after April 18, 1997 (the date the Old Notes were issued (the "Issue Date")) the Registration Statement of which this Prospectus is a part for a registered exchange offer with respect to an issue of new notes identical in all material respects to the Old Notes except that the new notes shall contain no restrictive legend thereon. Under the Registration Rights Agreement, DMC and DMFC are required to use their respective best efforts to (i) cause the Registration Statement to become effective within 135 days after the Issue Date, (ii) keep the Exchange Offer open for at least 30 days (or longer if required by applicable law) after the date that notice of the Exchange Offer is mailed to holders of the Old Notes and
(iii) consummate the Exchange Offer on or prior to the 60th day following the date on which the Registration Statement is declared effective by the Commission. The Exchange Offer being made hereby, if commenced and consummated within the time periods described in this paragraph, will satisfy those requirements under the Registration Rights Agreement.


      Upon the terms and subject to the conditions set forth in this Prospectus and in the Letter of Transmittal, all Old Notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date will be accepted for exchange. New Notes of the same class will be issued in exchange for an equal principal amount of outstanding Old Notes accepted in the Exchange Offer. Old Notes may be tendered only in integral multiples of $1,000. This Prospectus, together with the Letter of Transmittal, is being sent to all registered holders as of June 26, 1997. The Exchange Offer is not conditioned upon any minimum principal amount of Old Notes being tendered in exchange. However, the obligation to accept Old Notes for exchange pursuant to the Exchange Offer is subject to certain conditions as set forth herein under "--Conditions."


      Old Notes shall be deemed to have been accepted as validly tendered when, as and if the Trustee has given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering holders of Old Notes for the purposes of receiving the New Notes and delivering New Notes to such holders.

      Based on interpretations by the staff of the Commission, as set forth in no-action letters issued to third parties, including the Exchange Offer No-Action Letters, DMC and DMFC believe that the New Notes issued pursuant to the Exchange Offer may be offered for resale, resold or otherwise transferred by each holder thereof (other than a broker-dealer who acquires such New Notes directly from DMC or DMFC for resale pursuant to Rule 144A under the Securities Act or any other available exemption under the Securities Act and other than any holder that is an "affiliate" (as defined in Rule 405 under the Securities Act) of DMC or DMFC) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Notes are acquired in the ordinary course of such holder's business and such holder is not engaged in, and does not intend to engage in, a distribution of such New Notes and has no arrangement with any person to participate in a distribution of such New Notes. By tendering the Old Notes in exchange for New Notes, each holder, other than a broker-dealer, will represent to DMC and DMFC that: (i) it is not an affiliate (as defined in Rule 405 under the Securities Act) of DMC or DMFC; (ii) it is not a broker-dealer tendering Old Notes acquired for its own account directly from DMC or DMFC; (iii) any New Notes to be received by it will be acquired in the ordinary course of its business; and
(iv) it is not engaged in, and does not intend to engage in, a distribution of such New Notes and has no arrangement or understanding to participate in a distribution of the New Notes. If a holder of Old Notes is engaged in or intends to engage in a distribution of the New Notes or has any arrangement or understanding with respect to the distribution of the New Notes to be acquired pursuant to the Exchange Offer, such holder may not rely on the applicable interpretations of the staff of the Commission and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any secondary resale transaction. Each Participating Broker-Dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a Participating Broker-Dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such Participating Broker-Dealer as a result of market-making activities or other trading activities. DMC and DMFC have agreed that they will make this Prospectus available to any Participating Broker-Dealer for a period of time not to exceed 180 days after the Registration Statement is declared effective (subject to extension under certain circumstances) for use in connection with any such resale. See "Plan of Distribution."

      In the event that (i) any changes in law or the applicable interpretations of the staff of the Commission do not permit DMC and DMFC to effect the Exchange Offer, (ii) the Exchange Offer is not consummated with 180 days of the Issue Date, (iii) in certain circumstances, certain holders of unregistered New Notes so request, or (iv) in the case of any of holder of Old Notes that participates in the Exchange Offer, such holder does not receive New Notes on the date of the exchange that may be sold without restriction under the federal securities laws (other than due solely to the status of such holder as an affiliate of DMC or DMFC within the meaning of the Securities Act), then in the case of clauses (i) through (iv) of this sentence, DMC and DMFC shall
(x) promptly deliver to the holders of Old Notes and the Trustee written notice thereof and (y) at their sole expense, (a) as promptly as practicable, file with the Commission a shelf registration statement (the "Shelf Registration Statement") covering resales of the Old Notes, (b) use their best efforts to cause the Shelf Registration Statement to be declared effective under the Securities Act and (c) use their best efforts to keep effective the Shelf Registration Statement until the earlier of three years after Issue Date (subject to extension under certain circumstances) or such time as all of the applicable Old Notes have been sold thereunder. DMC will, in the event that a Shelf Registration Statement is filed, provide to each holder of the Old Notes copies of the prospectus that is a part of the Shelf Registration Statement, notify each such holder when the Shelf Registration Statement has become effective and take certain other actions as are required to permit unrestricted resales of the New Notes. A holder that sells Old Notes pursuant to the Shelf Registration Statement will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Rights Agreement that are applicable to such a holder (including certain indemnification rights and obligations).

      If DMC and DMFC fail to comply with the above provision or if the Registration Statement or the Shelf Registration Statement fails to become effective, then, as liquidated damages, additional interest (the "Additional Interest") shall become payable in respect of the Old Notes as follows:

           (i) if (A) neither the Registration Statement nor the Shelf Registration Statement is filed with the Commission within 60 days following the Issue Date or (B) notwithstanding that DMC and DMFC have consummated or will consummate an Exchange Offer, DMC and DMFC are required to file a Shelf Registration Statement and such Shelf Registration Statement is not filed on or prior to the date required by the Registration Rights Agreement, then commencing on the day after either such required filing date, Additional Interest shall accrue on the principal amount of the Old Notes at a rate of .50% per annum for the first 90 days immediately following each such filing date, such Additional Interest rate increasing by an additional .50% per annum at the beginning of each subsequent 90-day period; or

           (ii) if (A) neither the Registration Statement nor a Shelf Registration Statement is declared effective by the Commission within 135 days following the Issue Date or (B) notwithstanding that DMC and DMFC have consummated or will consummate an Exchange Offer, DMC and DFMC are required to file a Shelf Registration Statement and such Shelf Registration Statement is not declared effective by the

      Commission on or prior to the 60th day following the date such Shelf Registration Statement was filed, then, commencing on the day after either such required effective date, Additional Interest shall accrue on the principal amount of the Old Notes at a rate of .50% per annum for the first 90 days immediately following such date, such Additional Interest rate increasing by an additional .50% per annum at the beginning of each subsequent 90-day period; or

           (iii) if (A) DMC and DMFC have not exchanged New Notes for all Old Notes validly tendered in accordance with the terms of the Exchange Offer on or prior to the 45th day after the date on which the Registration Statement was declared effective or (B) if applicable, the Shelf Registration Statement has been declared effective and such Shelf Registration Statement ceases to be effective at any time prior to the third anniversary of the Issue Date (other than after such time as all Old Notes have been disposed of thereunder), then Additional Interest shall accrue on the principal amount of the Old Notes at a rate of .50% per annum for the first 90 days commencing on (x) the 46th day after such effective date, in the case of (A) above, or (y) the day such Shelf Registration Statement ceases to be effective in the case of (B) above, such Additional Interest rate increasing by an additional .50% per annum at the beginning of each subsequent 90-day period;

provided, however, that the Additional Interest rate on the Old Notes may not exceed in the aggregate 1.0% per anum; provided, further, however, that (1) upon the filing of the Registration Statement or a Shelf Registration Statement (in the case of clause (i) above), (2) upon the effectiveness of the Registration Statement or a Shelf Registration Statement (in the case of clause (ii) above), or (3) upon the exchange of New Notes for all Old Notes tendered (in the case of clause (iii)(A) above), or upon the effectiveness of the Shelf Registration Statement which had ceased to remain effective (in the case of clause (iii)(B) above), Additional Interest on the Old Notes as a result of such clause (or the relevant subclause thereof), as the case may be, shall cease to accrue.

      Any amounts of Additional Interest due pursuant to clause
(i), (ii) or (iii) above will be payable in cash on the original interest payment dates specified with respect to the Old Notes.

      Upon consummation of the Exchange Offer, subject to certain exceptions, holders of Old Notes who do not exchange their Old Notes for New Notes in the Exchange Offer will no longer be entitled to registration rights and will not be able to offer or sell their Old Notes, unless such Old Notes are subsequently registered under the Securities Act (which, subject to certain limited exceptions, the Company will have no obligation to do), except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. See "Risk Factors--Risk Factors Relating to the Notes--Consequences of Failure to Exchange."

Expiration Date; Extensions; Amendments; Termination


      The term "Expiration Date" shall mean July 31, 1997 (30 calendar days following the commencement of the Exchange Offer), unless the Exchange Offering is extended if and as required by applicable law, in which case the term "Expiration Date" shall mean the latest date to which the Exchange Offer is extended.


      In order to extend the Expiration Date, the Company will notify the Exchange Agent of any extension by oral or written notice and will notify the holders of the Old Notes by means of a press release or other public announcement prior to 9:00 A.M., New York City time, on the next business day after the previously scheduled Expiration Date.

      DMC and DMFC reserve the right (i) to delay acceptance of any Old Notes, to extend the Exchange Offer or to terminate the Exchange Offer and not permit acceptance of Old Notes not previously accepted if any of the conditions set forth herein under "-- Conditions" shall have occurred and shall not have been waived by DMC and DMFC, by giving oral or written notice of such delay, extension or termination to the Exchange Agent, or (ii) to amend the terms of the Exchange Offer in any manner deemed by it to be advantageous to the holders of the Old Notes. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof to the Exchange Agent. If the Exchange Offer is amended in a manner determined by DMC to constitute a material change, DMC will promptly disclose such amendment in a manner reasonably calculated to inform the holders of the Old Notes of such amendment.

      Without limiting the manner in which DMC and DMFC may choose to make public announcement of any delay, extension, amendment or termination of the Exchange Offer, DMC and DMFC shall have no obligation to publish, advertise, or otherwise communicate any such public announcement.

Interest on the New Notes

      The New Notes will accrue interest at the applicable per annum rate set forth on the cover page of this Prospectus, from
(A) the later of (i) the last interest payment date on which interest was paid on the Old Notes surrendered in exchange therefor or (ii) if the Old Notes are surrendered for exchange on a date subsequent to the record date for an interest payment date to occur on or after the date of such exchange and as to which interest will be paid, the date of such interest payment or (B) if no interest has been paid on the Old Notes, from the Issue Date of such Old Notes. Interest on the New Notes is payable on April 15 and October 15 of each year.

Procedures for Tendering

      To tender in the Exchange Offer, a holder must complete, sign and date the Letter of Transmittal, or a facsimile thereof, have the signatures thereon guaranteed if required by the Letter of Transmittal, and mail or otherwise deliver such Letter of Transmittal or such facsimile, together with any other required documents, to the Exchange Agent prior to 5:00 p.m., New York City time, on the Expiration Date. In addition, either (i) certificates for such Old Notes must be received by the Exchange Agent along with the Letter of Transmittal, (ii) a timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such Old Notes, if such procedure is available, into the Exchange Agent's account at The Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedure for book-entry transfer described below, must be received by the Exchange Agent prior to the Expiration Date or (iii) the holder must comply with the guaranteed delivery procedures described below. THE METHOD OF DELIVERY OF OLD NOTES, LETTERS OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE ELECTION AND RISK OF THE HOLDERS. IF SUCH DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED, BE USED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY. NO LETTERS OF TRANSMITTAL OR OLD NOTES SHOULD BE SENT TO THE COMPANY. Delivery of all documents must be made to the Exchange Agent at its address set forth below. Holders may also request their respective brokers, dealers, commercial banks, trust companies or nominees to effect such tender for such holders.

      The tender by a holder of Old Notes will constitute an agreement between such holder and DMC in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

      Only a holder of Old Notes may tender such Old Notes in the Exchange Offer. The term "holder" with respect to the Exchange Offer means any person in whose name Old Notes are registered on the books of DMC or any other person who has obtained a properly completed bond power from the registered holder.

      Any beneficial owner whose Old Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact such registered holder promptly and instruct such registered holder to tender on his behalf. If such beneficial owner wishes to tender on his own behalf, such beneficial owner must, prior to completing and executing the Letter of Transmittal and delivering his Old Notes, either make appropriate arrangements to register ownership of the Old Notes in such owner's name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

      Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by any member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an "eligible



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



guarantor" institution within the meaning of Rule 17Ad-15 under the Exchange Act (each an "Eligible Institution") unless the Old Notes tendered pursuant thereto are tendered (i) by a registered holder who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution.

      If the Letter of Transmittal is signed by a person other than the registered holder of any Old Notes listed therein, such Old Notes must be endorsed or accompanied by bond powers and a proxy which authorizes such person to tender the Old Notes on behalf of the registered holder, in each case as the name of the registered holder or holders appears on the Old Notes.

      If the Letter of Transmittal or any Old Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by DMC, evidence satisfactory to DMC of their authority to so act must be submitted with the Letter of Transmittal.

      All questions as to the validity, form, eligibility (including time of receipt) and withdrawal of the tendered Old Notes will be determined by DMC in its sole discretion, which determination will be final and binding. DMC reserves the absolute right to reject any and all Old Notes not properly tendered or any Old Notes which, if accepted, would, in the opinion of counsel for DMC, be unlawful. DMC also reserves the absolute right to waive any irregularities or conditions of tender as to particular Old Notes. DMC's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes must be cured within such time as DMC shall determine. Neither DMC, DMFC, the Exchange Agent nor any other person shall be under any duty to give notification of defects or irregularities with respect to tenders of Old Notes, nor shall any of them incur any liability for failure to give such notification. Tenders of Old Notes will not be deemed to have been made until such irregularities have been cured or waived. Any Old Notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned without cost to such holder by the Exchange Agent to the tendering holders of Old Notes, unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

      In addition, DMC reserves the right in its sole discretion, subject to the provisions of the Indenture, to (i) purchase or make offers for any Old Notes that remain outstanding subsequent to the Expiration Date or, as set forth under "-- Conditions", to terminate the Exchange Offer in accordance with the terms of the Registration Rights Agreement and (ii) to the extent permitted by applicable law, purchase Old Notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers could differ from the terms of the Exchange Offer.

Acceptance of Old Notes for Exchange; Delivery of New Notes

      Upon satisfaction or waiver of all of the conditions to the Exchange Offer, all Old Notes properly tendered will be accepted, promptly after the Expiration Date, and the New Notes will be issued promptly after acceptance of the Old Notes. See "--Conditions" below. For purposes of the Exchange Offer, Old Notes shall be deemed to have been accepted as validly tendered for exchange when, as and if DMC has given oral or written notice thereof to the Exchange Agent.

      In all cases, issuance of New Notes for Old Notes that are accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of certificates for such Old Notes or a timely Book-Entry Confirmation of such Old Notes into the Exchange Agent's account at the Book-Entry Transfer Facility, a properly completed and duly executed Letter of Transmittal and all other required documents. If any tendered Old Notes are not accepted for any reason set forth in the terms and conditions of the Exchange Offer or if Old Notes are submitted for a greater principal amount than the holder desires to exchange, such unaccepted or nonexchanged Old Notes will be returned without expense to the tendering holder thereof (or, in the case of Old Notes tendered by book-entry transfer procedures described below, such nonexchanged Old Notes will be credited to an account



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



maintained with such Book-Entry Transfer Facility) as promptly as practicable after the expiration or termination of the Exchange
Offer.

Book-Entry Transfer

      The Exchange Agent will make a request to establish an account with respect to the Old Notes at the Book-Entry Transfer Facility for purposes of the Exchange Offer within two business days after the date of this Prospectus. Any financial institution that is a participant in the Book-Entry Transfer Facility's systems may make book-entry delivery of Old Notes by causing the Book-Entry Transfer Facility to transfer such Old Notes into the Exchange Agent's account at the Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures for transfer. However, although delivery of Old Notes may be effected through book-entry transfer at the Book-Entry Transfer Facility, the Letter of Transmittal or facsimile thereof with any required signature guarantees and any other required documents must, in any case, be transmitted to and received by the Exchange Agent at one of the addresses set forth below under "-- Exchange Agent" on or prior to the Expiration Date or the guaranteed delivery procedures described below must be complied with.

Guaranteed Delivery Procedures

      If a registered holder of the Old Notes desires to tender such Old Notes, and the Old Notes are not immediately available, or time will not permit such holder's Old Notes or other required documents to reach the Exchange Agent before the Expiration Date, or the procedures for book-entry transfer cannot be completed on a timely basis, a tender may be effected if (i) the tender is made through an Eligible Institution, (ii) prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) and Notice of Guaranteed Delivery, substantially in the form provided by DMC (by facsimile transmission, mail or hand delivery), setting forth the name and address of the holder of Old Notes and the amount of Old Notes tendered, stating that the tender is being made thereby and guaranteeing that within three New York Stock Exchange ("NYSE") trading days after the date of execution of the Notice of Guaranteed Delivery, the certificates for all physically tendered Old Notes, in proper form for transfer, or a Book-Entry Confirmation, as the case may be, and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent and (iii) the certificates for all physically tendered Old Notes, in proper form for transfer, or a Book-Entry Confirmation, as the case may be, and all other documents required by the Letter of Transmittal are received by the Exchange Agent within three NYSE trading days after the date of execution of the Notice of Guaranteed Delivery.

Withdrawal of Tenders

      Tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time on the Expiration Date.

      For a withdrawal to be effective, a written notice of withdrawal must be received by the Exchange Agent prior to 5:00 p.m., New York City time on the Expiration Date at one of the addresses set forth below under "--Exchange Agent." Any such notice of withdrawal must specify the name of the person having tendered the Old Notes to be withdrawn, identify the Old Notes to be withdrawn (including the principal amount of such Old Notes) and (where certificates for Old Notes have been transmitted) specify the name in which such Old Notes are registered, if different from that of the withdrawing holder. If certificates for Old Notes have been delivered or otherwise identified to the Exchange Agent, then, prior to the release of such certificates, the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an Eligible Institution unless such holder is an Eligible Institution. If Old Notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Old Notes and otherwise comply with the procedures of such facility. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Company, whose determination shall be final and binding on all parties. Any Old Notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the Exchange Offer. Any Old Notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the holder thereof without cost to such holder (or, in the case of Old Notes tendered by book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the book-entry transfer procedures described above, such Old Notes will be credited to an account maintained with such Book-Entry Transfer Facility for the Old Notes) as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Old Notes may be retendered by following one of the procedures described under "--Procedures for Tendering" and "--Book-Entry Transfer" above at any time on or prior to the Expiration Date.

Conditions

      Notwithstanding any other term of the Exchange Offer, Old Notes will not be required to be accepted for exchange, nor will New Notes be issued in exchange for any Old Notes, and DMC or DMFC may terminate or amend the Exchange Offer as provided herein before the acceptance of such Old Notes, if because of any change in law, or applicable interpretations thereof by the Commission, DMC or DMFC determines that it is not permitted to effect the Exchange Offer. DMC and DMFC have no obligation to, and will not knowingly, permit acceptance of tenders of Old Notes from affiliates of DMC or DMFC (within the meaning of Rule 405 under the Securities Act) or from any other holder or holders who are not eligible to participate in the Exchange Offer under applicable law or interpretations thereof by the Commission, or if the New Notes to be received by such holder or holders of Old Notes in the Exchange Offer, upon receipt, will not be tradable by such holder without restriction under the Securities Act and the Exchange Act and without material restrictions under the "blue sky" or securities laws of substantially all of the states of the United States.

Exchange Agent

      Bankers Trust Company has been appointed as Exchange Agent for the Exchange Offer. Questions and requests for assistance and requests for additional copies of this Prospectus or of the Letter of Transmittal should be directed to the Exchange Agent addressed as follows:

            By Mail:                         By Hand:
            --------                         --------
   BT Services Tennessee, Inc.         Bankers Trust Company
      Reorganization Unit            Receipt & Delivery Window
       P.O. Box 292737            123 Washington Street, 1st Floor
   Nashville, TN  37229-2737             New York, NY  10006


                  By Overnight Mail or Courier:
                  -----------------------------
                   BT Services Tennessee, Inc.
                Corporate Trust and Agency Group
                       Reorganization Unit
                     648 Grassmere Park Road
                       Nashville, TN 37211


                      For information call:
                          (800) 735-7777

                     Confirm: (615) 835-3572
                    Facsimile: (615) 835-3701

Fees and Expenses

      The expenses of soliciting tenders pursuant to the Exchange Offer will be borne by DMC and DMFC. The principal solicitation for tenders pursuant to the Exchange Offer is being made by mail; however, additional solicitations may be made by telegraph, telephone, telecopy or in person by officers and regular employees of the Company.

      Neither DMC nor DMFC will make any payments to brokers, dealers or other persons soliciting acceptances of the Exchange Offer. DMC and DMFC, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse the Exchange Agent for its reasonable out-of-pocket expenses in connection therewith. DMC and DMFC may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of the Prospectus and related documents to the beneficial owners of the Old Notes, and in handling or forwarding tenders for exchange.



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



      The expenses to be incurred in connection with the Exchange
Offer will be paid by DMC and DMFC, including fees and expenses of the Exchange Agent and Trustee and accounting, legal, printing and related fees and expenses.

      DMC and DMFC will pay all transfer taxes, if any, applicable to the exchange of Old Notes pursuant to the Exchange Offer. If, however, certificates representing New Notes or Old Notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be registered or issued in the name of, any person other than the registered holder of the Old Notes tendered, or if tendered Old Notes are registered in the name of any person other than the person signing the Letter of Transmittal, or if a transfer tax is imposed for any reason other than the exchange of Old Notes pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.



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



                 DESCRIPTION OF THE NEW NOTES

      The Old Notes were issued, and the New Notes offered hereby will be issued under an indenture dated as of April 18, 1997 (the "Indenture") by and among DMC (as issuer), DMFC (as guarantor) and Marine Midland Bank (as trustee, the "Trustee"), a copy of the form of which is available from the Trustee. The following summary of the material provisions of the Indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Trust Indenture Act of 1939, as amended (the "TIA"), and the provisions of the Indenture, including the definitions of certain terms contained therein. For definitions of certain capitalized terms used in the following summary, see "Certain Definitions." For purposes of this section, references to DMC include only Del Monte Corporation and not its Subsidiaries.

General

      The New Notes will be issued in fully registered form only, without coupons, in denominations of $1,000 and integral multiples thereof. Initially, Bankers Trust Company will act as Paying Agent and Registrar for the New Notes. The New Notes may be presented for registration or transfer and exchange at the offices of the Registrar, which initially will be at Bankers Trust Company's office at 4 Albany Street, New York, New York 10006. DMC may change any Paying Agent and Registrar without notice to holders of the New Notes (the "Holders"). DMC will pay principal (and premium, if any) on the New Notes at Bankers Trust Company's office at the above address. At DMC's option, interest may be paid at Bankers Trust Company's office at the above address or by check mailed to the registered address of Holders. Any Old Notes that remain outstanding after the completion of the Exchange Offer, together with the New Notes issued in connection with the Exchange Offer, will be treated as a single class of securities under the Indenture.

      The New Notes will be general unsecured obligations of DMC and will be subordinated in right of payment to all existing and future Senior Debt of DMC. As of March 31, 1997, on a pro forma basis and after giving effect to the Recapitalization, DMC would have had approximately $511 million of Senior Debt outstanding (exclusive of unused commitments of $194 million).

Principal, Maturity and Interest

      The New Notes are limited in aggregate principal amount to $150 million and will mature on April 15, 2007. Interest on the New Notes will accrue at the rate of 12 1/4% per annum and will be payable semiannually in cash on each April 15 and October 15, to the persons who are registered Holders at the close of business on the April 1 and October 1 immediately preceding the applicable interest payment date. Interest on the New Notes will accrue from
(A) the later of (i) the last interest payment date on which interest was paid on the Old Notes surrendered in exchange therefor or (ii) if the Old Notes are surrendered for exchange on a date subsequent to the record date for an interest payment date to occur on or after the date of such exchange and as to which interest will be paid, the date of such interest payment or (B) if no interest has been paid on the Old Notes, from the Issue
Date (as defined herein) of such Old Notes.

      The New Notes will not be entitled to the benefit of any mandatory sinking fund.



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



Redemption

      Optional Redemption. The New Notes will be redeemable, at DMC's option, in whole at any time or in part from time to time, on and after April 15, 2002, upon not less than 30 nor more than 60 days' notice, at the following redemption prices (expressed as percentages of the principal amount thereof) if redeemed during the twelve-month period commencing on April 15 of the year set forth below, plus, in each case, accrued and unpaid interest thereon, if any, to the date of redemption:

      Year                               Percentage
      ----                               ----------
      2002 .............................  106.313%
      2003 .............................  104.734%
      2004 .............................  103.156%
      2005 .............................  101.578%
      2006 and thereafter ..............  100.000%


      Optional Redemption upon Public Equity Offerings. At any time, or from time to time, on or prior to April 15, 2000, DMC may, at its option, use the net cash proceeds of one or more Public Equity Offerings to redeem up to 35% of the aggregate principal amount of New Notes originally issued at a redemption price equal to 112.625% of the principal amount thereof plus accrued and unpaid interest thereon, if any, to the date of redemption; provided that at least 65% of the principal amount of New Notes originally issued remains outstanding immediately after any such redemption. In order to effect the foregoing redemption with the proceeds of any Public Equity Offering, DMC will make such redemption not more than 120 days after the consummation of any such Public Equity Offering.

      As used in the preceding paragraph, "Public Equity Offering" means an underwritten public offering of Qualified Capital Stock of DMFC or DMC pursuant to a registration statement filed with the Commission in accordance with the Securities Act; provided that, in the event of a Public Equity Offering by DMFC, DMFC contributes to the capital of DMC the portion of the net cash proceeds of such Public Equity Offering necessary to pay the aggregate redemption price (plus accrued interest to the redemption date) of the New Notes to be redeemed pursuant to the preceding paragraph.

      Optional Redemption upon a Change of Control on or prior to April 15, 2002. At any time on or prior to April 15, 2002, the New Notes may also be redeemed as a whole at the option of DMC upon the occurrence of a Change of Control, upon not less than 30 nor more than 60 days' prior notice (but in no event more than 90 days after the occurrence of such Change of Control) mailed by first-class mail to each Holder's registered address, at a redemption price equal to 100% of the principal amount thereof plus the Applicable Premium as of, and accrued and unpaid interest, if any, to the date of redemption (the "Redemption Date") (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date).

      "Applicable Premium" means, with respect to a New Note at any Redemption Date, the greater of (i) 1.0% of the principal amount of such New Note and (ii) the excess of (A) the present value at such time of (1) the redemption price of such New Note at April 15, 2002 (such redemption price being described under "--Optional Redemption") plus (2) all required interest payments due on such New Note through April 15, 2002, computed using a discount rate equal to the Treasury Rate plus 1.0% per annum, over (B) the principal amount of such New Note.

      "Treasury Rate" means the yield to maturity at the time of computation of U.S. Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Release H.15 (519) which has become publicly available at least two Business Days prior to the Redemption Date (or, if such Statistical Release is no longer published, any publicly available source or similar market data)) closest to the period from the Redemption Date to April 15, 2002, provided, however, that if the period from the Redemption Date to April 15, 2002, is not equal to the constant maturity of a U.S. Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of one year) from the weekly average yields of U.S. Treasury securities for which such yields are given, except that if the period from the



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



Redemption Date to April 15, 2002, is less than one year, the weekly average yield on actually traded U.S. Treasury securities adjusted to a constant maturity of one year shall be used.

Selection and Notice of Redemption

      In the event that less than all of the New Notes are to be redeemed at any time, selection of such New Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which such New Notes are listed or, if such New Notes are not then listed on a national securities exchange, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate; provided, however, that no New Notes of a principal amount of $1,000 or less shall be redeemed in part; provided, further, that if a partial redemption is made with the proceeds of a Public Equity Offering, selection of the New Notes or portions thereof for redemption shall be made by the Trustee only on a pro rata basis or on as nearly a pro rata basis as is practicable (subject to applicable DTC procedures), unless such method is otherwise prohibited. Notice of redemption shall be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each Holder of New Notes to be redeemed at its registered address. If any New Note is to be redeemed in part only, the notice of redemption that relates to such New Note shall state the portion of the principal amount thereof to be redeemed. A new note in a principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original New Note. On and after the redemption date, interest will cease to accrue on New Notes or portions thereof called for redemption as long as DMC has deposited with the Paying Agent funds in satisfaction of the applicable redemption price pursuant to the Indenture.

Guarantee

      The obligations of DMC pursuant to the New Notes, including the repurchase obligation resulting from a Change in Control, will be unconditionally guaranteed on a senior subordinated basis (the "Guarantee") by DMFC. Pursuant to the Indenture, DMFC may consolidate with, merge with or into, or transfer all or substantially all its assets to any other Person to the extent described below under "--Certain Covenants--Merger, Consolidation and Sales of Assets of Guarantor;" provided, however, that if such other Person is not DMC, DMFC's obligations under the Guarantee must be expressly assumed by such other Person. However, upon the sale or other disposition (including by way of consolidation or merger) of DMFC or the sale or disposition of all or substantially all the assets of DMFC (in each case other than to DMC or an Affiliate of DMC) permitted by the Indenture, DMFC will be released and relieved from all its obligations under the Guaranty.

      The only material asset of DMFC is the stock of DMC.

      In addition, Restricted Subsidiaries may be required to issue Guarantees to the extent described below under "--Certain
Covenants--Limitation on Guarantees by Restricted Subsidiaries."

Ranking

      The New Notes will be unsecured senior obligations of DMC, and the indebtedness evidenced by the New Notes will rank pari passu in right of payment with all other existing and future unsubordinated obligations of DMC and senior in right of payment to all existing and future obligations of DMC expressly subordinated in right of payment to the New Notes. The payment of all Obligations on the New Notes is subordinated in right of payment to the prior payment in full in cash or Cash Equivalents of all Obligations on or in respect of Senior Debt. Upon any payment or distribution of assets of DMC of any kind or character to creditors, whether in cash, property or securities, upon any liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors or marshaling of assets of DMC or in a bankruptcy, reorganization, insolvency, receivership or other similar proceeding relating to DMC or its property, whether voluntary or involuntary, all Obligations due or to become due upon all Senior Debt shall first be paid in full in cash or Cash Equivalents, or such payment duly provided for to the satisfaction of the holders of Senior Debt, before any payment or distribution of any kind or character is made on account of any Obligations on the New Notes, or for the acquisition of any of the New Notes for cash or property or otherwise.



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



      If any default occurs and is continuing in the payment when due, whether at maturity, upon any redemption, by declaration or otherwise, of any principal of, interest on, unpaid drawings for letters of credit issued in respect of, or regularly accruing fees with respect to, any Senior Debt, no payment of any kind or character shall be made by or on behalf of DMC or any other Person on its or their behalf with respect to any Obligations on the New Notes or to acquire any of the Notes for cash or property or otherwise.

      In addition, if any other event of default occurs and is continuing with respect to any Designated Senior Debt, as such event of default is defined in the instrument creating or evidencing such Designated Senior Debt, permitting the holders of such Designated Senior Debt then outstanding to accelerate the maturity thereof and if the Representative for the respective issue of Designated Senior Debt gives written notice of the event of default to the Trustee and each Paying Agent (a "Default Notice"), then, unless and until all events of default have been cured or waived or have ceased to exist or the Trustee and each Paying Agent receives notice from the Representative for the respective issue of Designated Senior Debt terminating the Blockage Period (as defined below), during the 179 days after the delivery of such Default Notice (the "Blockage Period"), neither DMC nor any other Person on its behalf shall (x) make any payment of any kind or character with respect to any Obligations on the New Notes or (y) acquire any of the New Notes for cash or property or otherwise. Notwithstanding anything herein to the contrary, in no event will a Blockage Period extend beyond 180 days from the date the payment on the New Notes was due and only one such Blockage Period may be commenced within any 360 consecutive days. No event of default which existed or was continuing on the date of the commencement of any Blockage Period with respect to the Designated Senior Debt shall be, or be made, the basis for commencement of a second Blockage Period by the Representative of such Designated Senior Debt whether or not within a period of 360 consecutive days, unless such event of default shall have been cured or waived for a period of not less than 90 consecutive days (it being acknowledged that any subsequent action or any breach of any financial covenants for a period commencing after the date of commencement of such Blockage Period that, in either case, would give rise to an event of default pursuant to any provisions under which an event of default previously existed or was continuing shall constitute a new event of default for this purpose).

      The obligations of DMFC under the Guarantee, and the obligations of the Restricted Subsidiaries under any Guarantees that may be issued, are subordinated in right of payment to the obligations of such Persons under any Senior Debt (including any guarantees constituting Senior Debt) on terms substantially identical to those described above.

      By reason of such subordination, in the event of the insolvency of DMC, creditors of DMC who are not holders of Senior
Debt, including the Holders of the New Notes, may recover less, ratably, than holders of Senior Debt.

      As of March 31, 1997, on a pro forma basis after giving effect to the Recapitalization (other than the Offering), DMC would have had approximately $511 million of Senior Debt outstanding (exclusive of unused commitments of $194 million).

Change of Control

      The Indenture will provide that upon the occurrence of a Change of Control, if DMC does not redeem the New Notes as provided under the heading "Optional Redemption upon Change of Control prior to April 15, 2002," above, DMC shall make the "Change of Control Offer" and each Holder will have the right to require that DMC purchase all or a portion of such Holder's New Notes pursuant to such Change of Control Offer, at a purchase price equal to 101% of the principal amount thereof plus accrued interest to the date of purchase.

      The occurrence of certain of the events that would constitute a Change of Control would constitute a default under the Credit Agreement. Future Senior Debt of DMC and its Subsidiaries may also contain prohibitions of certain events that would constitute a Change of Control or require such Senior Debt to be repurchased upon a Change of Control. Moreover, the exercise by the Holders of their right to require DMC to repurchase the New Notes could cause a default under such Senior Debt, even if the Change of Control itself does not, due to the financial effect of such repurchase on DMC.



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



      The Indenture will provide that, prior to the mailing of the notice referred to below, but in any event within 30 days following any Change of Control, DMC covenants to (i) repay in full and terminate all commitments under Indebtedness under the Credit Agreement and all other Senior Debt the terms of which require repayment upon a Change of Control or offer to repay in full and terminate all commitments under all Indebtedness under the Credit Agreement and all other such Senior Debt and to repay the Indebtedness owed to each lender which has accepted such offer in full or (ii) obtain the requisite consents under the Credit Agreement and all other Senior Debt to permit the repurchase of the New Notes as provided below. DMC shall first comply with the covenant in the immediately preceding sentence before it shall be required to repurchase New Notes pursuant to the provisions described below. DMC's failure to comply with the second preceding sentence shall constitute an Event of Default described in clause (iii) and not in clause (ii) under "Events of Default" below.

      Within 30 days following the date upon which the Change of Control occurred, unless DMC has mailed a notice with respect to a redemption described under the heading "Optional Redemption upon Change of Control prior to April 15, 2002" above with respect to all the New Notes in connection with a Change of Control occurring on or prior to April 15, 2002, DMC must send, by first class mail, a notice to each Holder, with a copy to the Trustee and each Paying Agent, which notice shall govern the terms of the Change of Control Offer. Such notice shall state, among other things, the purchase date, which must be no earlier than 30 days nor later than 45 days from the date such notice is mailed, other than as may be required by law (the "Change of Control Payment Date"). Holders electing to have a New Note purchased pursuant to a Change of Control Offer will be required to surrender the New Note, with the form entitled "Option of Holder to Elect Purchase" on the reverse of the New Note completed, to the Paying Agent at the address specified in the notice prior to the close of business on the third business day prior to the Change of Control Payment Date.

      If a Change of Control Offer is made, there can be no assurance that DMC will have available funds sufficient to pay the Change of Control purchase price for all the New Notes that might be delivered by Holders seeking to accept the Change of Control Offer. In the event DMC is required to purchase outstanding New Notes pursuant to a Change of Control Offer, DMC expects that it would seek third party financing to the extent it does not have available funds to meet its purchase obligations. However, there can be no assurance that DMC would be able to obtain such financing.

      Neither the Board of Directors of DMC nor the Trustee may waive the covenant relating to a Holder's right to redemption upon a Change of Control. Restrictions in the Indenture described herein on the ability of DMC and its Restricted Subsidiaries to incur additional Indebtedness, to grant Liens on its property, to make Restricted Payments and to make Asset Sales may also make more difficult or discourage a takeover of DMC, whether favored or opposed by the management of DMC. Consummation of any such transaction in certain circumstances may require redemption or repurchase of the New Notes, and there can be no assurance that DMC or the acquiring party will have sufficient financial resources to effect such redemption or repurchase. Such restrictions and the restrictions on transactions with Affiliates may, in certain circumstances, make more difficult or discourage any leveraged buyout of DMC or any of its Subsidiaries by the management of DMC. While such restrictions cover a wide variety of arrangements which have traditionally been used to effect highly leveraged transactions, the Indenture may not afford the Holders of New Notes protection in all circumstances from the adverse aspects of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction.

      DMC will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of New Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the "Change of Control" provisions of the Indenture, DMC shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the "Change of Control" provisions of the Indenture by virtue thereof.

      The Change of Control purchase feature is a result of negotiations between DMC and the Initial Purchasers. Management has no present intention to engage in a transaction involving a Change of Control (other than the recently completed Recapitalization), although it is possible that DMC would decide to do so in the future. Subject to the limitations discussed below, DMC could, in the future, enter into certain transactions, including



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acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect DMC's capital structure or credit ratings.

      Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the Holders of the New Notes to require that DMC repurchase the New Notes in the event of a takeover, recapitalization or similar transaction.

Certain Covenants

      The Indenture will contain, among others, the following covenants:

      Limitation on Incurrence of Additional Indebtedness. DMC will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume, guarantee, acquire, become liable, contingently or otherwise, with respect to, or otherwise become responsible for payment of (collectively, "incur") any Indebtedness (other than Permitted Indebtedness); provided, however, that if no Default or Event of Default shall have occurred and be continuing at the time of or as a consequence of the incurrence of any such Indebtedness, DMC may incur Indebtedness (including, without limitation, Acquired Indebtedness), and the Restricted Subsidiaries of DMC may incur Acquired Indebtedness, in each case if on the date of the incurrence of such Indebtedness, after giving effect to the incurrence thereof, the Consolidated Fixed Charge Coverage Ratio of DMC is greater than 2.0 to 1.0.

      Limitation on Restricted Payments. DMC will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, (a) declare or pay any dividend or make any distribution (other than dividends or distributions payable in Qualified Capital Stock of DMC or in options, warrants or other rights to purchase such Qualified Capital Stock) on or in respect of shares of DMC's Capital Stock to holders of such Capital Stock, (b) purchase, redeem or otherwise acquire or retire for value any Capital Stock of DMC or any warrants, rights or options to purchase or acquire shares of any class of such Capital Stock (in each case other than in exchange for Qualified Capital Stock of DMC or options, warrants or other rights to purchase such Qualified Capital Stock), (c) make any principal payment on, purchase, defease, redeem, prepay, decrease or otherwise acquire or retire for value, prior to any scheduled final maturity, scheduled repayment or scheduled sinking fund payment, any Indebtedness of DMC that is subordinate or junior in right of payment to the Notes or (d) make any Investment (other than Permitted Investments) (each of the foregoing actions set forth in clauses (a), (b) (c) and (d) being referred to as a "Restricted Payment"), if at the time of such Restricted Payment or immediately after giving effect thereto, (i) a Default or an Event of Default shall have occurred and be continuing or (ii) DMC is not able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the covenant described under "--Limitation on Incurrence of Additional Indebtedness" or (iii) the aggregate amount of Restricted Payments (including such proposed Restricted Payment) made subsequent to the Issue Date (the amount expended for such purposes, if other than in cash, being the fair market value of such property as determined reasonably and in good faith by the Board of Directors of DMC) shall exceed the sum of: (v) $10,000,000; plus (w) 50% of the cumulative Consolidated Net Income (or if cumulative Consolidated Net Income shall be a loss, minus 100% of such loss) of DMC earned subsequent to the Issue Date and on or prior to the date on which the Restricted Payment occurs or is to occur (the "Reference Date") (treating such period as a single accounting period); plus (x) 100% of the aggregate net cash proceeds received by DMC from any Person (other than a Subsidiary of DMC) from the issuance and sale subsequent to the Issue Date and on or prior to the Reference Date of Qualified Capital Stock of DMC (including by conversion of Indebtedness into Qualified Capital Stock) and, subject to the limitation set forth in clause (8) of the immediately succeeding paragraph, 100% of the fair market value of non-cash consideration received in any such issuance and sale; plus (y) without duplication of any amounts included in clause (iii)(x) above, 100% of the aggregate net cash proceeds of any equity contribution received by DMC from a holder of DMC's Capital Stock and, subject to the limitation set forth in clause (8) of the immediately succeeding paragraph, 100% of the fair market value of non-cash consideration of any equity contribution received by DMC from a holder of DMC's Capital Stock; plus (z) without duplication, the sum of (1) the aggregate amount returned in cash on or with respect to Investments (other than Permitted Investments) made subsequent to the Issue Date whether through interest payments, principal payments, dividends or other distributions or payments, (2) the net cash proceeds



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received by DMC or any Restricted Subsidiary from the disposition of all or any portion of such Investments (other than to a Subsidiary of DMC) and, subject to the limitations set forth in clause (8) of the immediately succeeding paragraph, 100% of the fair market value of non-cash consideration received in any such disposition, and (3) upon redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary, the fair market value of such Subsidiary; provided, however, that with respect to all Investments made in any Unrestricted Subsidiary or joint venture, the sum of clauses (1), (2) and (3) above with respect to such Investment shall not exceed the aggregate amount of all such Investments made subsequent to the Issue Date in such Unrestricted Subsidiary or joint venture.

      Notwithstanding the foregoing, the provisions set forth in the immediately preceding paragraph do not prohibit: (1) the payment of any dividend within 60 days after the date of declaration of such dividend if the dividend would have been permitted on the date of declaration; (2) the acquisition of any shares of Capital Stock of DMC, either (i) solely in exchange for shares of Qualified Capital Stock of DMC or (ii) through the application of net proceeds of a substantially concurrent sale for cash (other than to a Subsidiary of DMC) of shares of Qualified Capital Stock of DMC; (3) if no Default or Event of Default shall have occurred and be continuing, the acquisition of any Indebtedness of DMC that is subordinate or junior in right of payment to the New Notes either (i) solely in exchange for shares of Qualified Capital Stock of DMC or Indebtedness of DMC that is subordinate or junior in right of payment to the New Notes at least to the extent of the subordination provisions contained in the Indenture and having no maturity, sinking fund payment or scheduled mandatory redemption prior to maturity of the New Notes, or (ii) through the application of net proceeds of a substantially concurrent sale for cash (other than to a Subsidiary of DMC) of (A) shares of Qualified Capital Stock of DMC or (B) Refinancing Indebtedness; (4) so long as no Default or Event of Default shall have occurred and be continuing, payments for the purpose of and in an amount equal to the amount required to permit DMFC to redeem or repurchase Common Stock of DMFC or options in respect thereof from employees or officers of DMFC or any of its Subsidiaries or their estates or authorized representatives upon the death, disability or termination of employment of such employees or officers in an aggregate amount not to exceed $10 million; (5) the making of distributions, loans or advances in an amount not to exceed $1 million per annum sufficient to permit DMFC to pay the ordinary operating expenses of DMFC related to DMFC's ownership of Capital Stock of DMC; (6) the payment of any amounts pursuant to the Tax Sharing Agreement;
(7) aggregate payments of not more than $835 million pursuant to the Recapitalization and made within 30 days of the date of the consummation of the Recapitalization; and (8) in the event that DMC has not realized cash from the proceeds of the payment, sale or disposition of any non-cash consideration referred to in clause (iii)(x), (iii)(y) and (iii)(z)(2) of the immediately preceding paragraph, Restricted Payments permitted by reason of such non-cash consideration; provided, that such Restricted Payments may be made only in kind of the non-cash consideration so received. In determining the aggregate amount of Restricted Payments made subsequent to the Issue Date in accordance with clause (iii) of the immediately preceding paragraph, amounts expended pursuant to clauses (1), (4) and (8) shall be included in such calculation and amounts expended pursuant to clauses (2),
(3), (5), (6) and (7) shall be excluded from such calculation.

      Not later than the date of making any Restricted Payment, DMC shall deliver to the Trustee an officers' certificate stating that such Restricted Payment complies with the Indenture and setting forth in reasonable detail the basis upon which the required calculations were computed, which calculations may be based upon DMC's latest available internal quarterly financial statements. The Trustee shall have no duty or obligation to recalculate or otherwise verify the accuracy of the calculations set forth in any such officers' certificate.

      Limitation on Asset Sales. DMC will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless (i) DMC or the applicable Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets sold or otherwise disposed of (in each case as determined in good faith by DMC's Board of Directors), (ii) at least 75% of the consideration received by DMC or the Restricted Subsidiary, as the case may be, from such Asset Sale shall be in the form of cash or Cash Equivalents (provided that (A) the amount of any liabilities (as shown on DMC's or such Restricted Subsidiary's most recent balance sheet) of DMC or any such Restricted Subsidiary (other than liabilities that are by their terms subordinated to the New Notes) that are assumed by the transferee of any such assets and (B) the fair market value of any marketable securities received by DMC or a Restricted Subsidiary in exchange for any such assets that are promptly converted into cash shall be deemed to be cash for purposes of this provision) and is received at the time of such disposition, provided that DMC and its Restricted Subsidiaries may make Asset Sales



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not exceeding $2 million in the aggregate in each year for
non-cash consideration; and (iii) upon the consummation of an Asset Sale, DMC shall apply, or cause such Restricted Subsidiary to apply, the Net Cash Proceeds relating to such Asset Sale prior to the date occurring 360 days following the receipt thereof either (A) to prepay any Senior Debt and, in the case of any Senior Debt under any revolving credit facility, effect a permanent reduction in the availability under such revolving credit facility, or to so prepay any Indebtedness of a Wholly Owned Restricted Subsidiary, (B) to make an Investment in properties and assets that replace the properties and assets that were the subject of such Asset Sale or in properties and assets that will be used in the business of DMC and its Restricted Subsidiaries as it exists on the date of such Asset Sale or in businesses the same, similar or reasonably related thereto ("Replacement Assets"), or (C) a combination of prepayment and investment permitted by the foregoing clauses (iii)(A) and
(iii)(B). Subject to the last sentence of this paragraph, on the 361st day after an Asset Sale or such earlier date, if any, as the Board of Directors of DMC or of such Restricted Subsidiary determines not to apply the Net Cash Proceeds relating to such Asset Sale as set forth in clause (iii)(A), (iii)(B) or (iii)(C) of the next preceding sentence (each, a "Net Proceeds Offer Trigger Date"), such aggregate amount of Net Cash Proceeds which have not been applied on or before such Net Proceeds Offer Trigger Date as permitted in clauses (iii)(A), (iii)(B) and
(iii)(C) of the next preceding sentence (each a "Net Proceeds Offer Amount") shall be applied by DMC or such Restricted Subsidiary to make an offer to purchase (the "Net Proceeds Offer") on a date (the "Net Proceeds Offer Payment Date") not less than 30 nor more than 45 days following the applicable Net Proceeds Offer Trigger Date, from all Holders on a pro rata basis, that amount of Notes equal to the Net Proceeds Offer Amount at a price equal to 100% of the principal amount of the New Notes to be purchased, plus accrued and unpaid interest thereon, if any, to the date of purchase; provided, however, that if at any time any non-cash consideration received by DMC or any Restricted Subsidiary of DMC, as the case may be, in connection with any Asset Sale is converted into or sold or otherwise disposed of for cash (other than interest received with respect to any such non-cash consideration), then such conversion or disposition shall be deemed to constitute an Asset Sale hereunder and the Net Cash Proceeds thereof shall be applied in accordance with this covenant. DMC may defer the Net Proceeds Offer until there is an aggregate unutilized Net Proceeds Offer Amount equal to or in excess of $10 million resulting from one or more Asset Sales (at which time, the entire unutilized Net Proceeds Offer Amount, and not just the amount in excess of $10 million, shall be applied as required pursuant to this paragraph).

      In the event of the transfer of substantially all (but not all) of the property and assets of DMC and its Restricted Subsidiaries as an entirety to a Person in a transaction permitted under the covenant described under "--Merger, Consolidation and Sale of Assets," the successor corporation shall be deemed to have sold the properties and assets of DMC and its Restricted Subsidiaries not so transferred for purposes of such covenant, and shall comply with the provisions of such covenant with respect to such deemed sale as if it were an Asset Sale. In addition, the fair market value of such properties and assets of DMC or its Restricted Subsidiaries deemed to be sold shall be deemed to be Net Cash Proceeds for purposes of such covenant.

      Each Net Proceeds Offer will be mailed to the record Holders as shown on the register of Holders within 25 days following the Net Proceeds Offer Trigger Date, with a copy to the Trustee, and shall comply with the procedures set forth in the Indenture. Upon receiving notice of the Net Proceeds Offer, Holders may elect to tender their New Notes in whole or in part in integral multiples of $1,000 in exchange for cash. To the extent Holders properly tender New Notes in an amount exceeding the Net Proceeds Offer Amount, New Notes of tendering Holders will be purchased on a pro rata basis (based on amounts tendered). To the extent that the aggregate amount of the New Notes tendered pursuant to a Net Proceeds Offer is less than the Net Proceeds Offer Amount, DMC may use such excess Net Proceeds Offer Amount for general corporate purposes or for any other purpose not prohibited by the Indenture. Upon completion of any such Net Proceeds Offer, the Net Proceeds Offer Amount shall be reset at zero. A Net Proceeds Offer shall remain open for a period of 20 business days or such longer period as may be required by law.

      DMC will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of New Notes pursuant to a Net Proceeds Offer. To the extent that the provisions of any securities laws or regulations conflict with the "Asset Sale" provisions of the Indenture, DMC shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the "Asset Sale" provisions of the Indenture by virtue thereof.



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      Notwithstanding the foregoing, DMC and its Restricted
Subsidiaries will be permitted to consummate an Asset Swap if (i) at the time of entering into such Asset Swap or immediately after giving effect to such Asset Swap, no Default or Event of Default shall have occurred or be continuing or would occur as a consequence thereof, (ii) in the event that such Asset Swap involves an aggregate amount in excess of $10 million, the terms of such Asset Swap have been approved by a majority of the members of the Board of Directors of DMC, and (iii) in the event such Asset Swap involves an aggregate amount in excess of $50 million, DMC has received a written opinion from an Independent Financial Advisor that such Asset Swap is fair to DMC or such Restricted Subsidiary, as the case may be, from a financial point of view.

      Limitation on Dividends and Other Payment Restrictions Affecting Subsidiaries. DMC will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary of DMC to (a) pay dividends or make any other distributions on or in respect of its Capital Stock; (b) make loans or advances or to pay any Indebtedness or other obligation owed to DMC or any other Restricted Subsidiary of DMC; or (c) transfer any of its property or assets to DMC or any other Restricted Subsidiary of DMC, except for such encumbrances or restrictions existing under or by reason of: (1) applicable law; (2) the Indenture; (3) customary non-assignment provisions of any contract or lease governing a leasehold or ownership interest of any Restricted Subsidiary of DMC; (4) any instrument governing Acquired Indebtedness, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or the properties or assets of the Person so acquired; (5) agreements existing on the Issue Date (including, without limitation, the Credit Agreement) to the extent and in the manner such agreements are in effect on the Issue Date; (6) secured Indebtedness otherwise permitted to be incurred pursuant to the provisions of the covenants described under "--Limitation on Incurrence of Additional Indebtedness" and "--Limitation on Liens" above that limit the right of the debtor to dispose of the assets securing such Indebtedness; (7) customary net worth provisions contained in leases and other agreements entered into by a Restricted Subsidiary in the ordinary course of business; (8) customary restrictions with respect to a Restricted Subsidiary pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock of such Restricted Subsidiary; (9) customary provisions in joint venture agreements and other similar agreements relating solely to the securities, assets and revenues of such joint venture or other business venture; (10) an agreement governing Indebtedness incurred to Refinance the Indebtedness issued, assumed or incurred pursuant to an agreement referred to in clause (2), (4), (5) or (6) above; provided, however, that the provisions relating to such encumbrance or restriction contained in any such Indebtedness are not, in the aggregate, materially less favorable to DMC as determined by the Board of Directors of DMC in its reasonable and good faith judgment than the provisions relating to such encumbrance or restriction contained in agreements referred to in such clause (2), (4) (5) or (6); and (11) Standard Securitization Undertakings relating to a Receivables Subsidiary or Special Purpose Vehicle.

      Limitation on Preferred Stock of Restricted Subsidiaries. DMC will not permit any of its Restricted Subsidiaries (other than a Receivables Subsidiary or a Special Purpose Vehicle) to issue any Preferred Stock (other than to DMC or to a Wholly Owned Restricted Subsidiary of DMC) or permit any Person (other than DMC or a Wholly Owned Restricted Subsidiary of DMC) to own any Preferred Stock of any Restricted Subsidiary of DMC (other than a Receivables Subsidiary or a Special Purpose Vehicle).

      Limitation on Liens. DMC will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or permit or suffer to exist any Liens of any kind against or upon any property or assets of DMC or any of its Restricted Subsidiaries whether owned on the Issue Date or acquired after the Issue Date, or any proceeds therefrom, or assign or otherwise convey any right to receive income or profits therefrom for purposes of security unless (i) in the case of Liens securing Indebtedness that is expressly subordinate or junior in right of payment to the New Notes, the New Notes are secured by a Lien on such property, assets or proceeds that is senior in priority to such Liens and (ii) in all other cases, the New Notes are equally and ratably secured, except for (A) Liens existing as of the Issue Date to the extent and in the manner such Liens are in effect on the Issue Date; (B) Liens securing Senior Debt and Liens on assets of Restricted Subsidiaries securing guarantees of Senior Debt; (C) Liens securing the New Notes; (D) Liens of DMC or a Wholly Owned Restricted Subsidiary of DMC on assets of any Restricted Subsidiary of DMC; (E) Liens securing Refinancing Indebtedness which is incurred to Refinance any Indebtedness which has been secured by a Lien permitted under the Indenture and which



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has been incurred in accordance with the provisions of the
Indenture; provided, however, that such Liens (1) are not materially less favorable to the Holders and are not materially more favorable to the lienholders with respect to such Liens than the Liens in respect of the Indebtedness being Refinanced and (2) do not extend to or cover any property or assets of DMC or any of its Restricted Subsidiaries not securing the Indebtedness so Refinanced; and (F) Permitted Liens.

      Prohibition on Incurrence of Senior Subordinated Debt. DMC will not incur or suffer to exist Indebtedness that is senior in right of payment to the New Notes and subordinate in right of payment to any other Indebtedness of DMC.

      Restriction of Lines of Business to Food, Food Distribution and Related Businesses. DMC shall not, and shall not permit any Restricted Subsidiary to, engage in any material business activity except for food, food distribution and related businesses.

      Merger, Consolidation and Sale of Assets of DMC. DMC will not, in a single transaction or series of related transactions, consolidate or merge with or into any Person, or sell, assign, transfer, lease, convey or otherwise dispose of (or cause or permit any Restricted Subsidiary of DMC to sell, assign, transfer, lease, convey or otherwise dispose of) all or substantially all of DMC's assets (determined on a consolidated basis for DMC and its Restricted Subsidiaries), whether as an entirety or substantially as an entirety, to any Person unless:
(i) either (1) DMC shall be the surviving or continuing corporation or (2) the Person (if other than DMC) formed by such consolidation or into which DMC is merged or the Person which acquires by sale, assignment, transfer, lease, conveyance or other disposition the properties and assets of DMC and its Restricted Subsidiaries substantially as an entirety (the "Surviving Entity") (x) shall be a corporation organized and validly existing under the laws of the United States or any state thereof or the District of Columbia and (y) shall expressly assume, by supplemental indenture (in form and substance reasonably satisfactory to the Trustee), executed and delivered to the Trustee, the due and punctual payment of the principal of and premium, if any, and interest on all of the New Notes and the performance of every covenant of the New Notes, the Indenture and, if applicable, the Registration Rights Agreement on the part of DMC to be performed or observed; (ii) immediately after giving effect to such transaction and the assumption contemplated by clause (i)(2)(y) above (including giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction), DMC or such Surviving Entity, as the case may be, shall be able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the covenant described under "Certain Covenants--Limitation on Incurrence of Additional Indebtedness"; (iii) immediately after giving effect to such transaction, DMC or such Surviving Entity, as the case may be, will have Consolidated Net Worth in an amount that is not less than the Consolidated Net Worth of DMC immediately prior to such transaction; (iv) immediately before and immediately after giving effect to such transaction and the assumption contemplated by clause (i)(2)(y) above (including, without limitation, giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred and any Lien granted in connection with or in respect of such transaction), no Default or Event of Default shall have occurred and be continuing; and (v) DMC or such Surviving Entity, as the case may be, shall have delivered to the Trustee an officers' certificate and an opinion of counsel, each stating that such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture complies with the applicable provisions of the Indenture and that all conditions precedent in the Indenture relating to such transaction have been satisfied.

      Notwithstanding the foregoing, the merger of DMC with an Affiliate incorporated solely for the purpose of reincorporating DMC in another jurisdiction shall be permitted without regard to clauses (ii) and (iii) of the immediately preceding paragraph.

      For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Restricted Subsidiaries of DMC the Capital Stock of which constitutes all or substantially all of the properties and assets of DMC, shall be deemed to be the transfer of all or substantially all of the properties and assets of DMC.



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      The Indenture will provide that upon any consolidation,
combination or merger or any transfer of all or substantially all of the assets of DMC in accordance with the foregoing in which DMC is not the continuing corporation, the successor Person formed by such consolidation or into which DMC is merged or to which such conveyance, lease or transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, DMC under the Indenture and the New Notes with the same effect as if such surviving entity had been named as such; provided, however, that solely for purposes of computing amounts described in subclause (iii) of the first paragraph of the covenant described under "--Limitation on Restricted Payments" above, any such surviving entity shall only be deemed to have succeeded to and be substituted for DMC with respect to periods subsequent to the effective time of such merger, consolidation or transfer of assets.

      Merger, Consolidation and Sale of Assets of a Guarantor. A Guarantor (including DMFC) will not, in a single transaction or series of related transactions, consolidate or merge with or into any Person, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of such Guarantor's assets, whether as an entirety or substantially as an entirety, to any Person unless: (i) either (1) such Guarantor shall be the surviving or continuing corporation or (2) the Person (if other than such Guarantor) formed by such consolidation or into which such Guarantor is merged or the Person which acquires by sale, assignment, transfer, lease, conveyance or other disposition the properties and assets of such Guarantor substantially as an entirety (the "Surviving Guarantor Entity") (x) shall be a corporation organized and validly existing under the laws of the United States or any state thereof or the District of Columbia and (y) shall expressly assume, by supplemental indenture (in form and substance reasonably satisfactory to the Trustee), executed and delivered to the Trustee, the obligations of such Guarantor of the due and punctual payment of the principal of and premium, if any, and interest on the New Notes and all of such Guarantor's obligations under the Indenture; (ii) such Guarantor or such Surviving Guarantor Entity, as the case may be, shall not, immediately after giving effect to such transaction or series of transactions herein default in the performance of any covenants or obligations of such Guarantor or Surviving Guarantor Entity under the Indenture; and (iii) such Guarantor or such Surviving Guarantor Entity, as the case may be, shall have delivered to the Trustee an officers' certificate and an opinion of counsel, each stating that such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture complies with the applicable provisions of the Indenture and that all conditions precedent in the Indenture relating to such transaction have been satisfied.

      Notwithstanding the foregoing, the Merger of Shield with and into DMFC and the merger of DFMC with and into DMC shall be permitted; provided that, with respect to the Merger of DMFC with and into DMC, such merger shall be permitted pursuant to the covenant described under "--Merger, Consolidation and Sale of Assets of DMC."

      The Indenture will provide that upon any consolidation, combination or merger or any transfer of all or substantially all of the assets of a Guarantor in accordance with the foregoing, in which such Guarantor is not the continuing corporation, the Surviving Guarantor Entity shall succeed to, and be substituted for, and may exercise every right and power of, such Guarantor under the Indenture and the New Notes with the same effect as if such Surviving Guarantor Entity had been named as such.

      Limitations on Transactions with Affiliates. (a) DMC will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction or series of related transactions (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with, or for the benefit of, any of its Affiliates (each an "Affiliate Transaction"), other than
(x) Affiliate Transactions permitted under paragraph (b) below and (y) Affiliate Transactions on terms that are no less favorable to DMC or the relevant Restricted Subsidiary than those that might reasonably have been obtained in a comparable transaction at such time on an arm's-length basis from a Person that is not an Affiliate of DMC or such Restricted Subsidiary. All Affiliate Transactions (and each series of related Affiliate Transactions which are part of a common plan) involving aggregate payments or other property with a fair market value in excess of $1 million shall be approved by the Board of Directors of DMC or such Restricted Subsidiary, as the case may be, such approval to be evidenced by a Board Resolution stating that such Board of Directors has determined that such transaction complies with the foregoing provisions. If DMC or any Restricted Subsidiary of DMC enters into an Affiliate Transaction (or a series of related Affiliate Transactions related to a common plan) that involves an aggregate fair market value or



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payments to an Affiliate, as the case may be, of more than $10 million, DMC or such Restricted Subsidiary, as the case may be, shall, prior to the consummation thereof, obtain a favorable opinion as to the fairness of such transaction or series of related transactions to DMC or the relevant Restricted Subsidiary, as the case may be, from a financial point of view, from an Independent Financial Advisor and file the same with the Trustee.

      (b) The restrictions set forth in clause (a) shall not apply to (i) reasonable fees and compensation paid to (including issuances and grant of securities and stock options), employment agreements and stock option and ownership plans for the benefit
of) and indemnity provided on behalf of, officers, directors, employees or consultants of DMC or any Restricted Subsidiary of DMC as determined in good faith by DMC's Board of Directors or senior management; (ii) transactions between or among DMC and any of its Restricted Subsidiaries or exclusively between or among such Restricted Subsidiaries, provided that such transactions are not otherwise prohibited by the Indenture; (iii) any agreement as in effect as of the Issue Date or any amendment thereto or any transaction contemplated thereby (including pursuant to any amendment thereto or any replacement agreement thereto so long as any such amendment or replacement agreement is not more disadvantageous to the Holders in any material respect than the original agreement as in effect on the Issue Date); (iv) payments and investments permitted by the Indenture; (v) payments made in connection with the Recapitalization, including transaction fees to stockholders of DMFC not exceeding $10,000,000; (vi) the issuance of Qualified Capital Stock of DMC; (vii) any obligations of DMC pursuant to the Management Advisory Agreement and the Transaction Advisory Agreement; (viii) transactions permitted by, and complying with, the provisions of the covenants described under "Certain Covenants--Merger, Consolidation and Sale of Assets of DMC" and "--Merger, Consolidation and Sale of Assets of a Guarantor"; (ix) transactions with suppliers or other purchasers or sales of goods or services, in each case in the ordinary course of business (including, without limitation, pursuant to joint venture agreements) and otherwise in compliance with the terms of the Indenture which are fair to DMC in the good faith determination of the Board of Directors of DMC or the senior management thereof and on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party; and (x) Qualified Receivables Transactions.

      Limitation on Guarantees by Restricted Subsidiaries. DMC will not permit any of its domestic Restricted Subsidiaries directly or indirectly, by way of the pledge of any intercompany note or otherwise, to assume, guarantee or in any other manner become liable with respect to any Indebtedness of DMC or any other Restricted Subsidiary (other than Permitted Indebtedness of a Restricted Subsidiary), unless, in any such case (a) such Restricted Subsidiary executes and delivers a supplemental indenture to the Indenture, providing a Guarantee by such Restricted Subsidiary and (b) (x) if any such assumption, guarantee or other liability of such Restricted Subsidiary is provided in respect of Senior Debt, the guarantee or other instrument provided by such Restricted Subsidiary in respect of such Senior Debt may be superior to such Guarantee pursuant to subordination provisions no less favorable to the Holders of the New Notes than those contained in the Indenture and (y) if such assumption, guarantee or other liability of such Restricted Subsidiary is provided in respect of Indebtedness that is expressly subordinated to the New Notes, the guarantee or other instrument provided by such Restricted Subsidiary in respect of such subordinated Indebtedness shall be subordinated to such Guarantee pursuant to subordination provisions no less favorable to the Holders of the New Notes than those contained in the Indenture.

      Each Guarantee will be limited in amount to an amount not to exceed the maximum amount that can be guaranteed by a Restricted Subsidiary without rendering such Guarantee, as it relates to such Restricted Subsidiary, void or voidable under applicable laws relating to fraudulent conveyance or fraudulent transfer or other similar laws affecting the rights of creditors generally.

      Notwithstanding the foregoing, any such Guarantee by a Restricted Subsidiary shall provide by its terms that it shall be automatically and unconditionally released and discharged, without any further action required on the part of the Trustee or any Holder, upon: (i) the unconditional release of such Restricted Subsidiary from its liability in respect of the Indebtedness in connection with which such Guarantee was executed and delivered pursuant to the preceding paragraph; or (ii) any sale or other disposition (by merger or otherwise) to any Person which is not a Restricted Subsidiary of DMC of all of DMC's Capital Stock in, or all or substantially all of the assets of, such Restricted Subsidiary; provided that (a) such sale or disposition of such Capital Stock or assets is otherwise in compliance with the terms of the Indenture and (b) such assumption, guarantee or other liability of such Restricted Subsidiary has been released by the holders of the other Indebtedness so guaranteed.



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      Reports to Holders. The Indenture will provide that so long as the New Notes are outstanding DMC will deliver to the Trustee within 15 days after the filing of the same with the Commission, copies of the quarterly and annual reports and of the information, documents and other reports, if any, which DMC is required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act. The Indenture will further provide that, notwithstanding that DMC may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange
Act, so long as the New Notes are outstanding DMC will file with the Commission, to the extent permitted, and provide the Trustee and Holders with such annual reports and such information, documents and other reports specified in Sections 13 and 15(d) of the Exchange Act. DMC will also comply with the provisions of TIA ss.314(a).

Events of Default

      The following events are defined in the Indenture as "Events of Default":

           (i) the failure to pay interest on any New Notes when the same becomes due and payable and the default continues for a period of 30 days (whether or not such payment shall be prohibited by the subordination provisions of the Indenture);

           (ii) the failure to pay the principal on any New Notes, when such principal becomes due and payable, at maturity, upon redemption or otherwise (including the failure to make a payment to purchase New Notes tendered pursuant to a Change of Control Offer or a Net Proceeds Offer) (whether or not such payment shall be prohibited by the subordination provisions of the Indenture);

           (iii) a default in the observance or performance of any other covenant or agreement contained in the Indenture which default continues for a period of 30 days after written notice specifying the default (and demanding that such default be remedied) is received by DMC from the Trustee or by DMC and the Trustee from the Holders of at least 25% of the outstanding principal amount of the New Notes;

           (iv) the failure to pay at final stated maturity (giving effect to any applicable grace periods and any extensions thereof) the principal amount of any Indebtedness for borrowed money of DMC or any Restricted Subsidiary of DMC or the acceleration of the final stated maturity of any such Indebtedness, in either case, if the aggregate principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at final maturity or which has been accelerated aggregates $20 million or more at any time;

           (v) one or more judgments for the payment of money in an aggregate amount in excess of $20 million (to the extent not covered by insurance) shall have been rendered against DMC or any of its Restricted Subsidiaries and such judgments remain undischarged, unpaid or unstayed for a period of 60 days after such judgment or judgments become final and non-appealable;

           (vi) the failure of a guaranty of the New Notes given by a Guarantor to be in full force and effect (except as contemplated by the terms thereof) or the denial or disaffirmation of such obligations by a Guarantor; and

           (vii) certain events of bankruptcy affecting DMC or any of its Significant Subsidiaries.

      If an Event of Default (other than an Event of Default specified in clause (vii) above with respect to DMC) shall occur and be continuing, the Trustee or the Holders of at least 25% in principal amount of outstanding New Notes may declare the principal of and accrued interest on all the New Notes to be due and payable by notice in writing to DMC and the Trustee specifying the respective Event of Default and that it is a "notice of acceleration" (the "Acceleration Notice"), and the same (i) shall become immediately due and payable or (ii) if there are any amounts outstanding under the Credit Agreement, shall become immediately due and payable upon the first to occur of an acceleration under the Credit Agreement or five business days after receipt by DMC and the Representative under the Credit Agreement of such Acceleration Notice, but only if such Event of Default is then continuing. If an Event of Default specified in clause (vii) above with respect to DMC occurs and is continuing, then all unpaid



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principal of and premium, if any, and accrued and unpaid interest on all of the outstanding New Notes shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder.

      The Indenture will provide that, at any time after the delivery of an Acceleration Notice with respect to the New Notes as described in the preceding paragraph, the Holders of a majority in principal amount of the New Notes may, on behalf of the Holders of all of the New Notes, rescind and cancel such declaration and its consequences (i) if the rescission would not conflict with any judgment or decree, (ii) if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of the acceleration, (iii) to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal which has become due otherwise than by such declaration of acceleration has been paid, (iv) if DMC has paid the Trustee its reasonable compensation and reimbursed the Trustee for its expenses, disbursements and advances and any other amounts due the Trustee under the Indenture, and (v) in the event of the cure or waiver of an Event of Default of the type described in clause
(vii) of the description above of Events of Default, the Trustee shall have received an officers' certificate and an opinion of counsel that such Event of Default has been cured or waived. No such rescission shall affect any subsequent Default or impair any right consequent thereto.

      The Holders of a majority in principal amount of the New Notes may waive any existing Default or Event of Default under the Indenture and its consequences, except a default in the payment of the principal of or interest on any New Notes.

      Holders of the New Notes may not enforce the Indenture or the New Notes except as provided in the Indenture and under the TIA. Subject to the provisions of the Indenture relating to the duties of the Trustee, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the Holders, unless such Holders have offered to the Trustee reasonable indemnity. Subject to all provisions of the Indenture and applicable law, the Holders of a majority in aggregate principal amount of the then outstanding New Notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee.

      Under the Indenture, DMC is required to provide an officers' certificate to the Trustee promptly upon any such officer obtaining knowledge of any Default or Event of Default (provided that such officers shall provide such certification at least annually whether or not they know of any Default or Event of Default) that has occurred and, if applicable, describe such Default or Event of Default and the status thereof.

No Personal Liability of Directors, Officers, Employees and Stockholders

      No director, officer, employee or stockholder of DMC, as such, shall have any liability for any obligations of DMC under the New Notes or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of New Notes by accepting a New Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the New Notes. The foregoing provisions do not relate to the liability of DMFC as a Guarantor.

Legal Defeasance and Covenant Defeasance

      DMC may, at its option and at any time, elect to have its obligations discharged with respect to the outstanding New Notes ("Legal Defeasance"). Such Legal Defeasance means that DMC shall be deemed to have paid and discharged the entire indebtedness represented by the outstanding New Notes, except for (i) the rights of Holders to receive payments in respect of the principal of, premium, if any, and interest on the New Notes when such payments are due, (ii) DMC's obligations with respect to the New Notes concerning issuing temporary New Notes, registration of New Notes, mutilated, destroyed, lost or stolen New Notes and the maintenance of an office or agency for payments, (iii) the rights, powers, trust, duties and immunities of the Trustee and DMC's obligations in connection therewith and (iv) the Legal Defeasance provisions of the Indenture. In addition, DMC may, at its option and at any time, elect to have the obligations of DMC released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not



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constitute a Default or Event of Default with respect to the New
Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, reorganization and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the New Notes.

      In order to exercise either Legal Defeasance or Covenant Defeasance, (i) DMC must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders, cash in U.S. dollars, non-callable U.S. government obligations, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the New Notes on the stated date for payment thereof or on the applicable redemption date, as the case may be; (ii) in the case of Legal Defeasance, DMC shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that (A) DMC has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred; (iii) in the case of Covenant Defeasance, DMC shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred; (iv) no Default or Event of Default shall have occurred and be continuing on the date of such deposit or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit; (v) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under the Indenture or any other material agreement or instrument to which DMC or any of its Subsidiaries is a party or by which DMC or any of its Subsidiaries is bound;
(vi) DMC shall have delivered to the Trustee an officers' certificate stating that the deposit was not made by DMC with the intent of preferring the Holders over any other creditors of DMC or with the intent of defeating, hindering, delaying or defrauding any other creditors of DMC or others; (vii) DMC shall have delivered to the Trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance have been complied with; (viii) DMC shall have delivered to the Trustee an opinion of counsel to the effect that
(A) the trust funds will not be subject to any rights of holders of Senior Debt, including, without limitation, those arising under the Indenture and (B) assuming no intervening bankruptcy of DMC between the date of deposit and the 91st day following the deposit and that no Holder is an insider of DMC, after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; and (ix) certain other customary conditions precedent are satisfied.

Satisfaction and Discharge

      The Indenture will be discharged and will cease to be of further effect (except as to surviving rights or registration of transfer or exchange of the New Notes, as expressly provided for in the Indenture) as to all outstanding New Notes when: (i) either (a) all the New Notes theretofore authenticated and delivered (except lost, stolen or destroyed New Notes which have been replaced or paid and New Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by DMC and thereafter repaid to DMC or discharged from such trust) have been delivered to the Trustee for cancellation or (b) all New Notes not theretofore delivered to the Trustee for cancellation have become due and payable and DMC has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the New Notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the New Notes to the date of deposit together with irrevocable instructions from DMC directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be; (ii) DMC has paid all other sums payable under the Indenture by DMC; and (iii) DMC has delivered to the Trustee an officers' certificate and an opinion of counsel stating that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with.



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Modification of the Indenture

      From time to time, DMC and the Trustee, without the consent of the Holders, may amend the Indenture for certain specified purposes, including curing ambiguities, omissions, defects or inconsistencies, so long as such change does not, in the opinion of the Trustee, materially adversely affect the rights of any of the Holders. In formulating its opinion on such matters, the Trustee will be entitled to rely on such evidence as it deems appropriate, including, without limitation, solely on an opinion of counsel. In addition, without the consent of the Holders, DMC and the Trustee may amend the Indenture to provide for the assumption by a successor corporation, partnership, trust or limited liability company of the obligations of DMC under the Indenture as permitted by this Indenture, to provide for uncertificated New Notes in addition to or in place of certificated New Notes, to add Restricted Subsidiaries, as Guarantors as described under "Certain Covenants--Limitations on Guarantees by Restricted Subsidiaries" or to add further Guarantees, to secure the New Notes, to add to the covenants of DMC for the benefit of the Holders or to surrender any right or power conferred upon DMC or to comply with any requirement of the Commission in connection with the qualification of the Indenture under the Trust Indenture Act. Other modifications and amendments of the Indenture may be made with the consent of the Holders of a majority in principal amount of the then outstanding New Notes issued under the Indenture, except that, without the consent of each Holder affected thereby, no amendment may: (i) reduce the amount of New Notes whose Holders must consent to an amendment;
(ii) reduce the rate of or change or have the effect of changing the time for payment of interest, including defaulted interest, on any New Notes; (iii) reduce the principal of or change or have the effect of changing the fixed maturity of any New Notes, or change the date on which any New Notes may be subject to redemption, or reduce the redemption price therefor; (iv) make any New Notes payable in money other than that stated in the New Notes; (v) make any change in provisions of the Indenture protecting the right of each Holder to receive payment of principal of and interest on such New Note on or after the due date thereof or to bring suit to enforce such payment, or permitting Holders of a majority in principal amount of New Notes to waive Defaults or Events of Default (other than Defaults or Events of Default with respect to the payment of principal of, or interest on, the New Notes); (vi) amend, change or modify in any material respect the obligation of DMC to make and consummate a Change of Control Offer in the event of a Change of Control; or
(vii) modify or change any provision of the Indenture or the related definitions affecting the subordination or ranking of the New Notes in a manner which adversely affects the Holders in any material respect.

Governing Law

      The Indenture will provide that it and the New Notes will be governed by, and construed in accordance with, the laws of the State of New York but without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

The Trustee

      The Indenture will provide that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. During the existence of an Event of Default, the Trustee will exercise such rights and powers vested in it by the Indenture, and use the same degree of care and skill in its exercise as a prudent person would exercise or use under the circumstances in the conduct of his own affairs.

      The Indenture and the provisions of the TIA contain certain limitations on the rights of the Trustee, should it become a creditor of DMC, to obtain payments of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. Subject to the TIA, the Trustee will be permitted to engage in other transactions; provided that if the Trustee acquires any conflicting interest as described in the TIA, it must eliminate such conflict or resign.



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Certain Definitions

      Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms, as well as any other terms used herein for which no definition is provided.

      "Acquired Indebtedness" means Indebtedness of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary of DMC or at the time it merges or consolidates with DMC or any of its Restricted Subsidiaries or assumed by DMC or any of its Restricted Subsidiaries in connection with the acquisition of assets from such Person and in each case not incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary of DMC or such acquisition, merger or consolidation.

      "Acquisition Financing Indebtedness" means Indebtedness of DMC incurred in connection with the acquisition of assets or capital stock (by stock purchase, merger or otherwise) of a Person engaged in all material respects solely in the business of food, food distribution and related businesses.

      "Affiliate" means, with respect to any specified Person, any other Person who directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative of the foregoing.

      "Asset Acquisition" means (a) an Investment by DMC or any Restricted Subsidiary of DMC in any other Person pursuant to which such Person shall become a Restricted Subsidiary of DMC, or shall be merged with or into DMC, or (b) the acquisition by DMC or any Restricted Subsidiary of DMC of the assets of any Person (other than a Restricted Subsidiary of DMC) which constitute all or substantially all of the assets of such Person or comprises any division or line of business of such Person or any other properties or assets of such Person other than in the ordinary course of business.

      "Asset Sale" means any direct or indirect sale, issuance, conveyance, transfer, lease (other than operating leases entered into in the ordinary course of business), assignment or other transfer for value by DMC or any of its Restricted Subsidiaries (including any Sale and Leaseback Transaction) to any Person other than DMC or a Wholly Owned Restricted Subsidiary of DMC of
(a) any Capital Stock of any Restricted Subsidiary of DMC; or (b) any other property or assets of DMC or any Restricted Subsidiary of DMC other than in the ordinary course of business; provided, however, that Asset Sales shall not include (i) a transaction or series of related transactions for which DMC or its Restricted Subsidiaries receive aggregate consideration of less than $1 million; (ii) the sale, lease, conveyance, disposition or other transfer of all or substantially all of the assets of DMC as permitted under "Merger, Consolidation and Sale of Assets of DMC"; (iii) the grant of Liens permitted by the covenant described under "Certain Covenants--Limitation on Liens" above;
(iv) the sale or transfer of Receivables Related Assets in connection with a Qualified Receivables Transaction; and (v) the sale or transfer of certain assets identified in a schedule to the Indenture as being held for disposition.

      "Asset Swap" means the execution of a definitive agreement, subject only to customary closing conditions that DMC in good faith believes will be satisfied, for a substantially concurrent purchase and sale, or exchange, of assets (of a kind used or usable by DMC and its Restricted Subsidiaries in their business as it exists on the date thereof, or in businesses the same as or similar or reasonably related thereto) between DMC or any of its Restricted Subsidiaries and another Person or group of affiliated Persons; provided, however, that any amendment to or waiver of any closing condition that individually or in the aggregate is material to the Asset Swap shall be deemed to be a new Asset Swap.

      "Board of Directors" means, as to any Person, the board of directors of such Person or any duly authorized committee thereof.

      "Board Resolution" means, with respect to any Person, a copy of a resolution certified by the Secretary or an Assistant Secretary of such Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification, and delivered to the Trustee.

      "Capitalized Lease Obligation" means, as to any Person, the obligations of such Person under a lease that are required to be classified and accounted for as capital lease obligations under GAAP and, for purposes of this definition, the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with GAAP.

      "Capital Stock" means (i) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, including each class of Common Stock and Preferred Stock of such Person and (ii) with respect to any Person that is not a corporation, any and all partnership or other equity interests of such Person.

      "Cash Equivalents" means (i) obligations issued by, or unconditionally guaranteed by, the U.S. Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof; (ii) obligations issued or fully guaranteed by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor's Corporation ("S&P") or Moody's Investors Service, Inc. ("Moody's"); (iii) commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having the highest rating obtainable from either S&P or Moody's; (iv) certificates of deposit or bankers' acceptances maturing within one year from the date of acquisition thereof issued by any bank organized under the laws of the United States or any state thereof or the District of Columbia or any U.S. branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $250,000,000; (v) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (i) above entered into with any bank meeting the qualifications specified in clause (iv) above; and (vi) investments in money market funds which invest substantially all their assets in securities of the types described in clauses (i) through (v) above.

      "Change of Control" means the occurrence of one or more of the following events: (i) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of DMC or DMFC to any Person or group of related Persons for purposes of Section 13(d) of the Exchange Act (a "Group"), together with any Affiliates thereof (whether or not otherwise in compliance with the provisions of the Indenture), other than TPG or its Related Parties; (ii) the approval by the holders of Capital Stock of DMC or DMFC, as the case may be, of any plan or proposal for the liquidation or dissolution of DMC or DMFC, as the case may be (whether or not otherwise in compliance with the provisions of the Indenture); (iii) (A) any Person or Group (other than TPG or its Related Parties) shall become the owner, directly or indirectly, beneficially or of record, of shares representing more than 40% of the aggregate ordinary voting power represented by the issued and outstanding Capital Stock (the "Voting Stock") of DMC and DMFC and (B) TPG and its Related Parties shall beneficially own, directly or indirectly, in the aggregate a lesser percentage of the Voting Stock of DMC or DMFC, as the case may be, than such other Person or Group: or (iv) the replacement of a majority of the Board of Directors of DMC or DMFC over a two-year period from the directors who constituted the Board of Directors of DMC or DMFC, as the case may be, at the beginning of such period, and such replacement shall not have been approved by a vote of at least a majority of the Board of Directors of DMC or DMFC, as the case may be, then still in office who either were members of such Board of Directors at the beginning of such period or whose election as a member of such Board of Directors was previously so approved or who were nominated by, or designees of, TPG or its Related Parties.

      "Common Stock" of any Person means any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of such Person's common stock, whether outstanding on the Issue Date or issued after the Issue Date, and includes, without limitation, all series and classes of such common stock.

      "Consolidated EBITDA" means, with respect to any Person, for any period, the sum (without duplication) of (i) Consolidated Net Income and (ii) to the extent Consolidated Net Income has been reduced thereby, (A) all income taxes of such Person and its Restricted Subsidiaries paid or accrued in accordance with GAAP for such period, (B) Consolidated Interest Expense and (C) Consolidated Non-cash Charges less any non-cash items increasing Consolidated Net Income for such period, all as determined on a consolidated basis for such Person and its Restricted
Subsidiaries in accordance with GAAP.

      "Consolidated Fixed Charge Coverage Ratio" means, with respect to any Person, the ratio of Consolidated EBITDA of such Person during the four full fiscal quarters (the "Four Quarter Period") ending on or prior to the date of the transaction giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio (the "Transaction Date") to the Consolidated Fixed Charges of such Person for the Four Quarter Period. In addition to and without limitation of the foregoing, for purposes of this definition, "Consolidated EBITDA" and "Consolidated Fixed Charges" shall be calculated after giving effect on a pro forma basis for the period of such calculation to (i) the incurrence or repayment of any Indebtedness of such Person or any of its Restricted Subsidiaries (and the application of the proceeds thereof) giving rise to the need to make such calculation and any incurrence or repayment of other Indebtedness (and the application of the proceeds thereof), other than the incurrence or repayment of Indebtedness in the ordinary course of business for working capital purposes pursuant to working capital facilities, occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such incurrence or repayment, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Four Quarter Period and (ii) any Asset Sales or Asset Acquisitions (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of such Person or one of its Restricted Subsidiaries (including any Person who becomes a Restricted Subsidiary as a result of the Asset Acquisition) incurring, assuming or otherwise being liable for Acquired Indebtedness and also including any Consolidated EBITDA (including any pro forma expense and cost reductions calculated on a basis consistent with Regulation S-X under the Securities
Act) attributable to the assets which are the subject of the Asset Acquisition or Asset Sale during the Four Quarter Period) occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such Asset Sale or Asset Acquisition (including the incurrence, assumption or liability for any such Acquired Indebtedness) occurred on the first day of the Four Quarter Period. If such Person or any of its Restricted Subsidiaries directly or indirectly guarantees Indebtedness of a third Person, the preceding sentence shall give effect to the incurrence of such guaranteed Indebtedness as if such Person or any Restricted Subsidiary of such Person had directly incurred or otherwise assumed such guaranteed Indebtedness. Furthermore, in calculating "Consolidated Fixed Charges" for purposes of determining the denominator (but not the numerator) of the "Consolidated Fixed Charge Coverage Ratio," (1) interest on outstanding Indebtedness determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the Transaction Date, (2) notwithstanding clause (1) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Interest Swap Obligations, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements, (3) interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or if, none, then based upon such optional rate as such Person may designate, and (4) interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by the Board of Directors of such Person (as evidenced by a Board Resolution) to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP and as reflected in such Person's financial statements.

      "Consolidated Fixed Charges" means, with respect to any Person for any period, the sum (without duplication) of (i) Consolidated Interest Expense (excluding amortization or write-off of deferred financing costs), plus (ii) the product of
(x) the amount of all dividend payments on any series of Preferred Stock of such Person (other than dividends paid in Qualified Capital Stock) paid or accrued during such period times
(y) a fraction, the numerator of which is one and the denominator of which is one minus the then current effective consolidated federal, state and local tax rate of such Person, expressed as a decimal.

      "Consolidated Interest Expense" means, with respect to any Person for any period, the sum (without duplication) of (i) the aggregate of the interest expense of such Person and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, including without limitation, (a) any amortization of debt discount and amortization or write-off of deferred financing costs, (b) the net costs under Interest Swap Obligations, (c) all capitalized interest, (d) the interest portion of any deferred payment obligation, (e) dividends paid in respect of Disqualified Capital Stock and (f) net payments (whether positive or negative) pursuant to Interest Swap Obligations; and (ii) the interest component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such Person and its Restricted Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP. Notwithstanding the foregoing, Consolidated Interest Expense of DMC shall include the interest expense of a Person only to the extent that the net income of such Person is included in the Consolidated Net Income of DMC.

      "Consolidated Net Income" means, with respect to any Person, for any period, the aggregate net income (or loss) of such Person and its Restricted Subsidiaries for such period on a consolidated basis, determined in accordance with GAAP; provided that there shall be excluded therefrom (a) after-tax gains or losses from Asset Sales (without regard to the $1 million limitation set forth in the definition thereof) or abandonments or reserves relating thereto, (b) after-tax items classified as extraordinary or nonrecurring gains, (c) the net income of any Person acquired in a "pooling of interests" transaction accrued prior to the date it becomes a Restricted Subsidiary of the referent Person or is merged or consolidated with the referent Person or any Restricted Subsidiary of the referent Person, (d) the net income (but not loss) of any Restricted Subsidiary of the referent Person to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income is restricted by a contract, operation of law or otherwise, (e) the net income of any Person, other than a Restricted Subsidiary of the referent Person, except to the extent of cash dividends or distributions paid to the referent Person or to a Restricted Subsidiary of the referent Person by such Person, (f) any restoration to income of any contingency reserve, except to the extent that provision for such reserve was made out of Consolidated Net Income accrued at any time following the Issue Date, (g) income or loss attributable to discontinued operations (including, without limitation, operations disposed of during such period whether or not such operations were classified as discontinued), and (h) in the case of a successor to the referent Person by consolidation or merger or as a transferee of the referent Person's assets, any earnings of the successor corporation prior to such consolidation, merger or transfer of assets. Notwithstanding the foregoing, "Consolidated Net Income" shall be calculated without giving effect to (i) the amortization of any premiums, fees or expenses incurred in connection with the Recapitalization and related financings and (ii) the amortization or depreciation of any amounts required or permitted by Accounting Principles Board Opinion Nos. 16 (including non-cash write-ups and non-cash charges relating to inventory and fixed assets, in each case arising in connection with the Recapitalization) and 17 (including non-cash charges relating to intangibles and goodwill arising in connection with the Recapitalization).

      "Consolidated Net Worth" means the total of the amounts shown on the balance sheet of DMC and its Restricted Subsidiaries, determined on a consolidated basis, as of the end of the most recent fiscal quarter of DMC ending prior to the taking of any action for the purpose of which the determination is being made, as (i) the par or stated value of all outstanding Capital Stock of DMC plus (ii) paid-in capital or capital surplus relating to such Capital Stock plus (iii) any retained earnings or earned surplus less (A) any accumulated deficit and (B) any amounts attributable to Disqualified Capital Stock.

      "Consolidated Non-cash Charges" means, with respect to any Person, for any period, the aggregate depreciation, amortization, exchange or translation losses on foreign currencies and other non-cash expenses of such Person and its Restricted Subsidiaries reducing Consolidated Net Income of such Person and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP (excluding any such charge which requires an accrual of or a reserve for cash charges for any future period).

      "Credit Agreement" means the Credit Agreement dated as of the Issue Date, among DMFC, DMC, the lenders party thereto in their capacities as lenders thereunder and Bank of America National Trust and Savings Association and Bankers Trust Company, as agents, together with the related documents thereto (including, without limitation, any guarantee agreements and security documents), in each case as such agreements may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, including any agreement extending the maturity of, refinancing, replacing or otherwise restructuring (including, without limitation, increasing the amount of available borrowings thereunder (provided that such increase in borrowings is permitted by the covenant described under "Certain Covenants--Limitation on Incurrence of Additional Indebtedness" above) or adding Restricted Subsidiaries of DMC as additional borrowers or guarantors thereunder) all or any portion of the Indebtedness under such agreement or any successor or replacement agreement and whether by the same or any other agent, lender or group of lenders.

      "Currency Agreement" means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect DMC or any Restricted Subsidiary of DMC against fluctuations in currency values.

      "Default" means an event or condition the occurrence of which is, or with the lapse of time or the giving of notice or both would be, an Event of Default.

      "Designated Senior Debt" means (i) Indebtedness under or in respect of the Credit Agreement and (ii) any other Indebtedness constituting Senior Debt which, at the time of determination, has an aggregate outstanding principal amount of at least $75 million and is specifically designated by DMC in the instrument evidencing such Senior Debt as "Designated Senior Debt."

      "Disqualified Capital Stock" means that portion of any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof, in each case on or prior to the final maturity date of the New Notes.

      "Exchange Act" means the Securities Exchange Act of 1934, as amended, or any successor statute or statutes thereto.

      "fair market value" means, with respect to any asset or property, the price which could be negotiated in an arm's-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction.

      "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, which are in effect as of the Issue Date.

      "Guarantor" means each of DMFC and any other Person that executes a Guarantee pursuant to the covenant described under "Certain Covenants--Limitation on Guarantees by Restricted Subsidiaries," each until a successor replaces it pursuant to the Indenture and thereafter means such successor. A Person whose Guarantee has terminated pursuant to the aforesaid covenant shall cease to be a Guarantor effective as of such termination.

      "Indebtedness" means with respect to any Person, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all Capitalized Lease Obligations of such Person (but excluding any operating lease obligations), (iv) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations and all Obligations under any title retention agreement (but excluding trade accounts payable and other accrued liabilities arising in the ordinary course of business that are not overdue by 90 days or more or that are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted), (v) all obligations for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction, (vi) guarantees and other contingent obligations in respect of Indebtedness referred to in clauses (i) through (v) above and clause (viii) below,
(vii) all obligations of any other Person of the type referred to in clauses (i) through (vi) that are secured by any lien on any property or asset of such Person, the amount of such obligation being deemed to be the lesser of the fair market value of such property or asset or the amount of the obligation so



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



secured, (viii) all obligations under Currency Agreements and Interest Swap Obligations of such Person and (ix) all Disqualified Capital Stock issued by such Person with the amount of Indebtedness represented by such Disqualified Capital Stock being equal to its maximum fixed repurchase price (or comparable price that DMC may be required to pay for the acquisition or retirement of such Disqualified Capital Stock), but excluding accrued dividends, if any. For purposes hereof, the "maximum fixed repurchase price" of any Disqualified Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Capital Stock, such fair market value shall be determined in good faith by the Board of Directors of the issuer of such Disqualified Capital Stock.

      "Independent Financial Advisor" means a firm (i) which does not, and whose directors, officers and employees or Affiliates do not, have a direct or indirect equity beneficial ownership interest in DMC exceeding 10% and (ii) which, in the judgment of the Board of Directors of DMC, is otherwise independent and qualified to perform the task for which it is to be engaged.

      "Interest Swap Obligations" means the obligations of any Person pursuant to any arrangement with any other Person, whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such other Person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include, without limitation, interest rate swaps, caps, floors, collars and similar agreements.

      "Investment" means, with respect to any Person, any direct or indirect loan or other extension of credit (including, without limitation, a guarantee) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition by such Person of any Capital Stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued by, any other Person. In the case of DMC, "Investment" shall exclude extensions of trade credit (including trade receivables) by DMC and its Restricted Subsidiaries on commercially reasonable terms in accordance with normal trade practices of DMC or such Restricted Subsidiary, as the case may be. For the purposes of the covenant described under "Certain Covenants--Limitation on Restricted Payments", (i) "Investment" shall include and be valued at the portion of the fair market value of the net assets of any Restricted Subsidiary represented by DMC's equity interest in such Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary and shall exclude the fair market value of the net assets of any Unrestricted Subsidiary at the time that such Unrestricted Subsidiary is designated a Restricted Subsidiary and (ii) the amount of any Investment shall be the original cost of such Investment plus the cost of all additional Investments by DMC or any of its Restricted Subsidiaries, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment, reduced by the payment of dividends or distributions in connection with such Investment or any other amounts received in respect of such Investment; provided that no such payment of dividends or distributions or receipt of any such other amounts shall reduce the amount of any Investment if such payment of dividends or distributions or receipt of any such amounts would be included in Consolidated Net Income. If DMC or any Restricted Subsidiary of DMC sells or otherwise disposes of any Common Stock of any direct or indirect Restricted Subsidiary of DMC such that, after giving effect to any such sale or disposition, DMC no longer owns, directly or indirectly, 100% of the outstanding Common Stock of such Restricted Subsidiary, DMC shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Common Stock of such Restricted Subsidiary not sold or disposed of.

      "Lien" means any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest).

      "Net Cash Proceeds" means, with respect to any Asset Sale, the proceeds in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents (other than the portion of any such deferred payment constituting interest) received by DMC or



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



any of its Restricted Subsidiaries from such Asset Sale net of
(a) reasonable out-of-pocket expenses and fees relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees and sales commissions), (b) taxes paid or payable after taking into account any reduction in consolidated tax liability due to available tax credits or deductions and any tax sharing arrangements, (c) repayment of Indebtedness that is required to be repaid in connection with such Asset Sale and (d) appropriate amounts to be provided by DMC or any Restricted Subsidiary, as the case may be, as a reserve, in accordance with GAAP, against any liabilities associated with such Asset Sale and retained by DMC or any Restricted Subsidiary, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale.

      "Obligations" means all obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

      "Permitted Indebtedness" means, without duplication, each of the following:

           (i)  Indebtedness under the New Notes and the Indenture;

           (ii) Indebtedness incurred pursuant to the Credit Agreement in an aggregate principal amount at any time outstanding not to exceed $730 million less (A) the sum of
      (y) the amount of all scheduled mandatory principal payments in respect of term loans thereunder (excluding any such payments to the extent refinanced at the time of payment under a replacement Credit Agreement) actually made by DMC on or before June 30, 2000 plus (z) the amount of all mandatory principal payments in respect of such term loans thereunder (other than such excluded payments) made from (or attributable to) the proceeds received from Asset Sales; (B) in the case of the Revolving Credit Facility, any required permanent repayments (which are accompanied by a corresponding permanent commitment reduction) thereunder made on or before June 30, 2000 or made by reason of the receipt of the proceeds of Asset Sales; and (C) the amount of the Receivables Program Obligations then outstanding.

           (iii) other Indebtedness of DMC and its Restricted Subsidiaries outstanding on the Issue Date reduced by the amount of any scheduled amortization payments or mandatory prepayments when actually paid or permanent reductions thereon;

           (iv) Interest Swap Obligations of DMC covering Indebtedness of DMC or any of its Restricted Subsidiaries and Interest Swap Obligations of any Restricted Subsidiary of DMC covering Indebtedness of such Restricted Subsidiary; provided, however, that such Interest Swap Obligations are entered into to protect DMC and its Restricted Subsidiaries from fluctuations in interest rates on Indebtedness incurred in accordance with the Indenture to the extent the notional principal amount of such Interest Swap Obligation does not exceed the principal amount of the Indebtedness to which such Interest Swap Obligation relates;

           (v) Indebtedness under Currency Agreements; provided that in the case of Currency Agreements which relate to Indebtedness, such Currency Agreements do not increase the Indebtedness of DMC and its Restricted Subsidiaries outstanding other than as a result of fluctuations in foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder;

           (vi) Indebtedness of a Wholly Owned Restricted Subsidiary of DMC to DMC or to another Wholly Owned Restricted Subsidiary of DMC, in either case for so long as such Indebtedness is held by DMC or a Wholly Owned Restricted Subsidiary of DMC, in each case subject to no Lien held by a Person other than DMC or a Wholly Owned Restricted Subsidiary of DMC; provided that if as of any date any Person other than DMC or a Wholly Owned Restricted Subsidiary of DMC owns or holds any such Indebtedness or holds a Lien in respect of such Indebtedness, there shall be deemed to have occurred on such date the incurrence of Indebtedness not constituting Permitted Indebtedness by the issuer of such Indebtedness;



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           (vii) Indebtedness of DMC to a Wholly Owned Restricted
      Subsidiary of DMC for so long as such Indebtedness is held by a Wholly Owned Restricted Subsidiary of DMC, in each case subject to no Lien; provided that (a) any Indebtedness of DMC to any Wholly Owned Restricted Subsidiary of DMC is unsecured and subordinated, pursuant to a written agreement, to DMC's obligations under the Indenture and the New Notes and (b) if as of any date any Person other than a Wholly Owned Restricted Subsidiary of DMC owns or holds any such Indebtedness or any Person holds a Lien in respect of such Indebtedness, there shall be deemed to have occurred on such date the incurrence of Indebtedness not constituting Permitted Indebtedness by DMC;

           (viii) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five business days of incurrence;

           (ix) Indebtedness of DMC or any of its Restricted
      Subsidiaries in respect of security for workers' compensation claims, payment obligations in connection with self-insurance, performance bonds, surety bonds or similar requirements in the ordinary course of business;

           (x) Capitalized Lease Obligations and Purchase Money
      Indebtedness of DMC and its Restricted Subsidiaries incurred in the ordinary course of business not to exceed
      $25 million at any one time outstanding;

           (xi) guarantees by DMC and its Wholly Owned Restricted Subsidiaries of each other's Indebtedness: provided that such Indebtedness is permitted to be incurred under the Indenture, including, with respect to guarantees by Wholly Owned Restricted Subsidiaries of DMC, the covenant described under "Certain Covenants--Limitation of Guarantees by Restricted Subsidiaries";

           (xii) Acquired Indebtedness and Acquisition Financing Indebtedness; provided that (y) if such indebtedness is incurred on or before June 30, 1999, the consolidated Fixed Charge Coverage Ratio of DMC and its Restricted Subsidiaries, after giving effect to the transaction in which such Acquired Indebtedness or Acquisition Financing Indebtedness is incurred (a "pro forma Consolidated Fixed Charge Coverage Ratio") (A) shall be greater than 1.8 to
      1.0 and (B) shall be at least equal to the Consolidated Fixed Charge Coverage Ratio at such time without giving effect to the transaction in which such Acquired Indebtedness or Acquisition Financing Indebtedness is incurred or (z) if such indebtedness is incurred on or after July 1, 1999, such pro forma Consolidated Fixed Charge Coverage Ratio shall be greater than 2.0 to 1.0;

           (xiii) Indebtedness arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from Guarantees or letters of credit, surety bonds or performance bonds securing any obligations of DMC or any of its Restricted Subsidiaries pursuant to such agreements, in each case incurred in connection with the disposition of any business assets or Restricted Subsidiary of DMC (other than Guarantees of Indebtedness or other obligations incurred by any Person acquiring all or any portion of such business assets or Restricted Subsidiary of DMC for the purpose of financing such acquisition) in a principal amount not to exceed the gross proceeds actually received by DMC or any of its Restricted Subsidiaries in connection with such disposition; provided, however, that the principal amount of any Indebtedness incurred pursuant to this clause
      (xiii), when taken together with all Indebtedness incurred pursuant to this clause (xiii) and then outstanding, shall not exceed $20 million;

           (xiv) guarantees furnished by DMC or its Restricted
      Subsidiaries in the ordinary course of business, of Indebtedness of another Person in an aggregate amount not to exceed $10 million at any time outstanding;

           (xv) Refinancing Indebtedness;



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           (xvi) Receivables Program Obligations; and

           (xvii) additional Indebtedness of DMC and its Restricted Subsidiaries in an aggregate principal amount not to exceed $50 million at any one time outstanding
      (which amount may, but need not, be incurred in whole or in part under the Credit Agreement).

      "Permitted Investments" means: (i) Investments by DMC or any Restricted Subsidiary of DMC in any Person that is or will become immediately after such Investment a Restricted Subsidiary of DMC or that will merge or consolidate into DMC or a Restricted Subsidiary of DMC, provided that such Person is engaged, in all material respects, solely in the business of food, food distribution and related businesses; (ii) Investments in DMC by any Restricted Subsidiary of DMC; provided that any Indebtedness evidencing such Investment is unsecured and subordinated, pursuant to a written agreement, to DMC's obligations under the New Notes and the Indenture; (iii) Investments in cash and Cash Equivalents; (iv) loans and advances to employees and officers of DMC and its Restricted Subsidiaries in the ordinary course of business for bona fide business purposes not in excess of $5 million at any one time outstanding; (v) Currency Agreements and Interest Swap Obligations entered into in the ordinary course of DMC's or its Restricted Subsidiaries' businesses and otherwise in compliance with the Indenture; (vi) additional Investments not to exceed $25 million at any one time outstanding; (vii) Investments in securities of trade creditors or customers received in settlement of obligations or pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers; (viii) Investments made by DMC or its Restricted Subsidiaries as a result of consideration received in connection with an Asset Sale made in compliance with the covenant described under "Certain Covenants--Limitation on Asset Sales," or not constituting an Asset Sale by reason of the $1 million threshold contained in the definition thereof; (ix) Investments specifically permitted by and made in accordance with the provisions of the covenant described under "Certain Covenants--Limitation on Transactions with Affiliates"; (x) guarantees permitted by the covenant described under "Certain Covenants--Limitation of Guarantees by Restricted Subsidiaries"; (xi) Related Business Investments in companies and ventures in which DMC or a Restricted Subsidiary of DMC holds an equity ownership interest of not less than 33 1/3% in an aggregate amount not exceeding the sum of (x) the unutilized portion of the amount of Investments permitted by clause (vi) of this definition, (y) the proceeds of the sale of certain assets identified in a schedule to the Indenture as being held for disposition plus (z) $25 million; and (xii) Investments made in connection with a Qualified Receivables Transaction.

      "Permitted Liens" means the following types of Liens:

           (i) Liens for taxes, assessments or governmental charges or claims either (a) not delinquent or (b) contested in good faith by appropriate proceedings and as to which DMC or any of its Restricted Subsidiaries shall have set aside on its books such reserves as may be required pursuant to GAAP;

           (ii) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law incurred in the ordinary course of business for sums not yet delinquent for a period of more than 60 days or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made in respect thereof;

           (iii) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security or similar obligations, including any Lien securing letters of credit issued in the ordinary course of business consistent with past practice in connection therewith, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

           (iv) judgment Liens not giving rise to an Event of Default so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired;



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           (v) easements, rights-of-way, zoning restrictions and other similar charges or encumbrances in respect of real property not interfering in any material respect with the ordinary conduct of the business of DMC or any of its Restricted
      Subsidiaries;

           (vi) any interest or title of a lessor under any lease, whether or not characterized as capital or operating; provided that such Liens do not extend to any property or assets which is not leased property subject to such lease;

           (vii) Liens securing Capitalized Lease Obligations and Purchase Money Indebtedness incurred in accordance with the covenant described under "Certain Covenants--Limitation on Incurrence of Additional Indebtedness"; provided, however, that in the case of Purchase Money Indebtedness (A) the Indebtedness shall not exceed the cost of such property or assets being acquired or constructed and shall not be secured by any property or assets of DMC or any Restricted Subsidiary of DMC other than the property and assets being acquired or constructed and (B) the Lien securing such Indebtedness shall be created within 90 days of such acquisition or construction;

           (viii) Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person's obligations in respect of bankers' acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

           (ix) Liens securing reimbursement obligations with respect to letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof;

           (x) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual, or warranty requirements of DMC or any of its Restricted Subsidiaries, including rights of offset and set-off;

           (xi) Liens securing Interest Swap Obligations that relate to Indebtedness that is otherwise permitted under the Indenture;

           (xii)     Liens securing Indebtedness under Currency
      Agreements;

           (xiii) Liens securing Acquired Indebtedness incurred in accordance with the covenant described under "Certain Covenants--Limitation on Incurrence of Additional Indebtedness"; provided that (A) such Liens secured such Acquired Indebtedness at the time of and prior to the incurrence of such Acquired Indebtedness by DMC or a Restricted Subsidiary of DMC and were not granted in connection with, or in anticipation of, the incurrence of such Acquired Indebtedness by DMC or a Restricted Subsidiary of DMC and (B) such Liens do not extend to or cover any property or assets of DMC or of any of its Restricted Subsidiaries other than the property or assets that secured the Acquired Indebtedness prior to the time such Indebtedness became Acquired Indebtedness of DMC or a Restricted Subsidiary of DMC and are no more favorable to the lienholders than those securing the Acquired Indebtedness prior to the incurrence of such Acquired Indebtedness by DMC or a Restricted Subsidiary of DMC;

           (xiv) leases or subleases granted to others not interfering in any material respect with the business of DMC or its Restricted Subsidiaries;

           (xv) Liens arising out of consignment or similar arrangements for the sale of goods entered into by DMC or any of its Restricted Subsidiaries in the ordinary course of business; and

           (xvi)     Liens on Receivables Program Assets securing
      Receivables Program Obligations.

      "Person" means an individual, partnership, corporation, limited liability company, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.



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      "Preferred Stock" of any Person means any Capital Stock of such Person that has preferential rights to any other Capital
Stock of such Person with respect to dividends or redemptions or upon liquidation.

      "Purchase Money Indebtedness" means Indebtedness of DMC or any of its Restricted Subsidiaries incurred in the normal course of business for the purpose of financing all or any part of the purchase price, or the cost of installation, construction or improvement, of property or assets.

      "Purchase Money Note" means a promissory note evidencing the obligation of a Receivables Subsidiary to pay the purchase price for Receivables or other indebtedness to DMC or to any other Seller in connection with a Qualified Receivables Transaction, which note shall be repaid from cash available to the maker of such note, other than cash required to be held as reserves pursuant to Receivables Documents, amounts paid in respect of interest, principal and other amounts owing under Receivables Documents and amounts paid in connection with the purchase of newly generated Receivables.

      "Qualified Capital Stock" means any Capital Stock that is not Disqualified Capital Stock.

      "Qualified Receivables Transaction" means any transaction or series of transactions that may be entered into by DMC or any such Subsidiary of DMC pursuant to which DMC or any such Subsidiary may sell, convey or otherwise transfer to a Receivables Subsidiary (in the case of a transfer by DMC or any other Seller) and any other person (in the case of a transfer by a Receivables Subsidiary), or may grant a security interest in, any Receivables Program Assets (whether now existing or arising in the future); provided that:

           (a) no portion of the indebtedness or any other obligations (contingent or otherwise) of a Receivables Subsidiary or Special Purpose Vehicle (i) is guaranteed by DMC or any other Seller (excluding guarantees of obligations pursuant to Standard Securitization Undertakings), (ii) is recourse to or obligates DMC or any other Seller in any way other than pursuant to Standard Securitization Undertakings or (iii) subjects any property or asset of DMC or any other Seller, directly or indirectly, contingently or otherwise, to the satisfaction of obligations incurred in such transactions, other than pursuant to Standard Securitization Undertakings;

           (b) neither DMC nor any other Seller has any material contract, agreement, arrangement or understanding with a Receivables Subsidiary or a Special Purpose Vehicle (except in connection with a Purchase Money Note or Qualified Receivables Transaction) other than on terms no less favorable to DMC or such Seller than those that might be obtained at the time from persons that are not affiliates of DMC, other than fees payable in the ordinary course of business in connection with servicing accounts receivable; and

           (c) DMC and the other Sellers do not have any obligation to maintain or preserve the financial condition of a Receivables Subsidiary or a Special Purpose Vehicle or cause such entity to achieve certain levels of operating results.

      "Receivables" means all rights of DMC or any other Seller to payments (whether constituting accounts, chattel paper, instruments, general intangibles or otherwise, and including the right to payment of any interest or finance charges), which rights are identified in the accounting records of DMC or such Seller as accounts receivable.

      "Receivables Documents" means (x) a receivables purchase agreement, pooling and servicing agreement, credit agreement, agreements to acquire undivided interests or other agreement to transfer, or create a security interest in, Receivables Program Assets, in each case as amended, modified, supplemented or restated and in effect from time to time and entered into by DMC, another Seller and/or a Receivables Subsidiary, and (y) each other instrument, agreement and other document entered into by DMC, any other Seller or a Receivables Subsidiary relating to the transactions contemplated by the agreements referred to in clause
(x) above, in each case as amended, modified, supplemented or restated and in effect from time to time.



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



      "Receivables Program Assets" means (a) all Receivables which are described as being transferred by DMC, another Seller or a Receivables Subsidiary pursuant to the Receivables Documents, (b) all Receivables Related Assets, and (c) all collections
(including recoveries) and other proceeds of the assets described in the foregoing clauses.

      "Receivables Program Obligations" means (a) notes, trust certificates, undivided interests, partnership interests or other interests representing the right to be paid a specified principal amount for the Receivables Program Assets, and (b) related obligations of DMC, a Subsidiary of DMC or a Special Purpose Vehicle (including, without limitation, rights in respect of interest or yield, breach of warranty claims and expense reimbursement and indemnity provisions).

      "Receivables Related Assets" means (i) any rights arising under the documentation governing or relating to Receivables (including rights in respect of liens securing such Receivables and other credit support in respect of such Receivables), (ii) any proceeds of such Receivables and any lockboxes or accounts in which such proceeds are deposited, (iii) spread accounts and other similar accounts (and any amounts on deposit therein) established in connection with a Qualified Receivables Transaction, (iv) any warranty, indemnity, dilution and other intercompany claim arising out of Receivables Documents and (v) other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable.

      "Receivables Subsidiary" means a special purpose wholly owned subsidiary of DMC created in connection with the transactions contemplated by a Qualified Receivables Transaction, which subsidiary engages in no activities other than those incidental to such Qualified Receivables Transaction and which is designated as a Receivables Subsidiary by DMC's Board of Directors. Any such designation by the Board of Directors shall be evidenced by filing with the Trustee a Board Resolution of DMC giving effect to such designation and an Officers' Certificate certifying, to the best of such officers' knowledge and belief after consulting with counsel, such designation, and the transactions in which the Receivables Subsidiary will engage, comply with the requirements of the definition of Qualified Receivables Transaction.

      "Refinance" means, in respect of any security or Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue a security or Indebtedness in exchange or replacement for, such security or Indebtedness, in whole or in part. "Refinanced" and "Refinancing" shall have correlative meanings.

      "Refinancing Indebtedness" means any Refinancing by DMC or any Restricted Subsidiary of DMC of Indebtedness incurred in accordance with the covenant described under "Certain Covenants--Limitation on Incurrence of Additional Indebtedness" (other than pursuant to clauses (ii), (iv), (v), (vi), (vii),
(viii), (ix), (x), (xi), (xiii) or (xiv) of the definition of Permitted Indebtedness), in each case that does not (1) result in an increase in the aggregate principal amount of Indebtedness of such Person as of the date of such proposed Refinancing (plus the amount of any premium required to be paid under the terms of the instrument governing such Indebtedness and plus the amount of reasonable expenses incurred by DMC in connection with such Refinancing) or (2) create Indebtedness with (A) a Weighted Average Life to Maturity that is less than the Weighted Average Life to Maturity of the Indebtedness being Refinanced or (B) a final maturity earlier than the final maturity of the Indebtedness being Refinanced; provided that (x) if such Indebtedness being Refinanced is solely Indebtedness of DMC, then such Refinancing Indebtedness shall be Indebtedness solely of DMC and (y) if such Indebtedness being Refinanced is subordinate or junior to the New Notes, then such Refinancing Indebtedness shall be subordinate to the New Notes at least to the same extent and in the same manner as the Indebtedness being Refinanced.

      "Related Business Investment" means (i) any Investment by a Person in any other Person a majority of whose revenues are derived from the food, food distribution or related businesses; and (ii) any Investment by such Person in any cooperative or other supplier, including, without limitation, any joint venture which is intended to supply any product or service useful to the business of DMC and its Restricted Subsidiaries.

      "Related Party" means, any Affiliate of TPG.



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



      "Representative" means the indenture trustee or other trustee, agent or representative in respect of any Designated Senior Debt; provided that, if and for so long as any Designated Senior Debt lacks such a representative, then the Representative for such Designated Senior Debt shall at all times constitute the holders of a majority in outstanding principal amount of such Designated Senior Debt in respect of any Designated Senior Debt.

      "Restricted Subsidiary" of any Person means any Subsidiary of such Person which at the time of determination is not an Unrestricted Subsidiary.

      "Sale and Leaseback Transaction" means any direct or indirect arrangement with any Person or to which any such Person is a party, providing for the leasing to DMC or a Restricted Subsidiary of DMC of any property, whether owned by DMC or any Restricted Subsidiary at the Issue Date or later acquired, which has been or is to be sold or transferred by DMC or such Restricted Subsidiary to such Person or to any other Person from whom funds have been or are to be advanced by such Person on the security of such Property.

      "Seller" means DMC or any Subsidiary or other Affiliate of DMC (other than a Receivables Subsidiary) which is a party to a Receivables Document.

      "Senior Debt" means the principal of, premium, if any, and interest (including any interest accruing subsequent to the filing of a bankruptcy petition at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) on any Indebtedness of DMC, whether outstanding on the Issue Date or thereafter created, incurred or assumed, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness shall not be senior in right of payment to the New Notes. Without limiting the generality of the foregoing, "Senior Debt" shall also include the principal of, premium, if any, interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) on, and all other amounts owing in respect of, (x) all monetary obligations (including guarantees thereof) of every nature of DMC under the Credit Agreement, including, without limitation, obligations to pay principal and interest, reimbursement obligations under letters of credit, fees, expenses and indemnities, (y) all Interest Swap Obligations (including guarantees thereof) and (z) all obligations (including guarantees thereof) under Currency Agreements, in each case whether outstanding on the Issue Date or thereafter incurred. Notwithstanding the foregoing, "Senior Debt" shall not include (i) any Indebtedness of DMC to a Subsidiary of DMC, (ii) Indebtedness to, or guaranteed by DMC for the benefit of, any shareholder (other than a parent corporation), director, officer or employee of DMC or any Subsidiary of DMC (including, without limitation, amounts owed for compensation), (iii) Indebtedness to trade creditors and other amounts incurred in connection with obtaining goods, materials or services, (iv) Indebtedness represented by Disqualified Capital Stock, (v) any liability for federal, state, local or other taxes owed or owing by DMC, (vi) any Indebtedness incurred in violation of the Indenture and (vii) any Indebtedness which is, by its express terms, subordinated in right of payment to any other Indebtedness of DMC. "Senior Debt," when used with respect to a Guarantor, shall have a meaning substantially identical to that applied to the Indebtedness of such Guarantor (including any guarantees issued by such Guarantor).

      "Significant Subsidiary" shall have the meaning set forth in Rule 1.02(w) of Regulation S-X under the Securities Act.

      "Special Purpose Vehicle" means a trust, partnership or other special purpose Person established by DMC and/or any of its Subsidiaries to implement a Qualified Receivables Transaction.

      "Standard Securitization Undertakings" means representations, warranties, covenants and indemnities entered into by DMC or any Subsidiary of DMC which are reasonably customary in an accounts receivable transactions.

      "Subsidiary," with respect to any Person, means (i) any corporation of which the outstanding Capital Stock having at least a majority of the votes entitled to be cast in the election of directors under ordinary circumstances



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



shall at the time be owned, directly or indirectly, by such Person or (ii) any other Person of which at least a majority of the voting interest under ordinary circumstances is at the time owned, directly or indirectly, by such Person.

      "Tax Sharing Agreement" means the tax sharing agreement between DMC and DMFC allocating the obligations to contribute amounts for the payment of income taxes and the benefits of any credits or other reductions of tax payments so as to approximate the income taxes that would be payable by DMC and DMFC on a stand-alone basis if no consolidated tax return were filed by such entities.

      "Unrestricted Subsidiary" of any Person means (i) any Subsidiary of such Person that at the time of determination shall be or continue to be designated an Unrestricted Subsidiary by the Board of Directors of such Person in the manner provided below and (ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors of DMC may designate any Subsidiary of DMC (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, DMC or any other Subsidiary of DMC that is not a Subsidiary of the Subsidiary to be so designated; provided that (x) DMC certifies to the Trustee that such designation complies with the covenant described under "Certain Covenants--Limitation on Restricted Payments" and (y) each Subsidiary to be so designated and each of its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender thereof has recourse to any of the assets of DMC or any of its Restricted Subsidiaries. The Board of Directors of DMC may designate any Unrestricted Subsidiary to be a Restricted Subsidiary only if (x) immediately after giving effect to such designation, DMC is able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the covenant described under "Certain Covenants--Limitation on Incurrence of Additional Indebtedness" and (y) immediately before and immediately after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing. Any such designation by the Board of Directors of DMC shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the Board Resolution giving effect to such designation and an officers' certificate certifying that such designation complied with the foregoing provisions.

      "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the then outstanding aggregate principal amount of such Indebtedness into (b) the sum of the total of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.

      "Wholly Owned Restricted Subsidiary" of any Person means any Restricted Subsidiary of such Person of which all the outstanding voting securities (other than, in the case of a foreign Restricted Subsidiary, directors' qualifying shares or an immaterial amount of shares otherwise required to be owned by other Persons pursuant to applicable law) are owned by such Person or any Wholly Owned Restricted Subsidiary of such Person.



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



        CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS


Exchange of Old Notes for New Notes

      The following summary describes the principal U.S. federal income tax consequences of the exchange of the Old Notes for New Notes (the "Exchange") that may be relevant to a beneficial owner of Notes that will hold the New Notes as capital assets and that is a citizen or resident of the United States, or that is a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof, an estate the income of which is subject to U.S. federal income taxation regardless of its source or a trust if (i) a U.S. court is able to exercise primary supervision over the trust's administration and (ii) one or more U.S. fiduciaries have the authority to control all of the trust's substantial decisions.

      The Exchange pursuant to the Exchange Offer will not be a taxable event for U.S. federal income tax purposes. As a result, a holder of an Old Note whose Old Note is accepted in an Exchange Offer will not recognize gain on the Exchange. A tendering holder's tax basis in the New Notes will be the same as such holder's tax basis in its Old Notes. A tendering holder's holding period for the New Notes received pursuant to the Exchange Offer will include its holding period for the Old Notes surrendered therefor.

      ALL HOLDERS OF OLD NOTES ARE ADVISED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE U.S. FEDERAL, STATE AND LOCAL TAX CONSEQUENCES OF THE EXCHANGE OF OLD NOTES FOR NEW NOTES AND OF THE OWNERSHIP AND DISPOSITION OF NEW NOTES RECEIVED IN THE EXCHANGE OFFER IN VIEW OF THEIR OWN PARTICULAR CIRCUMSTANCES.



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



                     PLAN OF DISTRIBUTION

      Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired as a result of market-making activities or other trading activities. DMC and DMFC have agreed that they will make this Prospectus available to any Participating Broker-Dealer for a period of time not to exceed 180 days after the Registration Statement is declared effective (subject to extension under certain circumstances) for use in connection with any such resale. In addition, until such date, all broker-dealers effecting transactions in the New Notes may be required to deliver a prospectus.

      Neither DMC nor DMFC will receive any proceeds from any sale of New Notes by broker-dealers. New Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such New Notes. Any broker-dealer that resells New Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such New Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of New Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

      Starting on the Expiration Date, DMC or DMFC will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents in the Letter of Transmittal. DMC and DMFC have agreed to pay all expenses incident to the Exchange Offer (including the expenses of one counsel for the Holders of the Notes) other than commissions or concessions of any brokers or dealers and will indemnify the Holders of the New Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

                         LEGAL MATTERS

      The validity of the New Notes and the Guarantee will be passed upon for DMC and DMFC by Cleary, Gottlieb, Steen &
Hamilton, New York, New York.

                            EXPERTS

      The consolidated financial statements of DMFC, as of June 30, 1996 and 1995, and for each of the three years in the period ended June 30, 1996, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon (which contains an explanatory paragraph with respect to the change in the method of accounting for impairment of long-lived assets and long-lived assets to be disposed of) appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                     CHANGE IN ACCOUNTANTS

      At a meeting held on April 18, 1997, the Board of Directors of the Company approved the engagement of KPMG Peat Marwick LLP as its independent auditors for the fiscal year ending June 30, 1997 to replace the firm of Ernst & Young LLP, who were dismissed as auditors of the Company effective April 18, 1997.

      The reports of Ernst & Young LLP on the Company's financial statements for the past two fiscal years did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles.

      In connection with the audits of the Company's financial statements for each of the two fiscal years ended June 30, 1996 and in the subsequent interim period, there were no disagreements with Ernst & Young LLP on any matters of accounting principles or practices, financial statement disclosure, or auditing scope and procedures which, if not resolved to the satisfaction of Ernst & Young LLP would have caused Ernst & Young LLP to make reference to the matter in their report.

      The Company has requested Ernst & Young LLP to furnish it a letter addressed to the Commission stating whether it agrees with the above statements. A copy of that letter, dated June 11, 1997 is filed as Exhibit 16.1 to this Registration Statement.

                 INDEX TO FINANCIAL STATEMENTS

Del Monte Foods Company and subsidiaries

                                                                Page
                                                                ----
Audited Financial Statements
----------------------------
Report of Independent Auditors ...............................  F-2
Consolidated Balance Sheets--June 30, 1996 and 1995 ..........  F-3
Consolidated Statements of Operations--Years
 ended June 30, 1996, 1995 and 1994 ..........................  F-4
Consolidated Statements of Stockholders' Equity--Years
 ended June 30, 1996, 1995 and 1994 ..........................  F-5
Consolidated Statements of Cash Flows--Years ended
 June 30, 1996, 1995 and 1994 ................................  F-7
Notes to Consolidated Financial Statements ...................  F-8

Unaudited Financial Statements
------------------------------
Consolidated Balance Sheets--March 31, 1997
 and June 30, 1996 ...........................................  F-24
Consolidated Statements of Operations--Nine-Month
 Periods ended March 31, 1997 and 1996 .......................  F-25
Consolidated Statements of Cash Flows--Nine-Month
 Periods ended March 31, 1997 and 1996 .......................  F-26
Notes to Consolidated Financial Statements ...................  F-27

                REPORT OF INDEPENDENT AUDITORS





The Board of Directors and Stockholders
Del Monte Foods Company

      We have audited the accompanying consolidated balance sheets of Del Monte Foods Company and subsidiaries as of June 30, 1996 and 1995, and the related consolidated statements of operations, stockholders' equity and cash flows for the years ended June 30, 1996, 1995 and 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Del Monte Foods Company and subsidiaries at June 30, 1996 and 1995, and the consolidated results of their operations and their cash flows for the years ended June 30, 1996, 1995 and 1994 in conformity with generally accepted accounting principles.

      In the fiscal year ended June 30, 1996, Del Monte Foods
Company changed its method of accounting for impairment of long-lived assets and for long-lived assets to be disposed of.


                                  ERNST & YOUNG LLP


August 29, 1996
San Francisco, California

           DEL MONTE FOODS COMPANY AND SUBSIDIARIES

                  CONSOLIDATED BALANCE SHEETS
        (Dollars in Millions Except Per Share Amounts)

                                                             June 30,
                                                         ---------------
                                                         1996       1995
                                                         ----       ----
                             ASSETS
Current assets:
 Cash and cash equivalents ...........................   $  6       $  8
 Restricted cash .....................................     30
 Trade accounts receivable, net
  of allowance .......................................     98        157
 Other receivables ...................................      8         12
 Inventories .........................................    304        360
 Prepaid expenses and other
  current assets .....................................     13         14
                                                        -----      -----
     TOTAL CURRENT ASSETS ............................    459        551
Property, plant and equipment, net ...................    247        317
Other assets .........................................     30         92
                                                        -----      -----
     TOTAL ASSETS ....................................  $ 736      $ 960
                                                        =====      =====

              LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Accounts payable and accrued
  expenses ...........................................  $ 202      $ 267
 Short-term borrowings ...............................     43        167
 Current portion of long-term
  debt ...............................................      7         18
                                                        -----      -----
     TOTAL CURRENT LIABILITIES .......................    252        452
Long-term debt .......................................    323        391
Other noncurrent liabilities .........................    250        262
Minority Interest ....................................                31
Redeemable common stock ($.01 par
 value per share, 1,650,000 shares
 authorized; issued and outstanding:
 159,386 in 1996 and 1995) ...........................      2          2
Redeemable preferred stock ($.01
 par value per share, 32,493,000
 shares authorized; issued and
 outstanding: 17,300,041 in 1996
 and 15,521,790 in 1995; aggregate
 liquidation preference: $579 in
 1996 and $500 in 1995) ..............................    213        215
Stockholders' equity:
Common stock ($.01 par value per
 share, 1,700,000 shares authorized;
 issued and outstanding: 223,468 in
 1996 and 239,709 in 1995)
Paid-in capital ......................................      3          3
Notes receivable from stockholders                                    (1)
Retained earnings (deficit) ..........................   (281)      (369)
Cumulative translation adjustment ....................    (26)       (26)
                                                        -----      -----
     TOTAL STOCKHOLDERS'
      EQUITY (DEFICIT) ...............................   (304)      (393)
                                                        -----      -----
     TOTAL LIABILITIES AND
      STOCKHOLDERS' EQUITY ........................... $  736     $  960
                                                        =====      =====



        See Notes to Consolidated Financial Statements.

             DEL MONTE FOODS COMPANY AND SUBSIDIARIES

               CONSOLIDATED STATEMENTS OF OPERATIONS
          (Dollars in Millions Except Per Share Amounts)

                                                    Year Ended June 30,

                                                   1996     1995      1994
Net sales ..................................... $1,304    $1,526   $1,499
Cost of products sold .........................  1,084     1,289    1,275
                                                 -----     -----    -----
  Gross profit ................................    220       237      224
Selling, advertising, administrative
 and general expense ..........................    138       157      157
                                                 -----     -----    -----
  OPERATING INCOME ............................     82        80       67
Interest expense ..............................     67        76       61
Gain on sale of divested assets (Note B) ......   (107)               (13)
Other (income) expense (Note M) ...............      3       (11)       8
                                                 -----     -----    -----
  INCOME BEFORE INCOME TAXES, MINORITY
   INTEREST, EXTRAORDINARY ITEM AND
   CUMULATIVE EFFECT OF ACCOUNTING CHANGE ......   119        15       11
Provision for income taxes .....................    11         2        3
Minority interest in earnings of subsidiary ....     3         1        5
                                                 -----     -----    -----
  INCOME BEFORE EXTRAORDINARY ITEM AND
   CUMULATIVE EFFECT OF ACCOUNTING
   CHANGE ......................................   105        12        3
Extraordinary loss from refinancing of debt
 and early debt retirement .....................    10         7
Cumulative effect of accounting change .........     7
                                                 -----     -----    -----
  NET INCOME ................................... $  88      $  5     $  3
                                                 =====     =====    =====
Net income (loss) attributable to common
 shares ........................................ $  23      $(66)   $ (58)
                                                 =====     =====    =====
Income (loss) per common shares:
  Income (loss) before extraordinary item
   and cumulative effect of accounting change . $59.40 $(145.35) $(143.08) Extraordinary loss from refinancing of debt
   and early debt retirement .................. (26.39)   (18.34)
  Cumulative effect of accounting change ...... (18.14)       --       --
                                                 -----     -----    -----
     Net income (loss) per common share ....... $14.87  $(163.69) $(143.08)
                                                 =====     =====    =====



        See Notes to Consolidated Financial Statements.

             DEL MONTE FOODS COMPANY AND SUBSIDIARIES

          CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                       (Dollars in Millions)

                                     Notes
                                   Receivable  Retained  Cumulative
                    Common Paid-in    from     Earnings  Translation  Total
                    Stock  Capital Stockholder (Deficit) Adjustment  (Deficit)
                    ------ ------- ----------- --------- ----------- ---------
Balance at
 June 30, 1993       $ --    $ 3      $(1)      $(377)      $(10)     $(385)
Repurchase
 of shares
Net income
 for year
 ended June
 30, 1994                                           3                     3
Cumulative
 translation
 adjustment                                                   (2)        (2)
                    -----  -----    -----       -----      -----      -----
Balance at
 June 30, 1994         --      3       (1)       (374)       (12)      (384)
Repurchase
 of shares
Net income for
 year ended
 June 30, 1995                                      5                     5
Cumulative
 translation
 adjustment                           (14)        (14)
                    -----  -----    -----       -----      -----      -----
Balance at
 June 30, 1995         --      3       (1)       (369)       (26)      (393)
Repayment of
 notes
 receivable
 from
 stockholders                           1                                 1
Repurchase
 of shares
Net income
 for year
 ended
 June 30, 1996                                     88                    88
                    -----  -----    -----       -----      -----      -----
 Balance at
 June 30, 1996       $ --    $ 3      $--       $(281)      $(26)     $(304)
                    =====  =====    =====       =====      =====      =====



        See Notes to Consolidated Financial Statements.

             DEL MONTE FOODS COMPANY AND SUBSIDIARIES

             DEL MONTE FOODS COMPANY AND SUBSIDIARIES
    CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (CONTINUED)

                                    Common Stock--Number of Shares

                                                                   Total
                        Class A     Class B       Class E       Common Shares
Shares issued and
 outstanding at
 June 30, 1993 .......  232,214                    25,000         257,214
Repurchase
of shares ............  (14,152)                                  (14,152)
                        -------     -------       -------         -------
Shares issued and
outstanding at
June 30, 1994 ........  218,062                    25,000         243,062
Repurchase
of shares.............   (3,353)                                   (3,353)
                        -------     -------       -------         -------
Shares issued and
outstanding at
June 30, 1995 ........  214,709                    25,000         239,709
Repurchase
of shares.............  (16,241)                                  (16,241)
                        -------     -------       -------         -------
Shares issued and
outstanding at
June 30, 1996 ........  198,468                    25,000         223,468
                        =======     =======       =======         =======



        See Notes to Consolidated Financial Statements.

             DEL MONTE FOODS COMPANY AND SUBSIDIARIES

               CONSOLIDATED STATEMENTS OF CASH FLOWS
                       (Dollars in Millions)

                                                          Year ended June 30,
                                                          -------------------
                                                         1996     1995     1994
OPERATING ACTIVITIES:
  Net income...........................................   $88     $ 5      $ 3
  Adjustments to reconcile net income to net cash flows:
      Extraordinary loss from refinancing of debt
      and early debt and retirement....................      5      7
      Cumulative effect of accounting change...........      7
      Gain on sale of divested assets..................   (107)            (13)
      Loss on sales of assets..........................      2      3        4
      Depreciation and amortization....................     31     40       40
      Deferred income taxes............................                      2
      Minority interest in earnings of subsidiary......             1        5
         Changes in operating assets and liabilities:
      Accounts receivable..............................     33    (37)       2
      Inventories......................................     11    (21)      27
      Prepaid expenses and other current assets........     (2)     3       (2)
      Other assets.....................................     (1)   (20)      (5)
      Accounts payable and accrued expenses............    (28)    25      (67)
      Other non-current liabilities....................     14     33       30
      Other............................................                      2
                                                         -----  -----    -----

      Total adjustments................................    (35)    34       25
                                                         -----  -----    -----

              NET CASH PROVIDED BY OPERATING ACTIVITIES     53     39       28
       INVESTING ACTIVITIES:
         Capital expenditures..........................    (16)   (24)     (36)
         Proceeds from sales of fixed assets...........      4      3
         Proceeds from sales of divested assets........    182              91
                                                         -----  -----    -----

       NET CASH PROVIDED BY (USED IN)
       INVESTING ACTIVITIES ...........................    170      (21)    55

         FINANCING ACTIVITIES:
           Short-term borrowings.......................  1,276     1,901   909
           Payment on short-term borrowings............ (1,354)   (1,867) (909)
           Proceeds from long-term borrowing...........              188
           Principal payments on long-term debt........   (108)     (238)  (78)
           Specific Proceeds Collateral Account........    (30)
           Dividends paid to minority shareholders.....             (1)     (2)
           Other.......................................    (1)      (3)     (3)
                                                         -----  -----    -----

                NET CASH USED IN FINANCING ACTIVITIES..  (217)     (20)    (83)
         Effect of exchange rate changes on cash and cash
         equivalent ...................................    (8)       3      (2)
                                                         -----  -----    -----
                NET CHANGE IN CASH AND CASH EQUIVALENTS    (2)       1      (2)
         Cash and cash equivalents at beginning
         of year ......................................     8        7       9
                                                         -----  -----    -----

                CASH AND CASH EQUIVALENTS AT END OF YEAR   $6       $8      $7
                                                         =====  =====    =====





        See Notes to Consolidated Financial Statements.

             DEL MONTE FOODS COMPANY AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
          (Dollars in Millions Except Per Share Amounts)

NOTE A--SIGNIFICANT ACCOUNTING POLICIES

      Business: Del Monte Foods Company ("DMFC") and its wholly owned subsidiary, Del Monte Corporation ("DMC"), (DMFC together with DMC, "the Company") purchased the Del Monte processed foods division of RJR Nabisco, Inc. effective January 9, 1990 ("the Acquisition"). The Company operates in one business segment: the manufacturing and marketing of processed foods, primarily canned vegetables, fruits and tomato products. The Company primarily sells its products under the Del Monte brand. The Company holds the rights to the Del Monte brand in the United States, Mexico, and Central America.

      Principles of Consolidation: The consolidated financial statements include the accounts of the Company and its majority owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation. Certain amounts reported in the consolidated financial statements are based on management estimates. The ultimate resolution of these items may differ from those estimates.

      Cash Equivalents: The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. The carrying amount reported in the balance sheet for cash and cash equivalents approximates its fair value.

      Restricted Cash: Restricted cash represents a portion of the proceeds from the Company's sale of its 50.1% interest in Del Monte Pacific Resources Limited ("DMPR"), a joint venture operating primarily in the Philippines, which were deposited into the Specific Proceeds Collateral Account until agreement is reached with the Term Loan lenders as to final application of the funds (see Note B).

      Inventories: Inventories are stated at the lower of cost or market. The cost of substantially all inventories is determined using the LIFO method. The Company has established various LIFO pools that have measurement dates coinciding with the natural business cycles of the Company's major inventory items.

      Inflation has had a minimal impact on production costs since the Company adopted the LIFO method as of July 1, 1991.
Accordingly, there is no significant difference between LIFO inventory costs and current costs.

      Property, Plant and Equipment and Depreciation: Property, plant and equipment are stated at cost and depreciated over their estimated useful lives, principally by the straight-line method. Maintenance and repairs are expensed as incurred. Significant expenditures that increase useful lives are capitalized.

      The principal estimated useful lives are: land improvements--10 to 30 years; building and leasehold improvements--10 to 30 years; machinery and equipment--7 to 15 years. Depreciation of plant and equipment and leasehold amortization was $26, $34 and $35 for the years ended June 30, 1996, 1995 and 1994, respectively.

      Cost of Products Sold: Cost of products sold includes raw material, labor, overhead, and direct trade promotion costs.

      Research and Development: Research and development costs are included as a component of "Selling, advertising, administrative and general expense." Research and development costs charged to operations were $6, $6 and $5 for fiscal years ended June 30, 1996, 1995 and 1994, respectively.

      Foreign Currency Translation: For the Company's operations in countries where the functional currency is other than the U.S. dollar, asset and liability accounts are translated at the rate in effect at the balance sheet date, and revenue and expense accounts are translated at the average rates during the period. Translation adjustments are reflected as a separate component of stockholders' equity.

             DEL MONTE FOODS COMPANY AND SUBSIDIARIES

                       (Dollars in Millions)


      Net Income (Loss) per Common Share: Net income (loss) per common share is computed by dividing net income (loss) attributable to common shares by the weighted average number of common and redeemable common shares outstanding during the period. Net income (loss) attributable to common shares is computed as net income (loss) reduced by the cash and in-kind dividends for the period on redeemable preferred stock.

      Minority Interest: Minority interest represents the minority shareholders' proportionate share of the equity of DMPR, a consolidated subsidiary.

      Change in Accounting Principle: Effective July 1, 1995, the Company adopted the provisions of SFAS 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of". The statement requires that assets held and used be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Company has identified certain events as possible indicators that an asset's carrying value may not be recoverable including the elimination of or a significant reduction in a product line. Future cash flows will be estimated based on current levels of production, market sales price and operating costs adjusted for expected trends. The statement also requires that all long-lived assets, for which management has committed to a plan to dispose, be reported at the lower of carrying amount or fair value. A review of assets to be disposed of resulted in identification of certain assets (farm lands and plants no longer in use) whose carrying value exceeded their present fair value, and a loss of $7 was recorded. The Company does not depreciate long-lived assets held for sale.


NOTE B--DIVESTED ASSETS

Del Monte Pacific Resources Limited Operations

      On March 29, 1996, the Company sold its 50.1% interest in Del Monte Pacific Resources Limited, a joint venture operating primarily in the Philippines, for $100 net of $2 of related transaction expenses. This sale resulted in a gain of $52, reduced by taxes of $6. Of the net gain of $46, $16 was deferred and $30 was recognized in the current year. The purchase price included a premium paid to the Company as consideration for signing an eight year supply agreement whereby the Company must source substantially all of its pineapple requirements from DMPR over the agreement term. The gain associated with the value of the premium has been deferred and will be amortized over the term of the agreement.

      The following results of the DMPR operations are included in the Statements of Operations:

                                                    Year Ended June 30,
                                                  -----------------------
                                                  1996      1995     1994
                                                  ----      ----     ----
Net sales....................................      $102     $142     $121
Costs and expenses...........................       97       141      115
                                                   ---       ---      ---
Income from operations before income taxes...        5         1        6
Provision for income taxes...................        2                  2
                                                   ---       ---      ---
Income from operations.......................       $3        $1       $4
                                                   ===       ===      ===


      All of the net proceeds from the sale of the Del Monte Pacific Resources Limited operations were temporarily applied to the revolving credit facility. In April 1996, $13 of Senior Secured Notes were prepaid along with a $1 prepayment premium recorded as an extraordinary loss. In addition, $30 was placed in the Specific Proceeds Collateral Account until final agreement is reached with the Term Loan lenders as to the application of funds.

             DEL MONTE FOODS COMPANY AND SUBSIDIARIES

                       (Dollars in Millions)



Pudding Business

      On November 27, 1995, the Company sold its Pudding Business, including the capital assets and inventory on hand, to Kraft Foods, Inc. ("Kraft") for $89, net of $4 of related transaction expenses. The sale resulted in the recognition of a $71 gain, reduced by $2 of taxes. The purchase agreement, among other things, allows Kraft to use the Del Monte name on single-serve pudding products for up to a two-year period.

The following results of the Pudding Business are included in the Statements of Operations:

                                                    Year Ended June 30,
                                                  -----------------------
                                                  1996      1995     1994
                                                  ----      ----     ----
Net sales....................................      $15       $47      $41
Costs and expenses...........................       11        33       29
                                                   ---       ---      ---
Income from operations.......................      $ 4       $14      $12
                                                   ===       ===      ===


      The net proceeds received from the Pudding Business sale were used to prepay $54 of the term debt and $25 of the Senior Secured Notes. In conjunction with the prepayment, the Company recorded an extraordinary loss for the early retirement of debt. The extraordinary loss consists of a $4 prepayment premium and a $5 write-off of capitalized debt issue costs related to the early retirement of debt.

Dried Fruit and Snack Operations

      Effective August 13, 1993, the Company, sold its dried fruit and snack operations to Yorkshire Dried Fruits and Nuts, Inc., ("YDFNI") for $23. Proceeds from the sale were received in cash ($16), preferred stock of YDFNI ($4) and common stock of YDFNI ($3) representing a 20% equity interest in that company. No significant gain or loss resulted from the sale. In connection with this asset sale, DMC entered into certain agreements with YDFNI which, among other things, grant YDFNI the right to use certain Del Monte trademarks. Under these agreements, as a service to, and for the benefit of YDFNI, DMC will purchase and resell certain of the former DMC dried fruit and snack products.

Can Manufacturing Operations

      Effective December 21, 1993, the Company sold substantially all of the assets and certain related liabilities of its can manufacturing operations in the United States to Silgan Containers Corporation ("Silgan") for $70 in cash, net of $2 in fees. The sale of these assets resulted in the recognition of a $13 gain. In connection with the sale to Silgan, DMC entered into a ten-year supply agreement under which Silgan, effective immediately after the sale, began supplying substantially all of DMC's metal container requirements for foods and beverages in the United States and certain of DMC's metal container requirements for foods and beverages in Mexico. Purchases under the agreement for fiscal years 1996, 1995 and 1994 amounted to $130, $197 and $77, respectively. The Company believes the supply agreement provides it with a long term supply of cans at competitive prices that adjust over time for normal manufacturing cost increases or decreases.

             DEL MONTE FOODS COMPANY AND SUBSIDIARIES

                       (Dollars in Millions)



NOTE C--SUPPLEMENTAL BALANCE SHEET INFORMATION

                                                             June 30,
                                                         ---------------
                                                         1996       1995
                                                         ----       ----
Trade Accounts Receivable:
   Trade.............................................     $99       $159
   Allowance for doubtful accounts...................      (1)        (2)
                                                        -----      -----
     TOTAL TRADE ACCOUNTS RECEIVABLE.................     $98       $157
                                                        =====      =====
Inventories:
    Finished product.................................    $198       $208
    Raw materials and supplies.......................      12         20
    Other, principally packaging material............      94        132
                                                        -----      -----
         TOTAL INVENTORIES...........................    $304       $360
                                                        =====      =====
    Property, Plant and Equipment:
    Land and land improvements.......................     $44        $52
    Buildings and leasehold improvements.............      98        117
    Machinery and equipment..........................     240        288
    Construction in progress.........................       9         16
                                                        -----      -----
                                                          391        473
    Accumulated depreciation.........................    (144)      (156)
                                                        -----      -----
         TOTAL PROPERTY, PLANT AND EQUIPMENT.........    $247       $317
                                                        =====      =====
    Other Assets:
       Deferred debt issue costs.....................     $26        $30
       Other.........................................      10         65
                                                        -----      -----
                                                           36         95
    Accumulated amortization.........................      (6)        (3)
                                                        -----      -----
         TOTAL OTHER ASSETS..........................     $30        $92
                                                        =====      =====
    Accounts Payable and Accrued Expenses:
       Accounts payable--trade.......................     $76        $93
       Marketing and advertising.....................      39         55
       Payroll and employee benefits.................      18         30
       Current portion of accrued pension liability..      13         16
       Current portion of other noncurrent
        liabilities..................................      22         11
    Other............................................      34         62
                                                        -----      -----
         TOTAL ACCOUNTS PAYABLE AND ACCRUED EXPENSES.    $202       $267
                                                        =====      =====
    Other Noncurrent Liabilities:
       Accrued postretirement benefits...............    $140       $144
       Accrued pension liability.....................      48         53
       Self-insurance liabilities....................      12         14
    Other............................................      50         51
                                                        -----      -----
         TOTAL OTHER NONCURRENT LIABILITIES..........    $250       $262
                                                        =====      =====

             DEL MONTE FOODS COMPANY AND SUBSIDIARIES

                       (Dollars in Millions)



NOTE D--SHORT-TERM BORROWINGS AND LONG-TERM DEBT

      Short-term borrowings are summarized as follows:

                                                 June 30,
                                               ------------
                                              1996     1995
                                              ----     ----
  Revolving credit agreement................   $43     $121
  Notes payable to banks outside
    of the United States ...................             46
                                              ----     ----
                                               $43     $167
                                              ====     ====

      Unused lines of credit under the revolving credit agreement at June 30, 1996 and 1995 totaled $328 and $245, respectively.

      Long-term debt consists of the following:

                                                 June 30,
                                               ------------
                                              1996     1995
                                              ----     ----
  Term Loan.................................  $ 68     $138
  Subordinated Debt.........................   243      215
  Senior Secured Notes......................    13       50
  Other.....................................     6        6
                                              ----     ----
                                               330      409
  Less Current Portion......................     7       18
                                              ----     ----
                                              $323     $391
                                              ====     ====

      In June 1995, the Company refinanced its then existing $325 revolving credit agreement, Term Loan and Senior Secured Floating Rate Notes through a new $400 revolving credit agreement, a $138 Term Loan and Senior Secured Notes in the amount of $50. In conjunction with the refinancing, capitalized debt issue costs of $7 were charged to fiscal 1995 income and have been accounted for as an extraordinary item.

      The revolving credit agreement bears an interest rate of the London Interbank Offered Rate ("LIBOR") plus 2.75% or the bank's reference rate plus 1.5% (9.75% at June 30, 1996), with interest payable monthly. The credit facility also provides for the issuance of letters of credit up to $50. Letters of credit totaling $29 were outstanding at June 30, 1996. Letter of credit fees are 2.75% per year. The Company pays a commitment fee to maintain the lines of credit equal to .5% of the unused balance. The agreement expires in June 2000.

      At June 30, 1996, the Term Loan consists of three components. A $31 amortizing component is due in quarterly installments and bears an interest rate of LIBOR plus 3.25%. The second component of this loan of $30 and the third component of $7 are non-amortizing with interest fixed at 11.11% and LIBOR plus 4.75%, respectively. The notes mature on December 1, 2000. At June 30, 1996, the interest rate on the $31 component was 8.75% and on the $7 component was 10.25%.

      The Senior Secured Notes bear interest at 18%, 14% payable in cash and 4% payable in-kind in Secondary Notes, at the Company's option. Interest payments are due quarterly. The notes mature on December 1, 2001.

      Subordinated Debt consists of Subordinated Guaranteed Payment-in-Kind Notes. Interest accrues at 12.25% per year and is generally payable through the issuance of additional PIK Notes. The payment of such interest in additional PIK Notes since issuance has resulted in an increase in the principal amount outstanding of such indebtedness. The notes mature on September 1, 2002.

             DEL MONTE FOODS COMPANY AND SUBSIDIARIES

                       (Dollars in Millions)



Scheduled maturities of long-term debt in each of the next five years and thereafter will be as follows:


          1997 .....................   $ 7
          1998 .....................     8
          1999 .....................     7
          2000 .....................     7
          2001 .....................    41
          Thereafter ...............   260
                                      ----
                                      $330
                                      ====


      The Notes, Term Loan and Revolver (collectively "the Debt") are collateralized by security interests in certain of the Company's assets. Certain capital stock of the Company's wholly owned subsidiaries is pledged as collateral on obligations of the Company totaling $136. At June 30, 1996, total assets and net equity of all subsidiaries, the stock or assets of which are not pledged to secure the Debt, are less than 10% of the Company's total consolidated amounts for these line items. At June 30, 1996, assets totaling $643 were pledged as collateral for approximately $130 of short-term borrowings and long-term debt.

      The Debt agreements contain restrictive covenants with which the Company must comply. These restrictive covenants, in some circumstances, limit the ability of the Company and its subsidiaries to incur indebtedness, pay dividends, transfer assets among subsidiaries, engage in transactions with stockholders and affiliates, create liens, engage in mergers and consolidations, engage in sales of assets and subsidiary stock and make investments in unrestricted subsidiaries. Financial covenants were set in June 1995 when the debt was issued based upon the operations of the Company at that time. As a result of the sale of the Pudding Business, such covenants have been amended to reflect the absence of this business. The Company is in compliance with all of the Debt covenants at June 30, 1996.

      The Company made cash interest payments of $30, $44 and $37 for the years ended June 30, 1996, 1995 and 1994, respectively.

      The Company has made an offer (the "Exchange Offer"), which is scheduled to expire on September 6, 1996, to repurchase up to $100 of the outstanding Subordinated Guaranteed Payment-in-Kind Notes and exchange the remaining notes with new notes containing similar terms except for a change of ownership premium. In order to complete the Exchange Offer, the Company will apply the $30 Specific Proceeds Collateral Account and borrow an additional $55 and $35 under the existing Term Loan and the revolving credit facility, respectively.

      Due to the Company's ability to borrow additional funds in conjunction with the Exchange Offer at terms consistent with its current debt agreements, the borrowings presented on the June 30, 1996 balance sheet are deemed to approximate fair value.


NOTE E--STOCKHOLDERS' EQUITY AND REDEEMABLE STOCK

      Stockholders' equity includes the following classes of common stock, $.01 par value per share:

                                          Shares Issued and Outstanding
                            Shares       -------------------------------
Class                     Authorized     June 30, 1996     June 30, 1995
-----                     ----------     -------------     -------------
  A ...................    1,000,000        198,468           214,709
  B ...................      150,000
  E ...................      550,000         25,000            25,000
                           ---------        -------           --------
                           1,700,000        223,468           239,709
                           =========        =======           =======

             DEL MONTE FOODS COMPANY AND SUBSIDIARIES

                       (Dollars in Millions)



      Each class of common stock shares equally and ratably in dividends declared by the Company on its common stock and in the assets available to the holders of common stock in the event of liquidation or dissolution of the Company. There are restrictions on the payment of cash dividends on common stock under the provisions of the Company's Debt agreements. Classes A and E common stock have voting rights, Class A at one vote per share and Class E at two votes per share. Class A common stock has certain conversion features that permit, with various restrictions, conversion to Classes C and D redeemable common stock and Class E common stock. Classes B and E also have certain conversion features that permit, with various restrictions, conversion to Class A common.

      Redeemable common and redeemable preferred stock consist of the following:

      Redeemable non-voting common stock ($.01 par value per share):

                                          Shares Issued and Outstanding
                            Shares       -------------------------------
Class                     Authorized     June 30, 1996     June 30, 1995
-----                     ----------     -------------     -------------

  C ...................      550,000          6,903             6,903
  D ...................      550,000        102,483           102,483
  F ...................      550,000         50,000            50,000
                           ---------        -------           --------
                           1,650,000        159,386           159,386
                           =========        =======           =======


      Classes C, D and F contain specified repurchase provisions requiring the Company, at the twentieth anniversary of the Acquisition closing date, to repurchase all outstanding shares for cash at the then independently appraised value.

      Each class of redeemable common stock shares equally and ratably in dividends declared by the Company on its common stock and in the assets available to the holders of common stock in the event of liquidation or dissolution of the Company. There are restrictions on the payment of cash dividends on redeemable common stock under the provisions of the Company's Debt agreements.

      Redeemable preferred stock ($.01 par value per share):

                                          Shares Issued and Outstanding
                            Shares       -------------------------------
Series                    Authorized     June 30, 1996     June 30, 1995
-----                     ----------     -------------     -------------
  A Cumulative (issuable
    in subseries A1
    and A2 .............. 16,523,000       8,336,795         7,408,875
  B Cumulative ..........  3,616,000       1,602,845         1,376,673
  C Cumulative ..........  2,900,000       1,522,353         1,522,353
  D Cumulative ..........  1,454,000       1,356,955         1,162,634
  E Cumulative ..........  5,000,000       3,328,002         2,851,419
  F Cumulative ..........  3,000,000       1,153,091         1,199,836
                           ---------       ---------        ----------
                           32,493,000     17,300,041        15,521,790
                           ==========     ==========        ==========


      In the event of a change in control, each holder of redeemable preferred stock has the right, subject to certain limitations, to require the Company to repurchase such holder's shares in whole or in part at a purchase price equal to the liquidation value plus accumulated and unpaid dividends per share.

      The various series of redeemable preferred stock pay cumulative dividends, payable quarterly, at rates ranging from 15.0% to 15.5% per annum. Dividends on the Series A1 and B redeemable preferred stock may be paid-in-kind in lieu of payment in cash so long as the Company's debt agreements prohibit such payment in cash. Dividends on the Series A2 redeemable preferred stock may be paid in either cash or through a corresponding periodic increase in the liquidation value of such stock. Dividends on the Series C, D and E redeemable preferred

             DEL MONTE FOODS COMPANY AND SUBSIDIARIES

                       (Dollars in Millions)




stock may be accumulated and unpaid or paid-in-kind in lieu of payment of cash for a period of 28 quarters after issuance and thereafter, if declared, must be paid in cash. Effective with the quarter ended December 31, 1992, the holders of Series C redeemable preferred stock elected to forego their periodic receipt of paid-in-kind dividends in exchange for a corresponding periodic increase in Series C liquidation value. Dividends on the Series F redeemable preferred stock may be accumulated and unpaid for a period of 28 quarters after issuance in lieu of payment in cash and thereafter, if declared, must be paid in cash. Unpaid dividends will be accumulated and compounded at the dividend rate. There are restrictions on the payment of cash dividends on redeemable preferred stock under the provisions of the Company's Debt agreements.

      Series A and Series B of the redeemable preferred stock can, after the fifth anniversary of the issue date and at the option of the holders thereof, be exchanged for subordinated debt of DMFC in an amount equal to the liquidation value of stock being exchanged. This debt would carry the same coupon as the existing preferred stock. This debt would be subordinated to all debt outstanding at June 30, 1996.

      The various classes of redeemable preferred stock have no voting rights except the right to elect two directors to the Board in cases where dividends are in arrears for the specified period or if the Charter is to be amended to adversely affect the series of redeemable preferred stock in question.

      The Company declared dividends for the following series of redeemable preferred stock:

                               Dividend Rate Per Share
                               -----------------------
                                 Year Ended June 30,
                               -----------------------
     Series                    1996      1995     1994
     ------                    ----      ----     ----
     A1 ...................   $3.81     $3.81    $3.80
     B ....................   $3.87     $3.87    $3.87
     D ....................   $3.94     $3.93    $3.93
     E ....................   $3.94     $3.93    $3.93


      Dividends are paid in like-kind redeemable preferred stock at the rate of .04 shares for each $.001 dividend declared.
Resulting issuance of additional shares and related par values are:

                                     Year Ended June 30,
                              ----------------------------------
                                 1996        1995         1994
                                 ----        ----         ----
      Additional shares       1,824,999   1,564,117   1,344,432
      Total par value           $ 0.018     $ 0.016     $ 0.012



NOTE F--RETIREMENT BENEFITS

      The Company sponsors three non-contributory defined benefit pension plans covering substantially all full-time employees. Plans covering most hourly employees provide pension benefits that are based on the employee's length of service and final average compensation before retirement. Plans covering salaried employees provide for individual accounts which offer lump sum or annuity payment options, with benefits based on accumulated compensation and interest credits made monthly throughout the career of each participant. Assets of the plans consist primarily of equity securities and corporate and government bonds.

      It is the Company's policy to fund the plans in an amount consistent with the funding requirements of federal law and regulations and not to exceed an amount that would be deductible for federal income tax purposes. Contributions are intended to provide not only for benefits attributed to service to date but also for those expected to be earned in the future.

             DEL MONTE FOODS COMPANY AND SUBSIDIARIES

                       (Dollars in Millions)



The following table sets forth the pension plans' funding status and amounts recognized on the Company's balance sheet:

                                                        June 30,
                                                     --------------
                                                     1996      1995
                                                     ----      ----
Actuarial present value of benefit obligations:
Vested benefit obligation ........................  $(265)    $(270)
Accumulated benefit obligation ...................   (270)     (276)
Projected benefit obligation for services
 rendered to date ................................   (277)     (287)
Plan assets at fair value ........................    245       233
                                                     ----      ----
Projected benefit obligation in excess
 of plan assets ..................................    (32)      (54)
Unrecognized net actuarial gain ..................    (27)      (12)
Unrecognized prior service income ................     (2)       (3)
                                                     ----      ----
Accrued pension cost recognized in the
 consolidated balance sheet ......................  $ (61)    $ (69)
                                                     ====      ====


      The components of net periodic pension cost for the years ended June 30, 1996, 1995 and 1994 for all defined benefit plans are as follows:

                                                       June 30,
                                                ---------------------
                                                1996     1995    1994
                                                ----     ----    ----
Service cost for benefits earned during
 period ....................................   $   4     $  4   $   5
Interest cost on projected benefit
 obligation ................................      21       22      23
Actual return on plan assets ...............     (32)     (31)    (22)
Net amortization and deferral ..............      11       11      (1)
Curtailment ................................                       (2)
Settlement .................................                       (1)
                                               -----    -----    -----
Net periodic pension cost ..................     $ 4      $ 6      $ 2
                                               =====    =====    =====


      The curtailment and settlement gains in fiscal 1994 resulted from the Company's sale of its container manufacturing operations (see Note B) in December 1993. Significant rate assumptions used in determining net periodic pension cost and related pension obligations, are as follows:

                                                     As of June 30,
                                                ---------------------
                                                1996     1995    1994
                                                ----     ----    ----
Weighted average discount rate used in
 determining project benefit obligation ......   8.0%    7.75%   8.5%
Rate of increase in compensation levels ......   5.0     5.0     5.0
Weighted average long-term rate of return
 on assets ...................................   9.0     9.0     9.0


      In addition, the Company participates in several multi-employer pension plans which provide defined benefits to certain of its union employees. The contributions to multi-employer plans for each of the years ended June 30, 1996, 1995 and 1994 were $4. The Company also sponsors defined contribution plans covering substantially all employees. Company contributions to the plans are based on employee contributions or compensation. Contributions under such plans totaled $2, $3, and $4 for the years ended June 30, 1996, 1995, and 1994, respectively.

      The Company provides retirement benefits under various arrangements to substantially all employees in foreign locations who are not covered under the above plans. Generally, benefits under these arrangements are based on years of service and levels of salary. The majority of the Company's foreign plans are commonly referred to as termination indemnities. The plans provide employees with retirement benefits in accordance with programs mandated by the governments of the countries in which such employees work. The expense and related liabilities associated with these arrangements are recorded currently by the Company based on established formulas, with funding generally occurring when employees cease active service.

             DEL MONTE FOODS COMPANY AND SUBSIDIARIES

                       (Dollars in Millions)



      The Company sponsors several unfunded defined benefit postretirement plans providing certain medical, dental and life insurance benefits to eligible retired, salaried, non-union hourly and union employees. Benefits, eligibility and cost-sharing provisions vary by plan and employee group.

      Net periodic postretirement benefit cost for the fiscal years 1996, 1995 and 1994 included the following components:

                                                       June 30,
                                                ---------------------
                                                1996     1995    1994
                                                ----     ----    ----
   Service Cost ..............................  $  2     $  2    $  2
   Interest Cost .............................     9        9      11
   Amortization of Actuarial Losses (Gains) ..    (3)
   Curtailment Gain ..........................    (4)              (6)
                                                ----     ----    ----
   Net periodic postretirement benefit cost ..  $  4     $ 11    $  7
                                                ====     ====    ====


      In 1996, the Company began amortizing unrecognized gains and losses at the end of the fiscal year over the expected remaining service of active employees. The curtailment gain results from the Company's sale of its container manufacturing operations (See Note B) in December 1993 and from a reduction in personnel in fiscal 1996. The following table sets forth the plans' combined status reconciled with the amount included in the consolidated balance sheet:

                                                        June 30,
                                                     --------------
                                                     1996      1995
                                                     ----      ----
   Accumulated postretirement benefit obligation:
      Current Retirees ...........................   $ 85       $94
      Fully eligible active plan participants ....     16        15
      Other active plan participants .............     18        20
                                                     ----      ----
                                                      119       129
      Unrecognized Gain ..........................     30        23
                                                     ----      ----
      Accrued postretirement benefit cost ........  $ 149      $152
                                                     ====      ====


      For fiscal years 1996 and 1995, the weighted average annual assumed rate of increase in the health care cost trend is 13.33% and 14.25%, respectively, and is assumed to decrease gradually to 6.0% in the year 2004. The health care cost trend rate assumption has a significant effect on the amounts reported. An increase in the assumed health care cost trend by 1% in each year would increase the accumulated postretirement benefit obligation as of June 30, 1996 by $11 and the aggregate of the service and interest cost components of net periodic postretirement benefit cost for the year then ended by $1.

      The weighted-average discount rate used in determining the accumulated postretirement benefit obligation as of June 30, 1996 and 1995 was 8.32% and 8.18%, respectively.


NOTE G--MANAGEMENT STOCK OPTION PLAN

      Effective as of July 1, 1991, the Del Monte Corporation Management Stock Option Plan ("MSOP") was established pursuant to which options to purchase up to 50,000 share of Class A Common Stock of the Company may be awarded to certain officers and key employees. Pursuant to this plan, options for approximately 37,500 shares were granted to approximately 440 key employees and officers. Per share exercise price of the options granted is $79.40. The options are non-qualified options for purposes of the Internal Revenue Code and become exercisable only after the later event of an initial public offering of the Company's stock or three years after the Grant Date. All MSOP options expired on July 31 1996.

             DEL MONTE FOODS COMPANY AND SUBSIDIARIES

                       (Dollars in Millions)



NOTE H--PROVISION FOR INCOME TAXES

      The provision for income taxes consists of the following:

                                                 Year Ended June 30,
                                                ---------------------
                                                1996     1995    1994
                                                ----     ----    ----
    Income (loss) before minority interest
     and taxes:
      Domestic ..............................   $ 90      $ 2    $ (6)
      Foreign ...............................     12        6      17
                                                ----     ----    ----
                                                $102      $ 8    $ 11
                                                ====     ====    ====
    Income tax provision (benefit) Current:
       Federal ..............................   $  5     $       $
       Foreign and state ....................      6        1       1
                                                ----     ----    ----
       Total Current ........................     11        1       1
                                                ----     ----    ----
    Deferred:
      Federal ...............................     --       --      --
      Foreign and state .....................     --        1       2
                                                ----     ----    ----
      Total Deferred ........................     --        1       2
                                                ----     ----    ----
                                                $ 11     $  2    $  3
                                                ====     ====    ====


      Pre-tax income for foreign operations includes income of all operations located outside the United States, some of which are currently subject to U.S. taxing jurisdictions.

      Significant components of the Company's deferred tax assets and liabilities as of June 30, 1996 and 1995 are as follows:

                                                       Year Ended
                                                        June 30,
                                                     --------------
                                                     1996      1995
                                                     ----      ----
Deferred Tax Assets:
  Post employment benefits........................   $ 53     $  54
  Pension expense.................................     24        27
  Deferred gain...................................      6        --
  Workers' compensation...........................      7         8
  Leases and patents..............................      5         5
  Other...........................................     20        16
  Net operating loss carry forward................     16        60
Deferred tax liabilities:
  Depreciation....................................     30        32
  Other...........................................      3        13
                                                     ----     -----
   Net deferred tax assets..........................   98       125
  Valuation allowance.............................     98       125
                                                     ----     -----
   Total deferred taxes............................. $ --     $  --
                                                     ====     =====

             DEL MONTE FOODS COMPANY AND SUBSIDIARIES

                       (Dollars in Millions)




The differences between the provision for income taxes and income taxes computed at the statutory U.S. federal income tax rates are explained as follows:

                                                 Year Ended June 30,
                                                ---------------------
                                                1996     1995    1994
                                                ----     ----    ----
   Income taxes computed at the statutory
    U.S. federal income tax rates ...........   $ 36     $  2    $  6
   Taxes on foreign income at rates different
    than U.S. federal income tax rates ......     (1)              (3)
   State taxes, net of federal benefit ......      3
   Realization of prior years' operating loss
    carryforwards and tax credits ...........    (27)
                                                ----     ----    ----
   Provision for income taxes ...............   $ 11     $  2    $  3
                                                ====     ====    ====


      At June 30, 1996, there was $20 of accumulated and undistributed earnings of foreign subsidiaries included in retained earnings for which no provision for U.S. federal income taxes had been made.

      As of June 30, 1996, the Company had operating loss carryforwards for tax purposes available from domestic operations totaling $45 which will expire between 2008 and 2010.

      Extraordinary losses from refinancing of debt and early debt retirement and the cumulative effect of change in accounting principle have no tax effect.

      The Company made income tax payments of $5, $3 and $4 for the years ended June 30, 1996, 1995 and 1994, respectively.


NOTE I--COMMITMENTS AND CONTINGENCIES

      The Company leases certain property and equipment, agricultural lands, and office and plant facilities. At June 30, 1996, the aggregate minimum rental payments required under operating leases that have initial or remaining terms in excess of one year are as follows:

                1997 .....................  $ 14
                1998 .....................    12
                1999 .....................    11
                2000 .....................    10
                2001 .....................     8
                Thereafter ...............    46
                                           -----
                                           $ 101
                                           =====


      Minimum payments have not been reduced by minimum sublease rentals of $9 due through 2016 under noncancelable subleases.

      Rent expense was $28, $32, and $28 for fiscal years ended
June 30, 1996, 1995, and 1994, respectively. Rent expense includes contingent rentals on certain equipment based on usage.

      The Company has entered into noncancelable agreements with growers, with terms ranging from 2 to 10 years, to purchase certain quantities of raw products. The Company also has commitments to purchase certain finished goods. Total purchases under these agreements were $54, $68, and $86 for the years ended June 30, 1996, 1995, and 1994, respectively. In addition, the Company expects to purchase $51 in fiscal 1997 under the supply agreement entered into in conjunction with the sale of the DMPR operations (see Note B).

             DEL MONTE FOODS COMPANY AND SUBSIDIARIES

                       (Dollars in Millions)



      At June 30, 1996, aggregate future payments under such purchase commitments (priced at the June 30, 1996 estimated cost) are estimated as follows:

                1997 .................. $ 55
                1998 ..................   49
                1999 ..................   43
                2000 ..................   40
                2001 ..................   36
                Thereafter ............  105
                                        -----
                                        $ 328


      In May 1992, DMC entered into an exclusive supply agreement (the "Agreement") with Pacific Coast Producers ("PCP"), a canned fruit and tomato processor, to purchase substantially all of PCP's tomato and fruit production commencing July 1, 1992. PCP continued to own and operate its production facilities, as well as purchase raw products via its established grower network. The Agreement was to expire in June 1998 with optional successive five year extensions. Total payments under the Agreement for the twelve months ended June 30, 1995 and 1994 (including the guaranteed payment) were $186 and $180, respectively.

      The Federal Trade Commission ("FTC") conducted an investigation to determine whether the supply arrangement was in violation of certain U.S. antitrust laws. In January 1995, the Company and PCP agreed to terminate their supply and purchase option agreements in settlement of the FTC investigation. In response to the Company's actions, the FTC issued a final consent order on April 18, 1995. A consent agreement does not constitute an admission of any violation of law. The option and supply agreements were terminated in late fiscal 1995. As a condition of the termination, the Company was required to make a termination payment of $4 to PCP.

      On November 1, 1992, DMC entered into an agreement with Electronic Data Systems Corporation ("EDS") to provide services and administration to the Company in support of its information services functions for all domestic operations. Payments under the terms of the agreement are based on scheduled monthly base charges subject to various adjustments such as system usage and inflation. Total payments for the twelve months ended June 30, 1996, 1995, and 1994 were $16, $16, and $15, respectively. The agreement expires in November 2002 with optional successive one year extensions.

      At June 30, 1996, base charge payments under the agreement are as follows:

                1997 .................. $ 14
                1998 ..................   14
                1999 ..................   14
                2000 ..................   13
                2001 ..................   13
                Thereafter ............   19
                                        ----
                                        $ 87


      Del Monte has a concentration of labor supply in employees working under union collective bargaining agreements, which represent approximately 75% of its hourly and seasonal workforce.
Of these represented employees, 85% of employees are under agreements that will expire in 1997.

      The Company is defending various claims and legal actions that arise from its normal course of business, including certain environmental actions. While it is not feasible to predict or determine the ultimate outcome of these matters, in the opinion of management none of these actions, individually or in the aggregate, will have a material effect on the Company's results of operations, cash flow, liquidity and financial position.

             DEL MONTE FOODS COMPANY AND SUBSIDIARIES

                       (Dollars in Millions)



NOTE J--FOREIGN OPERATIONS AND GEOGRAPHIC DATA

      The Company's earnings are derived in part from foreign operations. These operations, a significant factor in the economies of the countries where the Company operates, are subject to the risks that are inherent in operating in such foreign countries, including government regulations, currency and ownership restrictions, risks of expropriation and burdensome taxes. Certain of these operations are also dependent on leases and other agreements with these governments. Transfers between geographic areas are accounted for as intercompany sales, and transfer prices are based generally on negotiated contracts.

      The following table shows certain financial information relating to the Company's operations in various geographic areas:

                                                Year Ended June 30,
                                               ---------------------
                                               1996     1995    1994
                                               ----     ----    ----
    Net sales
      United States ........................  $1,146  $1,330  $1,320
      Philippines ..........................     142     180     162
      Latin America ........................      55      65      69
      Transfer between geographic areas ....     (39)    (49)    (52)
                                              ------  ------  ------
       Total Net Sales .....................  $1,304  $1,526  $1,499
                                              ======  ======  ======

    Operating Income (Loss):
      United States ........................  $   65  $   64  $   43
      Philippines ..........................      12      11      21
      Latin America ........................       5       5       3
                                              ------  ------  ------
       Total Operating Income ..............  $   82  $   80  $   67
                                              ======  ======  ======

    Assets:
      United States ........................  $  701  $  754  $  723
      Philippines ..........................             164     156
      Latin America ........................      35      42      57
                                              ------  ------  ------
                                              $  736  $  960  $  936
                                              ======  ======  ======

    Liabilities of the Company's Operations
      Located in Foreign Countries .........  $    7  $  128  $  130
                                              ======  ======  ======


NOTE K--DEL MONTE CORPORATION

      DMC is directly- and wholly owned by DMFC. In the fiscal years ended June 30, 1996 and 1994, DMC and DMC's subsidiaries accounted for 100% of the consolidated revenues and net earnings of the Company. In the fiscal year ended June 30, 1995, DMC and DMC's subsidiaries accounted for all of the consolidated revenues and net earnings of the Company except for proceeds recorded by DMFC from a $30 letter of credit related to the termination of an Agreement and Plan of Merger (see Note M). As of June 30, 1996 and 1995, the Company's sole asset, other than intercompany receivables from DMC, was the stock of DMC. The Company had no subsidiaries other than DMC and DMC's subsidiaries, and had no direct liabilities other than intercompany payables to DMC. The Company is separately liable under various guarantees of indebtedness of DMC, which guarantees of indebtedness are in most cases full and unconditional.

             DEL MONTE FOODS COMPANY AND SUBSIDIARIES

                       (Dollars in Millions)



NOTE L--SALE OF LATIN AMERICA

      In June, 1996, the Company adopted a plan to sell its Latin American subsidiaries. On August 27, 1996, the Company signed a Stock Purchase Agreement whereby it will sell its stock holdings in the Latin American subsidiaries for approximately $59. The sales transaction is expected to close on or about September 30, 1996, and the sales price, net of applicable fees and taxes, is estimated to result in a minimal gain. The net assets at June 30, 1996, and 1995 of the Latin American operations included in the Company's consolidated balance sheet are summarized as follows:

                                                        June 30,
                                                     --------------
                                                     1996      1995
                                                     ----      ----
Assets
  Current assets:
   Cash...........................................    $ 1       $ 1
   Trade accounts receivable......................     12        11
   Other receivables..............................                1
   Inventories....................................     13        17
   Prepaids and other assets......................      1         2
                                                     ----      ----
    Total current assets..........................     27        32
   Property, plant & equipment, net...............      8        10
                                                     ----      ----
    Total.........................................     35        42
Liabilities:
   Current liabilities............................      4         6
   Noncurrent liabilities.........................      3         4
Cumulative translation adjustment.................     26        22
                                                     ----      ----
    Net assets....................................   $ 54      $ 54
                                                     ====      ====


      The following results of the Latin American operations are included in the Statements of Operations:

                                                Year Ended June 30,
                                               ---------------------
                                               1996     1995    1994
                                               ----     ----    ----
    Net sales                                  $ 55     $ 65    $ 67
    Costs and expenses                           50       62      65
                                               ----     ----    ----
    Income from operations before
     income taxes                                 5        3       2
    Provision for income taxes                    1        1       1
                                               ----     ----    ----
    Income from Latin American operations      $  4     $  2    $  1
                                               ====     ====    ====



NOTE M--TERMINATION OF AGREEMENT AND PLAN OF MERGER

      On June 27, 1994 the Company entered into an Agreement and Plan of Merger (the "Merger Agreement") with Grupo Empacador de Mexico, S.A. de C.V., and CCP Acquisition Company of Maryland, Inc. (the "Purchasers"). The Purchasers were formed by an investor group led by Mr. Carlos Cabal Peniche for the purpose of effecting an acquisition (the "Proposed Acquisition") of the Company. The Merger Agreement provided that the Company was entitled to terminate the Merger Agreement if the effective date of the Proposed Acquisition failed to occur on or prior to September 19, 1994. The effective date of the Proposed Acquisition did not occur on or prior to such date and, on September 21, 1994, the Company terminated the Merger Agreement in accordance with its terms.

      Pursuant to the Merger Agreement, the Purchasers caused a $30 letter of credit (the "Letter of Credit") to be issued by Banco Union, S.A., a Mexican bank affiliated with Mr. Cabal, and confirmed by Midland Bank plc, New York Branch, in favor of the Company. Under the terms of the Merger Agreement, the Company was entitled

             DEL MONTE FOODS COMPANY AND SUBSIDIARIES

                       (Dollars in Millions)



to draw under the Letter of Credit if the effective date of the Proposed Acquisition failed to occur on or prior to September 19, 1994. Because the Proposed Acquisition did not close by September 19, 1994, on September 20, 1994 the Company drew $30 under the Letter of Credit. This amount, net of $4 of related transaction expenses, is included in "Other (income) expense". The cash was applied to the repayment of indebtedness then outstanding under the Company's revolving credit agreement.

             DEL MONTE FOODS COMPANY AND SUBSIDIARIES

                       (Dollars in Millions)


                                                 March 31,      June 30,
                                                   1997           1996
                                                -----------     --------
                                                (unaudited)

                                ASSETS


Current assets:
  Cash and cash equivalents..................       $  6         $  6
  Restricted cash............................          2           30
  Trade accounts receivable, net of allowance         84           98
  Other receivables..........................          3            8
  Inventories................................        381          304
  Prepaid expenses and other current assets..          4           13
                                                    ----         ----
    TOTAL CURRENT ASSETS.......................      480          459
Property, plant and equipment, net...........        229          247
Other assets.................................         30           30
                                                    ----         ----
    TOTAL ASSETS...............................     $739         $736
                                                    ====         ====


                 LIABILITIES AND STOCKHOLDERS' EQUITY


Current liabilities:
  Accounts payable and accrued expenses......       $238         $202
  Short-term borrowings......................         42           43
  Current portion of long-term debt..........         16            7
                                                    ----         ----
    TOTAL CURRENT LIABILITIES................        296          252
Long-term debt...............................        252          323
Other noncurrent liabilities.................        233          250
Redeemable common stock ($.01 par value per
  share, 1,650,000 shares authorized; issued
  and outstanding: 159,386 at March 31, 1997 and
  June 30, 1996).............................          2            2
Redeemable preferred stock ($.01 par value per
  share, 32,493,000 shares authorized; issued and
  outstanding: 18,327,449 at March 31, 1997,
  $649 aggregate liquidation preference and
  17,300,041 at June 30, 1996,
  $579 aggregate liquidation preference).....        213          213
Stockholders' equity:
  Common stock ($.01 par value per share,
  1,700,000 shares authorized;
  issued and outstanding: 223,468 at March 31,
  1997 and June 30, 1996)....................
  Paid-in capital............................          3            3
  Retained earnings (deficit)................       (260)        (281)
  Cumulative translation adjustment..........                     (26)
                                                    ----         ----
    TOTAL STOCKHOLDERS' EQUITY (DEFICIT).......     (257)        (304)
                                                    ----         ----
    TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY.     $739         $736
                                                    ====         ====




          See Notes to Consolidated Financial Statements.

                                                 Nine Months
                                                  March 31,
                                               ---------------
                                               1997       1996
                                               ----       ----
Net sales ..................................  $ 934    $ 1,018
Cost of products sold ......................    733        858
                                               ----       ----
  Gross profit .............................    201        160
Selling, advertising, administrative and
 general expenses ..........................    132        160
   OPERATING INCOME ........................     69         44
Interest expense ...........................     37         54
Loss (gain) on sale of divested assets .....      5       (107)
Other (income) expense .....................                 1
                                               ----       ----
  INCOME FROM OPERATIONS BEFORE INCOME
   TAXES, MINORITY INTEREST, EXTRAORDINARY
   ITEM AND CUMULATIVE EFFECT OF ACCOUNTING
   CHANGE ..................................     27         96
Provision for income taxes .................      2         13
Minority interest in earnings of subsidiary                  3
                                               ----       ----
  INCOME FROM OPERATIONS BEFORE EXTRAORDINARY
   ITEM AND CUMULATIVE EFFECT OF ACCOUNTING
   CHANGE ..................................
                                                 25         80
Extraordinary loss from the Exchange Offer
 and early debt retirement .................      4          9
Cumulative effect of accounting change                       3
                                               ----       ----
  NET INCOME ...............................   $ 21       $ 68
                                               ====       ====
Net income (loss) attributable to
 common share ..............................   $(49)      $  7
                                               ====       ====
Income (loss) per common share:
  Income (loss) before extraordinary item
  and cumulative effect of accounting
  change ................................  $(117.36)    $47.75
  Extraordinary loss from the Exchange
   Offer and early debt retirement ......     (9.77)    (22.17)
  Cumulative effect of accounting change                 (7.60)
                                           --------     ------
   Net income (loss) per common share ...  $(127.13)    $17.98
                                           ========     ======

             DEL MONTE FOODS COMPANY AND SUBSIDIARIES

         CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
                          MARCH 31, 1997
                       (Dollars in Millions)





                                                    Nine Months Ended
                                                        March 31,
                                                    -----------------
                                                     1997     1996
                                                     ----     ----
OPERATING ACTIVITIES:
  Net income.....................................     $21      $68
  Adjustments to reconcile net income to net
   cash flows provided by (used in)
   operating activities:
   Depreciation and amortization.................      22       23
   Extraordinary loss from the Exchange Offer
   and early debt retirement ....................       4        5
   Loss (gain) on sale of divested assets........       5     (107)
   Cumulative effect of accounting change........                3
  Changes in operating assets and liabilities:
   Accounts receivable...........................       7       36
   Inventories...................................     (90)     (52)
   Prepaid expense and other current assets......       7        2
   Other assets..................................      (7)      (2)
   Accounts payable and accrued expenses.........      44        5
   Other non-current liabilities.................       6        2
                                                      ---      ---
   Total adjustments.............................      (2)     (85)
                                                      ---      ---
    NET CASH USED IN OPERATING ACTIVITIES.........     19      (17)

INVESTING ACTIVITIES:
  Capital expenditures...........................     (12)      (8)
  Proceeds from sale of operations and assets....      51      185
                                                      ---      ---
    NET CASH PROVIDED BY INVESTING ACTIVITIES.....     39      177

FINANCING ACTIVITIES:
  Short-term borrowings..........................     929    1,028
  Payments on short-term borrowings..............    (930)  (1,097)
  Proceeds from long-term borrowings.............      55
  Principal payments on long-term borrowings.....    (140)     (92)
  Specific Proceeds Collateral Account                 28
  Other..........................................               (1)
                                                      ---      ---
    NET CASH USED IN FINANCING ACTIVITIES.........    (58)    (162)
                                                      ---      ----
    NET CHANGE IN CASH AND CASH EQUIVALENTS.......              (2)
Cash and cash equivalents at beginning of period        6        8
                                                      ---      ---
    CASH AND CASH EQUIVALENTS AT END OF PERIOD....    $ 6      $ 6
                                                      ===      ===





          See Notes to Consolidated Financial Statements.

             DEL MONTE FOODS COMPANY AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          MARCH 31, 1997
          (Dollars in Millions Except Per Share Amounts)




NOTE A--BASIS OF FINANCIAL STATEMENTS

      Basis of Presentation: The accompanying consolidated financial statements at March 31, 1997 and for the nine-month periods ended March 31, 1997 and 1996, are unaudited, but are prepared in accordance with generally accepted accounting principles for interim financial information and include all adjustments (consisting only of normal recurring entries) which, in the opinion of management, are necessary for a fair presentation of financial position, results of operations and cash flows. These unaudited consolidated financial statements should be read in conjunction with the audited consolidated financial statements as of and for the year ended June 30, 1996, and notes thereto.


NOTE B--INVENTORIES

The major classes of inventory are as follows:

                                         March 31,   June 30,
                                           1997       1996
                                           ----       ----
Finished product.......................    $317       $198
Raw materials and supplies.............       6         12
Other, principally packaging material..      58         94
                                           ----       ----
                                           $381       $304


      During the twelve months ended June 30, 1996 and the nine months ended March 31, 1997 and 1996, inflation had a minimal impact on production costs. As a result, the effect of accounting for these inventories by the LIFO method has had no material effect on inventories at June 30, 1996 and March 31, 1997 or on results of operations for the nine months ended March 31, 1997 and 1996.


NOTE C--SHORT TERM BORROWINGS AND LONG TERM DEBT

      In August 1996, the Company offered (the "Exchange Offer") to redeem a portion of its outstanding Subordinated Guaranteed Pay-in-Kind Notes ("PIK Notes") for a cash payment and exchange the remaining PIK Notes for new Senior Subordinated Guaranteed Pay-in-Kind Notes ("1996 PIK Notes") due 2002. On September 11, 1996, following the required acceptances under the Exchange Offer and approval of its senior lenders, the Company repurchased PIK Notes in an aggregate amount of $102 for a cash payment of $100 and, concurrently, exchanged essentially all remaining PIK Notes for 1996 PIK Notes in an aggregate amount of $156. In addition, the $13 Senior Notes outstanding were repaid. Funding for the Exchange Offer was accomplished through the application of $30 from a collateral account held by the Term Lenders, additional borrowing in an aggregate amount of $55 under the existing Term Loan ("1995 Term Loan"), and borrowing of approximately $36 from the Revolving Credit Facility ("1995 Revolving Credit Facility"). The 1996 PIK Notes, which are senior to the PIK Notes, also incorporate certain changes from the terms of the original PIK Notes, principally the elimination of a make-whole premium upon a change-in-control of the Company, or upon the redemption of the PIK Notes by the Company. The 1996 PIK Notes also allow the Company to call the notes beginning September 1, 1996, at a premium which decreases annually. The 1996 PIK Notes required, under certain conditions, an offer, at par, to further redeem 1996 PIK Notes from certain available Del Monte Latin America sale proceeds. (See Note E below). Under this condition an offer was tendered to the 1996 PIK Note holders on November 21, 1996. One holder accepted the offer and $10 was redeemed at par on December 23, 1996. The remaining proceeds from the sale were applied to the 1995 Revolving Credit Facility.

             DEL MONTE FOODS COMPANY AND SUBSIDIARIES

                          MARCH 31, 1997
          (Dollars in Millions Except Per Share Amounts)




      Scheduled principal payments on the 1995 Term Loan, as amended, are $15 for each of the fiscal years 1997 through 2000 and $63 in fiscal 2001. In conjunction with the Exchange Offer, capitalized debt issue costs of approximately $4, net of a discount on the PIK Notes, have been charged to net income and accounted for as an extraordinary loss.

      As of March 31, 1997, the Company's Short Term Borrowings and Long Term Debt primarily consist of the 1995 Revolving Credit Facility, 1995 Term Loan, and the 1996 PIK Notes. The 1995 Revolving Credit Facility bears interest at floating rates based on LIBOR plus 2.75% or the bank's reference rate plus 1.5%. The 1995 Term Loan (maturing December 1, 2000) consists of three components. One component is amortizing and bears interest at LIBOR plus 3.25%. The other two components are non-amortizing. One non-amortizing component bears interest at a fixed rate of 11.11% and the second component bears interest at LIBOR plus 4.75%. Under an amendment to the 1995 Term Loan in connection with the closing of the Exchange Offer, the Company borrowed an additional $55 (maturing June 1, 2001) consisting of three components. One component is amortizing and bears interest at LIBOR plus 3.25%. The other two components are non-amortizing. One non-amortizing component bears interest at LIBOR plus 4.00% and the other non-amortizing component bears interest at a fixed rate of 11.729%.

      Interest on the 1996 PIK Notes accrues at a fixed rate of 12.25% per annum, and is generally payable through the issuance of additional 1996 PIK Notes. The payment of such interest in additional 1996 PIK Notes since issuance will result in an increase in the principal amount outstanding of such indebtedness. Beginning March 11, 1997, additional interest accrues at a rate of .50% per annum and is payable in additional 1996 PIK Notes until such time as a public registration statement is effective with respect to the 1996 PIK Notes.

      On April 18, 1997, the Company completed a recapitalization transaction in which $301 of proceeds from the transaction were used to repay the outstanding balances on the 1995 Revolving Credit Facility, 1995 Term Loan and 1996 PIK Notes (see Note G).


NOTE D--NET INCOME (LOSS) PER COMMON SHARE

      Net income (loss) per common share was computed by dividing net income (loss) attributable to common shares by the weighted average number of common and redeemable common shares outstanding during the period. Net income (loss) attributable to common shares is computed as net income or loss reduced by cash and in-kind dividends for the period on redeemable preferred stock.


NOTE E--SALE OF LATIN AMERICA

      On August 27, 1996, the Company signed a stock Purchase Agreement to sell its Latin America subsidiaries to an affiliate of Hicks, Muse, Tate & Furst Incorporated. This Agreement was amended and restated on October 25, 1996. The sale of the Company's Mexican subsidiary, Productos Del Monte, S.A. de C.V. ("PDM") to Hicks, Muse, Tate & Furst Incorporated for $38 was completed on October 28, 1996 and the sale of the Central America and Caribbean subsidiaries to an affiliate of Donald W. Dickerson, Inc. for $12 was completed on November 13, 1996. The sales price for PDM is subject to adjustment based on the final balance sheet. The amount of any adjustment to the purchase price is currently in dispute but is not expected to be material. The combined sales prices of $50, reduced by $1 of related transaction expenses, resulted in a loss of $5. In conjunction with these sales, supply agreements were signed under which Del Monte will sell limited quantities of fruit, vegetables, and tomato products, at cost, to the Mexican business for a five-year period and to the Central America/Caribbean business for an eight-year period.

             DEL MONTE FOODS COMPANY AND SUBSIDIARIES

                          MARCH 31, 1997
          (Dollars in Millions Except Per Share Amounts)



NOTE F--REDEEMABLE STOCK

      On January 28, 1997, the Board of Directors revised the number of shares authorized for Series D Cumulative Preferred Stock and Series F Cumulative Preferred Stock. Series D authorized shares were increased by 100,000 shares from 1,454,000 to 1,554,000, and Series F authorized shares were decreased by 100,000 shares from 3,000,000 to 2,900,000.

      Effective with the quarter ended March 31, 1997, the holders of Series A1 and B redeemable preferred stock elected to forego their periodic receipt of pay-in-kind dividends in exchange for a corresponding periodic increase in Series A1 and B liquidation value.


NOTE G--SUBSEQUENT EVENT - RECAPITALIZATION

      On February 21, 1997, Del Monte Foods Company ("DMFC") entered into a recapitalization agreement (the "Recapitalization") and plan of merger which was amended and restated as of April 14, 1997 with affiliates of Texas Pacific Group ("TPG"). Under this agreement, a corporation affiliated with TPG ("Merger Sub") was to be merged with and into DMFC (the "Merger"), with DMFC being the surviving corporation. The Merger became effective on April 18, 1997. By virtue of the Merger, shares of DMFC's outstanding preferred stock having a value implied by the Merger consideration of approximately $14, held by certain of DMFC's pre-capitalization stockholders who remained investors pursuant to the Recapitalization, were cancelled, and were converted into the right to receive new DMFC common stock. All other presently existing shares of DMFC stock were cancelled and were converted into the right to receive cash consideration. In the Merger, the common stock and preferred stock of Merger Sub was converted into new shares of common stock and preferred stock, respectively, of DMFC.

      Immediately following the consummation of the Recapitalization, the charter of DMFC authorized DMFC to issue capital stock consisting of 1,000,000 shares of new common stock, $.01 par value, and 1,000,000 shares of new preferred stock and issued and has outstanding 140,000 shares of common stock, and 35,000 shares of Preferred Stock. TPG and certain of its affiliates or partners hold 109,248 shares of DMFC's common stock, continuing shareholders of DMFC hold 14,252 shares of such stock, and other investors hold 16,500 shares (including Westar Capital, which holds 5,000 shares, TCW Capital Investment Corporation ("TCW"), which holds 1,500 shares, BT Investment Partners, Inc., which holds 5,000 shares, BankAmerica Investment Corporation, which holds 4,500 shares and MIG Partners III, an affiliate of BankAmerica Investment Corporation, which holds 500 shares). TPG and certain of its affiliates hold 17,500 outstanding shares of preferred stock, and TCW holds 17,500 outstanding shares of preferred stock.

      The preferred stock will accumulate dividends at the rate of 14%. These dividends will be payable in cash or additional shares of preferred stock, at the option of the Company, subject to availability of funds and the terms of its loan agreements. The preferred stock has a liquidation preference of $1,000 per share and may be redeemed at the option of the Company at a redemption price equal to the liquidation preference plus accumulated and unpaid dividends (the "Redemption Price"). The Company will be required to redeem all outstanding shares of preferred stock on or prior to April 17, 2008 at the Redemption Price or upon a change of control of the Company at 101% of the Redemption Price. The initial purchases of preferred stock have received warrants to purchase, at a nominal exercise price, shares of DMFC common stock representing 2% of the outstanding shares of DMFC common stock.

      Cash funding requirements for the Recapitalization, including repayment of substantially all previous indebtedness, are $809 and have been satisfied through the following: (i) a cash equity investment by TPG and other investors of $126 in the common stock of Shield, (ii) a cash equity investment by TPG and other investors of $35 in shares of redeemable preferred stock of Shield, (iii) $380 of borrowings under a senior secured term loan facility (the "Term Loan Facility"), (iv) $119 of borrowings under a senior secured revolving credit facility (the "Revolving Credit Facility" and, together with the Term Loan Facility, the "Bank Financing"), (v) $147, net of $3

             DEL MONTE FOODS COMPANY AND SUBSIDIARIES

                          MARCH 31, 1997
          (Dollars in Millions Except Per Share Amounts)



of discount, from senior subordinated notes (the "Notes"), and
(vi) application of $2 of proceeds from an asset sale which had been deposited in the Specific Proceeds Collateral Account pending completion of the transaction.

      Concurrent with the Recapitalization, the Company entered into a credit agreement with respect to the Bank Financing. The Term Loan Facility provides for term loans in the aggregate amount of $380, consisting of Term Loan A of $200 and Term Loan B of $180. The Revolving Credit Facility provides for revolving loans in an aggregate amount of up to $350, including a $70 Letter of Credit subfacility. The Revolving Credit Facility will expire in fiscal 2003, Term Loan A will mature in fiscal 2003, and Term Loan B will mature in fiscal 2005.

      In addition, on April 18, 1997, the Company issued senior subordinated notes (the "Notes") with an aggregate principal amount of $150 and received gross proceeds of $147. The notes will accrue interest 12.25% per annum, payable semiannually in cash on each April 15 and October 15. These Notes are guaranteed by DMFC and mature on April 15, 2007. The Notes will be redeemable in fiscal 2002. Prior to fiscal 2000, the Company, at its option, may redeem up to 35% of the aggregate principal amount of Notes originally issued with the net cash proceeds of one or more public equity offerings at a redemption price equal to 112.625% of the principal amount thereof, plus accrued and unpaid interest to the date of redemption; provided that at least 65% of the aggregate principal amount of Notes originally issued remains outstanding immediately after any such redemption.

      There are no current maturities on the Bank Financing for the remainder of fiscal 1997. Scheduled maturities on the long term debt in each of the next five years and thereafter will be:

                    1998.............       $  1
                    1999.............         32
                    2000.............         37
                    2001.............         41
                    2002.............         47
                    Thereafter.......         372
                                             ----
                                            $ 530
                                             ====


      In conjunction with the Bank Financing, previously capitalized debt issue costs of approximately $19 and a 1996 PIK
Note premium and a term loan make-whole aggregating $19 will be charged to net income and accounted for as an extraordinary loss.

      The interest rates applicable to amounts outstanding under Term Loan A and the Revolving Credit Facility are, at the Company's option, either (i) the base rate (the higher of .50% above the Federal Funds Rate and the bank's reference rate) plus 1.25% or (ii) the reserve adjusted offshore rate plus 2.25%. Interest rates on Term Loan B will be, at the Company's option, either (i) the base rate plus 2.00% or (ii) the offshore rate plus 3.00%. In addition, the Company will be required to pay the lenders under the Revolving Credit Facility a commitment fee of
 .50% on the unused portion of such Facility. The Company will also be required to pay the lenders under the Revolving Credit Facility letter of credit fees of 1.75% per annum for commercial letters of credit and 2.25% per annum for all other letters of credit, as well as an additional fee in the amount of 0.25% per annum to the bank issuing such letters of credit. Upon attainment of certain leverage ratios, the base rate margin, offshore rate margin, as well as the commitment fees and letter of credit fees will be adjusted.

      The Bank Financing agreements contain restrictive covenants with which the Company must comply. These covenants will require the Company to meet certain financial tests, including minimum levels of consolidated EBITDA (as defined in the Credit Agreement), minimum fixed charge coverage, minimum adjusted net worth and maximum leverage ratios. In addition, the Company will agree to covenant that, among other things, it will limit the incurrence of additional indebtedness, dividends, transactions with affiliates, asset sales, acquisitions, mergers, prepayment of other indebtedness, liens and encumbrances and other matters customarily restricted in loan agreements.

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No person has been authorized
to give any information or to
make any representations other
than those contained or
incorporated by reference in
this Prospectus and the
accompanying Letter of
Transmittal and, if given or
made, such information or
representations must not be
relied upon as having been
authorized by the Company or
the Exchange Agent. Neither this             Del Monte Corporation
Prospectus nor the accompanying             Del Monte Foods Company
Letter of Transmittal, or both
together, constitute an offer to
sell or the solicitation of an
offer to buy any securities in                 Offer to Exchange
any jurisdiction to any person
to whom it is unlawful to make              Series B 12 1/4% Senior
such offer or solicitation.               Subordinated Notes due 2007,
Neither the delivery of this
Prospectus, nor the accompanying        which have been registered under
Letter of Transmittal, or both         Securities Act of 1933, as amended,
together, nor any sale made
hereunder shall, under any                for any and all outstanding
circumstances, create an                  12 1/4% Senior Subordinated
implication that there has been                  Notes due 2007
no change in the affairs of the
Company since the date hereof or
thereof or that the information
contained herein is correct at
any time subsequent to the date
hereof or thereof.


Until September 29, 1997 (90 days
after the date of this Prospectus),
all dealers effecting transactions
in the New Notes, whether or not
participating in this distribution,
may be required to deliver a
Prospectus. This is in addition
to the obligation of the dealers
to deliver a Prospectus when
acting as underwriters and with
respect to their unsold allotments
or subscriptions.


       TABLE OF CONTENTS
                             Page


Available Information........   1
Incorporation of Certain
  Documents by Reference.....   1                 PROSPECTUS
Prospectus Summary...........   2
Risk Factors.................  16
The Recapitalization.........  21
Use of Proceeds..............  22
Texas Pacific Group..........  22                July 1, 1997
Pro Forma Capitalization.....  23
Unaudited Pro Forma
 Financial Data..............  24
Selected Consolidated
 Financial Data..............  31
Management's Discussion
 and Analysis of Financial
 Condition and Results
 of Operations...............  34
Corporate History............  58
Management...................  60
Capital Stock of DMC
 and DMFC....................  67
Certain Relationships
 and Related Transactions....  68
The Bank Financing...........  69
The Exchange Offer...........  71
Description of the New
 Notes.......................  79
Certain U.S. Federal
 Income Tax Considerations... 109
Plan of Distribution......... 110
Legal Matters................ 110
Experts...................... 110
Change in Accountants........ 110


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